As filed with the Securities and Exchange Commission on May 11, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tesoro Logistics LP

(Exact name of registrant as specified in its charter)

Delaware	4610	27-4151603
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

19100 Ridgewood Pkwy

San Antonio, Texas 78259

(210) 626-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles S. Parrish

Vice President and General Counsel

19100 Ridgewood Pkwy

San Antonio, Texas 78259-1828

(210) 626-4280

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Bryn A. Sappington Daryl L. Lansdale Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201 (214) 855-8000	G. Michael O’Leary Meredith S. Mouer Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 (713) 220-¬4200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common units representing limited partner interests	7,118,289	$418,840,125	$48,669

(1)	Represents the estimated maximum number of common units of the Registrant to be issued in the merger to holders of common units of QEP Midstream Partners, LP (“QEPM”), based on the product of 0.3088 (the exchange ratio of Tesoro Logistics LP (“TLLP”) common units to be issued for each QEPM common unit converted in the merger pursuant to the merger agreement) and 23,051,455 (the number of QEPM common units as of May 8, 2015 outstanding and eligible for exchange into TLLP common units pursuant to the merger agreement).
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the Registrant’s common units on May 8, 2015 on the New York Stock Exchange, which was $58.84.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. Tesoro Logistics LP may not distribute or issue the securities being registered pursuant to this registration statement until the registration statement, as filed with the Securities and Exchange Commission (of which this preliminary proxy statement/prospectus is a part), is effective. This preliminary proxy statement/prospectus is not an offer to sell nor should it be considered a solicitation of an offer to buy the securities described herein in any state where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION DATED MAY 11, 2015

Dear QEP Midstream Partners, LP Unitholders:

On April 6, 2015, Tesoro Logistics LP (“TLLP”), Tesoro Logistics GP, LLC (“TLLP GP”), TLLP Merger Sub LLC (“MergerCo”), a wholly-owned subsidiary of TLLP, QEP Field Services, LLC (“QEP Field Services”), QEP Midstream Partners, LP (“QEPM”) and QEP Midstream Partners GP, LLC (“QEPM GP”), a wholly-owned subsidiary of TLLP and the general partner of QEPM, entered into a merger agreement (as such agreement may be amended from time to time, the “merger agreement”). Pursuant to the merger agreement, MergerCo will merge with and into QEPM (the “merger”), with QEPM surviving the merger as a wholly-owned subsidiary of TLLP, and all common units representing limited partner interests in QEPM (“QEPM common units”) held by the QEPM unaffiliated unitholders (which consist of QEPM unitholders other than QEPM GP and its affiliates, including TLLP) will be cancelled and converted into the right to receive common units representing limited partner interests in TLLP (“TLLP common units”) based on an exchange ratio of 0.3088 TLLP common units for each QEPM common unit. No fractional TLLP common units will be issued in the merger, and QEPM unaffiliated unitholders will, instead, receive cash in lieu of fractional TLLP common units, if any.

Pursuant to the merger agreement and QEPM’s partnership agreement, a majority of the outstanding QEPM common units (excluding common units owned by QEPM GP and its affiliates) voting as a class, and the holders of a majority of the outstanding QEPM subordinated units, voting as a class, must vote in favor of the proposal in order for it to be approved. Because a majority of the outstanding common units held by “QEPM unaffiliated unitholders” (which excludes QEPM GP and its affiliates) must vote in favor of the proposal in order for it to be approved, the merger vote is not assured, and your vote is important. Failures to vote, abstentions and broker non-votes will have the same effect as a vote against the merger proposal. QEPM has scheduled a special meeting of its unitholders to vote on the merger agreement and the merger on                     , 2015 at 8:00 a.m., local time, at 19100 Ridgewood Parkway, San Antonio, Texas 78259. Pursuant to a support agreement, QEP Field Services and TLLP have agreed to vote any QEPM common units or any QEPM subordinated units owned beneficially or of record by them or any of their respective subsidiaries in favor of the merger agreement and the merger transactions. The QEPM subordinated units owned by QEP Field Services represent 100% of the outstanding QEPM subordinated units. It is anticipated that QEP Field Services, as the holder of 100% of the QEPM subordinated units, will execute a written consent approving the merger agreement and the merger transactions on the date of the special meeting of QEPM common unitholders, which consent will satisfy the voting requirement with respect to the holders of the QEPM subordinated units.

Regardless of the number of units you own or whether you plan to attend the meeting, it is important that your common units be represented and voted at the meeting. Voting instructions are set forth inside this proxy statement/prospectus.

The Conflicts Committee (“QEPM Conflicts Committee”) of the QEPM GP board of directors (the “QEPM Board”), by unanimous vote, approved the merger agreement and the consummation of the transactions contemplated thereby, including the merger, which constituted “Special Approval” under QEPM’s partnership agreement, determined in good faith that it is in the best interests of QEPM and the QEPM unaffiliated unitholders and not adverse to the best interests of the Partnership Group (as defined in QEPM’s partnership agreement) for QEPM to enter into the merger agreement and to consummate the transactions contemplated thereby, including the merger, recommended the approval of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, by the QEPM Board and recommended the approval of the merger agreement and the merger by the QEPM unaffiliated unitholders. The QEPM Board unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, determined in good faith that it is in the best interests of QEPM and its unitholders and not adverse to the best interests of the Partnership Group (as defined in QEPM’s partnership agreement) to enter into the merger agreement and to consummate the transactions contemplated thereby, including the merger, recommended that QEPM’s limited partners, including the QEPM unaffiliated unitholders, approve the merger agreement and the merger, and directed that the merger agreement be submitted to a vote of QEPM’s limited partners.

This proxy statement/prospectus provides you with detailed information about the proposed merger and related matters. QEPM encourages you to read the entire document carefully. In particular, please read “Risk Factors” beginning on page 33 of this proxy statement/prospectus for a discussion of risks relevant to the merger and TLLP’s business following the merger.

TLLP’s common units are listed on the New York Stock Exchange (“NYSE”) under the symbol “TLLP,” and QEPM’s common units are listed on the NYSE under the symbol “QEPM.” The last reported sale price of TLLP’s common units on the NYSE on                     , 2015 was $        . The last reported sale price of QEPM common units on the NYSE on                     , 2015 was $        .

Gregory J. Goff

Chairman of the Board of Directors

QEP Midstream Partners GP, LLC

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or has determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

All information in this document concerning TLLP has been furnished by TLLP. All information in this document concerning QEPM has been furnished by QEPM. TLLP has represented to QEPM, and QEPM has represented to TLLP, that the information furnished by and concerning it is true and correct in all material respects.

This proxy statement/prospectus is dated                     , 2015 and is being first mailed to QEPM unitholders on or about                     , 2015.

San Antonio, Texas

                    , 2015

Notice of Special Meeting of Unitholders

To the Unitholders of QEP Midstream Partners, LP.:

A special meeting of common unitholders of QEP Midstream Partners, LP (“QEPM”) will be held on                     , 2015 at 8:00 a.m., local time, at 19100 Ridgewood Parkway, San Antonio, Texas 78259 for the following purposes:

•	To consider and vote upon the approval of the Agreement and Plan of Merger dated as of April 6, 2015, by and among Tesoro Logistics LP (“TLLP”), Tesoro Logistics GP, LLC (“TLLP GP”), QEP Field Services, LLC (“QEP Field Services”), TLLP Merger Sub LLC (“MergerCo”), a wholly-owned subsidiary of TLLP, QEPM and QEP Midstream Partners GP, LLC (“QEPM GP”), a wholly-owned subsidiary of TLLP and the general partner of QEPM, as it may be amended from time to time (the “merger agreement”), and the merger contemplated by the merger agreement (the “merger”); and

•	To transact such other business as may properly be presented at the meeting or any adjournments or postponements of the meeting.

Pursuant to the merger agreement and QEPM’s partnership agreement, a majority of the outstanding common units representing limited partner interests in QEPM (the “QEPM common units”), excluding common units owned by QEPM GP and its affiliates, voting as a class, and a majority of the outstanding subordinated units, voting as a class, must vote in favor of the proposal in order for it to be approved. Because a majority of the outstanding QEPM common units held by “QEPM unaffiliated unitholders” (which excludes QEPM GP and its affiliates) must vote in favor of the proposal in order for it to be approved, the merger vote is not assured, and your vote is important. Failures to vote, abstentions and broker non-votes will have the same effect as a vote against the proposal for purposes of the vote by the QEPM unitholders required under the merger agreement and QEPM’s partnership agreement. Pursuant to a support agreement, QEP Field Services and TLLP have agreed to vote any QEPM common units or any QEPM subordinated units owned beneficially or of record by them or any of their respective subsidiaries in favor of the merger agreement and the merger transactions. The QEPM subordinated units owned by QEP Field Services represent 100% of the outstanding QEPM subordinated units. It is anticipated that QEP Field Services, as the holder of all of the QEPM subordinated units, will execute a written consent approving the merger agreement and the merger transactions on the date of the special meeting of QEPM common unitholders, which consent will satisfy the voting requirement with respect to the holders of the QEPM subordinated units.

The Conflicts Committee (“QEPM Conflicts Committee”) of the QEPM GP board of directors (the “QEPM Board”), by unanimous vote, approved the merger agreement and the consummation of the transactions contemplated thereby, including the merger, which constituted “Special Approval” under QEPM’s partnership agreement), determined in good faith that it is in the best interests of QEPM and the QEPM unaffiliated unitholders and not adverse to the best interests of the Partnership Group (as defined in QEPM’s partnership agreement) for QEPM to enter into the merger agreement and to consummate the transactions contemplated thereby, including the merger, recommended the approval of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, by the QEPM Board and recommended the approval of the merger agreement and the merger by the QEPM unaffiliated unitholders. The QEPM Board unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, determined in good faith that it is in the best interests of QEPM and its unitholders and not adverse to the best interests of the Partnership Group (as defined in QEPM’s partnership agreement) to enter into the merger agreement and to consummate the transactions contemplated thereby, including the merger, recommended that QEPM’s limited partners, including the QEPM unaffiliated unitholders, approve the merger agreement and the merger, and directed that the merger agreement be submitted to a vote of QEPM’s limited partners.

Only unitholders of record at the close of business on                     , 2015 are entitled to notice of and to vote at the meeting and any adjournments or postponements of the meeting. A list of unitholders entitled to vote at the meeting will be available for inspection at QEPM’s offices in San Antonio, Texas for any purpose relevant to the meeting during normal business hours for a period of 10 days before the meeting and at the meeting.

By order of the Board of Directors of QEP Midstream Partners GP, LLC, as the general partner of QEP Midstream Partners, LP.

Gregory J. Goff

Chairman of the Board and Chief Executive Officer

QEP Midstream Partners GP, LLC

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE OR SUBMIT YOUR PROXY IN ONE OF THE FOLLOWING WAYS. If you hold your units in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your QEPM common units. If you hold your units in your own name, you may vote by:

•	using the toll-free telephone number shown on the proxy card;

•	using the Internet website shown on the proxy card; or

•	marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope. It requires no postage if mailed in the United States.

We urge you to read the accompanying proxy statement/prospectus, including all documents included in or incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the adjournment vote, the QEPM special meeting or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need help voting your QEPM common units, please contact QEPM’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue

20th Floor

New York, NY 10022

Toll Free Telephone: 877-800-5190

Banks and Brokers: 212-750-5833 (collect)

IMPORTANT NOTE ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, which is referred to as the “SEC” or the “Commission,” constitutes a proxy statement of QEPM under Section 14(a) of the Securities Exchange Act of 1934, as amended, which is referred to as the “Exchange Act,” with respect to the solicitation of proxies for the special meeting of QEPM unitholders to, among other things, approve the merger agreement and the merger. This proxy statement/prospectus is also a prospectus of TLLP under Section 5 of the Securities Act of 1933, as amended, which is referred to as the “Securities Act,” for TLLP common units that will be issued to QEPM unitholders in the merger pursuant to the merger agreement.

As permitted under the rules of the SEC, this proxy statement/prospectus incorporates by reference important business and financial information about TLLP and QEPM from other documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. Please read “Where You Can Find More Information” beginning on page 159. You can obtain any of the documents incorporated by reference into this document from the SEC’s website at http://www.sec.gov. This information is also available to you without charge upon your request in writing or by telephone from TLLP or QEPM, as the case may be, at the following addresses and telephone numbers:

Tesoro Logistics LP 19100 Ridgewood Parkway San Antonio, Texas 78259 Attention: Investor Relations Telephone: (210) 626-6000	QEP Midstream Partners, LP 19100 Ridgewood Parkway San Antonio, Texas 78259 Attention: Investor Relations Telephone: (210) 626-6000

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this proxy statement/prospectus.

You may obtain certain of these documents at TLLP’s website, www.tesorologistics.com, by selecting “Investor Relations” and then selecting “SEC Filings,” and at QEPM’s website, www.qepm.com, by selecting “Investors” and then selecting “SEC Filings.” Information contained on TLLP’s or QEPM’s website is expressly not incorporated by reference into this proxy statement/prospectus.

In order to receive timely delivery of requested documents in advance of the QEPM special meeting of unitholders, your request should be received no later than                     , 2015. If you request any documents, TLLP or QEPM will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

TLLP and QEPM have not authorized anyone to give any information or make any representation about the merger, TLLP or QEPM that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. All information in this document concerning TLLP has been furnished by TLLP. All information in this document concerning QEPM has been furnished by QEPM. TLLP has represented to QEPM, and QEPM has represented to TLLP, that the information furnished by and concerning it is true and correct in all material respects.

PROXY STATEMENT/PROSPECTUS

i

ii

iii

DEFINITIONS

The following terms have the meanings set forth below for purposes of this proxy statement/prospectus, unless the context otherwise indicates:

•	“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

•	“MergerCo” means TLLP Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of TLLP.

•	“QEP Field Services” means QEP Field Services, LLC, a Delaware limited liability company.

•	“QEPM” means QEP Midstream Partners, LP, a Delaware limited partnership.

•	“QEPM Board” means the board of directors of QEP Midstream Partners GP, LLC.

•	“QEPM Conflicts Committee” means the Conflicts Committee of the QEPM Board.

•	“QEPM GP” means QEP Midstream Partners GP, LLC, a Delaware limited liability company and the general partner of QEPM.

•	“QEPM unaffiliated unitholders” means the QEPM unitholders other than QEPM GP and those controlling, controlled by or under common control with QEPM GP.

•	“QEPM unaffiliated units” means the common units of QEPM held by QEPM unaffiliated unitholders.

•	“QEPM unitholder approval” means approval of the merger transactions by (i) the holders, as of the record date of the QEPM special meeting, of a majority of the QEPM common units held by QEPM unaffiliated holders, voting as a class, and (ii) a majority of the outstanding QEPM subordinated units, voting as a class.

•	“Special Approval” under QEPM’s partnership agreement means the approval of a majority of the members of the QEPM Conflicts Committee.

•	“Tesoro” means Tesoro Corporation, a Delaware corporation.

•	“TLLP” means Tesoro Logistics LP, a Delaware limited partnership.

•	“TLLP common units” or “TLLP’s common units” means the common units of TLLP representing limited partner interests in TLLP having the rights and obligations specified with respect to “Common Units” as set forth in TLLP’s partnership agreement.

•	“TLLP GP” means Tesoro Logistics GP, LLC, a Delaware limited liability company and the general partner of TLLP.

•	“TLLP Board” means the board of directors of TLLP GP.

•	“TLLP unaffiliated unitholders” means TLLP unitholders other than those controlling, controlled by or under common control with TLLP GP.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Important Information and Risks. The following are brief answers to some questions that you may have regarding the proposed merger and the proposal being considered at the special meeting of QEPM unitholders. You should read and consider carefully the remainder of this proxy statement/prospectus, including the Risk Factors beginning on page 33 and the attached Annexes, because the information in this section does not provide all of the information that might be important to you. Additional important information and descriptions of risk factors are also contained in the documents incorporated by reference in this proxy statement/prospectus. Please read “Where You Can Find More Information” beginning on page 159.

Q:	Why am I receiving these materials?

A:	TLLP and QEPM have agreed to combine by merging MergerCo, a wholly owned subsidiary of TLLP, with and into QEPM, with QEPM surviving the merger. The merger cannot be completed without the approval of the QEPM unitholders as of the record date of the QEPM special meeting, holding a majority of the outstanding QEPM common units (excluding common units held by QEPM GP and its affiliates), voting as a class, and the holders of a majority of the outstanding QEPM subordinated units, voting as a class. QEPM is holding a special meeting of its common unitholders to approve the merger proposal and this proxy statement/prospectus contains important information about the proposed merger and the merger agreement. You should carefully read this proxy statement/prospectus, including any documents incorporated by reference and the Annexes, in its entirety before voting on the merger proposal.

Q:	Who is soliciting my proxy?

A:	QEPM GP, on behalf of the QEPM Conflicts Committee and the QEPM Board, is sending you this proxy statement/prospectus in connection with its solicitation of proxies for use at QEPM’s special meeting of unitholders. Certain directors and officers of QEPM GP and certain employees of TLLP and its affiliates who provide services to QEPM may also solicit proxies on QEPM’s behalf by mail, telephone, fax or other electronic means, or in person.

Q:	What is the proposed transaction?

A:	TLLP and QEPM have agreed to combine by merging MergerCo with and into QEPM, under the terms of a merger agreement that is described in this proxy statement/prospectus and attached as Annex A to this proxy statement/prospectus. As a result of the merger, each outstanding QEPM common unit held by QEPM unaffiliated unitholders will be converted into the right to receive 0.3088 common units representing limited partner interests in TLLP (“TLLP common units”). The QEPM common units and the QEPM subordinated units owned by TLLP or its subsidiaries will not be converted in the merger and will remain outstanding as the only limited partner interests in QEPM following the merger. The general partner interest in QEPM and the QEPM incentive distribution rights owned by QEPM GP will remain outstanding, and QEPM GP will continue as the general partner of QEPM.

The merger will become effective on the date and at the time that the certificate of merger is filed with the Secretary of State of the State of Delaware, or a later date and time if set forth in the certificate of merger. Throughout this proxy statement/prospectus, this is referred to as the “effective time” of the merger.

Q:	Why are TLLP and QEPM proposing the merger?

A:	TLLP and QEPM believe that the merger will benefit both TLLP and QEPM unitholders by combining the two entities into a single partnership that is better positioned to compete in the marketplace.

Please read “The Merger — Recommendation of the QEPM Conflicts Committee and the QEPM Board and Reasons for the Merger” and “The Merger — TLLP’s Reasons for the Merger.”

Q:	What will happen to QEPM as a result of the merger?

A:	As a result of the merger, MergerCo will merge with and into QEPM, and QEPM will survive as an indirect wholly owned subsidiary of TLLP.

Q:	What will QEPM unitholders receive in the merger?

A:	If the merger is completed, QEPM unaffiliated unitholders will be entitled to receive 0.3088 TLLP common units in exchange for each QEPM common unit owned. This exchange ratio is fixed and will not be adjusted, regardless of any change in price of either TLLP common units or QEPM common units prior to completion of the merger. If the exchange ratio would result in a QEPM unitholder being entitled to receive a fraction of a TLLP common unit, that unitholder will receive cash from TLLP in lieu of such fractional interest in an amount equal to such fractional interest multiplied by the average of the closing price of TLLP common units for the five consecutive New York Stock Exchange (“NYSE”) full trading days ending at the close of trading on the third NYSE full trading day immediately preceding the day the merger closes. For additional information regarding exchange procedures, please read “The Merger Agreement — Exchange of Certificates; Fractional Units.”

Q:	Where will my units trade after the merger?

A:	TLLP common units will continue to trade on the NYSE under the symbol “TLLP.” QEPM common units will no longer be publicly traded.

Q:	What will TLLP common unitholders receive in the merger?

A:	TLLP common unitholders will simply retain the TLLP common units they currently own. They will not receive any additional TLLP common units in the merger.

Q:	What happens to my future distributions?

A:	Once the merger is completed and QEPM common units are exchanged for TLLP common units, when distributions are approved and declared by TLLP GP and paid by TLLP, former QEPM unitholders will receive distributions on the TLLP common units they receive in the merger in accordance with TLLP’s partnership agreement. QEPM unitholders will not receive distributions from both QEPM and TLLP for the same quarter. For additional information, please read “Market Prices and Distribution Information.”

Current TLLP common unitholders will continue to receive distributions on their common units in accordance with TLLP’s partnership agreement and at the discretion of the TLLP Board. For a description of the distribution provisions of TLLP’s partnership agreement, please read “Comparison of the Rights of TLLP and QEPM Unitholders.”

The current annualized distribution rate for each QEPM common unit is $1.28 (based on the quarterly distribution rate of $0.32 for each QEPM common unit that will be paid on May 15, 2015 with respect to the first quarter of 2015). Based on the exchange ratio, the annualized distribution rate for each QEPM common unit exchanged for 0.3088 TLLP common units would be approximately $0.8585 (based on the quarterly distribution rate of $0.6950 per TLLP common unit that will be paid on May 15, 2015, with respect to the first quarter of 2015). Accordingly, based on current distribution rates and the 0.3088 exchange ratio, a QEPM common unitholder would initially receive approximately 32.9% less in quarterly cash distributions on an annualized basis after giving effect to the merger. For additional information, please read “Comparative Per Unit Information” and “Market Prices and Distribution Information.”

Q:	If I am a holder of QEPM common units represented by a unit certificate, should I send in my certificates representing QEPM common units now?

A:

No. After the merger is completed, QEPM unitholders who hold their units in certificated form will receive written instructions for exchanging their certificates representing QEPM common units. Please do not send in your certificates representing QEPM common units with your proxy card. If you own QEPM common units in “street name,” the merger consideration should be credited by your broker to your account within a few days following the closing date of the merger.

Q:	What constitutes a quorum?

A:	The presence in person or by proxy at the special meeting of the holders of a majority of each class of units voting at the special meeting outstanding on the record date will constitute a quorum and will permit QEPM to conduct the proposed business at the special meeting. Your units will be counted as present at the special meeting if you:

•	are present in person at the meeting; or

•	have submitted a properly executed proxy card or properly submitted your proxy by telephone or Internet.

Proxies received but marked as abstentions will be counted as units that are present and entitled to vote for purposes of determining the presence of a quorum. If an executed proxy is returned by a broker or other nominee holding units in “street name” indicating that the broker does not have discretionary authority as to certain units to vote on the proposals (a “broker non-vote”), such units will be considered present at the meeting for purposes of determining the presence of a quorum but cannot be included in the vote; therefore, broker non-votes have the same effect as a vote against the merger for purposes of the vote required under the merger agreement and QEPM’s partnership agreement.

Q:	What is the vote required of QEPM unitholders to approve the merger agreement and the merger?

A:	Pursuant to the merger agreement and QEPM’s partnership agreement, the affirmative vote of holders of at least a majority of the outstanding unaffiliated QEPM common units must vote in favor of the proposal in order for it to be approved. Because a majority of the outstanding common units held by QEPM unaffiliated unitholders (which excludes QEPM GP and its affiliates) must vote in favor of the proposal in order for it to be approved, the merger vote is not assured, and your vote is important. Failures to vote, abstentions and broker non-votes will have the same effect as a vote against the merger proposal. Your vote is important.

The affirmative vote of holders of at least a majority of the outstanding QEPM subordinated units is also required to approve and adopt the merger agreement and the merger. QEP Field Services owns all of the outstanding QEPM subordinated units and has agreed in the support agreement to vote these units at the special meeting in favor of the merger agreement and the merger. Failures to vote, abstentions and broker non-votes will have the same effect as a vote against the merger proposal for purposes of the vote required under the merger agreement and QEPM’s partnership agreement.

Q:	When do you expect the merger to be completed?

A:	A number of conditions must be satisfied before TLLP and QEPM can complete the merger, including approval of the merger agreement and the merger by the common unitholders of QEPM. Although TLLP and QEPM cannot be sure when all of the conditions to the merger will be satisfied, TLLP and QEPM expect to complete the merger as soon as practicable following the QEPM special meeting (assuming the merger proposal is approved by the common unitholders). For additional information, please read “The Merger Agreement — Conditions to the Merger.”

Q:	What is the recommendation of the QEPM Conflicts Committee and the QEPM Board?

A:	The QEPM Conflicts Committee and the QEPM Board recommend that you vote FOR the merger proposal.

On April 6, 2015, the QEPM Conflicts Committee unanimously determined in good faith that the merger agreement and the merger are in the best interest of QEPM and the QEPM unaffiliated unitholders and not adverse to the best interest of the Partnership Group (as defined in QEPM’s partnership agreement) and recommended that the merger agreement and the transactions contemplated thereby, including the merger, be approved by the QEPM Board and recommended the approval of the merger agreement and the merger by the QEPM unaffiliated unitholders.

The QEPM Board unanimously determined that the merger agreement and merger are in the best interest of QEPM and the QEPM unaffiliated unitholders and not adverse to the best interest of the Partnership Group (as defined in QEPM’s partnership agreement), approved the merger agreement and the merger and recommended that the QEPM unitholders, including the QEPM unaffiliated unitholders, approve the merger agreement and the merger.

Q:	What are the expected U.S. federal income tax consequences to QEPM unaffiliated unitholders as a result of the transactions contemplated by the merger agreement?

A:	The U.S. federal income tax consequences of the merger to a QEPM unaffiliated unitholder will depend on such unitholder’s own situation. QEPM expects to receive an opinion from Andrews Kurth LLP (“Andrews Kurth”) to the effect that no gain or loss should be recognized by the QEPM unaffiliated unitholders as a result of the receipt of TLLP common units in the merger, other than any income or gain resulting from either (i) any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code or (ii) any cash received in lieu of any fractional TLLP common units.

Please read “Risk Factors — Tax Risks Related to the Merger” and “Material U.S. Federal Income Tax Consequences of the Merger — Tax Consequences of the Merger to the QEPM Unaffiliated Unitholders.”

Q:	What are the expected U.S. federal income tax consequences for a QEPM unaffiliated unitholder of the ownership of TLLP common units after the merger is completed?

A:	Each QEPM unaffiliated unitholder who becomes a TLLP unitholder as a result of the merger will, as is the case for existing TLLP common unitholders, be allocated such unitholder’s distributive share of TLLP’s income, gains, losses, deductions and credits. In addition to U.S. federal income taxes, such a holder will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which TLLP conducts business or owns property or in which the unitholder is resident. Please read “U.S. Federal Income Tax Consequences of Ownership of TLLP Common Units.”

Q:	Are QEPM unitholders entitled to appraisal rights?

A:	No. QEPM unitholders do not have appraisal rights under applicable law or contractual appraisal rights under QEPM’s partnership agreement or the merger agreement.

Q:	How do I vote my common units if I hold my common units in my own name?

A:	After you have read this proxy statement/prospectus carefully, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or the Internet as soon as possible in accordance with the instructions provided under “The Special Unitholder Meeting — Voting Procedures — Voting by QEPM Unitholders” beginning on page 44, or by voting in person at the special meeting of QEPM unitholders.

Q:	If my QEPM common units are held in “street name” by my broker or other nominee, will my broker or other nominee vote my common units for me?

A:	Not unless you tell them how to vote. Absent specific instructions from you, your broker is not allowed to vote your QEPM common units on any of the proposals. To tell your broker or other nominee how to vote, you should follow the directions that your broker or other nominee provides to you. Please note that you may not vote your QEPM common units held in “street name” by returning a proxy card directly to QEPM or by voting in person at the special meeting of QEPM unitholders unless you provide a “legal proxy,” which you must obtain from your broker or other nominee. If you do not instruct your broker or other nominee on how to vote your QEPM common units, your broker or other nominee may not vote your QEPM common units, which will have the same effect as a vote against the merger for purposes of the vote required under the merger agreement and QEPM’s partnership agreement. You should therefore provide your broker or other nominee with instructions as to how to vote your QEPM common units.

Q:	What if I do not vote?

A:	If you do not vote in person or by proxy or if you abstain from voting, or a broker non-vote is made, it will have the same effect as a vote against the merger proposal for purposes of the vote required under the merger agreement and QEPM’s partnership agreement. If you sign and return your proxy card but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger proposal.

Q:	Who can attend and vote at the special meeting of QEPM unitholders?

A:	All QEPM unitholders of record as of the close of business on , 2015, the record date for the special meeting of QEPM unitholders, are entitled to receive notice of and vote at the special meeting of QEPM unitholders.

Q:	When and where is the special meeting?

A:	The special meeting will be held on , 2015, at 8:00 a.m., local time, at 19100 Ridgewood Parkway, San Antonio, Texas 78259.

Q:	If I am planning to attend the special meeting in person, should I still vote by proxy?

A:	Yes. Whether or not you plan to attend the special meeting, you should vote by proxy. Your common units will not be voted if you do not vote by proxy or do not vote in person at the special meeting.

Q:	Can I change my vote after I have submitted my proxy?

A:	Yes. If you own your common units in your own name, you may revoke your proxy at any time prior to its exercise by:

•	giving written notice of revocation to the chief executive officer of QEPM GP at or before the special meeting;

•	appearing and voting in person at the special meeting; or

•	properly completing and executing a later dated proxy and delivering it to the chief executive officer of QEPM GP at or before the special meeting.

Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken.

Q:	What should I do if I receive more than one set of voting materials for the special meeting of QEPM unitholders?

A:

You may receive more than one set of voting materials for the special meeting of QEPM unitholders and the materials may include multiple proxy cards or voting instruction cards. For example, you will receive a separate voting instruction card for each brokerage account in which you hold units. If you are a holder of record registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive according to the instructions on it.

Q:	Whom do I call if I have further questions about voting, the meeting or the merger?

A:	If you have any questions concerning the merger, the adjournment vote, the QEPM special meeting or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need help voting your QEPM common units, please contact QEPM’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue

20th Floor

New York, NY 10022

Toll Free Telephone: 877-800-5190

Banks and Brokers: 212-750-5833 (collect)

SUMMARY

This summary highlights some of the information in this proxy statement/prospectus. It may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this document, the documents incorporated by reference, and the Annexes to this document, including the full text of the merger agreement included as Annex A. Please also read “Where You Can Find More Information.”

The Merger Parties’ Businesses (see page 98)

Tesoro Logistics LP

TLLP is a publicly traded Delaware limited partnership, the common units of which are listed on the NYSE under the ticker symbol “TLLP.” TLLP is a fee-based, growth oriented Delaware limited partnership formed by Tesoro Corporation (“Tesoro”) and is a leading full-service logistics company operating primarily in the western and mid-continent regions of the United States. TLLP owns and operates networks of over 3,500 miles of crude oil, refined products and natural gas pipelines and 28 crude oil and refined products truck and marine terminals that have over 9 million barrels of storage capacity. In addition, TLLP owns and operates four natural gas processing complexes and one fractionation facility. TLLP’s business operates in three segments: Gathering, Processing, and Terminalling and Transportation. TLLP introduced a new reporting segment (Processing) for the processing operations acquired in December of 2014. In addition, TLLP modified its previous Crude Oil Gathering segment to encompass all gathering operations, including the natural gas transmission operations acquired in December of 2014.

TLLP’s principal executive offices are located at 19100 Ridgewood Pkwy, San Antonio, Texas 78259, and its telephone number is (210) 626-6000.

QEP Midstream Partners, LP

QEPM is a publicly traded Delaware limited partnership. QEPM common units are listed on the NYSE under the ticker symbol “QEPM.” QEPM is a master limited partnership formed by QEP Resources, Inc. (“QEP Resources”) to own, operate, acquire and develop midstream energy assets. QEPM’s primary assets consist of ownership interests in four gathering systems and two FERC-regulated pipelines through which QEPM provides natural gas and crude oil gathering and transportation services. QEPM’s assets are located in, or are within close proximity to, the Green River Basin located in Wyoming and Colorado, the Uinta Basin located in eastern Utah, and the Williston Basin located in North Dakota. As of the year ended December 31, 2014, QEPM’s gathering systems had over 1,500 miles of pipeline. QEPM believes its customers are some of the largest natural gas producers in the Rocky Mountain region.

QEPM’s principal executive offices are located at 19100 Ridgewood Pkwy, San Antonio, Texas 78259, and its telephone number is (210) 626-6000.

Certain Relationships; Interests of Certain Persons in the Merger (see page 100)

TLLP and QEPM are currently under common control. As of December 2, 2014, QEPM was owned 98.0% by its limited partners and 2.0% by its general partner, QEPM GP. On December 2, 2014, TLLP closed the acquisition of QEP Field Services, and TLLP acquired, directly or through its wholly owned subsidiaries, QEPM’s general partner and approximately 55.8% of the limited partner interests in QEPM, consisting of 3,701,750 common units and 26,705,000 subordinated units, and 100% of the limited liability company interests of QEPM GP, which itself owns all of QEPM’s outstanding incentive distribution rights. In addition, some of the directors of QEPM GP are also executive officers or employees of Tesoro or TLLP GP, including Gregory J. Goff, Phillip M. Anderson, Keith M. Casey, Charles S. Parrish and Steven M. Sterin.

Additionally, TLLP and QEPM and their general partners have extensive and ongoing relationships with Tesoro and its affiliates. TLLP GP is a wholly owned subsidiary of Tesoro. Certain current executive officers of TLLP GP and QEPM GP are current employees of Tesoro. Much of TLLP’s total revenue is derived from Tesoro under various long-term, fee-based commercial agreements that generally include minimum volume commitments.

For information on specific contracts and arrangements between TLLP and QEPM, please see “Certain Relationships; Interests of Certain Persons in the Merger.”

Structure of the Merger and Related Transactions (see page 75)

Pursuant to the merger agreement, at the effective time of the merger, a wholly owned subsidiary of TLLP will merge with and into QEPM, with QEPM surviving the merger as an indirect, wholly owned subsidiary of TLLP, and each outstanding common unit of QEPM held by QEPM unaffiliated unitholders will be cancelled and converted into the right to receive 0.3088 TLLP common units. This merger consideration represents an 8.5% premium to the closing price of QEPM common units based on the closing prices of QEPM common units and TLLP common units on December 1, 2014, the last trading day before TLLP made its initial proposal to acquire all of QEPM common units held by the public. Relative to the respective closing prices for TLLP and QEPM common units on April 6, 2015, the day the parties entered into the merger agreement, the 0.3088 exchange ratio represents an 8.6% premium to QEPM common unitholders.

The subordinated units and incentive distribution rights of QEPM will remain outstanding through the effectiveness of the merger, as will the QEPM common units held by QEP Field Services, and none of the entities that hold these interests (all of which are affiliates of QEPM GP) will receive any consideration for the continuation of their respective limited partner interests in QEPM in connection with the merger. The QEPM general partner interest held by QEPM GP will also remain outstanding through the effectiveness of the merger, and QEPM GP will not receive any consideration for the continuation of its general partner interest in connection with the merger.

If the exchange ratio would result in a QEPM unaffiliated unitholder being entitled to receive a fraction of a TLLP common unit, then such QEPM unaffiliated unitholder will receive cash from TLLP in lieu of such fractional interest in an amount equal to such fractional interest multiplied by the average of the closing price of TLLP common units for the five trading day period ending on the third trading day immediately prior to the day upon which the merger becomes effective.

Once the merger is completed and QEPM common units held by QEPM unaffiliated unitholders are exchanged for TLLP common units (and cash in lieu of fractional units, if applicable), when distributions are declared by the general partner of TLLP and paid by TLLP, former QEPM unaffiliated common unitholders will receive distributions on their TLLP common units in accordance with TLLP’s partnership agreement. For a description of the distribution provisions of TLLP’s partnership agreement, please read “Comparison of the Rights of TLLP and QEPM Unitholders.”

As of May 8, 2015, there were 80,605,673 TLLP common units and 26,753,205 QEPM common units outstanding. Based on the 23,051,455 QEPM common units outstanding at such date that are owned by QEPM unaffiliated unitholders and eligible for exchange into TLLP common units pursuant to the merger agreement, TLLP expects to issue approximately 7,118,289 TLLP common units in connection with the merger.

Support Agreement (see page 74)

In connection with the merger agreement, QEPM, QEP Field Services and TLLP entered into the support agreement dated April 6, 2015. Pursuant to the support agreement, TLLP and QEP Field Services have agreed to vote any QEPM common units or QEPM subordinated units owned by them or their subsidiaries in favor of the adoption of the merger agreement and the merger at any meeting of QEPM’s unitholders. In addition, pursuant to the support agreement, QEP Field Services and TLLP granted an irrevocable proxy to a member of the QEPM Conflicts Committee to vote such units accordingly. QEP Field Services currently owns directly 26,705,000 QEPM subordinated units representing 100% of the outstanding QEPM subordinated units. The support agreement will terminate upon the completion of the merger, the termination of the merger agreement, the QEPM Conflicts Committee making a change in recommendation or the written agreement of TLLP, QEP Field Services and the QEPM Conflicts Committee on behalf of QEPM.

Directors and Officers of TLLP GP and QEPM GP (see page 107)

Tesoro, the sole member of TLLP GP, has the power to appoint and remove all of the directors of TLLP GP. TLLP has indirect power to cause the appointment or removal of the directors of QEPM GP, an indirect wholly owned subsidiary of TLLP. Each of the executive officers of TLLP GP is currently expected to remain an executive officer of TLLP GP following the merger. TLLP has not yet determined whether any directors or executive officers of QEPM GP will serve as directors or executive officers of TLLP GP following the merger. In the absence of any changes, the current directors of TLLP GP will continue as directors following the merger.

The following persons currently serve as directors and executive officers of TLLP GP and QEPM GP:

Name	Position with TLLP GP	Position with QEPM GP
Gregory J. Goff	Chairman of the Board of Directors and Chief Executive Officer	Chairman of the Board of Directors and Chief Executive Officer
Phillip M. Anderson	President and Director	President and Director
Raymond J. Bromark	Director
Robert W. Goldman	Director
James H. Lamanna	Director
Thomas C. O’Connor	Director
Michael E. Wiley	Director
Charles S. Parrish	Vice President and General Counsel	Vice President, General Counsel, Secretary and Director
Don J. Sorensen	Vice President, Operations	Vice President, Operations
Steven M. Sterin	Vice President, Chief Financial Officer and Director	Vice President, Chief Financial Officer and Director
Tracy D. Jackson	Vice President and Controller	Vice President and Controller
Brad S. Lakhia	Vice President and Treasurer	Vice President and Treasurer
Keith M. Casey		Director
Gregory C. King		Director
Susan O. Rheney		Director
Don A. Turkleson		Director

Market Prices of TLLP Common Units and QEPM Common Units Prior to Announcing the Proposed Merger (see page 11)

TLLP’s common units are traded on the NYSE under the ticker symbol “TLLP.” QEPM’s common units are traded on the NYSE under the ticker symbol “QEPM.” The following table shows the closing prices of TLLP common units and QEPM common units on December 1, 2014 (the last full trading day before TLLP’s initial proposal to acquire all of the QEPM common units owned by the public) and on April 6, 2015 (the day TLLP and QEPM entered into and announced the merger agreement).

Date/Period	TLLP Common Unit	QEPM Common Unit
December 1, 2014	$52.60	$14.97
April 6, 2015	$55.34	$15.74

The Special Unitholder Meeting (see page 44)

Time, Place and Date. The special meeting will take place at 19100 Ridgewood Parkway, San Antonio, Texas 78259, on                     , 2015 at 8:00 a.m., local time. The special meeting may be adjourned or postponed to another date or place for proper purposes, including for the purpose of soliciting additional proxies.

Purposes. The purposes of the special meeting are to consider and vote on the approval and adoption of the merger agreement and the merger and to transact other business as may be properly presented at the special meeting or any adjournments of the special meeting. At the present time, QEPM knows of no other matters that will be presented for consideration at the special meeting.

Quorum. The holders of a majority of each class of units voting at the special meeting outstanding on the record date present in person or by proxy at the special meeting will constitute a quorum and will permit QEPM to conduct the proposed business at the special meeting. Representatives of QEPM GP will be present in person on behalf of QEPM GP at the special meeting.

Record Date. The close of business on                     , 2015 is the record date.

Units Entitled to Vote. Holders of QEPM common units or QEPM subordinated units as of the close of business on the record date may vote at the special meeting. On that date, there were                  QEPM common units outstanding and 26,705,000 QEPM subordinated units outstanding. Each holder of QEPM common units or QEPM subordinated units entitled to vote at the special meeting may cast one vote for each QEPM common unit or each QEPM subordinated unit that such holder owned on the close of business on the record date.

Votes Required. The affirmative vote of holders of at least a majority of the outstanding QEPM unaffiliated units is required to approve and adopt the merger agreement and merger. As of the record date, there were                  QEPM unaffiliated units outstanding. For purposes of determining whether the merger agreement and the merger have been approved and adopted by the QEPM unaffiliated units, QEPM common units held by QEP Field Services, a wholly owned subsidiary of TLLP, and by directors and officers of QEPM GP will not be counted toward the required majority vote of outstanding QEPM unaffiliated units.

The affirmative vote of holders of at least a majority of the outstanding QEPM subordinated units is also required to approve and adopt the merger Agreement and the merger. QEP Field Services owns all of the outstanding QEPM subordinated units and has agreed in the support agreement to vote these units at the special meeting in favor of the merger agreement and the merger.

The failure of a holder of QEPM unaffiliated units to vote in person or by proxy will have the effect of a vote against approval and adoption of the merger agreement and the merger. If you sign and return your proxy card but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the approval and adoption of the merger agreement and the merger.

Recommendation to QEPM Unitholders (see page 12)

The members of QEPM Conflicts Committee considered the benefits of the merger and the related transactions as well as the associated risks and determined in good faith that it is in the best interests of QEPM and the QEPM unaffiliated unitholders and not adverse to the best interests of the Partnership Group (as defined in QEPM’s partnership agreement) for QEPM to enter into the merger agreement and to consummate the transactions contemplated thereby, including the merger. The QEPM Conflicts Committee also recommended that the QEPM Board and QEPM unaffiliated unitholders approve the merger agreement and the merger. The QEPM Board also approved the merger agreement and the merger and recommends that the QEPM unitholders, including the QEPM unaffiliated unitholders, vote to approve the merger agreement and the merger.

QEPM’s Reasons for the Merger (see page 12)

The QEPM Conflicts Committee considered many factors in making its determination and recommendation that the merger agreement and the merger are in the best interests of QEPM and QEPM’s unaffiliated unitholders and not adverse to the best interests of QEPM and its subsidiaries. The committee consulted with its financial and legal advisors and viewed the following factors, among others described in greater detail under “The Merger — Recommendation of the QEPM Conflicts Committee and the QEPM Board and Reasons for the Merger,” as being generally positive or favorable in coming to its determination and related recommendations:

•	The exchange ratio of 0.3088 TLLP common units for each QEPM common unit in the merger, which represented a premium of:

•	approximately 4.2% based on the respective closing prices of QEPM common units and TLLP common units on October 17, 2014 (the day prior to the original announcement of the GP Purchase Transactions); and

•	approximately 8.6% based on the respective closing prices of QEPM common units and TLLP common units on April 6, 2015 (the day the merger agreement was announced following the close of the markets).

•	The terms and conditions of the merger were determined through arm’s-length negotiations between TLLP and the committee and their respective representatives and advisors, and the committee believes that the exchange ratio of 0.3088 represents the highest price per unit that TLLP was willing to agree to pay at the time of the committee’s approval.

•	The committee’s belief that the current and prospective growth prospects for QEPM if it continues as a standalone public entity are more limited following the GP Purchase Transactions.

•	The committee’s belief that the merger provides QEPM unitholders with an opportunity to benefit from TLLP’s greater ability to compete for future acquisitions and finance organic growth projects.

•	The committee’s belief that the merger provides QEPM unitholders with an opportunity to benefit from TLLP’s significantly larger and more diversified asset base.

•	The committee’s belief that the merger and the exchange ratio present the best opportunity to maximize value for QEPM’s unitholders and is superior to QEPM remaining as a standalone public entity.

•	The delivery of an opinion by Tudor, Pickering, Holt & Co. Advisors, LLC, which is referred to as “TPH,” to the QEPM Conflicts Committee on April 6, 2015, to the effect that, as of that date and based upon and subject to the assumptions, limitations and qualifications set forth in its written opinion and such other matters as TPH considered relevant, the exchange ratio provided in the merger pursuant to the merger agreement was fair from a financial point of view to QEPM’s unaffiliated unitholders.

•	Because the merger agreement provides that the unitholder voting conditions may not be waived, QEPM’s unaffiliated unitholders have an opportunity to determine whether the merger will be approved so long as the QEPM unitholders meeting is held prior to the later of the (i) drop-dead date and (ii) end of QEPM’s subordination period.

The QEPM Conflicts Committee considered the following factors to be generally negative or unfavorable in making its determination and recommendations:

•	Because the exchange ratio is fixed, the possibility that the TLLP common unit price could decline relative to the QEPM common unit price prior to closing, reducing the value of the securities received by QEPM public unitholders in the merger.

•	On a pro forma basis, the merger is expected to be dilutive to QEPM’s unitholders’ distributable cash flow on a per unit basis. The current quarterly cash distribution on the TLLP common units that QEPM’s unitholders will receive in the merger is lower on an as-converted basis than the current quarterly cash distribution on the QEPM common units such unitholders currently hold.

•	Based on current distribution rates and the 0.3088 exchange ratio, a QEPM common unitholder would initially receive approximately 32.9% less in quarterly cash distributions on an annualized basis after giving effect to the merger.

•	The risk that potential benefits sought in the merger might not be fully realized.

•	The QEPM Conflicts Committee was not authorized to, and did not, conduct an auction process or other solicitation of interest from third parties for the acquisition of QEPM. Additionally, the merger agreement contained limitations on QEPM’s ability to solicit third-party offers. Because TLLP indirectly controls QEPM, it was unrealistic to pursue a third-party acquisition proposal or offer for the assets or control of QEPM, and it was unlikely that the QEPM Conflicts Committee could have conducted a meaningful auction for the acquisition of the assets or control of QEPM. TLLP, in its initial merger proposal, previously had asserted and later confirmed that it was interested only in acquiring the QEPM common units it did not already own and that it was not interested in disposing of its controlling interest in QEPM to a third party at such time.

•	The risk that the merger might not be completed in a timely manner, or that the merger might not be consummated as a result of a failure to satisfy the conditions contained in the merger agreement, and that a failure to complete the merger could negatively affect the trading price of the QEPM common units.

•	Certain members of management of QEPM GP and the QEPM Board may have interests that are different from those of QEPM’s unaffiliated unitholders.

Opinion of the QEPM Conflicts Committee’s Financial Advisor (see page 64)

In connection with the merger, TPH delivered an opinion to the QEPM Conflicts Committee as to the fairness, from a financial point of view, to the QEPM unaffiliated unitholders of the exchange ratio provided in the merger pursuant to the merger agreement. The QEPM Conflicts Committee retained TPH to act as its financial advisor and to provide its opinion.

The full text of TPH’s written opinion, dated April 6, 2015, is attached to this proxy statement/prospectus as Annex B and is incorporated by reference into this document. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations of the review undertaken. TPH’s opinion was provided to the QEPM Conflicts Committee in connection with the QEPM Conflicts Committee’s consideration of the merger, does not address any other aspect of the proposed merger and does not constitute a recommendation as to how any holder of interests in QEPM or any other party to the merger should vote or act with respect to the merger, or any other matter. See “The Merger — Opinion of the QEPM Conflicts Committee’s Financial Advisor” beginning on page 64.

The Merger Agreement (see page 75)

The merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this document. You are encouraged to read the merger agreement because it is the legal document that governs the merger.

What Needs to Be Done to Complete the Merger

TLLP and QEPM will complete the merger only if the conditions set forth in the merger agreement are satisfied or, in some cases, waived. The obligations of TLLP and QEPM to complete the merger are subject to, among other things, the following conditions:

•	QEPM unitholder approval (as defined in the merger agreement) of each of the items described in the merger agreement to be submitted to the holders of QEPM units at the QEPM limited partners’ meeting;

•	the receipt of all other governmental consents and approvals, the absence of which would, individually or in the aggregate, have a material adverse effect (as defined in the merger agreement) on TLLP or QEPM;

•	the continued effectiveness of the registration statement of which this proxy statement/prospectus is a part;

•	the approval for listing on the NYSE of the TLLP common units to be issued in the merger, subject to official notice of issuance; and

•	the absence of any order, decree, injunction or law that enjoins, prohibits or makes illegal the consummation of any of the transactions contemplated by the merger agreement, and any action, proceeding or investigation by any governmental authority seeking to restrain, enjoin, prohibit or delay such consummation.

The obligation of TLLP, TLLP GP and MergerCo to complete the merger is further subject to the following conditions:

•	the representations and warranties of each of QEPM and QEPM GP set forth in the merger agreement (other than those regarding legal organization, power and authorization to enter into and carry out the obligations of the merger agreement, capitalization, title to membership and limited partner interests, the absence of any material adverse effects, and certain related matters) being true and correct (without regard to materiality requirements therein), except where the failure of such representations and warranties to be true and correct would not, in the aggregate, result in a QEPM material adverse effect;

•	the representations and warranties of each of QEPM and QEPM GP set forth in the merger agreement regarding legal organization, power and authorization to enter into and carry out the obligations of the merger agreement, capitalization, title to membership and limited partner interests, the absence of any material adverse effects, and certain related matters being true and correct;

•	QEPM and QEPM GP having performed or complied with all agreements and covenants required to be performed under the merger agreement in all material respects; and

•	TLLP having received an opinion of Norton Rose Fulbright US LLP (“Norton Rose Fulbright”), counsel to TLLP, as to the treatment of the merger for U.S. federal income tax purposes and as to certain other tax matters.

The obligation of QEPM and QEPM GP to complete the merger is further subject to the following conditions:

•	the representations and warranties of each of TLLP, TLLP GP and MergerCo set forth in the merger agreement (other than those regarding legal organization, power and authorization to enter into and carry out the obligations of the merger agreement, capitalization, title to membership and limited partner interests, the absence of any material adverse effects, and certain related matters) being true and correct (without regard to materiality requirements therein), except where the failure of such representations and warranties to be true and correct would not, in the aggregate, result in a TLLP material adverse effect;

•	the representations and warranties of each of TLLP, TLLP GP and MergerCo set forth in the merger agreement regarding legal organization, power and authorization to enter into and carry out the obligations of the merger agreement, capitalization, title to membership and limited partner interests, the absence of any material adverse effects, and certain related matters being true and correct;

•	TLLP, TLLP GP and MergerCo having performed or complied with all agreements and covenants required to be performed under the merger agreement, in all material respects; and

•	QEPM having received an opinion of Andrews Kurth, counsel to QEPM, as to the treatment of the merger for U.S. federal income tax purposes and as to certain other tax matters.

Each of TLLP, TLLP GP, MergerCo the TLLP Board, QEPM, QEPM GP and the QEPM Board (with the approval of the TLLP Board or the QEPM Conflicts Committee, as applicable) may waive any of the conditions to its obligation to complete the merger (other than receipt of QEPM unitholder approval) subject to compliance with applicable law.

No Solicitation

QEPM and QEPM GP have agreed that they shall not, and they shall cause their subsidiaries not to and direct and use commercially reasonable best efforts to cause their respective representatives not to, directly or indirectly, take any action to solicit, initiate, or knowingly encourage or knowingly facilitate the making of any QEPM takeover proposal (as defined in the merger agreement) or any inquiry with respect thereto or engage in discussions or negotiations with any person or entity with respect thereto (except to notify such person or entity of the existence of these provisions), or disclose any non-public information or afford access to properties, books or records to, any person or entity that has made, or to the knowledge of QEPM or QEPM GP is considering making, any QEPM takeover proposal or any inquiry with respect thereto, or approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other similar agreement relating to a QEPM takeover proposal, or propose publicly or agree to do any of the foregoing relating to a QEPM takeover proposal or any inquiry with respect thereto.

Notwithstanding the foregoing, subject to certain limitations, at any time prior to receipt of QEPM unitholder approval, QEPM and QEPM GP may furnish information to the person or entity making a QEPM takeover proposal and participate in discussions with such person or entity if and only if the QEPM Conflicts Committee determines, after consultation with its financial advisor and legal counsel, that the QEPM takeover proposal constitutes or is likely to result in a superior proposal and that the failure to do so would not be in the best interests of the QEPM unaffiliated unitholders.

Please read “The Merger Agreement — Additional Agreements, Covenants, Rights and Obligations — No Solicitation” for more information.

Change in Recommendation

The QEPM Conflicts Committee is permitted to withdraw, modify or qualify in any manner adverse to TLLP its recommendation of the merger agreement and the merger, if, prior to receipt of QEPM unitholder approval, the QEPM Conflicts Committee determines, after consultation with its outside legal counsel, that a failure to change its recommendation would not be in the best interests of the QEPM unaffiliated unitholders, the QEPM Conflicts Committee may change its recommendation.

Please read “The Merger Agreement — Additional Agreements, Covenants, Rights and Obligations — No Solicitation” for more information.

Termination of the Merger Agreement

The parties to the merger agreement may terminate the merger agreement by mutual written agreement at any time without completing the merger, even after the QEPM unitholders have approved the merger agreement and the merger.

In addition, TLLP or QEPM may terminate the merger agreement on its own upon written notice to the other without completing the merger if:

•	the effective time shall not have occurred on or before December 31, 2015 (subject to extension to February 29, 2016 if the failure to close is due to the failure to obtain required governmental approvals and consents), which is referred to as the “drop-dead date”;

•	a governmental entity shall have issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) shall have become final and non-appealable; or

•	if the QEPM unitholder approval shall not have been obtained at the QEPM limited partners’ meeting (or at any reconvened meeting after an adjournment or postponement thereof).

The QEPM Conflicts Committee, on behalf of QEPM, may terminate the merger agreement:

•	(notwithstanding any approval of the unitholders of QEPM) if TLLP, TLLP GP or MergerCo shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement such that the condition to QEPM’s and QEPM GP’s obligation to close concerning TLLP’s, TLLP GP’s and MergerCo’s compliance with their representations, warranties and covenants cannot be satisfied on or before the drop-dead date;

•	if a QEPM recommendation change shall have occurred; or

•	(notwithstanding any approval of the QEPM unitholders) if a TLLP material adverse effect shall have occurred.

TLLP may terminate the merger agreement:

•

(notwithstanding any approval of the QEPM unitholders) if QEPM or QEPM GP shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement such that the condition to TLLP’s, TLLP GP’s and MergerCo’s obligation to close concerning QEPM’s and QEPM GP’s compliance with their representations, warranties and covenants cannot be satisfied on or before the drop-dead date;

•	if a QEPM recommendation change shall have occurred; or

•	(notwithstanding any approval of the QEPM unitholders) if a QEPM material adverse effect shall have occurred.

Material U.S. Federal Income Tax Consequences of the Merger (see page 138)

Tax matters associated with the merger are complicated. The U.S. federal income tax consequences of the merger to a QEPM unaffiliated unitholder will depend on such unitholder’s own situation. The tax discussions in this proxy statement/prospectus focus on the U.S. federal income tax consequences generally applicable to individuals who are residents or citizens of the United States that hold their QEPM common units as capital assets, and these discussions have only limited application to other unitholders, including those subject to special tax treatment. QEPM unaffiliated unitholders are urged to consult their tax advisors for a full understanding of the U.S. federal, state, local and foreign tax consequences of the merger that will be applicable to them.

QEPM expects to receive an opinion from Andrews Kurth to the effect that no gain or loss should be recognized by the QEPM unaffiliated unitholders as a result of the receipt of TLLP common units in the merger, other than any income or gain resulting from either (i) any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code , or (ii) any cash received in lieu of any fractional TLLP common units. TLLP expects to receive an opinion from Norton Rose Fulbright to the effect that no gain or loss should be recognized by TLLP unaffiliated unitholders as a result of the merger (other than gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code). Opinions of counsel, however, are subject to certain limitations and are not binding on the Internal Revenue Service, or “IRS,” and no assurance can be given that the IRS would not successfully assert a contrary position regarding the merger and the opinions of counsel.

The U.S. federal income tax consequences described above may not apply to all holders of TLLP common units and QEPM common units. Please read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 138 for a more complete discussion of the U.S. federal income tax consequences of the merger.

Comparison of the Rights of TLLP and QEPM Unitholders (see page 112)

QEPM unitholders will own TLLP common units following the completion of the merger, and their rights associated with those TLLP common units will be governed by TLLP’s partnership agreement (which differs in a number of respects from QEPM’s partnership agreement) and the Delaware Act.

Other Information Related to the Merger (see page 17)

No Dissenters’ or Appraisal Rights

QEPM unitholders do not have dissenters’ or appraisal rights under QEPM’s partnership agreement, the merger agreement or the Delaware Act.

Antitrust and Regulatory Matters

Due to rules applicable to partnerships and the common control of QEPM and TLLP, no filing is required under the Hart-Scott-Rodino Act (the “HSR Act”) and the rules promulgated thereunder by the FTC. However, at any time before or after completion of the merger, the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”), or any state may request additional information or could take such action under the antitrust laws as it deems necessary or desirable in the public interest.

Listing of Common Units to be Issued in the Merger; Delisting and Deregistration of QEPM Common Units

TLLP expects to obtain approval to list on the NYSE the TLLP common units to be issued pursuant to the merger agreement, which approval is a condition to closing the merger. Upon completion of the merger, QEPM common units currently listed on the NYSE will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.

Accounting Treatment

The proposed merger will be accounted for in accordance with Accounting Standards Codification 810, Consolidations — Overall — Changes in Parent’s Ownership Interest in a Subsidiary, which is referred to as ASC 810. Changes in TLLP’s ownership interest in QEPM, while TLLP retains its controlling financial interest in QEPM, will be accounted for as an equity transaction and no gain or loss will be recognized as a result of the proposed merger. The proposed merger represents TLLP’s acquisition of the noncontrolling interests in QEPM.

Summary of Risk Factors (see page 18)

You should consider carefully all of the risk factors together with all of the other information included in this proxy statement/prospectus before deciding how to vote. The risks related to the merger and the related transactions, TLLP’s business, TLLP common units and risks resulting from TLLP’s organizational structure are described under the caption “Risk Factors” beginning on page 33 of this proxy statement/prospectus. Some of these risks include, but are not limited to, those described below:

•	QEPM’s partnership agreement limits the fiduciary duties of QEPM GP to common unitholders and restricts the remedies available to common unitholders for actions taken by QEPM GP that might otherwise constitute breaches of fiduciary duty.

•	The directors and executive officers of QEPM GP may have interests relating to the merger that differ in certain respects from the interests of the QEPM unaffiliated unitholders.

•	The exchange ratio is fixed and the market value of the merger consideration to QEPM unaffiliated unitholders on the closing date will be equal to 0.3088 times the price of TLLP common units at the closing of the merger, which market value will decrease if the market value of TLLP’s common units decreases.

•	The transactions contemplated by the merger agreement may not be consummated even if QEPM unitholders approve the merger agreement and the merger.

•	While the merger agreement is in effect, both QEPM and TLLP may lose opportunities to enter into different business combination transactions with other parties on more favorable terms, and may be limited in their ability to pursue other attractive business opportunities.

•	TLLP may not realize all or any part of the anticipated benefits of the merger with QEPM.

•	No ruling has been obtained with respect to the U.S. federal income tax consequences of the merger.

•	The intended U.S. federal income tax consequences of the merger are dependent upon TLLP being treated as a partnership for U.S. federal income tax purposes.

•	QEPM unaffiliated unitholders could recognize taxable income or gain for U.S. federal income tax purposes as a result of the merger.

Organizational Chart (see page 19)

Before the Merger

The following simplified diagram depicts TLLP’s organizational structure prior to giving effect to the merger. This diagram is provided for illustrative purposes only and does not show all legal entities or obligations of such entities.

Tesoro Corporation
(NYSE: TSO)
(Tesoro)
24,259,971 TLLP Common Units
100% Direct and Indirect Ownership Interest
TLLP Public Unitholders
52,423,925 Common Units
Tesoro Logistics GP, LLC
(the General Partner)
1,631,448 TLLP General Partner Units
3,921,777 TLLP Common Units
Incentive Distribution Rights
29.5% Direct and Indirect Limited Partner Interest
63.7% Limited Partner Interest
2.0% Direct General Partner Interest
4.8% Limited Partner Interest
Tesoro Logistics LP
(NYSE: TLLP)
(the Partnership)
100% Direct Ownership Interest
Tesoro Logistics Operations, LLC
100% Direct Ownership Interest
Operating Subsidiaries
100% Direct Ownership Interest
QEP Field Services, LLC
(QEPFS)
3,701,750 QEPM Common Units
26,705,000 QEPM Subordinated Units
QEPM Public Unitholders
23,051,455 Common Units
100% Direct Ownership Interest
100% Direct Ownership Interest
QEP Midstream Partners GP, LLC
TLLP Merger Sub LLC
2% General Partner Interest and 100% Incentive Distribution Rights
55.7% Limited Partner Interest
42.3% Limited Partner Interest
QEP Midstream Partners, LP
(NYSE:QEPM)
100% Direct Ownership Interest
QEP Midstream Partners Operating, LLC
Other Operating Subsidiaries

After the Merger

The following simplified diagram depicts TLLP’s organizational structure after giving effect to the merger. This diagram is provided for illustrative purposes only and does not show all legal entities or obligations of such entities.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING INFORMATION OF

TLLP AND QEPM

The following tables set forth, for the periods and at the dates indicated, summary historical financial and operating information for TLLP, summary historical financial information for QEPM and summary unaudited pro forma financial information for TLLP after giving effect to the proposed merger with QEPM. The summary historical financial data as of and for each of the years ended December 31, 2012, 2013 and 2014 are derived from and should be read in conjunction with the audited financial statements and accompanying footnotes of TLLP and QEPM, respectively. The summary historical financial data as of and for the three months ended March 31, 2015 and 2014, respectively, are derived from and should be read in conjunction with the unaudited condensed combined consolidated financial statements and accompanying footnotes of TLLP and QEPM, respectively.

TLLP’s and QEPM’s consolidated balance sheets as of December 31, 2013 and 2014 and as of March 31, 2015, and the related statements of consolidated operations, comprehensive income, cash flows and equity for each of the three years in the period ended December 31, 2014 and the three months ended March 31, 2015 and 2014 are incorporated by reference into this proxy statement/prospectus from TLLP’s and QEPM’s respective Annual Reports on Form 10-K for the year ended December 31, 2014, and their Quarterly Reports on Form 10-Q for the three months ended March 31, 2015.

The summary unaudited pro forma condensed consolidated financial statements of TLLP show the pro forma effect of TLLP’s proposed merger with QEPM. For a complete discussion of the pro forma adjustments underlying the amounts in the table on the following page, please read “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page F-2 of this proxy statement/prospectus.

On December 2, 2014, pursuant to a definitive membership interest purchase agreement (“the MIPA”), TLLP completed the purchase from QEP Field Services Company (“QEPFSC”) of all the issued and outstanding membership interests of QEP Field Services, which assets are referred to as the “Rockies Natural Gas Business,” for approximately $2.5 billion in cash, subject to customary post closing adjustments (the “Rockies Natural Gas Business Acquisition”). Pursuant to the MIPA, TLLP acquired all of the assets and certain liabilities of QEPFS, excluding the Haynesville gathering system, which was retained by QEPFSC (the “QEP Retained Assets”).

As part of the Rockies Natural Gas Business Acquisition, TLLP acquired QEPM GP and related incentive distribution rights, 3,701,750 QEPM common units and 26,705,000 QEPM subordinated units on December 2, 2014, and QEPM became a consolidated subsidiary of TLLP for financial accounting and reporting purposes. The proposed merger will be accounted for in accordance with Accounting Standards Codification 810, Consolidations — Overall — Changes in Parent’s Ownership Interest in a Subsidiary, which is referred to as ASC 810. Changes in TLLP’s ownership interest in QEPM, while TLLP retains its controlling financial interest in QEPM, will be accounted for as an equity transaction and no gain or loss will be recognized as a result of the proposed merger. The proposed merger represents TLLP’s acquisition of the noncontrolling interests in QEPM.

During the third quarter of 2014, pursuant to a Contribution, Conveyance and Assumption Agreement, TLLP acquired from Tesoro three truck terminals, ten storage tanks, two rail loading and unloading facilities and a refined products pipeline (the “West Coast Logistics Assets”) for approximately $270 million, comprised of $243 million in cash and the remaining $27 million from the issuance of equity to TLLP GP (which partnership units consisted of the number of general partner units necessary to increase its ownership to 2% and the remainder of which were common units). The acquisition was completed in two phases, which occurred on July 1, 2014 and on September 30, 2014 (“West Coast Logistics Assets Acquisition”).

The unaudited pro forma condensed combined consolidated financial information of TLLP reflects adjustments to the historical statement of combined consolidated operations (the “Statement of Operations”) of TLLP to give effect to (i) the Rockies Natural Gas Business Acquisition, (ii) the offering of $1.3 billion aggregate principal amount of new Senior Notes due 2019 and 2022 on October 29, 2014 (“October Debt Offering”) and use of the proceeds from the October Debt Offering to fund a portion of the purchase price of the Rockies Natural Gas Business and repay $243 million outstanding under TLLP’s revolving credit agreement which was used to fund the West Coast Logistics Assets Acquisition, (iii) the entering into and borrowings under TLLP’s amended and restated credit agreement on December 2, 2014 (“New Credit Agreement”) to fund a portion of the purchase price of the Rockies Natural Gas Business, (iv) the offering of common units on October 24, 2014, with an aggregate value of $1.3 billion, which included the purchase of common units equal to $500 million by Tesoro and TLLP GP making a capital contribution to acquire general partner units to maintain its current 2% general partner interest in TLLP (“October Equity Offering”), and the use of the net proceeds from the October Equity Offering to fund a portion of the purchase price of the Rockies Natural Gas Business Acquisition, (v) the West Coast Logistics Assets Acquisition, (vi) the proposed merger between TLLP and QEPM and (vii) the payment of fees and expenses in connection with each of the foregoing. These items are collectively referred to as the “Pro Forma Statement of Operations Transactions.” The unaudited pro forma condensed combined consolidated financial information of TLLP reflects adjustments to the historical balance sheet (the “Balance Sheet”) of TLLP to give effect to (i) the proposed merger between TLLP and QEPM and (ii) the payment of fees and expenses in connection with the Merger. These items are collectively referred to as the “Pro Forma Balance Sheet Transactions.”

The unaudited pro forma condensed consolidated financial statements have been prepared to assist in the analysis of financial effects of the proposed merger between TLLP and QEPM. The unaudited pro forma condensed statements of consolidated operations for the year ended December 31, 2014 and the three months ended March 31, 2015 assume the Pro Forma Statement of Operations Transactions had taken place as of January 1, 2014. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2015 assumes the Pro Forma Balance Sheet Transactions had taken place as of March 31, 2015. The unaudited pro forma condensed consolidated financial statements are based upon assumptions that TLLP and QEPM believe are reasonable under the circumstances, and are intended for informational purposes only. They are not necessarily indicative of the financial results that would have occurred if the transactions described herein had taken place on the dates indicated, nor are they indicative of the future consolidated results of the combined entity.

TLLP’s non-generally accepted accounting principles, or non-GAAP, financial measures of EBITDA, Adjusted EBITDA and Distributable Cash Flow are presented in the summary historical and pro forma financial information. Please read “— Non-GAAP Financial Measures,” which provides the necessary explanations for these non-GAAP financial measures and reconciliations to their most closely related GAAP financial measures.

For information regarding the effect of the proposed merger on pro forma distributions to QEPM unitholders, please read “Comparative Per Unit Information.” For additional financial information, please read “Selected Financial Data and Pro Forma Information of TLLP and QEPM” on page 95.

Summary Historical and Pro Forma Financial Information of TLLP

The following table should be read together with, and is qualified in its entirety by reference to, the historical combined consolidated financial statements and the accompanying notes incorporated by reference from TLLP’s Annual Report on Form 10-K for the year ended December 31, 2014 and TLLP’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015, each incorporated herein by reference. The table should also be read together with “Unaudited Pro Forma Condensed Combined Consolidated Financial Information” included elsewhere in this document, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from TLLP’s Annual Reports on Form 10-K for the year ended December 31, 2014.

	Years Ended December 31,			Three Months Ended March 31,		Pro Forma Year Ended December 31, 2014(a)	Pro Forma Three Months Ended March 31, 2015
	2012(a)	2013(a)	2014(a)	2014(a)	2015
	(In millions, except bpd, MMBtu, per MMBtu and per barrel data)
Statement of Operations Data(b):
Revenues(c):
Affiliate	$150	$273	$497	$111	$148	$511	$148
Third-party	14	40	103	16	115	439	115

Total revenues	164	313	600	127	263	950	263

Operating and maintenance expenses	87	174	290	52	94	409	94
Imbalance settlement gains and reimbursements from Tesoro	(12)	(12)	(43)	(7)	(8)	(43)	(8)
General and administrative expenses(d)	16	32	74	10	25	108	25
Depreciation and amortization expenses	15	45	77	16	44	166	44
Loss (gain) on asset disposals and impairments	1	—	(4)	(4)	—	(4)	—

Total Costs and Expenses	107	239	394	67	155	636	155

Operating Income	57	74	206	60	108	314	108
Interest and financing costs, net	(9)	(40)	(109)	(18)	(37)	(179)	(37)
Equity in earnings of unconsolidated affiliates	—	—	1	—	3	6	3
Interest income	—	1	—	—	—	—	—

Net Income	48	35	98	42	74	141	74

Loss attributable to Predecessors	9	45	4	1	—	—	—
Income attributable to noncontrolling interest	—	—	(3)	—	(10)	(4)	(1)

Net income attributable to partners	$57	$80	$99	$43	$64	$137	$73

Balance Sheet Data (at period end):
Net Property, Plant and Equipment	$302	$1,398	$3,306	$1,409	$3,335		$3,335
Total Assets	381	1,510	4,765	1,567	4,796		4,794
Total Liabilities, excluding debt	29	95	331	119	361		361
Total Debt	344	1,141	2,544	1,164	2,520		2,520
Cash Flow Data:
Cash Flows From (Used In):
Operating activities	$72	$93	$185	$69	$152
Investing activities	(128)	(391)	(2,668)	(15)	(82)
Financing activities	57	302	2,479	(34)	(73)
Increase (decrease) in cash and cash equivalents	$1	$4	$(4)	$20	$(3)
Other Financial Data(b):
EBITDA(e)	$77	$156	$287	$77	$155	$482	$155
Adjusted EBITDA(e)	81	168	319	75	168	514	168
Distributable cash flow(e)	71	126	221	66	113	306	130
Distributions to unitholders	472	1,231	426	36	70

	Years Ended December 31,			Three Months Ended March 31,		Pro Forma Year Ended December 31, 2014(a)	Pro Forma Three Months Ended March 31, 2015
	2012(a)	2013(a)	2014(a)	2014(a)	2015
	(In millions, except bpd, MMBtu, gallons, per MMBtu and per barrel data)
Capital Expenditures(b):
Growth(f)	$81	$63	$200	$24	$57	$215	$57
Maintenance(g)	13	20	44	2	9	78	9

Total Capital Expenditures	$94	$83	$244	$26	$66	$293	$66

Operating Information(b):
Gathering segment:
Crude oil gathering pipeline throughput (bpd)	66,615	85,572	123,355	97,991	155,882	134,547	155,882
Average crude oil gathering pipeline revenue per barrel(h)	$1.35	$1.27	$1.46	$1.34	$1.95	$1.53	$1.95
Crude oil gathering trucking (bpd)	37,537	44,363	49,339	44,701	45,926	49,339	45,926
Average crude oil gathering trucking revenue per barrel(h)	$2.84	$3.10	$3.23	$3.18	$3.23	$3.23	$3.23
Gas gathering volume (thousands of MMBtu/d)	—	—	86	—	1,020	1,097	1,020
Average gas gathering revenue per MMBtu(h)	$—	$—	$0.41	$—	$0.39	$0.36	$0.39
Processing segment:
NGL processing volumes (bpd)	—	—	537	—	6,931	5,936	6,931
Average keep-whole fee per barrel of NGL(h)	$—	$—	$35.51	$—	$31.84	$54.87	$31.84
Fee-based processing volumes (thousands of MMBtu/d)	—	—	57	—	689	658	675
Average fee-based processing revenue per MMBtu(h)	$—	$—	$0.30	$—	$0.46	$0.30	$0.47
Terminalling and transportation segment:
Terminalling throughput (bpd)	368,693	738,665	917,280	901,328	917,549	917,280	917,549
Average terminalling revenue per barrel(h)	$0.57	$0.69	$1.00	$0.93	$1.10	$1.04	$1.10
Pipeline transportation throughput (bpd)	121,444	205,136	821,716	817,177	818,317	821,716	818,317
Average pipeline transportation revenue per barrel	$0.32	$0.52	$0.36	$0.36	$0.39	$0.36	$0.39

(a)	Results of operations include amounts related to the TLLP Predecessors during the years ended December 31, 2012, 2013 and 2014 prior to July 1, 2014 and September 30, 2014 for the West Coast Logistics Assets, from June 1, 2013 through December 6, 2013 for the Los Angeles logistics assets acquisition, prior to April 1, 2012 for the Martinez acquisition, prior to September 14, 2012 for the Long Beach acquisition, and prior to November 15, 2012 for the Anacortes acquisition, respectively.
(b)	The pro forma Statement of Operations Data, Other Financial Data, Capital Expenditures, and Operating Information reflects adjustments for the Pro Forma Statement of Operations Transactions.
(c)	TLLP’s Predecessors did not record revenues for transactions with Tesoro in the Terminalling and Transportation segment or for trucking services in the Gathering segment for assets acquired in the acquisitions from Tesoro prior to each respective effective acquisition date, with the exception of regulatory tariffs charged to Tesoro on the refined products pipeline included in the West Coast Logistics assets acquisition.
(d)	TLLP’s Predecessors’ general and administrative expenses included direct charges for the management and operation of its logistics assets and certain expenses allocated by Tesoro for general corporate services. Although Tesoro continues to charge TLLP a similar combination of direct charges, the amounts allocated increased as a result of additional operational administrative resources utilized for management and growth of its assets.
(e)	For a discussion of the non-GAAP financial measures of EBITDA, adjusted EBITDA and distributable cash flow, please read “Non-GAAP Financial Measures” below.
(f)	Growth capital expenditures include expenditures to acquire or construct new assets and to expand existing facilities or services that may increase throughput capacity on our pipelines, terminals and processing complexes or increase storage capacity at our facilities.
(g)	Maintenance capital expenditures include expenditures required to ensure the safety, reliability, integrity, and regulatory compliance of our assets.
(h)	Average revenue per barrel is calculated as revenue divided by total volumes (barrels). Average revenue per MMBtu is calculated as revenue divided by total volumes (MMBtu).

Summary Historical Financial Information of QEPM

The following table should be read together with, and is qualified in its entirety by reference to, the historical combined consolidated financial statements and the accompanying notes incorporated by reference from QEPM’s Annual Report on Form 10-K for the year ended December 31, 2014 and QEPM’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015, each incorporated herein by reference. The table should also be read together with “Unaudited Pro Forma Condensed Combined Consolidated Financial Information” included elsewhere in this document, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from QEPM’s Annual Reports on Form 10-K for the year ended December 31, 2014.

		Year Ended December 31, 2013
	Year Ended December 31, 2012	Period from January 1, 2013, through August 13, 2013	Period from August 14, 2013, through December 31, 2013	Year Ended December 31, 2014	Three Months Ended March 31, 2014	Three Months Ended March 31, 2015
	Predecessor	Predecessor	Successor	Successor	Successor	Successor
	(in millions)
Statement of Operations Data:
Revenues:
Gathering and transportation	$151	$93	$46	$118	$29	$33
Condensate sales	11	7	2	5	2	2

Total revenues	162	100	48	123	31	35

Operating expenses
Gathering	30	20	10	24	6	6
General and administrative	17	14	5	18	5	4
Taxes other than income taxes	3	1	1	2	—	—
Depreciation and amortization	40	25	11	32	8	8

Total operating expenses	90	60	27	76	19	18

Operating income	72	40	21	47	12	17
Income from unconsolidated affiliates	7	4	1	13	2	6
Loss from early extinguishment of debt	—	—	—	(2)	—	—
Interest expense	(8)	(3)	(1)	(4)	(1)	(1)

Net income	71	41	21	54	13	22
Net income attributable to noncontrolling interest	(4)	(2)	(2)	(4)	(1)	(1)

Net income attributable to QEPM or Predecessor	$67	$39	$19	$50	$12	$21

Balance Sheet Data (at period end):
Net Property, Plant and Equipment	$634		$493	$476	$491	$470
Total Asset	725		580	649	577	634
Total Liabilities, excluding debt	42		52	40	51	35
Total Debt	131		—	210	—	197
Cash Flow Data:
Cash Flows From (Used in):
Operating Activities	$107	$91	$32	$100	$22	$29
Investing Activities	(43)	(8)	(14)	(125)	(6)	(4)
Financing Activities	(65)	(83)	—	21	(15)	(32)

Increase (decrease) in cash and cash equivalents	$(1)	$—	$18	$(4)	$1	$(7)
Other Financial Data(a):
Adjusted EBITDA	$115	$67	$32	$89	$20	$30
Distributable Cash Flow			28	72	18	26
Capital Expenditures:
Total capital expenditures	$(44)	$(9)	$(14)	$(18)	$(6)	$(1)

(a)	See page 27 for QEPM specific definitions of adjusted EBITDA and Distributable Cash Flow.

Non-GAAP Financial Measures

This section provides reconciliations of TLLP’s and QEPM’s non-GAAP financial measures included in this proxy statement/prospectus to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S., or “GAAP.”

Our management uses a variety of financial and operating measures to analyze operating segment performance. To supplement our financial information presented in accordance with U.S. GAAP, our management uses additional measures that are known as “non-GAAP” financial measures in its evaluation of past performance and prospects for the future. These measures are significant factors in assessing our operating results and profitability and include EBITDA, adjusted EBITDA and distributable cash flow.

EBITDA, adjusted EBITDA and distributable cash flow are not measures prescribed by U.S. GAAP but are supplemental financial measures that are used by management and may be used by external users of our financial statements, such as industry analysts, investors, lenders and rating agencies, to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of EBITDA and adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. The U.S. GAAP measures most directly comparable to EBITDA and adjusted EBITDA are net income and net cash from operating activities. EBITDA and adjusted EBITDA should not be considered as an alternative to U.S. GAAP net income or net cash from operating activities. EBITDA and adjusted EBITDA have important limitations as an analytical tool, because they exclude some, but not all, of the items that affect net income and net cash from operating activities.

We believe that the presentation of distributable cash flow will provide useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance and it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating. The U.S. GAAP measure most directly comparable to distributable cash flow is net income.

These non-GAAP financial measures should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, because they may be defined differently by other companies in our industry, thereby diminishing their utility.

TLLP Non-GAAP Financial Measures

TLLP defines EBITDA as net income before depreciation and amortization expenses, net interest and financing costs and interest income. We define adjusted EBITDA as EBITDA plus or minus amounts determined to be “special items” by our management based on their unusual nature and relative significance to cash flow in a certain period. TLLP defines distributable cash flow as adjusted EBITDA plus or minus amounts determined to be “special items” by our management based on their relative significance to cash flow in a certain period. TLLP provides complete reconciliation and discussion of items identified as special items with our presentation of adjusted EBITDA and Distributable Cash Flow.

QEPM Non-GAAP Financial Measures

QEPM defines adjusted EBITDA as net income attributable to QEPM or predecessor plus any interest expense, net of other income, depreciation and amortization expense, QEPM’s share of unconsolidated affiliate’s depreciate and amortization expense, loss from early extinguishment of debt, net loss from asset sales and less any noncontrolling interest share of depreciation and amortization expense. QEPM defines distributable cash flow as adjusted EBITDA less cash interest paid, maintenance capital expenditures and cash adjustments for non-controlling interest and equity method investments, plus reimbursement by our customers for certain maintenance capital expenditures and non-cash long-term compensation expense.

TLLP

The following table presents a reconciliation of TLLP’s GAAP financial measure of net income to TLLP’s non-GAAP financial measures of EBITDA, adjusted EBITDA and distributable cash flow and a reconciliation of net cash from operating activities to EBITDA, on a historical and pro forma basis, as applicable for each of the periods indicated:

	Years Ended December 31,			Three Months Ended March 31,		Pro Forma Year Ended December 31, 2014(a)	Pro Forma Three Months Ended March 31, 2015
	2012(a)	2013(a)	2014(a)	2014(a)	2015
	(In millions)
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Distributable Cash Flow:
Net Income	$48	$35	$98	$42	$74	$137	$74
Loss attributable to Predecessor	9	45	4	1	—	—	—
Depreciation and amortization expenses, net of Predecessor expense	11	37	76	16	44	166	44
Interest and financing costs, net of capitalized interest	9	40	109	18	37	179	37
Interest income	—	(1)	—	—	—	—	—

EBITDA	77	156	287	77	155	482	155

Loss (gain) on asset disposals and impairments	1	—	(4)	(4)	—	(4)	—
Acquisition costs included in general and administrative expense	3	7	19	—	—	19	—
Billing of deficiency payments(b)	—	—	10	—	13	10	13
Inspection and maintenance costs associated with the Northwest Product System	—	5	7	2	—	7	—

Adjusted EBITDA	81	168	319	75	168	514	168
Interest and financing costs, net(e)	(9)	(40)	(86)	(18)	(37)	(156)	(37)
Net income attributable to noncontrolling interest	—	—	(3)	—	(10)	(4)	(1)
Maintenance capital expenditures(c)	(9)	(14)	(44)	(2)	(9)	(78)	(9)
Other adjustments for noncontrolling interest(d)	—	—	8	—	(8)	3	—
Change in deferred revenue	—	2	2	—	5	2	5
Amortization of debt issuance costs	1	2	6	1	2	6	2
Reimbursement for maintenance capital expenditures(c)	6	5	7	—	1	7	1
Unit-based compensation expense	1	2	2	—	1	2	1
Interest income	—	1	—	—	—	—	—
Proceeds from sales of assets	—	—	10	10	—	10	—

Distributable Cash Flow	$71	$126	$221	$66	$113	$306	$130

	Years Ended December 31,			Three Months Ended March 31,		Pro Forma Year Ended December 31, 2014(a)	Pro Forma Three Months Ended March 31, 2015
	2012(a)	2013(a)	2014(a)	2014(a)	2015
	(In millions)
Reconciliation of Net Cash from Operating Activities to EBITDA:
Net cash from operating activities	$72	$93	$185	$69	$152
Interest and financing costs, net	9	40	109	18	37
Changes in assets and liabilities	(6)	(9)	(6)	(14)	(32)
Amortization of debt issuance costs	(1)	(2)	(6)	(1)	(2)
Unit-based compensation expense	(1)	(2)	(2)	—	(1)
Earnings from unconsolidated affiliates in excess of distributions	—	—	—	—	1
Predecessor impact	5	37	3	1	—
Interest income	—	(1)	—	—	—
Gain (loss) on asset disposals and impairments	(1)	—	4	4	—

EBITDA	$77	$156	$287	$77	$155

(a)	Results of operations include amounts related to TLLP’s Predecessors during the years ended December 31, 2012, 2013 and 2014 prior to September 30, 2014 and July 1, 2014 for the West Coast Logistics Assets, from June 1, 2013 through December 6, 2013 for the Los Angeles logistics assets acquisition, prior to April 1, 2012 for the Martinez acquisition, prior to September 14, 2012 for the Long Beach acquisition, and prior to November 15, 2012 for the Anacortes acquisition, respectively.
(b)	Several of TLLP’s contracts contain minimum volume commitments that allow them to charge the customer a deficiency payment if the customer’s actual throughput volumes are less than its minimum volume commitments for the applicable period. In certain contracts, if a customer makes a deficiency payment, that customer may be entitled to offset gathering fees or processing fees in one or more subsequent periods to the extent that such customer’s throughput volumes in those periods exceed its minimum volume commitment. Depending on the specific terms of the contract, revenue under these agreements may be classified as deferred revenue and recognized once all contingencies or potential performance obligations associated with these related volumes have either been satisfied through the gathering or processing of future excess volumes of natural gas, or are expected to expire or lapse through the passage of time pursuant to terms of the applicable agreement. During the year ended December 31, 2014, and the three months ended March 31, 2015, TLLP invoiced customers for deficiency payments. TLLP does not recognize revenue related to the billing periods as these represent opening balance sheets assets for the Rockies Natural Gas Business Acquisition; however, TLLP is entitled to the cash receipt from such billings.
(c)	Maintenance capital expenditures include expenditures required to ensure safety, reliability, integrity and regulatory compliance of our assets. Maintenance capital expenditures included in the Distributable Cash Flow calculation are presented net of Predecessor amounts and the noncontrolling interest portion of maintenance capital expenditures.
(d)	Adjustments represent cash distributions in excess of (or less than) income attributable to noncontrolling interest and other adjustments for depreciation and maintenance capital expenditures applicable to the noncontrolling interest obtained in the December 2, 2014 Rockies Natural Gas Business Acquisition.
(e)	Interest and financing costs, net exclude capitalized interest, reimbursed premiums from Tesoro and acquisition related costs.

QEPM

The following table presents a reconciliation of net income to adjusted EBITDA and distributable cash flow and a reconciliation of net cash provided by operating activities to adjusted EBITDA, on a historical and pro forma basis, as applicable for each of the periods indicated:

		Year Ended December 31, 2013
	Year Ended December 31, 2012	Period From January 1, through August 13, 2013	Period From August 14, 2013, through December 31, 2013	Year Ended December 31, 2014	Three Months Ended March 31, 2014	Three Months Ended March 31, 2015
	Predecessor	Predecessor	Successor	Successor	Successor	Successor
	(in millions)
Reconciliation of Net Income Attributable to QEPM or Predecessor to Adjusted EBITDA and Distributable Cash Flows
Net income attributable to QEPM or Predecessor	$67	$39	$19	$50	$12	$21
Interest expense, net of other income	9	3	1	4	1	1
Depreciation and amortization	40	25	12	32	8	8
Noncontrolling interest share of depreciation and amortization(a)	(3)	(1)	(1)	(2)	(1)	(1)
QEPM share of unconsolidated affiliate’s depreciation and amortization(b)	2	1	1	3	—	1
Loss from early extinguishment of debt	—	—	—	2	—	—

Adjusted EBITDA	$115	$67	$32	$89	$20	$30
Cash interest paid			(1)	(4)	—	(1)
Maintenance capital expenditures			(13)	(13)	(4)	(1)
Reimbursements for maintenance capital expenditures			10	1	1	—
Cash adjustments for non-controlling interest and equity method investments			—	(1)	1	(2)

Distributable Cash Flow			$28	$72	$18	$26

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA
Net cash provided by operating activities	$107	$91	$32	$100	$22	$29
Noncontrolling interest share of depreciation and amortization(a)	(3)	(2)	(1)	(2)	(1)	(1)
QEPM share of unconsolidated affiliate’s depreciation and amortization(b)	2	1	1	3	—	1
Loss (Income) from unconsolidated affiliates, net of distributions from unconsolidated affiliates	(1)	(1)	—	1	—	(2)
Net income attributable to noncontrolling interest	(4)	(2)	(2)	(4)	(1)	(1)
Interest expense	9	3	1	4	1	1
Working capital changes	5	(23)	1	(12)	(1)	3
Equity-based compensation expense	—	—	—	(1)	—	—

Adjusted EBITDA	$115	$67	$32	$89	$20	$30

(a)	Represents the noncontrolling interest’s 22% share of depreciation and amortization attributable to Rendezvous Gas Services L.L.C.
(b)	Represents QEPM’s share of Three Rivers Gathering, L.L.C. (“Three Rivers Gathering”) and Green River Processing, LLC (“Green River Processing”) depreciation and amortization. For the year ended December 31, 2014, $1 million was attributable to Three Rivers Gathering and $2 million was attributable to Green River Processing. For the period from August 14, 2013, through December 31, 2013, for the period from January 1, 2013, through August 13, 2013, and for the year ended December 31, 2012, all unconsolidated affiliate depreciation and amortization is related to Three Rivers Gathering.

COMPARATIVE PER UNIT INFORMATION

The following table sets forth (i) historical per unit information of TLLP, (ii) the unaudited pro forma per unit information of TLLP after giving pro forma effect to the proposed merger and the transactions contemplated thereby, including TLLP’s issuance of 0.3088 TLLP common units for each outstanding QEPM common unit (other than QEPM common units owned by TLLP), and (iii) the historical and equivalent pro forma per unit information for QEPM.

You should read this information in conjunction with (i) the summary historical financial information included elsewhere in this proxy statement/prospectus, (ii) the historical consolidated financial statements of QEPM and TLLP and related notes that are incorporated by reference in this proxy statement/prospectus and (iii) the “Unaudited Pro Forma Condensed Consolidated Financial Statements” and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma per unit information does not purport to represent what the actual results of operations of QEPM and TLLP would have been had the proposed merger been completed in another period or to project QEPM’s and TLLP’s results of operations that may be achieved if the proposed merger is completed.

In calculating the historical “book value per common unit” amounts for QEPM presented in the following tables, QEPM’s common and subordinated units were treated as one class of units.

	Year Ended December 31, 2014
	TLLP		QEPM
	Historical	Combined Company Pro Forma(1)	Historical	Equivalent Pro Forma(2)
Net income per limited partner unit
Basic	$0.96	$1.05	$0.91	$0.32
Diluted	$0.96	$1.05	$0.91	$0.32
Cash distributions declared per unit(3)	$2.515		$1.16
Book value per limited partner unit	$18.39	$21.36	$6.69	$6.60

	Three Months Ended March 31, 2015
	TLLP		QEPM
	Historical	Combined Company Pro Forma(1)	Historical	Equivalent Pro Forma(2)
Net income per limited partner unit
Basic	$0.63	$0.66	$0.36	$0.20
Diluted	$0.63	$0.66	$0.36	$0.20
Cash distributions declared per unit(3)	$0.6675		$0.32
Book value per limited partner unit	$18.60	$21.56	$6.76	$6.66

(1)	TLLP’s pro forma information includes the effect of the proposed merger on the basis described in the notes to the “Unaudited Pro Forma Condensed Consolidated Financial Statements” included elsewhere in this proxy statement/prospectus.
(2)	QEPM’s equivalent pro forma earnings and book value amounts have been calculated by multiplying TLLP’s pro forma per unit amounts by the 0.3088 exchange ratio.
(3)	Represents cash distributions per common unit declared and paid.

MARKET PRICES AND DISTRIBUTION INFORMATION

TLLP’s common units are traded on the NYSE under the ticker symbol “TLLP.” QEPM’s common units are traded on the NYSE under the ticker symbol “QEPM.” The following table sets forth, for the periods indicated, the range of high and low sales prices per unit for TLLP common units and QEPM common units, on the NYSE composite tape, as well as information concerning quarterly cash distributions declared and paid with respect to each period.

	TLLP Common Units				QEPM Common Units
	Sales Prices		Distribution Rate		Sales Prices		Distribution Rate
	High	Low			High	Low
2012
First Quarter	$37.33	$31.22		$0.3775	n/a	n/a		n/a
Second Quarter	$36.55	$29.25		$0.4100	n/a	n/a		n/a
Third Quarter	$47.24	$33.68		$0.4550	n/a	n/a		n/a
Fourth Quarter	$46.69	$41.30		$0.4725	n/a	n/a		n/a
2013
First Quarter	$56.63	$41.26		$0.4900	n/a	n/a		n/a
Second Quarter	$71.92	$50.61		$0.5100	n/a	n/a		n/a
Third Quarter	$63.71	$50.52		$0.5450	$22.71	$21.61		$0.13	(1)
Fourth Quarter	$59.24	$47.40		$0.5650	$24.00	$21.52		$0.26
2014
First Quarter	$65.59	$51.16		$0.5900	$25.67	$21.26		$0.27
Second Quarter	$75.55	$59.75		$0.6150	$25.92	$21.81		$0.28
Third Quarter	$73.99	$64.04		$0.6425	$27.16	$22.73		$0.30
Fourth Quarter	$71.37	$49.01		$0.6675	$23.70	$14.08		$0.31
2015
First Quarter	$60.19	$49.33		$0.6950	$17.00	$14.45		$0.32
Second Quarter (through May 8, 2015)	$61.74	$53.01	$	n/a	$18.90	$15.33	$	n/a

(1)	This distribution was calculated based on QEPM’s minimum quarterly distribution of $0.25 per unit, prorated for the period from the date of its initial public offering, August 14, 2013, to the end of the quarter, September 30, 2013.

The last reported sale price of QEPM common units on the NYSE on December 1, 2014, the last trading day before TLLP’s initial proposal to acquire all of the QEPM common units owned by the public, was $14.97 per unit. Likewise, the last reported sale price of TLLP common units was $52.60 per unit on December 1, 2014.

The last reported sale price of QEPM common units on the NYSE on April 6, 2015, the day TLLP and QEPM entered into and announced the merger agreement, was $15.74 per unit. Likewise, the last reported sale price of TLLP common units was $55.34 per unit on April 6, 2015.

The last reported sale price of QEPM common units on the NYSE on May 8, 2015, the last trading day before the filing of the registration statement of which this proxy statement/prospectus is a part, was $17.94 per unit. Likewise, the last reported sale price of TLLP common units was $59.01 per unit on May 8, 2015.

As of May 8, 2015, TLLP had 80,605,673 common units outstanding held by approximately 7 holders of record. As of the record date for the special meeting, QEPM had 26,753,205 outstanding common units held by approximately 4 holders of record.

RISK FACTORS

You should consider carefully the following risk factors, together with all of the other information included in, or incorporated by reference into, this proxy statement/prospectus before deciding how to vote. In particular, please read Part I, Item 1A, “Risk Factors,” in the Annual Reports on Form 10-K for the year ended December 31, 2014 for each of TLLP and QEPM incorporated by reference herein. This document also contains forward-looking statements that involve risks and uncertainties. Please read “Information Regarding Forward-Looking Statements.”

Risks Related to the Merger

QEPM’s partnership agreement limits the fiduciary duties of QEPM GP to common unitholders and restricts the remedies available to common unitholders for actions taken by QEPM GP that might otherwise constitute breaches of fiduciary duty.

QEPM’s partnership agreement contains provisions that modify and limit QEPM GP’s fiduciary duties to QEPM unitholders. QEPM’s partnership agreement also restricts the remedies available to QEPM unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

Neither QEPM GP nor its affiliates (including directors of QEPM GP) will be in breach of their obligations under QEPM’s partnership agreement or its duties to QEPM or the QEPM unitholders if the resolution of the conflict is or is deemed to be fair and reasonable to QEPM. Any resolution will be deemed fair and reasonable if it is:

•	approved by a majority of the members of the QEPM Conflicts Committee;

•	approved by a vote of the majority of the QEPM common units (excluding QEPM common units owned by QEPM GP and its affiliates);

•	on terms no less favorable to QEPM than those generally being provided to or available from unrelated third parties; or

•	fair and reasonable to QEPM, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the QEPM).

In light of conflicts of interest in connection with the merger between TLLP, QEPM GP and its controlling affiliates, on the one hand, and QEPM and the QEPM unaffiliated unitholders, on the other hand, the QEPM Board delegated authority to the QEPM Conflicts Committee to consider, analyze, review, evaluate, determine and recommend whether to pursue the merger and related matters and if a determination to pursue a merger and related matters were made, to negotiate the terms and conditions of a merger and related matters. Approval by a majority of the members of the QEPM Conflicts Committee is referred to as “Special Approval” in QEPM’s partnership agreement. Under QEPM’s partnership agreement:

•	any conflict of interest and any resolution thereof is permitted and deemed approved by all partners and will not constitute a breach of the partnership agreement of QEPM, or of any duty expressed or implied by law or equity, if approved by “Special Approval”; and

•	if special approval is sought, then it shall be presumed that, in making its decision, the QEPM Conflicts Committee acted in good faith.

The directors and executive officers of QEPM GP may have interests relating to the merger that differ in certain respects from the interests of the QEPM unaffiliated unitholders.

In considering the recommendations of the QEPM Conflicts Committee and the QEPM Board to approve the merger agreement and the merger, you should consider that some of the directors and executive officers of QEPM GP may have interests that differ from, or are in addition to, interests of QEPM unitholders generally, including:

•	All of the directors and executive officers of QEPM GP will receive continued indemnification for their actions as directors and executive officers.

•	Certain directors of QEPM GP, none of whom is a member of the QEPM Conflicts Committee, own TLLP common units.

•	Some of QEPM GP’s directors, none of whom is a member of the QEPM Conflicts Committee, also serve as officers of TLLP GP, have certain duties to the limited partners of TLLP and are compensated, in part, based on the performance of TLLP.

The exchange ratio is fixed and the market value of the merger consideration to QEPM unaffiliated unitholders on the closing date will be equal to 0.3088 times the price of TLLP common units at the closing of the merger, which market value will decrease if the market value of TLLP’s common units decreases.

The market value of the consideration that QEPM unaffiliated unitholders will receive in the merger will depend on the trading price of TLLP’s common units at the closing of the merger. The 0.3088 exchange ratio that determines the number of TLLP common units that QEPM unaffiliated unitholders will receive in the merger is fixed. This means that there is no “price protection” mechanism contained in the merger agreement that would adjust the number of TLLP common units that QEPM unaffiliated unitholders will receive based on any decreases in the trading price of TLLP common units. If TLLP’s common unit price at the closing of the merger is less than TLLP’s common unit price on the date that the merger agreement was signed, then the market value of the consideration received by QEPM unaffiliated unitholders will be less than contemplated at the time the merger agreement was signed.

TLLP common unit price changes may result from a variety of factors, including general market and economic conditions, changes in TLLP’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond TLLP’s and QEPM’s control. For historical and current market prices of TLLP common units and QEPM common units, please read the “Market Prices and Distribution Information” section of this proxy statement/prospectus.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of TLLP’s financial condition or results of operations following the merger.

The pro forma financial statements contained in this proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of TLLP’s financial condition or results of operations following the merger for several reasons. The pro forma financial statements have been derived from the historical financial statements of TLLP and QEPM, and adjustments and assumptions have been made after giving effect to the merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by TLLP and QEPM in connection with the merger. As a result, the actual financial condition and results of operations of TLLP following the merger may not be consistent with, or evident from, these pro forma financial statements.

The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect TLLP’s financial condition or results of operations following the merger. Any decline or potential decline in TLLP’s financial condition or results of operations may cause significant variations in its unit price. Please read “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page F-1 of this proxy statement/prospectus.

Financial projections by TLLP and QEPM may not prove accurate.

In performing its financial analyses and rendering its opinion regarding the fairness, from a financial point of view, of the exchange ratio to the QEPM unaffiliated unitholders, the financial advisor to the QEPM Conflicts Committee reviewed and relied on, among other things, internal financial analyses and forecasts for QEPM and TLLP prepared by the management of QEPM GP and TLLP GP, as described under “The Merger — Unaudited Financial Projections of TLLP and QEPM.” These financial projections include assumptions regarding growth capital investments and the cash flows and other benefits resulting from such investments, maintenance capital required to operate QEPM’s and TLLP’s assets, the pace of drilling in areas dedicated to QEPM’s and TLLP’s assets, and the level of production from wells connected to QEPM’s and TLLP’s systems. They speak only as of the date made and will not be updated. These financial projections were not provided with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties, and may not be achieved in full, at all or within projected timeframes. The financial projections on which QEPM’s financial advisor based its opinion could turn out to be inaccurate.

The transactions contemplated by the merger agreement may not be consummated even if QEPM unitholders approve the merger agreement and the merger.

The merger agreement contains conditions that, if not satisfied or waived, would result in the merger not occurring, even though QEPM unitholders may have voted in favor of the merger agreement. In addition, QEPM and TLLP can agree not to consummate the merger even if QEPM unitholders approve the merger agreement and the merger and the conditions to the closing of the merger are otherwise satisfied.

While the merger agreement is in effect QEPM may lose opportunities to enter into different business combination transactions with other parties on more favorable terms, and may be limited in its ability to pursue other attractive business opportunities.

While the merger agreement is in effect, QEPM is prohibited from soliciting, initiating, knowingly encouraging or knowingly facilitating any inquiries or the making or submission of any proposal that constitutes or may reasonably be expected to lead to a proposal to acquire QEPM, or offering to enter into certain transactions such as a merger, sale of assets or other business combination, with any other person, subject to limited exceptions. As a result of these provisions in the merger agreement, QEPM may lose opportunities to enter into more favorable transactions.

TLLP is interested only in acquiring the outstanding publicly held QEPM common units and is not interested in selling the QEPM equity interests held by QEP Field Services or TLLP’s interest in QEPM GP. Therefore, even if a proposal or offer to acquire the assets or equity interests of QEPM were to materialize, QEP Field Services, which owns all of the outstanding QEPM subordinated units and 3,701,750 QEPM common units, would likely decide not to vote or tender its QEPM equity interests in favor of any such transaction.

QEPM has also agreed to refrain from taking certain actions with respect to its businesses and financial affairs pending completion of the merger or termination of the merger agreement. These restrictions and the non-solicitation provisions (described in more detail below in “The Merger Agreement”) could be in effect for an extended period of time if completion of the merger is delayed and the parties agree to extend the outside termination date.

In addition to the economic costs associated with pursuing a merger, QEPM GP’s management is devoting substantial time and other resources to the proposed transaction and related matters, which could limit QEPM’s ability to pursue other attractive business opportunities, including potential joint ventures, stand-alone projects and other transactions. If QEPM is unable to pursue such other attractive business opportunities, its growth prospects and the long-term strategic position of its business could be adversely affected.

Risks Related to TLLP’s Business After the Merger

TLLP’s distributions may fluctuate and it may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to TLLP GP and its affiliates, to enable TLLP to pay the minimum quarterly distributions to its unitholders.

The amount of cash TLLP can distribute on its units principally depends upon the amount of cash TLLP generates from its operations, which fluctuates from quarter to quarter based on, among other things, the following:

•	the volume of crude oil, natural gas, NGLs and refined products that TLLP handles;

•	the tariff rates with respect to volumes TLLP transports on its pipelines (including whether such tariffs are for long-haul or short-haul segments);

•	the terminalling, trucking, processing and storage fees with respect to non-pipeline volumes TLLP handles;

•	the mix of gathering, processing, transportation and storage services TLLP provides; and

•	prevailing economic conditions.

In addition, the actual amount of cash TLLP has available for distribution will also depend on other factors, some of which are beyond TLLP’s control, including:

•	the amount of TLLP’s operating expenses and general and administrative expenses, including reimbursements to or from Tesoro with respect to those expenses and payment of an annual corporate services fee to Tesoro;

•	the amount of TLLP’s capital expenditures;

•	the volatility in capital markets at the time of new debt or equity issuances;

•	the timing of distributions on new unit issuances relating to acquisitions;

•	the cost of acquisitions, if any;

•	TLLP’s debt service requirements and other liabilities;

•	fluctuations in TLLP’s working capital needs;

•	TLLP’s ability to borrow funds and access capital markets;

•	restrictions contained in TLLP’s revolving credit facility and other debt service requirements;

•	an uninsured catastrophic loss;

•	the amount of cash reserves established by TLLP GP; and

•	other business risks impacting TLLP’s cash levels.

The amount of cash TLLP has available for distribution to its unitholders depends primarily on TLLP’s cash flow rather than on its profitability. As a result, TLLP may make cash distributions during periods when it records net losses, and TLLP may not make cash distributions during periods when it records net income.

TLLP may be unsuccessful in integrating the operations of the assets acquired in the merger with QEPM, or in realizing all or any part of the anticipated benefits of such merger transaction.

TLLP faces numerous risks and challenges to successful integration of acquired businesses, including the following:

•	the potential for unexpected costs, delays and challenges that may arise in integrating acquisitions into its existing business;

•	limitations on its ability to realize the expected cost savings and synergies from an acquisition;

•	challenges related to integrating acquired operations that have management teams and company cultures that differ from its own;

•	challenges related to the integration of businesses that operate in new geographic areas, including difficulties in identifying and gaining access to customers in new markets;

•	challenges with respect to the gathering assets we acquire, such as expeditiously connecting customers’ wells to the gathering system;

•	difficulties of managing operations outside of its existing core business, which may require development of additional skills and competencies; and

•	discovery of previously unknown liabilities following an acquisition associated with the acquired business or assets for which we cannot receive reimbursement under applicable indemnification provisions.

Risks Related to TLLP’s Common Units and Risks Resulting from its Partnership Structure

Tesoro owns TLLP GP, which has sole responsibility for conducting TLLP’s business and managing TLLP’s operations. TLLP GP has limited fiduciary duties and it and its affiliates, including Tesoro, may have conflicts of interest with TLLP and they may favor their own interests to the detriment of TLLP and TLLP’s common unitholders.

As of May 8, 2015, Tesoro and its affiliates own an approximate 36.3% interest in TLLP, including a 2% general partner interest, and controls TLLP GP. Although TLLP GP has a duty to manage TLLP in a manner that is beneficial to TLLP and its unitholders, the directors and officers of TLLP GP have a duty to manage TLLP GP in the manner that is beneficial to its owner, Tesoro. Conflicts of interest may arise between Tesoro and its affiliates, including TLLP GP, on the one hand, and TLLP and its unitholders, on the other hand. In resolving these conflicts, TLLP GP may favor its own interests and the interests of its affiliates, including Tesoro, over the interests of TLLP common unitholders. These conflicts include the following situations:

•	Neither TLLP’s partnership agreement nor any other agreement requires Tesoro to pursue a business strategy that favors TLLP or utilizes its assets, which could involve decisions by Tesoro to increase or decrease refinery production, connect TLLP’s pipeline systems to third-party delivery points, shut down or reconfigure a refinery, or pursue and grow particular markets. Tesoro’s directors and officers have a fiduciary duty to make these decisions in the best interests of the stockholders of Tesoro;

•	Tesoro, as TLLP’s largest customer, may have an economic incentive to cause TLLP to not seek higher tariff rates, trucking fees or terminalling fees, even if such higher rates or fees would reflect rates and fees that could be obtained in arm’s-length, third-party transactions;

•	Tesoro may be constrained by the terms of its debt instruments from taking actions, or refraining from taking actions, that may be in TLLP’s best interests;

•	TLLP’s partnership agreement replaces the fiduciary duties that would otherwise be owed by TLLP GP with contractual standards governing its duties, limiting its liability and restricting the remedies available to TLLP’s unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty;

•	Except in limited circumstances, TLLP GP has the power and authority to conduct TLLP’s business without unitholder approval;

•	TLLP GP determines the amount and timing of asset purchases and sales, borrowings, issuance of additional partnership securities and the creation, reduction or increase of cash reserves, each of which can affect the amount of cash that is distributed to TLLP’s unitholders;

•	TLLP GP determines the amount and timing of many of TLLP’s cash expenditures and whether a cash expenditure is classified as an expansion capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to TLLP’s unitholders and to TLLP GP and the amount of adjusted operating surplus in any given period;

•	TLLP GP determines which costs incurred by it are reimbursable by TLLP;

•	TLLP GP may cause TLLP to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make incentive distributions;

•	TLLP’s partnership agreement permits it to classify up to $30 million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus. This cash may be used to fund distributions to TLLP GP in respect of the general partner interest or the incentive distribution rights;

•	TLLP’s partnership agreement does not restrict TLLP GP from causing TLLP to pay it or its affiliates for any services rendered to TLLP or entering into additional contractual arrangements with any of these entities on TLLP’s behalf;

•	TLLP GP has limited and may continue to limit its liability regarding TLLP’s contractual and other obligations;

•	TLLP GP may exercise its right to call and purchase all of the common units not owned by it and its affiliates if it and its affiliates own more than 75% of the common units;

•	TLLP GP controls the enforcement of obligations owed to TLLP by TLLP GP and its affiliates, including TLLP’s commercial agreements with Tesoro;

•	TLLP GP decides whether to retain separate counsel, accountants, or others to perform services for TLLP;

•	TLLP GP may elect to cause TLLP to issue common units to it in connection with a resetting of the target distribution levels related to TLLP GP’s incentive distribution rights without the approval of the conflicts committee of TLLP’s Board, which we refer to as our conflicts committee, or our unitholders. This election may result in lower distributions to TLLP’s common unitholders in certain situations; and

•	TLLP has significant business relationships with Tesoro and affiliates of Tesoro. For detailed information on these relationships and related transactions with these entities, please see Note 12 (“Related Party Transactions”) to the Unaudited Condensed Consolidated Financial Statements included in Item 1 and Item 13 (“Certain Relationships and Related Transactions, and Director Independence”) of TLLP’s Annual Report on Form 10-K for the year ended December 31, 2014.

Under the terms of TLLP’s partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to TLLP’s general partner or any of its affiliates, including its executive officers, directors and owners. Other than as provided in TLLP’S Amended Omnibus Agreement with Tesoro, any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for TLLP will not have any duty to communicate or offer such opportunity to TLLP. Any such person or entity will not be liable to TLLP or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to TLLP. This may create actual and potential conflicts of interest between TLLP and affiliates of TLLP’S general partner and result in less than favorable treatment of TLLP and its unitholders.

The general partner of TLLP has a limited call right that may require common unitholders to sell their common units at an undesirable time or price.

If at any time the general partner of TLLP and its affiliates own 75% or more of TLLP common units then outstanding, the general partner of TLLP will have the right, but not the obligation, which it may assign to any of its affiliates or to TLLP, to acquire all, but not less than all, of the remaining TLLP common units held by unaffiliated persons at a price not less than then current market price. As a result, common unitholders may be required to sell their TLLP common units at an undesirable time or price and may therefore not receive any return on their investment. They may also incur a tax liability upon a sale of their units.

Tax Risks Related to the Merger

In addition to reading the following risk factors, you are urged to read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 138 and “U.S. Federal Income Tax Consequences of Ownership of TLLP Common Units” beginning on page 141 for a more complete discussion of the expected material U.S. federal income tax consequences of the merger and owning and disposing of TLLP common units received in the merger.

No ruling from the Internal Revenue Service (“IRS”) has been obtained with respect to the U.S. federal income tax consequences of the merger.

No ruling has been or will be requested from the IRS with respect to the U.S. federal income tax consequences of the merger. Instead, TLLP and QEPM are relying on the opinions of their respective counsel as to the U.S. federal income tax consequences of the merger, and counsel’s conclusions may not be sustained if challenged by the IRS.

The intended U.S. federal income tax consequences of the merger to QEPM unaffiliated unitholders are dependent upon TLLP being treated as a partnership for U.S. federal income tax purposes.

The treatment of the merger as nontaxable to QEPM unaffiliated unitholders is dependent upon TLLP being treated as a partnership for U.S. federal income tax purposes. If TLLP were treated as a corporation for U.S. federal income tax purposes, the consequences of the merger would be materially different and the merger would likely be a fully taxable transaction to a QEPM unaffiliated unitholder.

QEPM unaffiliated unitholders could recognize taxable income or gain for U.S. federal income tax purposes as a result of the merger.

As a result of the merger, QEPM unaffiliated unitholders who receive TLLP common units will become limited partners of TLLP and will be allocated a share of TLLP’s nonrecourse liabilities. Each QEPM unaffiliated unitholder will be treated as receiving a deemed cash distribution equal to the excess, if any, of such unitholder’s share of nonrecourse liabilities of QEPM immediately before the merger over such unitholder’s share of nonrecourse liabilities of TLLP immediately following the merger. If the amount of any deemed cash distribution received by a QEPM unaffiliated unitholder exceeds the unitholder’s basis in his QEPM common units, such unitholder will recognize gain in an amount equal to such excess. TLLP and QEPM do not expect any QEPM unaffiliated unitholders to recognize gain in this manner.

To the extent QEPM unaffiliated unitholders receive cash in lieu of fractional TLLP common units in the merger, such unitholders will recognize gain or loss equal to the difference between the cash received and the unitholders’ adjusted tax basis allocated to such fractional TLLP common units.

Tax Risks Related to Owning TLLP Common Units Following the Merger

TLLP’s tax treatment depends on its status as a partnership for U.S. federal income tax purposes, as well as it not being subject to a material amount of entity-level taxation by individual states. If the Internal Revenue Service were instead to treat TLLP as a corporation for U.S. federal income tax purposes or if it were to become subject to a material amount of entity-level taxation for state tax purposes, then cash available for distribution to its unitholders would be substantially reduced.

Despite the fact that TLLP is a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as TLLP to be treated as a corporation for U.S. federal income tax purposes. A change in its business or a change in current law could cause it to be treated as a corporation for U.S. federal income tax purposes or otherwise subject it to a material amount of U.S. federal taxation as an entity. The anticipated after-tax economic benefit of an investment in TLLP common units depends, to an extent, on its being treated as a partnership for U.S. federal income tax purposes. TLLP has not requested, and does not plan to request, a ruling from the Internal Revenue Service (“IRS”) on this matter.

If TLLP were treated as a corporation for U.S. federal income tax purposes, it would pay U.S. federal income tax on its taxable income at the corporate tax rate (which is currently at a maximum of 35%) and it would also likely pay additional state income taxes at varying rates. Distributions to its unitholders would generally be taxed again as corporate dividends, and no income, gains, losses, deductions or credits would flow through to its unitholders. Because a tax would be imposed upon it as a corporation, the cash available for distribution to its unitholders would be substantially reduced. Thus, treatment of TLLP as a corporation would result in a material reduction in the after-tax return to its unitholders, likely causing a substantial reduction in the value of TLLP common units. Please read “U.S. Federal Income Tax Consequences of Ownership of TLLP Common Units — Partnership Status” for a further discussion of the foregoing.

In addition, because of widespread state budget deficits and other reasons, several states are evaluating ways to enhance state-tax collections. If any additional state were to impose an entity-level tax upon TLLP or its operating subsidiaries, the cash available for distribution to its unitholders would be reduced.

The tax treatment of publicly traded partnerships or an investment in TLLP common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present U.S. federal income tax treatment of publicly traded partnerships, including TLLP, may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, the President and members of the U.S. Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect the tax treatment of publicly traded partnerships, including the elimination of partnership tax treatment for publicly traded partnerships. Any modification to U.S. federal income tax laws and interpretations thereof may or may not be applied retroactively and could make it more difficult or impossible to meet the qualifying income exception in order for TLLP to be treated as a partnership for U.S. federal income tax purposes (i.e., not taxable as a corporation). In addition, such changes may affect or cause TLLP to change its business activities, affect the tax considerations of an investment in TLLP, change the character or treatment of portions of its income, or otherwise adversely affect an investment in TLLP common units. TLLP is unable to predict whether any of these changes or any other proposals will ultimately be enacted. Any such changes could negatively impact the value of an investment in TLLP common units and the amount of cash available for distribution to its unitholders.

TLLP prorates its items of income, gain, loss and deduction between transferors and transferees of its common units each month based upon the ownership of its common units on the first day of each month, instead of on the basis of the date a particular common unit is transferred.

TLLP prorates items of income, gain, loss and deduction between transferors and transferees of its common units each month based upon the ownership of the units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing or proposed Treasury Regulations. If the IRS were to challenge this method or new Treasury Regulations were issued, TLLP may be required to change the allocation of items of income, gain, loss and deduction among its unitholders. Norton Rose Fulbright has not rendered an opinion with respect to whether TLLP’s monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations. Please read “U.S. Federal Income Tax Consequences of Ownership of TLLP Common Units — Disposition of TLLP Common Units — Allocations Between Transferors and Transferees.”

A successful IRS contest of the U.S. federal income tax positions TLLP takes may adversely impact the market for its common units and the cost of any IRS contest will reduce its cash available for distribution to unitholders.

The IRS may adopt positions that differ from the positions TLLP takes, even positions taken with advice of counsel. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions TLLP takes. A court may not agree with some or all of the positions TLLP takes. Any contest with the

IRS may adversely impact the taxable income reported to TLLP’s unitholders and the income taxes they are required to pay. As a result, any such contest with the IRS may materially and adversely impact the market for TLLP common units and the price at which such common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to TLLP unitholders.

Even if TLLP common unitholders do not receive any cash distributions from TLLP, they will be required to pay taxes on their share of its taxable income.

Because TLLP unitholders will be treated as partners to whom TLLP will allocate taxable income (which could be different in amount from the cash that TLLP distributes), TLLP unitholders will be required to pay U.S. federal income taxes and, in some cases, state and local income taxes on their share of TLLP’s taxable income, whether or not they receive any cash distributions from TLLP. TLLP common unitholders may not receive cash distributions from it equal to their share of its taxable income or even equal to the actual tax liability resulting from their share of its taxable income.

Tax gains or losses on the disposition of TLLP common units could be different than expected.

If a unitholder sells TLLP common units, such unitholder will recognize gain or loss equal to the difference between the amount realized in the sale and the unitholder’s tax basis in those TLLP common units. Because distributions in excess of a unitholder’s allocable share of TLLP’s net taxable income decrease the unitholder’s tax basis in the unitholder’s common units, the amount, if any, of such prior excess distributions with respect to the TLLP common units a unitholder sells will, in effect, become taxable income to the unitholder if the unitholder sells such common units at a price greater than the unitholder’s tax basis in those common units, even if the price received is less than the unitholder’s initial tax basis in such units. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to a unitholder. In addition, because the amount realized may include a unitholder’s share of TLLP’s nonrecourse liabilities, a unitholder that sells TLLP common units may incur a tax liability in excess of the amount of the cash received from the sale. Please read “U.S. Federal Income Tax Consequences of Ownership of TLLP Common Units — Disposition of TLLP Common Units — Recognition of Gain or Loss” for a further discussion of the foregoing.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning TLLP common units that may result in adverse tax consequences to them.

TLLP common units held by tax-exempt entities, such as individual retirement accounts (“IRAs”), other retirement plans and non-U.S. persons, raise issues unique to them. For example, virtually all of TLLP’s income allocated to unitholders who are organizations exempt from U.S. federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file U.S. federal income tax returns and pay tax on their share of TLLP’s taxable income.

TLLP will treat each purchaser of its common units as having the same tax benefits without regard to the common units purchased. The IRS may challenge this treatment, which could adversely affect the value of TLLP common units.

Because TLLP cannot match transferors and transferees of its common units, TLLP adopts depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to a unitholder. Norton Rose Fulbright is unable to opine as to the validity of such filing positions. A successful IRS challenge also could affect the timing of these tax benefits or the amount of gain from a sale of common units and could have a negative impact on the value of TLLP common units or result in audit adjustments to the unitholder’s tax returns. Please read “U.S. Federal Income Tax Consequences of Ownership of TLLP Common Units — Tax Consequences of TLLP Common Unit Ownership — Section 754 Election” for a further discussion of the effect of the depreciation and amortization positions TLLP will adopt.

TLLP has adopted certain valuation methodologies in determining a unitholder’s allocations of income, gain, loss and deduction. The IRS may challenge these methodologies or the resulting allocation, and such a challenge could adversely affect the value of TLLP’s common units.

In determining the items of income, gain, loss and deduction allocable to unitholders, TLLP must routinely determine the fair market value of its assets. Although TLLP may from time to time consult with professional appraisers regarding valuation matters, TLLP makes many fair market value estimates using a methodology based on the market value of its common units as a means to measure the fair market value of its assets. The IRS may challenge these valuation methods and the resulting allocations of income, gain, loss and deductions.

TLLP’s unitholders will likely be subject to state and local taxes and return filing requirements in states where they do not live as a result of holding TLLP common units.

In addition to U.S. federal income taxes, TLLP’s unitholders will likely be subject to other taxes, such as state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which it does business or owns property even if the unitholder does not live in any of those jurisdictions. TLLP’s unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, they may be subject to penalties for failure to comply with those requirements. TLLP may own property or conduct business in other states or foreign countries in the future. It is the responsibility of each unitholder to file its own U.S. federal, foreign, state and local tax returns.

The sale or exchange of 50% or more of the interests in TLLP’s capital and profits within any twelve-month period will result in the termination of its partnership for U.S. federal income tax purposes.

TLLP will be considered to have technically terminated its existing partnership and having formed a new partnership for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in its capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. TLLP’s technical termination would, among other things, result in the closing of its taxable year for all unitholders, which could result in it filing two tax returns for one fiscal year. However, pursuant to an IRS relief procedure, the IRS may allow a technically terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. TLLP’s technical termination could also result in the deferral of depreciation deductions allowable in computing its taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of TLLP’s taxable year may also result in more than twelve months of its taxable income or loss being includable in the unitholder’s taxable income for the year of termination. If treated as a new partnership, TLLP must make new tax elections and could be subject to penalties if it were unable to determine that a termination occurred. Please read “U.S. Federal Income Tax Consequences of Ownership of TLLP Common Units — Disposition of TLLP Common Units — Constructive Termination” for a discussion of the consequences of TLLP’s termination for U.S. federal income tax purposes.

A TLLP unitholder whose TLLP common units are loaned to a “short seller” to cover a short sale of TLLP common units may be considered as having disposed of those common units. If so, the unitholder would no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

Because a TLLP common unitholder whose TLLP common units are loaned to a “short seller” to cover a short sale of TLLP common units may be considered as having disposed of the loaned units, the unitholder may no longer be treated for tax purposes as a partner with respect to those TLLP common units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of TLLP’s income, gain, loss or deduction with respect to those TLLP common units may not be reportable by such unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Norton Rose Fulbright US LLP has not rendered an opinion regarding the treatment of a TLLP unitholder whose TLLP common units are loaned to a short seller to cover a short sale of TLLP common units. Therefore, TLLP unitholders desiring to assure their status as partners of TLLP and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their TLLP common units.

THE SPECIAL UNITHOLDER MEETING

Time, Place and Date. The special meeting will take place at 19100 Ridgewood Parkway, San Antonio, Texas 78259, on                     , 2015 at 8:00 a.m., local time. The special meeting may be adjourned or postponed to another date or place for proper purposes, including for the purpose of soliciting additional proxies.

Purposes. The purposes of the special meeting are to consider and vote on the approval of the merger agreement and the merger and to transact other business as may be properly presented at the special meeting or any adjournments of the special meeting. At the present time, QEPM knows of no other matters that will be presented for consideration at the special meeting.

Quorum. The holders of a majority of each class of units voting at the special meeting outstanding on the record date present in person or by proxy at the special meeting will constitute a quorum and will permit QEPM to conduct the proposed business at the special meeting. Representatives of QEPM GP will be present in person on behalf of QEPM GP at the special meeting.

Record Date. The close of business on                     , 2015 is the record date.

Units Entitled to Vote. Holders of QEPM common units or QEPM subordinated units as of the close of business on the record date may vote at the special meeting. On that date, there were              QEPM common units outstanding and 26,705,000 QEPM subordinated units outstanding. Each holder of QEPM common units or QEPM subordinated units entitled to vote at the special meeting may cast one vote for each QEPM Common Unit or each QEPM Subordinated Unit that such holder owned on the close of business on the record date.

Votes Required. The affirmative vote of holders of at least a majority of the outstanding QEPM unaffiliated units is required to approve and adopt the merger agreement and merger. As of the record date, there were              QEPM unaffiliated units outstanding. For purposes of determining whether the merger agreement and the merger have been approved and adopted by the QEPM unaffiliated units, QEPM common units held by directors and officers of QEPM GP will not be counted toward the required majority vote of outstanding QEPM unaffiliated units.

The affirmative vote of holders of at least a majority of the outstanding QEPM subordinated units is also required to approve and adopt the merger agreement and the merger. QEP Field Services owns all of the outstanding QEPM subordinated units and has agreed in the support agreement to vote these units at the special meeting in favor of the merger agreement and the merger.

The failure of a holder of QEPM unaffiliated units to vote in person or by proxy will have the effect of a vote against approval and adoption of the merger agreement and the merger. If you sign and return your proxy card but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the approval and adoption of the merger agreement and the merger.

Voting Procedures. If you hold your QEPM common units in certificated or book-entry form, you may vote using any of the following methods:

•	phone the toll-free number listed on your proxy card and follow the recorded instructions;

•	go to the Internet website listed on your proxy card and follow the instructions provided;

•	complete, sign and mail your proxy card in the postage-paid envelope; or

•	attend the special meeting and vote in person.

If you have timely and properly submitted your proxy, clearly indicated your vote and have not revoked your proxy, your units will be voted as indicated. If you have timely and properly submitted your proxy but have not clearly indicated your vote, your units will be voted FOR approval and adoption of the merger agreement and the merger.

If any other matters are properly presented at the special meeting for consideration, the persons named in your proxy will have the discretion to vote on these matters in accordance with their best judgment. Proxies voted against adoption of the merger agreement and the merger will not be voted in favor of any adjournment of the special meeting for the purpose of soliciting additional proxies.

You may revoke your proxy at any time prior to its exercise by:

•	giving written notice of revocation to the Secretary of QEPM GP;

•	appearing and voting in person at the special meeting; or

•	properly completing and executing a later dated proxy and delivering it to the Secretary of QEPM GP at or before the special meeting.

Your presence without voting at the special meeting will not automatically revoke your proxy, and any revocation during the special meeting will not affect votes previously taken.

The inspector of election will determine all questions as to validity, form, eligibility (including time of receipt) and acceptance of proxies. Its determination will be final and binding. The QEPM Board has the right to waive any irregularities or conditions as to the manner of voting. QEPM may accept your proxy by any form of communication permitted by the Delaware Act so long as QEPM is reasonably assured that the communication is authorized by you.

The accompanying proxy is being solicited on behalf of QEPM GP. The expenses of preparing, printing and mailing the proxy and materials used in the solicitation will be borne half by QEPM and half by TLLP.

Innisfree M&A Incorporated has been retained by QEPM to aid in the solicitation of proxies for a fee of $15,000 plus expenses and the reimbursement of out-of-pocket expenses. Proxies may also be solicited from QEPM unitholders by mail, telephone, fax or other electronic means, or in person by directors, officers and employees of QEPM GP or its affiliates, who will not receive additional compensation for performing that service. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of QEPM common units, and QEPM will reimburse them for any reasonable expenses that they incur.

Units Held in Street Name. Absent specific instructions from you, your broker is not allowed to vote your QEPM common units for or against approval and adoption of the merger agreement and the merger. To tell your broker or other nominee how to vote, you should follow the directions that your broker or other nominee provides to you. Units not voted because brokers lack power to vote them without instructions are also known as “broker non-votes.” A broker non-vote will have the same effect as a vote against the proposal. Please note that you may not vote your QEPM common units held in “street name” by returning a proxy card directly to QEPM or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your broker or other nominee.

Adjournment. Pursuant to the QEPM partnership agreement, QEPM GP, as the general partner of QEPM, may authorize its designated chairman of any special meeting to adjourn the meeting without any limited partner vote or approval to a date within 45 days of the special meeting. Consequently, QEPM GP may adjourn the special meeting (including a further adjournment of an adjourned meeting) to a date within 45 days of the special meeting without further notice other than by an announcement made at the special meeting (or such adjourned meeting) and without setting a new record date. If proxies representing the required unitholder approvals have not been received at the time of the special meeting (or such adjourned meeting), QEPM GP may choose to adjourn the meeting to solicit additional proxies in favor of the merger proposal, though QEPM has agreed in the merger agreement that it may only adjourn the meeting to solicit additional proxies for a single period not to exceed ten business days.

THE MERGER

Background of the Merger

In the spring of 2014, the management of TLLP became aware through its investment banking contacts that QEP Resources was considering a sale of certain of the assets comprising the gas gathering and processing business held in QEP Field Services Company (“QEPFSC”). TLLP, as part of its overall strategic planning, had previously begun to consider the potential for strategic growth through the acquisition of natural gas gathering and processing assets to advance its strategy of becoming a full-service midstream logistics company. In May 2014, members of TLLP’s management contacted the investment bankers representing QEP Resources to obtain more information regarding QEPFSC. The investment bankers confirmed to TLLP’s management that QEP Resources was considering the sale of certain of the assets of QEPFSC’s business and that a process was underway to identify bidders. TLLP received preliminary information regarding the potential transaction and began its internal evaluation of the potential acquisition. After engaging in discussions with QEP Resources’ investment bankers, TLLP submitted a preliminary, non-binding indication of interest on June 23, 2014. This initial indication of interest confirmed TLLP’s understanding that the assets of the entity being sold would include the general partner of QEPM, QEPM GP, as well as the limited partner interests in QEPM held by QEPFSC, and expressed TLLP’s intention to eventually propose a merger of QEPM and TLLP involving a unit exchange of the publicly owned QEPM units, though the indication of interest did not resolve whether the merger would be conducted contemporaneously with or following the closing of the acquisition.

On August 12, 2014, TLLP received a letter outlining the auction process for the proposed sale. The letter included a form of definitive purchase agreement for the transaction that called for QEPFSC to contribute certain of its assets to QEP Field Services, a wholly owned subsidiary of QEPFSC, immediately prior to the sale, including approximately 55.8% of the outstanding limited partner interests of QEPM (3,701,750 common units and 26,705,000 subordinated units) and 100% of the limited liability company interests in QEPM GP, which itself held a 2% general partner interest and 100% of the incentive distribution rights of QEPM (collectively, the “Contributions”). Shortly thereafter, TLLP and its representatives were granted access to an online data room and began due diligence investigations of QEPFSC and its assets as well as a review of the purchase agreement.

On September 10, 2014, TLLP submitted a definitive offer for the acquisition of QEP Field Services. The definitive offer included the principal terms upon which TLLP would acquire QEP Field Services (collectively with the Contributions, the “GP Purchase Transactions”) and expressed TLLP’s intention to merge QEPM with TLLP via a unit exchange of the publicly-owned QEPM units and the assumption of QEPM’s existing credit-facility indebtedness. The definitive offer did not include an allocation of value of QEPM or any of QEP Field Services’ limited or general partner interests in QEPM. Following submission of the definitive offer, TLLP continued its due diligence investigations of QEP Field Services and engaged in further discussions and negotiations with QEP Resources and its representatives regarding the terms of the sale, including the terms of the purchase agreement.

On October 19, 2014, TLLP entered into the purchase agreement with QEPFSC. The purchase agreement called for TLLP to purchase 100% of the membership interests of QEP Field Services for a base purchase price of $2.5 billion, subject to adjustment.

On October 20, 2014, Phillip M. Anderson, President of TLLP GP, and Gregory J. Goff, Chief Executive Officer of TLLP GP, held a telephone conference with Gregory C. King, Susan O. Rheney and Don A. Turkleson (the independent members of the QEPM Board) to introduce themselves and inform them of the execution of the purchase agreement.

During the morning of November 21, 2014, the QEPM Conflicts Committee, comprised of Gregory C. King, Susan O. Rheney and Don A. Turkleson, met at the request of the QEPM Board to consider a proposed amended and restated omnibus agreement (the “Amended QEPM Omnibus Agreement”) to be entered into among QEPM, TLLP and other parties in connection with the GP Purchase Transactions. The QEPM Conflicts Committee subsequently made inquiries about and requested revisions to the draft of the Amended QEPM Omnibus Agreement.

Following the receipt of responses to its inquiries and requested revisions, the QEPM Conflicts Committee approved a revised draft of the Amended QEPM Omnibus Agreement by unanimous written consent on December 1, 2014.

On December 2, 2014, TLLP and QEPFSC consummated the GP Purchase Transactions. In connection with the consummation of the GP Purchase Transactions, each of the prior QEP Resources affiliate directors, Charles B. Stanley, Richard J. Doleshek, Perry H. Richards, and Kevin R. Peretti, resigned as a director of QEPM GP. On December 2, 2014, immediately following the consummation of the GP Purchase Transactions, Gregory J. Goff, Phillip M. Anderson, Keith M. Casey, Charles S. Parrish and Steven M. Sterin, each of whom is an affiliate of TLLP, were appointed and elected directors of QEPM. Messrs. King and Turkleson and Ms. Rheney continued as independent members of the QEPM Board and as the members of the QEPM Conflicts Committee.

On December 2, 2014, the QEPM Board, including each of the new directors, met for the first time following the consummation of the GP Purchase Transactions. Also on December 2nd, TLLP delivered a letter containing a merger proposal to Mr. King, as Chairman of the QEPM Conflicts Committee, and the other members of the QEPM Conflicts Committee. The letter proposed an exchange ratio of 0.2846 TLLP common units for each outstanding QEPM common unit, and stated that TLLP was interested only in acquiring QEPM common units, and that TLLP was not interested in selling (or causing its affiliates to sell) interests in QEPM to any third party. TLLP and QEPM publicly announced the consummation of the GP Purchase Transactions and the merger proposal. Also at this time, QEPM GP entered into indemnification agreements with the independent members of the QEPM Board (the “Indemnification Agreements”). The Indemnification Agreements, which supplement the indemnification rights provided under QEPM GP’s limited liability company agreement, require QEPM GP to indemnify the independent members of the QEPM Board to the fullest extent permitted under Delaware law against liability that may arise by reason of such individual’s service to QEPM GP and to advance expenses incurred as a result of any proceeding against such individual as to which such individual could be indemnified. The Indemnification Agreements also provide procedures for the determination of the indemnitee’s right to receive indemnification and the advancement of expenses.

At the meeting, the QEPM Board unanimously approved authorizing resolutions delegating authority from the QEPM Board to the QEPM Conflicts Committee related to the merger proposal, including authority to: (i) review and to evaluate the terms and conditions, and determine the advisability, of the proposed transaction and related agreements on behalf of QEPM’s unaffiliated unitholders and QEPM; (ii) negotiate the terms and conditions of the proposed transaction and related agreements; (iii) evaluate whether the proposed transaction and any related agreements are in the best interests of QEPM and its unaffiliated unitholders and not adverse to the best interests of QEPM and its subsidiaries; (iv) make a recommendation to the QEPM Board what action, if any, should be taken by the QEPM Board with respect to the proposed transaction and related agreements; and (v) determine whether to approve the proposed transaction and related agreements by “special approval” pursuant the QEPM’s partnership agreement.

The QEPM Board also determined that each of Ms. Rheney, Mr. Turkleson and Mr. King did not have any relationships that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director or member of the QEPM Conflicts Committee and met the independence standards required to serve on an audit committee of a board of directors established by the Exchange Act and the listing standards of the NYSE and were therefor qualified to serve on the QEPM Conflicts Committee under QEPM’s partnership agreement.

In addition, at the meeting on December 2, 2014, the QEPM Board adopted resolutions finalizing the compensation to be paid to the members of the QEPM Conflicts Committee with respect to any proposed transaction. The compensation, which is in addition to the regular compensation payable to the members of the

QEPM Conflicts Committee in their capacity as directors of the QEPM Board, was set as follows: (i) $20,000 per month (plus an additional $5,000 per month for the chairman) payable monthly in arrears beginning December 2, 2014, and continuing until the filing of TLLP’s registration statement on Form S-4 concerning the proposed transaction; (ii) $7,500 per month (plus an additional $2,500 per month for the chairman) payable monthly in arrears thereafter until closing of the proposed transaction; (iii) $1,500 for attendance at each meeting of the QEPM Conflicts Committee concerning the proposed transaction beginning December 2, 2014; and (iv) if litigation continues after closing, a fee of $1,000 per hour for time actually spent in connection with such litigation. The final terms also provided that any such fees would cease accruing upon the cessation of discussions and all actions relating to the proposed transaction.

During the morning of December 4, 2014, the QEPM Conflicts Committee held a telephonic meeting. At the meeting, the QEPM Conflicts Committee met with representatives of Andrews Kurth to consider potentially engaging Andrews Kurth to serve as the committee’s independent legal advisor in connection with the proposed merger. Representatives of Andrews Kurth described to the QEPM Conflicts Committee their relevant experience and explained that other lawyers at Andrews Kurth had represented the conflicts committee of TLLP’s general partner in previously completed transactions. The members of the QEPM Conflicts Committee acknowledged and considered this relationship and concluded that it did not raise concerns regarding Andrews Kurth’s independence in acting as legal advisor to the QEPM Conflicts Committee with respect to the proposed merger. The QEPM Conflicts Committee determined to engage Andrews Kurth as its independent legal advisor. The QEPM Conflicts Committee then discussed potential financial advisors and authorized representatives of Andrews Kurth to schedule interviews with the candidates selected by the QEPM Conflicts Committee.

On December 5, 2014, Norton Rose Fulbright as counsel to TLLP delivered an initial draft of the merger agreement to Andrews Kurth. The draft of the merger agreement was consistent with the merger proposal contained in the letter dated December 2, 2014 and included an exchange ratio of 0.2846 TLLP common units for each outstanding QEPM common unit held by the public unitholders.

During the morning of December 12, 2014, the QEPM Conflicts Committee held an in-person meeting at Andrews Kurth’s offices. Representatives of Andrews Kurth were present at the meeting during which the QEPM Conflicts Committee interviewed two investment banks to potentially serve as independent financial advisor to the QEPM Conflicts Committee, including TPH. At that meeting, representatives of TPH discussed their master limited partnership conflicts committee experience and qualifications. The representatives of TPH also presented information as to the historical relationship of TPH with TLLP and its related entities. The QEPM Conflicts Committee members acknowledged these relationships and agreed that they did not present concerns with respect to TPH’s independence in acting as financial advisor to the QEPM Conflicts Committee with regard to the merger. Following these interviews, the QEPM Conflicts Committee discussed and deliberated on the selection of a financial advisor and determined to engage TPH as its financial advisor subject to finalizing the terms of an engagement letter. The QEPM Conflicts Committee and its advisors also discussed due diligence and procedural considerations, including the need for the committee and its advisors to take the time necessary to fully understand the financial and other implications of the proposed transaction.

On December 17, 2014, the QEPM Conflicts Committee held a telephonic meeting in the afternoon. Also present at the meeting were representatives of Andrews Kurth and TPH. The QEPM Conflicts Committee discussed its receipt of communications regarding the merger proposal from public unitholders of QEPM, agreed that it would consider such communications in its review of the merger proposal and confirmed that TPH would consider and discuss such communications in its financial analysis of the proposed transaction.

On December 19, 2014, the Conflicts Committee and QEPM entered into an engagement letter with TPH.

During the morning of January 8, 2015, a meeting was held at TLLP’s offices at which the management of TLLP and QEPM gave business diligence presentations. Attendees included the members of the QEPM Conflicts Committee, representatives from TPH and Andrews Kurth and representatives from Norton Rose Fulbright.

TLLP’s management made presentations reviewing the potential transaction between TLLP and QEPM, including, among other things, the strategic rationale for the transaction and the major proposed terms of the transaction. The presentations also covered an overview of the outlook and business environment for each of QEPM and TLLP, including, among other things, current operations, recent events, capital projects, market fundamentals, key customers, logistics opportunities, a financial forecast for both QEPM and TLLP and updates on environmental liabilities and litigation. The presentation included questions from the QEPM Conflicts Committee and representatives of TPH and Andrews Kurth with respect to the topics discussed and TLLP’s responses thereto. QEPM’s management then discussed the letters addressed to the QEPM Board from public unitholders of QEPM with respect to the merger proposal.

On January 8, 2015, following the due diligence meeting at TLLP’s offices, the QEPM Conflicts Committee held an in-person meeting at TLLP’s offices. Also present at the meeting were representatives of TPH and Andrews Kurth. The QEPM Conflicts Committee discussed with representatives of TPH and Andrews Kurth certain aspects of the due diligence meeting with TLLP held earlier that morning and follow-up diligence materials to request from TLLP. In addition, representatives of TPH walked the QEPM Conflicts Committee through its preliminary financial analysis of the proposed transaction, identifying items that would change as TPH updated its financial analysis to reflect information received and requested during the diligence session. During the presentation, among other things, TPH: (i) reviewed research estimates for, among other things, unit price targets, EBITDA and distributable cash flow for QEPM and TLLP; (ii) discussed the relative historical unit performance for QEPM and TLLP; (iii) summarized the financial projections for QEPM and TLLP provided by management of QEPM and TLLP, identifying key modeling assumptions and comparing management guidance and research estimates for, among other things, projected EBITDA and distributable cash flow; (iv) provided a detailed financial analysis of QEPM, including an analysis at various exchange ratios, a discounted cash flow analysis and a present value of future unit price analysis and a valuation summary; (v) reviewed precedent transactions; (vi) provided a relative analysis of the transaction, addressing, among other things, the exchange ratio, the relative contributions of QEPM and TLLP and accretion/dilution; and (vii) reviewed observations and suggestions in correspondence received by the QEPM Conflicts Committee from unaffiliated unitholders of QEPM. During the presentation, the QEPM Conflicts Committee asked, and TPH answered, questions with respect to its preliminary financial analysis.

On January 8, 2015, the QEPM Conflicts Committee engaged Morris, Nichols, Arsht & Tunnel LLP (“Morris Nichols”) as its Delaware counsel in connection with the proposed merger.

During the morning of January 15, 2015, the QEPM Conflicts Committee held a telephonic meeting. Also present at the meeting were representatives of TPH and Andrews Kurth. Mr. King informed the group that he had scheduled a meeting with Mr. Goff, Chairman and CEO of the general partner of TLLP, for Wednesday, January 21, 2015. Representatives of TPH then presented their updated analysis of the proposed transaction addressing, among other things, the (i) results of recent diligence conducted by TPH of TLLP and QEPM and the related impact on the financial model, (ii) overall change in the market, and (iii) change in the unit price of each of TLLP and QEPM since the committee received the proposed merger agreement. As TPH guided the QEPM Conflicts Committee through its revised financial analysis (including the financial forecasts, financial analysis of QEPM and transaction analysis), TPH addressed changes from its presentation at the prior committee meeting and covered new matters, including, among others, (i) certain TLLP’s matters pending announcement which had been discussed by TLLP’s management during the January 8th diligence session, and (ii) a case study of the failed TransMontaigne/NGL Energy Partners merger.

During the January 15th meeting, the QEPM Conflicts Committee and representatives of TPH also discussed the specific points of negotiation that supported a higher exchange ratio than the initial exchange ratio of 0.2846 proposed by TLLP. The points included, among others, (i) the difficulty of attaining a “majority of the minority” unitholder vote in favor of the proposed transaction given, among other things, precedent transactions, market expectations and previously expressed unitholder concerns; (ii) QEPM’s contributions to the pro forma company; (iii) the proposed transaction’s dilutive impact on QEPM’s unitholders distribution per unit; (iv) recent macro market factors; and (v) TLLP’s ability to pay substantially more while providing its unitholders with an accretive transaction. The QEPM Conflicts Committee and TPH also discussed what would constitute an appropriate counterproposal to TLLP’s proposed exchange ratio as a starting point for negotiations. After some discussion, the QEPM Conflicts Committee agreed to counter TLLP with an exchange ratio of 0.35 TLLP common units for each QEPM common unit.

Also at the January 15th meeting, the QEPM Conflicts Committee noted that TLLP had indicated in its offer letter that TLLP was not interested in selling its partnership interests to third parties. For purposes of considering potential alternative transactions that may be available to QEPM, the QEPM Conflicts Committee agreed that, during the upcoming meeting with Mr. Goff, Mr. King should ask whether TLLP was willing to sell its partnership interests in QEPM to third parties.

On January 20, 2015, the QEPM Conflicts Committee held a telephonic meeting in the afternoon. Present telephonically at the meeting were representatives of TPH and Andrews Kurth. Representatives of Andrews Kurth reviewed with the QEPM Conflicts Committee the terms of a revised draft of the merger agreement that included proposed revisions from the QEPM Conflicts Committee, Andrews Kurth and Morris Nichols, including (i) the deletion of a “force the vote” provision and addition of a provision that would allow the QEPM Conflicts Committee to cancel the calling, holding or convening of a QEPM unitholder meeting if the QEPM Conflicts Committee changed its recommendation if it concluded that doing so was in the best interests of QEPM’s unaffiliated unitholders, (ii) the addition of provisions that would allow the QEPM Conflicts Committee to terminate the merger agreement upon a change in recommendation and in order for QEPM to accept a superior proposal, (iii) the addition of provisions that would provide the QEPM Conflicts Committee with additional control over the unitholder meeting by giving the committee the ability to adjourn to secure a quorum, additional votes or more time to distribute supplemental proxy materials, (iv) the addition of a covenant that TLLP will not change the composition or authority of the QEPM Conflicts Committee between signing and closing, (v) the entry by TLLP and QEP Field Services into a support agreement as a condition to QEPM’s willingness to enter into the merger agreement and (vi) the addition of a condition that in the event the QEPM unitholder meeting is held after the end of the QEPM subordination period, the merger be approved by the holders of a majority of QEPM’s non-affiliated common units. In addition, the QEPM Conflicts Committee agreed that the revised draft of the merger agreement would, among other things, broaden the definitions of takeover proposal and superior proposal, broaden certain representations and warranties and make TLLP responsible for 100% of the transaction expenses. The QEPM Conflicts Committee then discussed with its advisors, and further refined, the negotiation points for Mr. King’s meeting with Mr. Goff the following day.

During the afternoon of January 20, 2015, Mr. Anderson, President of the general partner of TLLP, contacted Mr. King to postpone the January 21st meeting with Mr. Goff until after the upcoming earnings announcements for each of QEPM and TLLP. On February 4, 2015, the meeting was rescheduled for the morning of February 20th at TLLP’s offices.

On the morning of February 9, 2015, the QEPM Conflicts Committee held a telephonic meeting. Present telephonically at the meeting were representatives of Andrews Kurth and TPH. TPH presented its revised financial analysis to the committee addressing, among other things, (i) updated commodity and equity prices, (ii) the revised model received from TLLP incorporating fourth quarter 2014 financials, and (iii) the projected effects of a QEP Resources drilling rig being taken offline from 2015 to the first quarter of 2017. As representatives of TPH guided the QEPM Conflicts Committee through the updated financial forecasts for TLLP and QEPM and reviewed with the committee the updated financial analysis of QEPM as well as the transaction analysis, TPH described changes to its prior presentation made on January 15th. During the presentation, the QEPM Conflicts Committee asked, and TPH responded to, questions with respect to the revised financial analysis and related matters.

At the February 9th meeting, the committee also discussed the revised set of negotiation points prepared by TPH to support a counter exchange ratio of 0.35 TLLP common units for each publicly held unit of QEPM. These points included, among others, (i) the difficulty of attaining a “majority of the minority” unitholder vote in favor of the proposed transaction given, among other things, precedent transaction premiums and previously expressed unitholder concerns; (ii) the proposed transaction’s dilutive impact on QEPM unitholders; (iii) contribution analysis implications; (iv) research estimates for EBIDTA and distributable cash flow for QEPM being below management’s estimates; and (v) the likely impact of TLLP’s pending public disclosure of environmental and litigation costs. The QEPM Conflicts Committee discussed with its advisors the relevant weight of each point, revisions to the points and strategies with which the points could be argued by Mr. King in his upcoming meeting with Mr. Goff. TPH undertook to conduct additional diligence and analysis on the effects on both QEPM and TLLP of a QEP Resources drilling rig being taken offline from 2015 to the first quarter of 2017.

During the afternoon of February 17, 2015, the QEPM Conflicts Committee held a telephonic meeting. Present telephonically at the meeting were representatives of Andrews Kurth and TPH. The QEPM Conflicts Committee discussed correspondence from QEPM unitholders and agreed that Mr. King should take the three written letters from unitholders to his upcoming meeting with Mr. Goff during which Mr. King intended to present the QEPM Conflicts Committee’s counterproposal. The committee agreed that it was important to remind Mr. Goff of the concerns raised in the unitholder letters. The Committee then discussed with TPH the revised TLLP’s forecast model, as TPH was still awaiting a revised QEPM forecast model. TPH commented that TLLP and QEPM had released earnings and guidance bringing the market up to date on various matters including management estimates and, with respect to TLLP, certain environmental and litigation costs. TPH also noted that the intraday trading data was favorable to QEPM, but that the publicly announced exchange ratio originally proposed by TLLP may be impacting QEPM’s unit price. TPH discussed with the committee the market update materials it had distributed a few days prior to the meeting which showed how QEPM and TLLP performed following the release of earnings and guidance and how the new guidance compared to what TPH had previously shown the committee.

At the February 17th meeting, the QEPM Conflicts Committee also discussed a revised set of negotiation points. The Committee discussed emphasizing to TLLP the importance of obtaining the vote of QEPM’s unitholders. At a previous meeting, TPH had shown the QEPM Conflicts Committee that TLLP’s proposed exchange ratio would result in a transaction that was accretive to TLLP’s unitholders. TPH confirmed that even with a proposed exchange ratio that was neither accretive nor dilutive to TLLP’s unitholders, the transaction would still be dilutive to QEPM’s unitholders. The committee continued to discuss the negotiation points in light of the unitholder letters and considerations regarding obtaining unitholder approval of the transaction.

On February 18, 2015, TPH distributed to the QEPM Conflicts Committee and Andrews Kurth its updated financial analysis which had been revised to reflect the updated financial model provided by TLLP’s management.

On February 19, 2015, in advance of the upcoming meeting with Mr. Goff, TPH distributed to the QEPM Conflicts Committee and Andrews Kurth updated negotiation points as well as slides showing additional financial analysis and related information.

On the morning of February 20, 2014, Mr. King met with Messrs. Goff and Anderson in person and communicated that, subject to the negotiation of a mutually satisfactory form of merger agreement, the QEPM Conflicts Committee was willing to support a transaction by which TLLP would acquire all of the publicly held units of QEPM if the exchange ratio were increased to 0.35 TLLP common units for each publicly held unit of QEPM. Mr. King delivered to Mr. Goff a copy of the committee’s written negotiation points at the start of the meeting. Mr. Goff advised Mr. King that the highest premium from TLLP’s current offer that they would be willing to consider offering QEPM’s unitholders in the proposed merger would be two percent, but that they would not make a counter, if any, at this time. Mr. Goff stated that TLLP’s unwillingness to go higher is based upon: (i) TLLP’s analysis that its proposed exchange ratio of 0.2846 is dilutive to TLLP’s unitholders, (ii) TLLP’s belief that QEPM’s unitholders are in a better position with TLLP than without TLLP considering QEPM’s prospects as a standalone entity and (iii) TLLP’s units had not performed well following the announcement of the QEP Field Services acquisition and TLLP’s equity and debt offerings following such announcement. Mr. King and Mr. Goff discussed, among other things, the need to obtain QEPM’s unitholder vote as well as the potential unit price ramifications of a failed merger, using the failed TransMontaigne/NGL Energy Partners merger as an example. Mr. Goff noted one option available to TLLP was to abandon the proposed merger and instead purchase QEPM units on the open market over time. At the meeting, Mr. Goff gave Mr. King written materials in support of TLLP’s position.

Also at the February 20th meeting, Mr. King requested, on behalf of the committee, a firm counteroffer from TLLP to the QEPM Conflicts Committee’s counteroffer. Mr. King noted to Mr. Goff that, contrary to TLLP’s position, the QEPM Conflicts Committee and TPH believed that the QEPM Conflicts Committee’s counteroffer would result in a transaction that was accretive to TLLP’s unitholders. The parties then discussed TLLP’s different calculation and conclusion and agreed to involve TPH in further discussions regarding the calculation.

During the meeting, Mr. King asked, on behalf of the QEPM Conflicts Committee based on prior committee discussions, whether TLLP would be willing to sell its general and limited partnership interests in QEPM to a third party if the QEPM Conflicts Committee were to explore potential alternatives to the proposed merger. Mr. Goff responded that TLLP would not be willing to sell such interests to a third party as stated in its offer letter dated December 2, 2014.

Later during the morning of February 20, 2014, the QEPM Conflicts Committee held a telephonic meeting. Present telephonically at the meeting were representatives of Andrews Kurth LLP and TPH. Mr. King recounted his meeting with Mr. Goff for the committee and its advisors, and a discussion followed regarding TLLP’s position on its proposed exchange ratio. During the discussion, TPH noted that a two percent premium to TLLP’s original offer would be below market given current trading prices. TPH agreed to work with TLLP to understand the differences in the TPH and TLLP approaches to dilution with respect to TLLP’s unitholders. The QEPM Conflicts Committee discussed potential alternatives to the proposed merger, including the alternative for QEPM to remain as a standalone public company considering, among other things, current and expected growth prospects, current and expected market conditions and potential financial performance. The QEPM Conflicts Committee also discussed the alternative of seeking other prospective bidders for the assets or control of QEPM. Based on Mr. Goff’s response to Mr. King that TLLP was unwilling to sell its general partner and limited partner interests to a third party, the QEPM Conflicts Committee concluded that prospective bidders would likely not be interested in purchasing the common units held by QEPM’s public unitholders without gaining control of QEPM. As a result, the QEPM Conflicts Committee determined that it was unlikely that it could conduct a meaningful auction for the acquisition of the assets or control of QEPM. Based upon this discussion of alternative transactions, the QEPM Conflicts Committee concluded that continuing to pursue the proposed merger was in the best interests of QEPM’s unaffiliated unitholders and QEPM.

At the February 20th meeting, the QEPM Conflicts Committee reconsidered its arguments for a higher premium including, among others, (i) the need to obtain the unitholder vote, (ii) the dilutive impact of the proposed transaction on QEPM unitholders, (iii) that the two percent premium is below market, (iv) the desire by all parties to avoid a situation like the failed TransMontaigne/NGL Energy Partners merger, and (v) the fact that the proposed merger is a cashless, tax free transaction. The QEPM Conflicts Committee further discussed possible strategies for TPH’s call with Mr. Anderson, who had contacted TPH during this meeting. Mr. King instructed TPH to advise Mr. Anderson that the QEPM Conflicts Committee will not continue negotiations without a firm counteroffer from TLLP.

Shortly following the February 20th meeting, Mr. King distributed to TPH and Andrews Kurth the materials presented by Messrs. Goff and Anderson to Mr. King supporting TLLP’s position that the transaction was dilutive to TLLP’s unitholders at the 0.2846 exchange ratio originally proposed by TLLP. Later that day, a representative of TPH and Mr. Anderson spoke by telephone. Mr. Anderson began the call by explaining that he was working to confirm a few things through (i) a comparative analysis of TLLP’s accretion/dilution calculations with those of TPH and (ii) an analysis of how TLLP’s unitholder base had changed. Mr. Anderson commented that TLLP had investor input viewing QEPM as a good entry point for TLLP, to which TPH responded that this view was not supported by the fact that QEPM was trading ahead of the 0.2846 exchange ratio.

Mr. Anderson continued by stating that TLLP would not pay a premium higher than the low single digits. He also noted that TLLP would not present the QEPM Conflicts Committee with a counteroffer prior to the full QEPM Board meeting scheduled for Thursday, February 26, and may not be in a position to counter at that meeting. However, Mr. Anderson confirmed that if TLLP were to present their counter at the full board meeting, they would not expect the QEPM Conflicts Committee to respond at the same meeting. Finally, Mr. Anderson stated that TLLP was examining the option of rescinding the proposal and ending talks with the QEPM Conflicts Committee if the parties were unable to reach agreement. In response, TPH then discussed with Mr. Anderson certain precedent transactions including TEPPCO/Enterprise, Duncan/Enterprise and TransMontaigne/NGL Energy Partners. Following the call, TPH summarized the call for the QEPM Conflicts Committee and representatives of Andrews Kurth.

On February 23, 2015, TPH distributed to the QEPM Conflicts Committee and representatives of Andrews Kurth an expanded analysis of the failed TransMontaigne/NGL Energy Partners merger, including a timeline of events between the sale of the general partner and the termination of discussions between NGL and the TransMontaigne conflicts committee, as well as a graph showing the declining unit performance of the two entities from that time until the present.

Between February 20, 2015 and February 23, 2015, TPH and TLLP’s management held a series of discussions regarding the appropriate accretion/dilution analysis with respect to TLLP’s unitholders in connection with the proposed transaction. As a result of these discussions, TLLP revised its analysis of the dilutive effect of the proposed merger to TLLP’s common unitholders such that TLLP’s common unitholders would experience positive distribution accretion of 1.9% with respect to anticipated 2015 distributions.

On February 24, 2015, TPH distributed to the QEPM Conflicts Committee a comparative analysis of the model received from TLLP showing accretion/dilution calculations. This analysis revealed that even before adjusting for expected synergies, the accretion to TLLP’s unitholders of the original 0.2846 exchange ratio was 1.9% in 2015, 0.4% in 2016 and 0.5% in 2017, and following adjustment for synergies, was 2.5% in 2015, 1.0% in 2016 and 1.0% in 2017 at the 0.2846 exchange ratio. The analysis also showed that the proposed transaction would not move from accretive to dilutive to TLLP’s unitholders until the exchange ratio was set at 0.3397, or a 19.4% premium to the current proposal.

On February 25, 2015, Mr. Anderson contacted a representative of TPH via telephone and alerted TPH that TLLP would not be presenting the QEPM Conflicts Committee with a counterproposal before or at the QEPM Board meeting, which was scheduled to take place the next day. Mr. Anderson further expressed to TPH TLLP’s larger view that consummating the proposed transaction was not highly accretive to its unitholders and they would still seek a low single digit premium. Mr. Anderson and TPH then engaged in a discussion regarding various factors that should be considered in determining an exchange ratio for the proposed transaction. After the call, TPH summarized the call for the QEPM Conflicts Committee and representatives of Andrews Kurth.

On the morning of February 26, 2015, the QEPM Board held its regular quarterly meeting. In addition to a discussion of operational matters, the QEPM Board discussed QEPM’s weak prospects as a standalone public company, the operational complexities involved in managing the conflicts of interest associated with TLLP having a public subsidiary, and the expense and difficulty of maintaining QEPM as a separate public reporting company.

During the morning of February 26, 2015, the QEPM Conflicts Committee held a telephonic meeting. Present telephonically at the meeting were representatives of Andrews Kurth and TPH. Mr. King gave a brief report on several aspects of the QEPM Board meeting, which the committee had attended in person earlier that day, including QEPM’s standalone prospects, and the complexity and expense of maintaining QEPM as a separate public company. The QEPM Conflicts Committee then discussed that these matters should incentivize TLLP to consummate the proposed merger.

Also at the February 26th meeting, TPH described where things stood with regard to its discussions with TLLP. TPH confirmed that TLLP and TPH were now in agreement on the accretion/dilution analysis regarding

TLLP’s common unitholders and that the proposed exchange ratio was accretive to distributions to TLLP’s unitholders. Mr. King noted that the QEPM Conflicts Committee was still waiting for a firm counteroffer in writing from TLLP. The QEPM Conflicts Committee also discussed whether there had been any additional communications from QEPM’s unitholders regarding the proposed merger, and confirmed that there had been none since those previously discussed.

During the afternoon of March 6, 2015, Mr. Anderson contacted a representative of TPH by telephone and explained that they were working on a proposal internally such that TLLP may be in a position to respond to the QEPM Conflicts Committee as early as the following week. Mr. Anderson and TPH also discussed precedent transactions, and Mr. Anderson continued to disagree with the group of precedent transactions selected by TPH. At TPH’s request, Mr. Anderson agreed to share with TPH the precedent transactions being considered by TLLP.

On March 9, 2015, TLLP shared with TPH the precedent transactions selected by Bank of America Merrill Lynch (“BAML”) in preparing their financial analysis for TLLP. In response, on March 10, 2015, TPH shared with TLLP their broader list of precedent transactions as well as a comparison of the premium calculations prepared by TPH for the QEPM Conflicts Committee and by BAML for TLLP. TPH’s broader group of precedent transactions included the subset of transactions requiring a majority of the unaffiliated unitholders for approval, and extended their original list back a few extra years to capture the 2009 and 2010 transactions included in BAML’s list.

During the morning of March 20, 2015, Messrs. Goff and King spoke by telephone. Mr. Goff confirmed that TLLP had reviewed the transaction precedent provided by TPH and proposed an exchange ratio counteroffer of 0.2988, or a 5% premium over TLLP’s original proposed exchange ratio of 0.2846. Mr. Goff conveyed TLLP’s belief that their counteroffer was fair and reasonable in the context of the transaction precedent. Mr. King responded that the QEPM Conflicts Committee believed that a premium closer to 12% was fair and reasonable, to which Mr. Goff responded that a 12% premium sounded too high and the brief call ended.

Promptly following the call, the QEPM Conflicts Committee held a telephonic meeting. Mr. King described his call with Mr. Goff. Mr. King indicated his belief that Mr. Goff seemed to be interested in coming to an agreement. The committee next discussed strategies for a response to TLLP’s counterproposal. Following some discussion, the QEPM Conflicts Committee determined that at this point there was no new data for TPH to discuss with TLLP, and it directed Mr. King to communicate a counteroffer exchange ratio of 0.3188 TLLP units for each QEPM unit, or a 12% premium to TLLP’s original offer.

During the afternoon of March 23, 2015, Messrs. Goff and King spoke by telephone. Mr. King presented to Mr. Goff the QEPM Conflicts Committee’s second counteroffer of 0.3188 TLLP units for each QEPM unit, or a 12% premium over TLLP’s original proposal. Although Mr. King communicated the rationale behind the QEPM Conflicts Committee’s counteroffer, Mr. Goff rejected such counteroffer and instead proposed an exchange ratio of 0.3045, or a 7% premium to TLLP’s original proposal. Mr. Goff stated that if the QEPM Conflicts Committee was not interested in accepting the 7% premium, TLLP was prepared to leave QEPM as a standalone entity and continue operations in the status quo. Messrs. King and Goff agreed to speak again after Mr. King had discussed TLLP’s counteroffer with the QEPM Conflicts Committee.

Promptly following the call between Messrs. Goff and King on March 23, 2015, the QEPM Conflicts Committee held a telephonic meeting. Present telephonically at the meeting were representatives of Andrews Kurth and TPH. Mr. King described his call with Mr. Goff. The QEPM Conflicts Committee expressed some doubt that QEPM’s unitholders would approve the proposed transaction at a 7% premium to TLLP’s original proposal and explored their options with their advisors. The committee considered various factors, including that (i) QEPM’s units would likely trade down if the proposed transaction were not consummated; (ii) Mr. Goff had expressed to the committee that TLLP’s interest in acquiring QEPM had declined since its original proposal; and (iii) the proposed transaction would be taken to a vote of QEPM’s unitholders, which requires the approval of a majority of the unaffiliated unitholders. The committee then considered the potential consequences of negotiations ceasing if they were to reject TLLP’s counteroffer, including the impact on unitholders. After some discussion, the QEPM Conflicts Committee agreed that consummating the proposed transaction based on TLLP’s proposed 7% premium would leave QEPM’s unitholders in a better position than if QEPM were to remain as a standalone entity. The QEPM Conflicts Committee further agreed that its focus should be on reaching the best agreement possible for QEPM’s unaffiliated unitholders.

Also at the March 23rd meeting, the QEPM Conflicts Committee discussed various options for responding to TLLP, including accepting TLLP’s counteroffer, specifically countering it, or requesting a higher premium without proposing a specific counter. The QEPM Conflicts Committee noted once again that TLLP’s payment would be made in TLLP common units and not in cash. TPH also noted that at market prices on March 23rd, the unit price differential between TLLP and QEPM would result in a 0.2903 exchange ratio, or a 2% premium to TLLP’s original offer.

Following further discussion with TPH and Andrews Kurth at the March 23rd meeting, the QEPM Conflicts Committee determined that Mr. King should call Mr. Goff and ask for a higher premium to get the deal done without specifically proposing a counter but aiming for a premium in the 9% to 10% range. The QEPM Conflicts Committee discussed a proposed strategy for Mr. King, including communicating the committee’s (i) desire for a premium closer to the 12% median of the precedent transactions and (ii) concern about getting the requisite unitholder vote. The committee members agreed that they should try to get the best deal they could for QEPM’s unaffiliated unitholders, but that it was ultimately in the best interests of such unitholders to consummate a transaction rather than to leave QEPM as a standalone entity. The QEPM Conflicts Committee then agreed to adjourn until after Mr. King had spoken with Mr. Goff.

Promptly following the meeting adjournment, Mr. King again contacted Mr. Goff by telephone on March 23, 2015. Mr. King communicated the QEPM Conflicts Committee’s request and concerns. Mr. Goff stated that he appreciated the committee’s responsiveness and, after some discussion, ultimately asked Mr. King what the committee needed. Mr. King responded that the committee would likely agree to a premium in the range of 9% to 10% of TLLP’s original proposal. Mr. Goff responded that he would contact Mr. King the next day.

Later on March 23, 2015, the QEPM Conflicts Committee’s telephonic meeting resumed. Present telephonically were representatives of Andrews Kurth and TPH. Mr. King described his second call with Mr. Goff. After discussion of the follow-up call, the QEPM Conflicts Committee agreed that if Mr. Goff did not present an offer higher than TLLP’s 7% premium to its original offer, the committee would need to reconvene and further discuss its options. The QEPM Conflicts Committee agreed, however, that if Mr. Goff countered with a premium of at least 8% to TLLP’s original offer, to grant Mr. King permission to accept such a proposal on the committee’s behalf. The QEPM Conflicts Committee decided to have a follow-up call after Mr. King’s next discussion with Mr. Goff regardless of the outcome of such discussion.

On the morning of March 25, 2015, Mr. Goff contacted Mr. King via telephone and responded to Mr. King’s request for a higher offer. Following a lengthy discussion and negotiation, the two agreed upon an exchange ratio of 0.3088, representing an 8.5% premium to the 0.2846 exchange ratio originally proposed by TLLP.

In the afternoon of March 25, 2015, the QEPM Conflicts Committee met by telephone, along with representatives from each of TPH and Andrews Kurth. Mr. King recounted his call with Mr. Goff and asked the committee to consider the 0.3088 exchange ratio currently offered by TLLP. The QEPM Conflicts Committee discussed several matters, including whether Mr. King asked Mr. Goff why TLLP would not offer a premium that was nearer to the 12% median of the comparable precedent transactions that the parties had previously discussed. Mr. King confirmed that he asked such question and relayed Mr. Goff’s response that (i) he did not believe those comparable transactions were representative of the proposed transaction and (ii) QEPM’s business was not as valuable as the comparable targets. After additional discussion, the QEPM Conflicts Committee unanimously approved the 0.3088 exchange ratio. Mr. King then called Mr. Goff to convey the committee’s agreement subject to agreement on the terms of a definitive merger agreement.

Following confirmation that Mr. Goff and Mr. King had spoken, during the afternoon of March 25, 2015 Andrews Kurth distributed a revised merger agreement to Norton Rose Fulbright on behalf of the QEPM Conflicts Committee. The revised merger agreement reflected the revisions agreed upon by the committee at its meeting on January 20, 2015.

On March 27, 2015, Norton Rose Fulbright distributed to Andrews Kurth, on behalf of TLLP, a list of issues with respect to the March 25th draft merger agreement.

During the morning of March 28, 2015, representatives of Andrews Kurth and Morris Nichols met by telephone to discuss the issues list. During the afternoon of March 29, 2015, the QEPM Conflicts Committee met by telephone, along with representatives from Andrews Kurth, to discuss the issues list. Andrews Kurth reviewed with the committee the issues in detail communicating the collective thoughts of Andrews Kurth and Morris Nichols based on their March 28th call. Following the QEPM Conflicts Committee’s discussion of such issues with Andrews Kurth, the committee agreed to: (i) require the approval of the full QEPM Board to bind QEPM with respect to a superior proposal negotiated by the committee; (ii) an exception for existing liens under TLLP’s partnership agreement (e.g., restrictions on transfer) in TLLP’s representation regarding the units to be issued in connection with the proposed merger; (iii) clarify that the restrictions on removing QEPM Conflicts Committee members prior to consummation of the proposed merger do not apply to removals for “cause” or failure to qualify as a QEPM Conflicts Committee member under QEPM’s partnership agreement; (iv) remove Tesoro’s covenant to maintain its distribution level prior to consummation of the proposed merger (given the committee’s right to change its recommendation); (v) clarify that, in considering a superior proposal, the committee must consider “conditions to consummation” of such proposal and “all legal, financial, regulatory and other aspects of such proposal;” and (v) in light of TLLP’s agreement to remove the “force the vote” requirements and the committee’s right to terminate the merger agreement in the event of a change in its recommendation, to allow the full QEPM Board (rather than the committee) to control any cancellation of the unitholder meeting. However, the QEPM Conflicts Committee decided to maintain its positions in the March 25th draft merger agreement that: (i) the appropriate duty standard applicable to the committee in considering superior proposals or changing its recommendation is the best interests of QEPM’s unaffiliated unitholders; (ii) the voting standard following the end of QEPM’s subordination period should remain a “majority of the minority;” (iii) the definition of “superior proposal” in the merger agreement should include proposals with a financing component; and (iv) the QEPM Conflicts Committee should be granted the authority to act with respect to all determinations for QEPM under the merger agreement where no party is specifically identified to so act. The QEPM Conflicts Committee then authorized Andrews Kurth and Morris Nichols to negotiate these open issues on the committee’s behalf. Following the meeting, Andrews Kurth contacted Norton Rose Fulbright to communicate the QEPM Conflicts Committee’s positions on the issues.

On the morning of March 30, 2015, the TLLP Board unanimously approved the merger and the merger agreement.

On March 30, 2015, representatives of Andrews Kurth held conference calls with Norton Rose Fulbright, and separately, Morris Nichols held conferences calls with Richards, Layton and Finger, PA (TLLP’s Delaware counsel), to negotiate the final open points on the issues list. That same day, Andrews Kurth distributed an initial draft of the support agreement to Norton Rose Fulbright. Also on March 30, 2015, TLLP acquiesced to QEPM’s positions on two of the outstanding issues: (i) that the QEPM Conflicts Committee’s duty standard in considering superior proposals or changing its recommendation would be the best interests of QEPM’s unaffiliated unitholders and (ii) that the definition of superior proposal could include proposals with a financing component.

On March 31, 2015, the QEPM Conflicts Committee and TLLP compromised on the last two issues as follows: (i) a “majority of the minority” vote would be required through the later of (A) the end of QEPM’s subordination period or (B) the drop-dead date and (ii) the QEPM Conflicts Committee would have a consent right for all decisions made by QEPM where no party is specified to so act, but would also have the unilateral right to pursue any claim related to TLLP’s breach, or threatened breach, of the merger agreement.

Having reached agreement on the major issues under the merger agreement, the support agreement and the transactions contemplated thereby, on March 31, 2015, Norton Rose Fulbright distributed a revised draft merger agreement to Andrews Kurth. Over the next few days, the parties exchanged drafts and revisions to the merger agreement, the support agreement and related documents for the proposed transaction to finalize the documents.

On April 6, 2015, the QEPM Conflicts Committee held a telephonic committee meeting. Representatives of TPH and Andrews Kurth were present at the meeting. The representatives from Andrews Kurth provided a general review of the merger agreement negotiations between TLLP and the QEPM Conflicts Committee, addressing, among other things, the major issues and the results of the negotiations. Andrews Kurth also discussed with the committee, and answered questions regarding, the terms of the final merger agreement and support agreement.

Representatives from TPH then presented TPH’s final financial analysis of the 0.3088 exchange ratio contemplated by the merger agreement, noting that the materials and financial analyses were substantially equivalent to those most recently presented to the QEPM Conflicts Committee, updated for developments since the prior materials. After the QEPM Conflicts Committee discussed TPH’s presentation, representatives from TPH confirmed that TPH was prepared to deliver an oral fairness opinion to the QEPM Conflicts Committee based on an exchange ratio of 0.3088. At the request of the QEPM Conflicts Committee, TPH then delivered its oral opinion, which was later confirmed by delivery of a written opinion dated April 6, 2015, that, as of April 6, 2015 and based on and subject to the assumptions, limitations and qualifications set forth therein and such other matters as TPH considered relevant, the exchange ratio of 0.3088 provided in the merger pursuant to the merger agreement was fair from a financial point of view to QEPM’s unaffiliated unitholders.

After discussion and based on prior conclusions of the QEPM Conflicts Committee with respect to the risks and merits of the proposed merger with TLLP and the lack of potential alternatives to the proposed merger (including QEPM’s limited prospects as a standalone entity and the lack of prospective bidders based on TLLP’s confirmed unwillingness to sell its QEPM partnership interests), the QEPM Conflicts Committee unanimously (i) approved the merger agreement, the support agreement and the consummation of the transactions contemplated thereby, including the merger, which approval was intended to constitute “special approval” (as defined in Section 7.9 of QEPM’s partnership agreement), (ii) determined in good faith that it is in the best interests of QEPM and QEPM’s unaffiliated unitholders and not adverse to the best interests of QEPM and its subsidiaries for QEPM to enter into the merger agreement and the support agreement and to consummate the transactions contemplated thereby, including the merger, (iii) recommended the approval of the merger agreement, the support agreement and the consummation of the transactions contemplated thereby, including the merger, by the QEPM Board, and (iv) subject to QEPM Board approval, recommended the approval of the merger agreement and the merger by QEPM’s unaffiliated unitholders.

Later on April 6, 2015, immediately following the QEPM Conflicts Committee’s meeting, the QEPM Board held a special meeting. At the meeting, Mr. King reviewed the authority given to the QEPM Conflicts Committee regarding the evaluation of the proposed merger and reported on the events from the committee’s meeting held immediately prior to the QEPM Board meeting, including (i) the committee’s receipt of a fairness opinion from TPH, (ii) the committee’s unanimous approval of the proposed transaction and related agreements, (iii) the committee’s unanimous recommendation to the QEPM Board that the QEPM Board approve the proposed transaction and related agreements and submit the merger agreement and the merger to QEPM’s unitholders for approval; and (iv) the committee’s unanimous recommendation to the QEPM unaffiliated unitholders that they approve the merger agreement and the merger at the special meeting to be held for such purpose.

Following its receipt of the report of the QEPM Conflict Committee’s deliberations and recommendations, the QEPM Board unanimously (i) determined in good faith that it is in the best interest of QEPM and its unitholders and not adverse to the best interests of QEPM and its subsidiaries to enter into the merger agreement and related transaction agreements and consummate the transactions contemplated thereby, including the merger, (ii) approved the merger agreement and related transaction documents (including the support agreement),

(iii) directed that the merger agreement and the merger be submitted to a vote of QEPM’s limited partners, and (iv) recommended that QEPM’s unitholders, including the unaffiliated public unitholders, approve the merger agreement and the merger.

Later on April 6, 2015, TLLP and QEPM management executed the definitive documents, and following the close of the markets, the parties issued a joint press release announcing the merger agreement and the proposed merger.

Recommendation of the QEPM Conflicts Committee and the QEPM Board and Reasons for the Merger

On April 6, 2015, the QEPM Conflicts Committee determined unanimously that the merger agreement and the merger are in the best interests of QEPM and QEPM’s unaffiliated unitholders and not adverse to the best interests of QEPM and its subsidiaries, approved the merger agreement and the merger, and recommended that the merger agreement and the merger be approved by the QEPM Board and QEPM’s unaffiliated unitholders. The QEPM Board determined that the merger agreement and the merger are in the best interests of QEPM and QEPM’s unaffiliated unitholders and not adverse to the best interests of QEPM and its subsidiaries, approved the merger agreement and the merger and recommended that the QEPM unitholders vote to approve the merger agreement and the merger.

The QEPM Conflicts Committee considered many factors in making its determination and recommendation. The committee consulted with its financial and legal advisors and viewed the following factors as being generally positive or favorable in coming to its determination and related recommendations:

•	The exchange ratio of 0.3088 TLLP common units for each QEPM common unit in the merger, which represented a premium of:

•	approximately 4.2% based on the respective closing prices of QEPM common units and TLLP common units on October 17, 2014 (the day prior to the original announcement of the GP Purchase Transactions); and

•	approximately 8.6% based on the respective closing prices of QEPM common units and TLLP common units on April 6, 2015 (the day the merger agreement was announced following the close of the markets).

•	The exchange ratio of 0.3088 TLLP common units for each QEPM common unit represents an 8.5% improvement from TLLP’s originally offered exchange ratio of 0.2846.

•	The terms and conditions of the merger were determined through arm’s-length negotiations between TLLP and the QEPM Conflicts Committee and their respective representatives and advisors, and the QEPM Conflicts Committee believes that the exchange ratio of 0.3088 represents the highest price per unit that TLLP was willing to agree to pay at the time of the QEPM Conflicts Committee’s approval taking into account, among other things, (i) the current market environment for master limited partnerships (“MLPs”) in light of commodity prices and macroeconomic factors, both on an absolute basis and relative to the environment, at the time of TLLP’s initial merger proposal and (ii) the changes in the market environment for MLPs in light of commodity prices and macroeconomic factors, both on an absolute basis and relative to the environment, since the time TLLP made its initial merger proposal.

•	The belief of the QEPM Conflicts Committee that the current and prospective growth prospects for QEPM if it continues as a standalone public entity are more limited following the GP Purchase Transactions, taking into account, among other things, (i) the loss of visible growth prospects, such as complimentary potential “drop-downs” from affiliates of QEP Resources upon the consummation of the GP Purchase Transactions, (ii) the lack of any duty or other obligation for TLLP to support QEPM’s growth or otherwise adopt a business strategy that is favorable to QEPM, (iii) the lack of separate management at QEPM to pursue acquisitions from unaffiliated third parties in addition to “drop-down” transactions with TLLP affiliates, and (iv) the potential unwillingness of third parties, including current and potential competitors of TLLP, to do business with QEPM as a controlled subsidiary of TLLP.

•	The belief of the QEPM Conflicts Committee that the merger provides QEPM unitholders with an opportunity to benefit from TLLP’s favorable growth prospects and the experience and track record of TLLP’s management team, who have demonstrated the ability to (i) successfully grow TLLP’s asset base, gross operating margin and price per TLLP common unit, (ii) achieve consistent distribution growth on TLLP common units over the past 15 consecutive quarters, and (iii) source, complete and successfully integrate significant acquisition transactions, including both dropdown transactions and transactions with third parties.

•	The belief of the QEPM Conflicts Committee that the merger provides QEPM unitholders with an opportunity to benefit from TLLP’s greater ability to compete for future acquisitions and finance organic growth projects.

•	The belief of the QEPM Conflicts Committee that the merger provides QEPM unitholders with an opportunity to benefit from TLLP’s significantly larger and more diversified asset base.

•	The QEPM Conflicts Committee’s gaining, in connection with evaluating the merits of the merger, familiarity with and a general understanding of the businesses, competitive positions and prospects of TLLP.

•	The consistency between the results of the due diligence investigation of TLLP by the QEPM Conflicts Committee’s advisors with the expectations of the QEPM Conflicts Committee with respect to the strategic and financial benefits of the merger.

•	The belief of the QEPM Conflicts Committee that the merger and the exchange ratio present the best opportunity to maximize value for QEPM’s unitholders and is superior to QEPM remaining as a standalone public entity.

•	The QEPM Conflicts Committee’s engagement of independent financial and legal advisors with knowledge and experience with respect to public company merger and acquisition transactions, TLLP’s and QEPM’s respective industries generally, and TLLP and QEPM particularly, as well as substantial experience advising publicly traded limited partnerships and other companies with respect to transactions similar to the proposed transaction.

•	TPH’s delivery of an opinion to the QEPM Conflicts Committee on April 6, 2015, to the effect that, as of that date and based upon and subject to the assumptions, limitations and qualifications set forth in its written opinion and such other matters as TPH considered relevant, the exchange ratio provided in the merger pursuant to the merger agreement was fair from a financial point of view to QEPM’s unaffiliated unitholders.

•	The belief of the QEPM Conflicts Committee that the merger provides QEPM unitholders with an opportunity to benefit from a lower cost of capital for TLLP as compared to QEPM.

•	Because the merger agreement provides that the unitholder voting conditions may not be waived, QEPM’s unaffiliated unitholders have an opportunity to determine whether the merger will be approved so long as the QEPM unitholders meeting is held prior to the later of the (i) drop-dead date and (ii) end of QEPM’s subordination period.

•	The ability of QEPM, pursuant to the merger agreement, to enter into discussions with another party, without payment of a termination fee or other penalty, in response to an unsolicited written offer if (i) the QEPM Conflicts Committee determines (a) after consultation with its financial advisor and legal counsel, that the unsolicited written offer constitutes or is likely to result in a superior proposal and (b) after consultation with its outside legal counsel, that the failure to do so would not be in the best interests of QEPM’s unaffiliated unitholders and (ii) prior to furnishing any non-public information to such third party, QEPM receives from such third party an executed confidentiality agreement. Notwithstanding that TLLP informed the QEPM Conflicts Committee that TLLP would not entertain an acquisition proposal relating to QEPM from a third party, the committee considered it possible that a subsequent offer could affect the viewpoint of TLLP regarding the merger or a third-party transaction.

•	The ability of the QEPM Conflicts Committee, pursuant to the merger agreement, to change its recommendation of the merger prior to obtaining unitholder approval and terminate the merger agreement if the committee has determined, after consultation with its outside legal counsel, that the failure to make such a change in recommendation would not be in the best interests of QEPM’s unaffiliated unitholders, and no termination fee is payable by QEPM upon any such change in recommendation or termination of the merger agreement.

•	The QEPM Conflicts Committee’s understanding of and management’s and the committee’s advisors’ review of overall market conditions, and the committee’s determination that, in light of these factors, the timing of the potential transaction is favorable to QEPM.

•	The structuring of the merger as a non-taxable exchange of TLLP common units for QEPM common units.

•	The review by the QEPM Conflicts Committee with its financial and legal advisors of the financial and other terms of the merger agreement and related documents, including the conditions to their respective obligations and the termination provisions.

•	Following the merger, the elimination of potential conflicts of interest between the unaffiliated unitholders of QEPM and TLLP, and for persons holding executive positions with both QEPM and TLLP.

•	Each of TLLP’s and QEPM’s strong commitment to complete the merger on the anticipated schedule.

•	Because the exchange ratio is fixed, the possibility that the value of the merger consideration payable to QEPM’s public unitholders will increase in the event that the market price of TLLP common units increases prior to the closing.

•	The potential that the merger will allow TLLP and QEPM to achieve synergies in the form of cost savings and other efficiencies, including reduced SEC filing requirements and a reduction in the number of public company boards and other costs associated with multiple public companies.

The QEPM Conflicts Committee considered the following factors to be generally negative or unfavorable in making its determination and recommendations:

•	Because the exchange ratio is fixed, the possibility that the TLLP common unit price could decline relative to the QEPM common unit price prior to closing, reducing the value of the securities received by QEPM public unitholders in the merger.

•	On a pro forma basis, the merger is expected to be dilutive to QEPM’s unitholders’ distributable cash flow on a per unit basis. The current quarterly cash distribution on the TLLP common units that QEPM’s unitholders will receive in the merger is lower on an as-converted basis than the current quarterly cash distribution on the QEPM common units such unitholders currently hold.

•	Based on current distribution rates and the 0.3088 exchange ratio, a QEPM common unitholder would initially receive approximately 32.9% less in quarterly cash distributions on an annualized basis after giving effect to the merger.

•	The risk that potential benefits sought in the merger might not be fully realized.

•	QEPM’s common unitholders are not entitled to appraisal rights under the merger agreement, QEPM’s partnership agreement or Delaware law.

•

The QEPM Conflicts Committee was not authorized to, and did not, conduct an auction process or other solicitation of interest from third parties for the acquisition of QEPM. Additionally, the merger agreement contained limitations on QEPM’s ability to solicit third-party offers. Because TLLP indirectly controls QEPM, it was unrealistic to pursue a third-party acquisition proposal or offer for the assets or control of QEPM, and it was unlikely that the QEPM Conflicts Committee could have conducted a meaningful auction for the acquisition of the assets or control of QEPM. TLLP, in its initial merger proposal, previously had asserted and later confirmed that it was interested only in acquiring the QEPM common units it did not already own and that it was not interested in disposing of its controlling interest in QEPM to a third party at such time.

•	The risk that the merger might not be completed in a timely manner, or that the merger might not be consummated as a result of a failure to satisfy the conditions contained in the merger agreement, and that a failure to complete the merger could negatively affect the trading price of the QEPM common units.

•	Certain members of management of QEPM GP and the QEPM Board may have interests that are different from those of QEPM’s unaffiliated unitholders.

The foregoing discussion of the information and factors considered by the QEPM Conflicts Committee is not intended to be exhaustive, but includes the material factors the committee considered. In view of the variety of factors considered in connection with its evaluation of the merger, the committee did not find it practicable to, and did not, quantify or otherwise assign specific weights to the factors considered in reaching its determination and recommendation. In addition, each of the members of the committee may have given differing weights to different factors. Overall, the committee believed that the advantages of the merger outweighed the negative factors it considered.

TLLP’s Reasons for the Merger

The TLLP GP Board consulted with management and TLLP’s outside legal counsel and considered many factors in approving the merger, including the following:

•	TLLP currently indirectly owns an approximately 55.8% limited partner interest and a 2% general partner interest in QEPM, as well as all of the incentive distribution rights of QEPM. Completing the merger will simplify TLLP’s legal structure, which will reduce structural, governance, administrative and operational complexity and enhance transparency for investors.

•	TLLP believes that the merger will result in savings and efficiencies with respect to administrative costs, public company costs and management time.

•	The merger will maintain TLLP’s financial flexibility as a result of engaging in a unit-for-unit exchange versus a cash transaction.

Unaudited Financial Projections of QEPM and TLLP

In connection with the proposed merger, management of QEPM GP provided projections relating to QEPM and management of TLLP GP provided projections relating to TLLP that included future financial and operating performance. These non-public projections were provided to TPH for use and consideration in its financial analysis and in preparation of its opinion to the QEPM Conflicts Committee. A summary of these projections is included below to give holders of QEPM unaffiliated units access to certain non-public unaudited prospective financial information that was made available to TPH, the QEPM Conflicts Committee and the QEPM Board in connection with the proposed merger.

You should be aware that uncertainties are inherent in prospective financial information of any kind. None of TLLP, QEPM or any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation or can give any assurance to any QEPM unitholder or any other person regarding the ultimate performance of QEPM or TLLP compared to the summarized information set forth below or that any such results will be achieved.

The summary projections set forth below summarize the most recent projections made available to the legal and financial advisors to QEPM, the QEPM Board and the QEPM Conflicts Committee prior to the execution of the merger agreement. The inclusion of the following summary projections in this proxy statement/prospectus should not be regarded as an indication that TLLP, QEPM, or their respective representatives considered or consider the projections to be a reliable or accurate prediction of future performance or events, and the summary projections set forth below should not be relied upon as such.

The QEPM and TLLP projections were prepared in connection with the evaluation of the proposed merger or for internal planning purposes only and not with a view toward public disclosure or toward compliance with GAAP, the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants. Neither Ernst & Young LLP (“Ernst & Young”), PricewaterhouseCoopers, LLP (“PwC”) nor any other independent registered public accounting firm has compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections and accordingly, neither Ernst & Young nor PwC expresses an opinion or any other form of assurance with respect thereto. The Ernst & Young reports and PwC reports incorporated by reference into this proxy statement/prospectus with respect to TLLP relate to historical financial information of TLLP, and the PwC reports incorporated by reference into this proxy statement/prospectus with respect to QEPM relate to historical financial information of QEPM. Such reports do not extend to the projections included below and should not be read to do so. None of the TLLP Board, QEPM Board nor the QEPM Conflicts Committee prepared the summarized information and none of the TLLP Board, the QEPM Board, the QEPM Conflicts Committee, TLLP or QEPM gives any assurance regarding, the summarized information.

The internal financial projections of QEPM and TLLP are inherently subjective in nature, susceptible to interpretation and, accordingly, such forecasts may not be achieved. The internal financial forecasts also reflect numerous assumptions made by management, including material assumptions that may not be realized and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the preparing party. Accordingly, there can be no assurance that the assumptions made in preparing the internal financial forecasts upon which the foregoing projected financial information was based will prove accurate. There will be differences between actual and forecasted results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased due to the length of time in the future over which these assumptions apply. Any inaccuracy of assumptions and projections in early periods could have a compounding effect on the projections shown for the later periods. Thus, any failure of an assumption or projection to be reflective of actual results in an early period could have a greater effect on the projected results failing to be reflective of actual events in later periods. The projections are forward-looking statements and are subject to risks and uncertainties. See “Information Regarding Forward-Looking Statements.”

In developing the projections, management of QEPM GP and TLLP GP made numerous material assumptions with respect to QEPM and TLLP for the periods covered by the projections, including:

•	QEPM projected growth capital expenditures of $55.8 million in 2015 (including $9 million for well connections) and $9 million per year for well connections for each year thereafter during the period covered by the projections;

•	QEPM projected maintenance capital expenditures (“Maintenance Capex”) as follows:

	Years Ended December 31
	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
	(millions of dollars)
Maintenance Capex	9.9	14.6	16.6	14.5	15.6	15.6	15.6	15.6	15.6	15.6

•	TLLP projected growth capital expenditures of $390.0 million in 2015, $370.0 million in 2016 and $350.0 million in 2017;

•	TLLP projected Maintenance Capex of $60.0 million for each of 2015 and 2016, and $70 million for 2017;

•	for TLLP, the timing and size of potential dropdown transactions, in particular the assumption that projected dropdown transactions occur at the beginning of the relevant year;

•	for TLLP, expected cumulative annual run-rate EBITDA resulting from drop-down transactions equal to $40.0 million in 2015, $100.0 million to $150.0 million in 2016, and $150.0 million to $225.0 million in 2017;

•	for TLLP, the data is presented as if QEPM is fully consolidated into TLLP;

•	synergies of $3.0-5.0 million per year for the surviving entity after the closing of the merger resulting principally from reduced public company compliance costs for QEPM;

•	outstanding debt during applicable periods, and the availability and cost of such capital;

•	the cash flow from existing assets and business activities;

•	BENTEK pricing for QEPM and QEP Field Services;

•	organic growth opportunities and the operational cash flows and other benefits resulting from growth capital investments;

•	the prices of and demand for natural gas, NGLs and other hydrocarbon products, the pace of drilling in areas dedicated to QEPM’s and TLLP’s assets, and the level of production from wells connected to QEPM’s and TLLP’s systems, all of which could impact volumes and margins, including, for QEPM and QEP Field Services, an expected decline in volumes for 2015 through 2018, resulting in a corresponding decline in operating margin;

•	other general business, market and financial assumptions.

All of these assumptions involve variables making them difficult to predict, and most are beyond the control of either QEPM or TLLP. Although management of QEPM GP and TLLP GP, as applicable, believe that there was a reasonable basis for their respective projections and underlying assumptions, any assumptions for near-term and long-term projected cases remain uncertain, and the risk of inaccuracy increases with the length of the forecasted period.

QEPM Unaudited Financial Projections

The following table sets forth projected financial information for QEPM for 2015 through 2024:

	Years Ended December 31
	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
	(millions of dollars)
Base Case
EBITDA[1]	123.8	119.3	129.9	146.6	152.7	157.9	161.3	158.4	128.0	108.6
Distributable Cash Flow[1]	103.5	93.1	101.3	119.8	124.4	129.2	132.3	129.1	98.3	78.6
Downside Case
EBITDA[1]	120.2	114.1	115.7	142.3	143.1	146.9	149.2	145.6	115.4	95.0
Distributable Cash Flow[1]	99.9	87.9	87.1	115.5	114.8	118.3	120.2	116.3	85.7	64.9
Upside Case
EBITDA[1]	127.8	135.7	129.3	150.2	156.0	160.8	164.0	161.0	130.5	112.6
Distributable Cash Flow[1]	107.6	109.5	100.7	123.3	127.8	132.2	135.0	131.7	100.8	82.5

[1]	As used in the table above, QEPM EBITDA represents earnings (total net revenue less operating expenses and selling, general and administravie expenses (“SG&A”)) before interest expense, taxes, depreciation and amortization. Also as used above, QEPM Distributable Cash Flow is defined as EBITDA less cash interest expense and Maintenance Capex.

TLLP Unaudited Financial Projections

The following table sets forth projected financial information for TLLP for 2015 through 2017:

	Years Ended December 31
	2015	2016	2017
	(millions of dollars)
EBITDA[1]	665.0 – 730.0	785.0 – 940.0	900.0 – 1075.0
Distributable Cash Flow[1]	455.8 – 520.8	539.7 – 679.7	603.2 – 755.7

[1]	As used in the table above, TLLP EBITDA represents earnings (operating income less SG&A) before interest expense, taxes, depreciation, and amortization. Also as used above, TLLP Distributable Cash Flow is defined as EBITDA less cash interest expense and Maintenance Capex plus or minus (as applicable) any other non-cash items or reimbursements.

NEITHER QEPM NOR TLLP INTENDS TO UPDATE OR OTHERWISE REVISE THE ABOVE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE SUCH PROSPECTIVE FINANCIAL INFORMATION WAS PREPARED OR TO REFLECT THE OCCURRENCE OF SUBSEQUENT EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Opinion of the QEPM Conflicts Committee’s Financial Advisor

The QEPM Conflicts Committee retained TPH to act as its financial advisor and provide an opinion in connection with the merger. The QEPM Conflicts Committee instructed TPH to evaluate the fairness, from a financial point of view, to the QEPM unaffiliated unitholders of the exchange ratio provided in the merger pursuant to the merger agreement. At a meeting of the QEPM Conflicts Committee held on April 6, 2015, TPH rendered its opinion orally to the QEPM Conflicts Committee that, as of April 6, 2015 and based upon and subject to the assumptions, limitations and qualifications set forth in the opinion and based upon such other matters as TPH considered relevant, the exchange ratio provided in the merger pursuant to the merger agreement was fair, from a financial point of view, to the QEPM unaffiliated unitholders. Subsequent to rendering its oral opinion, TPH confirmed its opinion in writing to the QEPM Conflicts Committee on April 6, 2015.

The opinion speaks only as of the date and the time it was rendered and not as of the time the merger may be completed or any other time. The opinion does not reflect changes that may occur or may have occurred after its delivery, which could significantly alter the value, among other things, of QEPM or TLLP or the trading price of QEPM common units or TLLP common units, which are factors on which TPH’s opinion was based.

The full text of the TPH opinion, dated April 6, 2015, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by TPH in rendering its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The summary of the TPH opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. QEPM unitholders are urged to read the TPH opinion carefully and in its entirety. TPH provided its opinion for the information and assistance of the QEPM Conflicts Committee in connection with its consideration of the merger. The TPH opinion does not constitute a recommendation as to how any holder of interests in QEPM or any other party to the merger should vote or act with respect to the merger or any other matter.

TPH’s opinion and its presentation to the QEPM Conflicts Committee were among many factors taken into consideration by the QEPM Conflicts Committee in approving the merger and making its recommendation regarding the merger.

In connection with rendering its opinion and performing its related financial analysis, TPH reviewed, among other things:

•	the merger agreement;

•	annual reports on Form 10-K of QEPM for each of the two years ended December 31, 2014 and 2013;

•	annual reports on Form 10-K of TLLP for each of the three years ended December 31, 2014, 2013 and 2012;

•	certain quarterly reports on Form 10-Q of QEPM and TLLP;

•	certain other communications from QEPM and TLLP to their respective unitholders;

•	certain internal financial and operating information and forecasts for QEPM and TLLP prepared by the management of QEPM GP and TLLP GP, which are referred to in this discussion as the “management projections” and are described in “The Merger — Unaudited Financial Projections of TLLP and QEPM;”

•	certain publicly available research analyst reports with respect to the future financial performance of QEPM and TLLP;

•	certain company presentations delivered by the management of QEPM GP and TLLP GP; and

•	certain cost savings and operating synergies projected by the management of QEPM GP and TLLP GP to result from the merger, which are referred to in this discussion as the “synergies.”

TPH also held discussions with members of senior management of QEPM GP and TLLP GP regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of QEPM and TLLP. In addition, TPH reviewed the reported price and trading activity for QEPM common units and TLLP common units, compared certain financial and stock market information for QEPM and TLLP with similar information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the midstream sector and in other industries generally that TPH deemed relevant, and reviewed such other documents, performed such other studies and analyses, and considered such other factors, as TPH considered appropriate.

For purposes of its opinion, TPH assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by or for it, or publicly available. In that regard, TPH assumed with the QEPM Conflicts Committee’s consent that the management projections and the synergies were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of QEPM GP and TLLP GP, and that the management projections and the synergies will be realized in the amounts and time periods contemplated thereby. Further, TPH assumed that the merger will be consummated in accordance with the merger agreement without any adverse waiver or amendment of any material term or condition thereof. TPH also assumed that all governmental, regulatory or other consents or approvals necessary for the consummation of the merger will be obtained without any adverse effect on QEPM, TLLP, MergerCo, the unitholders of QEPM or TLLP, or the expected benefits of the merger in any way meaningful to TPH’s analysis. In addition, TPH did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of QEPM or any of its subsidiaries or TLLP or any of its subsidiaries, and TPH has not been furnished with any such evaluation or appraisal. TPH’s opinion does not address any tax or other consequences that might result from the merger, nor does TPH’s opinion address any legal, regulatory, tax or accounting matters.

TPH’s opinion is necessarily based upon economic, monetary, market and other conditions as in effect on, and the information made available to it as of, April 6, 2015. TPH has disclaimed any obligation to update, revise or reaffirm its opinion, including with respect to circumstances, developments or events that occur after the rendering of its opinion.

The estimates contained in TPH’s analysis and the results from any particular analysis are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, TPH’s analysis and estimates are inherently subject to substantial uncertainty.

In arriving at its opinion, TPH did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by TPH in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by TPH. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, TPH believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by TPH, therefore, is based on the application of TPH’s own experience and judgment to all analyses and factors considered by it, taken as a whole. TPH’s opinion was reviewed and approved by its fairness opinion committee.

TPH’s opinion addresses only the fairness from a financial point of view, as of April 6, 2015, to the QEPM unaffiliated unitholders of the exchange ratio provided in the merger pursuant to the merger agreement.

TPH’s opinion does not address the underlying business decision of the QEPM Conflicts Committee, QEPM GP or QEPM to engage in the merger, or the relative merits of the merger as compared to any other alternative transaction that might be available to QEPM or QEPM GP. TPH does not express any view on, and TPH’s opinion does not address, any other term or aspect of the merger agreement, the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the fairness of the merger to, or any consideration paid or received in connection therewith by, creditors, any director, executive officer or any other affiliate of QEPM, QEP Field Services or QEPM GP or other constituencies of QEPM or TLLP or any of their respective subsidiaries; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of QEPM GP, TLLP GP, or their respective affiliates, or any class of such persons, in connection with the merger, whether relative to the exchange ratio pursuant to the merger agreement or otherwise. TPH expressed no opinion as to the price at which QEPM common units or TLLP common units will trade at any time, or as to the impact of the merger on the solvency or viability of QEPM or TLLP or the ability of QEPM or TLLP to pay its respective obligations when they come due.

The data and analyses summarized herein are from TPH’s presentation to the QEPM Conflicts Committee delivered on April 6, 2015, which primarily utilized market closing prices as of April 2, 2015. For purposes of its analysis, TPH defined EBITDA as net income plus income taxes, interest expense (less interest income), depreciation and amortization. In conducting its analysis, TPH considered, among other things, (i) the management projections for QEPM, as adjusted to reflect NYMEX strip pricing as of April 2, 2015, and (ii) the management projections for TLLP, as adjusted, after discussions with and based on input from management of TLLP GP, to reflect the assumption that projected asset dropdowns occur mid-year, rather than at the beginning of the year, for each year included in the projections.

Summary of TPH’s Analysis

Discounted Cash Flow Analysis

TPH performed a discounted cash flow analysis of QEPM on a status quo basis and for TLLP on an illustrative pro-forma combined basis giving effect to the merger, which is referred to in this discussion as the “surviving entity,” in each case as of January 1, 2015. Discounted cash flow analysis is a valuation methodology used to derive a valuation by calculating the present value of estimated future cash flows. For these analyses,

TPH used cash flow estimates for QEPM through 2024 and cash flow estimates for TLLP through 2017, in each case as reflected in the management projections and, with respect to QEPM, as modified to reflect NYMEX strip pricing as of April 2, 2015 and, with respect to TLLP, assuming a mid-year convention for projected asset drop-downs.

QEPM Status Quo. For its discounted cash flow calculations of QEPM on a status quo basis, TPH applied unlevered discount rates ranging from 8.0% to 12.0% to each of (i) the estimated annual free cash flow and (ii) the estimated terminal value of QEPM at the end of 2023 based on estimated 2024 EBITDA as discussed below. The discount rates applicable to QEPM were based, among other things, on TPH’s judgment of the estimated range of the weighted average cost of capital based on an analysis of QEPM and the selected QEPM comparable companies discussed below under “— Selected QEPM Comparable Companies Multiples Analysis.” The terminal value of QEPM was calculated by applying forward EBITDA multiples ranging from 9.0x to 13.0x. The terminal value forward EBITDA multiples were selected based on TPH’s judgment with reference to EBITDA trading multiples calculated for the selected QEPM comparable companies. TPH applied such ranges of forward EBITDA multiples to QEPM’s estimated 2024 EBITDA, as set forth in the management projections, to determine a terminal value of QEPM. The ranges of estimated free cash flow and terminal values were then discounted to present values as of January 1, 2015 using the range of discount rates referred to above. The resulting enterprise value was then adjusted by subtracting the book value of debt, non-controlling interests and the implied value of the general partner interests and incentive distribution rights and adding cash, cash equivalents and marketable securities to calculate common equity value. From this analysis, TPH estimated an implied price per unit range for QEPM common units of $11.71 to $19.29. TPH then performed a sensitivity analysis by varying the forecast EBITDA for QEPM as contemplated under the downside and upside sensitivity cases in the management projections, while keeping constant the range of terminal value EBITDA multiples and discount rates referred to above. When TPH applied the upside sensitivity case, TPH estimated an implied price per unit range for QEPM common units of $13.30 to $20.93. When TPH applied the downside sensitivity case, TPH estimated an implied price per unit range for QEPM common units of $8.55 to $14.13. TPH then compared the implied price per unit ranges to the implied price of $16.57 per QEPM common unit pursuant to the exchange ratio under the merger.

Illustrative Pro-Forma Accretion/Dilution. TPH used the discounted cash flow analysis for both QEPM on a status quo basis and for the surviving entity to calculate, on an illustrative pro-forma basis, the accretion or dilution to QEPM unitholders under the merger. For its discounted cash flow calculations of the surviving entity on a pro forma basis, TPH applied unlevered discount rates ranging from 8% to 12% to each of (i) the estimated annual free cash flow and (ii) the estimated terminal value of the surviving entity at the end of 2016 based on estimated 2017 EBITDA as discussed below. The discount rates applicable to the surviving entity were based, among other things, on TPH’s judgment of the estimated range of the weighted average cost of capital based on an analysis of the surviving entity and certain comparable companies. The terminal value of the surviving entity was calculated by applying various forward EBITDA multiples ranging from 11x to 15x. The terminal value forward EBITDA multiples were selected based on TPH’s judgment with reference to EBITDA trading multiples calculated for certain selected comparable publicly-traded midstream energy master limited partnerships (“MLPs”) whose operations TPH believed, based on its experience in the midstream energy industry, to be similar to TLLP’s operations. These MLPs are Blueknight Energy Partners, L.P., Buckeye Partners, L.P., Delek Logistics Partners, LP, Genesis Energy LP, Global Partners LP, Holly Energy Partners L.P., JP Energy Partners LP, Magellan Midstream Partners LP, MPLX LP, Plains All American Pipeline, L.P., Phillips 66 Partners LP, Rose Rock Midstream, L.P., Sunoco Logistics Partners L.P., Valero Energy Partners LP and Western Refining Logistics, LP. TPH applied such ranges of forward EBITDA multiples to the surviving entity’s estimated 2017 EBITDA, to determine a terminal value of the surviving entity. The ranges of estimated free cash flow and terminal values were then discounted to present values as of January 1, 2015 using the range of discount rates referred to above. The resulting enterprise value was then adjusted by subtracting the book value of debt, non-controlling interests and the implied value of the general partner interests and incentive distribution rights and adding cash, cash equivalents and marketable securities to calculate common equity value. TPH then calculated the accretion/(dilution) to QEPM unitholders under different cases by comparing status quo implied QEPM unit prices with implied unit prices of the surviving entity. TPH estimated an implied accretion/(dilution) range of (4.7%) to 45.0% under the QEPM base case and TLLP mid-case in the management projections. TPH then performed a sensitivity analysis by varying the forecast EBITDA for QEPM as contemplated under the downside and upside sensitivity cases in the management projections and TLLP as based on the low and high values from the management projections, while keeping constant the range of terminal value EBITDA multiples and discount rates referred to above. When TPH applied the QEPM upside and TLLP high case sensitivity case, TPH estimated an implied accretion/(dilution) range of (5.4%) to 42.1%. When TPH applied the QEPM downside and TLLP low case sensitivity case, TPH estimated an implied accretion range of 20.7% to 85.6%. Another sensitivity analysis varying the forward EBITDA multiples for both QEPM and the surviving entity, based on the respective ranges for each entity as stated above, implied an accretion/(dilution) range of (14.5%) to 60.6% at a 10% unlevered discount rate under the QEPM base case and the TLLP mid-case in the management projections.

Present Value of Future Unit Price Analysis

QEPM Status Quo. TPH analyzed the implied present value per common unit of QEPM. Implied future prices as of January 1, 2015 of a QEPM unit were calculated by first determining the terminal yield value for QEPM. Terminal yield value was calculated based on a terminal yield of 2024E distributions per unit for QEPM. TPH selected a terminal yield value range of 6% to 10% for QEPM based on an analysis of the selected QEPM comparable companies discussed below under “— Selected QEPM Comparable Companies Multiples Analysis.” TPH used levered discount rate ranges of 10.0% to 14.0% for QEPM to discount the implied future unit price and unit price, as applicable, as of January 1, 2015 of QEPM. The discount rates applicable to QEPM were based, among other things, on TPH’s judgment of the estimated range of the cost of equity based on an analysis of QEPM and the selected QEPM comparable companies. From this analysis, TPH estimated a range of implied prices per unit for one QEPM common unit of $12.46 to $18.80. TPH then performed a valuation sensitivity analysis by varying the forecast EBITDA for QEPM as contemplated under the downside and upside sensitivity cases in the management projections, while keeping constant the range of terminal yield values and discount rates referred to above. When TPH applied the upside sensitivity case, TPH estimated an implied price per unit range for one QEPM common unit of $14.31 to $21.51. When TPH applied the downside sensitivity case, TPH estimated an implied price per unit range for one QEPM common unit of $10.29 to $14.62. TPH then compared the implied price per unit ranges to the implied price of $16.57 per QEPM common unit pursuant to the exchange ratio under the merger.

Illustrative Pro-Forma Accretion/Dilution. TPH then calculated the accretion/(dilution) to QEPM unitholders under different cases by comparing status quo implied QEPM unit prices with implied unit prices of the surviving entity. Under this analysis, TPH estimated an implied accretion/(dilution) range of (14.2%) to 124.0%.

Relative Contribution Analysis

TPH calculated the implied ownership of the QEPM unaffiliated unitholders in the surviving entity on an illustrative pro forma basis based on the relative contributions of:

•	estimated distributable cash flow for each of the three years ending December 31, 2015, 2016 and 2017, based on the midpoint of the management projections for TLLP and the base case included in the management projections for QEPM;

•	estimated EBITDA for each of the three years ending December 31, 2015, 2016 and 2017 using a blended EBITDA multiple, based on the midpoint of the management projections for TLLP and the base case included in the management projections for QEPM;

•	estimated EBITDA for each of the three years ending December 31, 2015, 2016 and 2017 using peer group EBITDA multiples for each of QEPM and TLLP, based on the midpoint of the management projections for TLLP and the base case included in the management projections for QEPM;

•	discounted cash flow valuations, based on the base, downside and upside cases included in the management projections; and

•	present value of future unit price valuations, based on the base, downside and upside cases included in the management projections.

In conducting this analysis, TPH used management projections for QEPM reflecting NYMEX strip pricing as of April 2, 2015, and management projections for TLLP assuming a mid-year convention for projected asset drop-downs. This analysis indicated an implied range of ownership percentages for the QEPM unaffiliated unitholders in the surviving entity of approximately 5.8% to 12.3%, as compared to the 8.1% pro forma ownership percentage of the QEPM unaffiliated unitholders in the surviving entity immediately following the merger.

Selected QEPM Comparable Companies Multiples Analysis

TPH reviewed and analyzed certain financial information including valuation multiples related to selected comparable publicly-traded midstream energy MLPs, whose operations TPH believed, based on its experience with companies in the midstream energy industry, to be similar to QEPM’s operations, and whose expected future cash distribution growth rates TPH believed, based on publicly available Wall Street research reports, to be similar to QEPM for purposes of this analysis. These MLPs are Crestwood Midstream Partners LP, DCP Midstream Partners, LP, Regency Energy Partners LP and Southcross Energy Partners, L.P. The preceding MLPs are referred to in this discussion as the “selected QEPM comparable companies.”

TPH selected the MLPs reviewed in its analysis because, among other things, in TPH’s judgment the selected QEPM comparable companies operate businesses that have similar characteristics as QEPM and also have similar expected future cash distribution growth rates as QEPM. However, no selected MLP or group of MLPs is identical to QEPM. Accordingly, TPH believes that purely quantitative analyses are not, in isolation, determinative in the context of the merger and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of QEPM and the selected QEPM comparable companies that could affect the public trading values of each also are relevant. TPH calculated and compared various financial multiples and ratios of each MLP in the selected QEPM comparable companies, including, among other things, the ratio of each member of the selected QEPM comparable companies’ (i) enterprise value, which is referred to in this discussion as “EV,” calculated as the market capitalization of each MLP in the selected QEPM comparable companies, plus book value of debt, preferred equity, non-controlling interests, and the implied value of the general partner interests and incentive distribution rights, less cash, cash equivalents and marketable securities, to its (ii) estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as “EBITDA.” All of these calculations were performed, and based on publicly available financial data and closing prices as of April 2, 2015. The EBITDA estimates for each member of the selected QEPM comparable companies used by TPH in its analysis were based on publicly available consensus estimates as reported by FactSet Research Systems Inc. The median of EV to EBITDA for the selected QEPM comparable companies was 10.8x and 9.7x for 2015E and 2016E, respectively.

TPH also considered the ratio of each member of the selected QEPM comparable companies’ (i) “Price,” calculated as the closing price per unit on April 2, 2015 of each MLP in the selected QEPM comparable companies to its (ii) annual distributable cash flow per unit. The estimates used to calculate each MLP’s Price per DCF/Unit were based on publicly available consensus estimates as reported by FactSet Research Systems Inc. The median of Price per DCF/Unit for the selected QEPM Comparable Companies was 10.3x and 9.2x for 2015E and 2016E, respectively.

TPH applied each range of EV to EBITDA multiples for the selected QEPM comparable companies discussed above to the respective estimated EBITDA of QEPM based on the base case and the downside and upside sensitivity cases in the management projections and NYMEX pricing as of April 2, 2015 and applied each range of Price per DCF/Unit multiples for the selected QEPM comparable companies discussed above to the respective estimated DCF/Unit of QEPM based on the base case and the downside and upside sensitivity cases in the management projections and NYMEX pricing as of April 2, 2015. From this analysis, TPH estimated an implied price per unit range for QEPM common units of (i) $13.98 — $23.28 based on 2015E Price per DCF/Unit; (ii) $12.15 — $22.52 based on 2016E Price per DCF/Unit; (iii) $15.13 — $30.09 based on 2015E EV/EBITDA; and (iv) $13.51 — $23.88 based on 2016E EV/EBITDA, as compared to the implied price of $16.57 per QEPM common unit pursuant to the exchange ratio under the merger.

Selected Comparable Transaction Analysis

Using publicly available information and third-party research, TPH reviewed certain transactions in the midstream energy industry with the following criteria: (i) announced since January 1, 2012 involving U.S. gas gathering and processing assets; (ii) consideration of over $50 million; and (iii) with disclosed next twelve months, or FY-1, EBITDA multiples. The following table sets forth the selected transactions reviewed:

Acquiror	Seller(s)
Howard Midstream Energy Partners LLC	Southwestern Energy Company
EQT Midstream Partners LP	EQT Corporation
Western Gas Partners, LP	Anadarko Petroleum Corporation
EnLink Midstream Partners	Coronado Midstream Holdings LLC
Western Gas Partners LP	Nuevo Midstream LLC
EnLink Midstream Partners, L.P.	EnLink Midstream LLC
American Midstream Partners, LP	Costar Midstream
Samchully Asset Management Co., Ltd.	Total SA; EV Energy Partners, L.P.
American Midstream Partners, LP	DCP Midstream LLC
Midcoast Energy Partners, L.P.	Enbridge Energy Partners LP
Southcross Energy Partners, L.P.	TexStar Midstream Services LP
Summit Midstream Partners, LLC	Markwest Energy Partners, L.P.; The Energy & Minerals Group LP
QEP Midstream Partners, LP	QEP Field Services, LLC
EQT Midstream Partners LP	EQT Corporation
Summit Midstream Partners LP	Summit Midstream Partners LLC
Western Gas Partners, LP	Anadarko Petroleum Corporation
Access Midstream Partners, L.P.	MidCon Compression, L.L.C.
American Midstream Partners, LP	Penn Virginia Corporation
Energy Transfer Equity, L.P.; Regency Energy Partners LP	Eagle Rock Energy Partners, L.P.
Devon Energy Corporation	Crosstex Energy, L.P.
Regency Energy Partners LP	PVR Partners LP
Crestwood Midstream Partners LP	Arrow Midstream Holdings LLC
ONEOK Partners, L.P.	Merit Energy Corporation
EQT Midstream Partners LP	EQT Corporation
Crestwood Midstream Partners LP	RKI Exploration & Production LLC
Summit Midstream Partners LP	Markwest Energy Partners, L.P.
Markwest Energy Partners, L.P.	Chesapeake Energy Corporation
Crestwood Midstream Partners, LP; Crestwood Holdings LLC	Inergy, L.P.; Inergy Midstream, L.P.
American Midstream Partners LP	High Point Infrastructure Partners LLC
Atlas Pipeline Partners LP	TEAK Midstream LLC
Kinder Morgan Energy Partners LP	Kinder Morgan Inc.
Western Gas Partners, LP	Anadarko Petroleum Corporation
Western Gas Partners, LP	Chesapeake Energy Corporation
Regency Energy Partners LP	Southern Union Gathering Co. LLC

Acquiror	Seller(s)
DCP Midstream Partners, LP	DCP Midstream LLC
Kinder Morgan Energy Partners LP	Copano Energy LLC
Crestwood Midstream Partners LP	Crestwood Holdings Partners LLC
Access Midstream Partners, L.P.	Chesapeake Energy Corporation
CorEnergy/Infrastructure Trust, Inc.	Ultra Petroleum Corp.
Atlas Pipeline Partners LP	Cardinal Midstream LLC
Crestwood Midstream Partners LP	Enerven Compression LLC
Eagle Rock Energy Partners, L.P.	BP plc
Western Gas Partners, LP	Anadarko Petroleum Corporation
Crestwood Midstream Partners, L.P.	Devon Energy
DCP Midstream Partners, LP	DCP Midstream LLC
CenterPoint Energy, Inc.	Martin Midstream Partners L.P.
DCP Midstream Partners, LP	Penn Virginia Resource Partners, L.P.
American Midstream Partners, LP	Quantum Resources Management LLC
MarkWest Energy Partners, L.P.	Rex Energy Corporation
Penn Virginia Resource Partners LP	Chief Oil & Gas LLC
Magnum Hunter Resources Corporation	TransTex Gas Services LP
Crestwood Midstream Partners LP	Antero Resources Corporation
Exterran Partners, L.P.	Exterran Holdings, Inc.

TPH determined that the median transaction value to estimated EBITDA for the FY1 period for the selected comparable transactions was 9.0x, with a range in transaction value to estimated EBITDA for the FY1 period of 8.0x to 15.6x for transactions in the 10th to 90th percentiles. From this analysis, TPH estimated an implied price per unit range for QEPM common units of $11.67 – $32.04, as compared to the implied price of $16.57 per QEPM common unit pursuant to the exchange ratio under the merger.

Other Analysis

QEPM’s Historical Trading Analysis; Historical Exchange Ratio

TPH reviewed QEPM’s unit price performance since its initial public offering in August 2013 to April 2015. TPH noted that, over this period, QEPM’s unit price decreased 25% since its initial public offering compared to a 3% decrease for the Alerian MLP Index and a 10% increase for TLLP’s unit price. TPH also noted that, from April 2, 2014 to April 2, 2015, QEPM’s unit price decreased by 29% compared to a decrease of 9% for the Alerian MLP Index and a 10% decrease for TLLP’s unit price, and from October 17, 2014 to April 2, 2015, QEPM’s unit price decreased by 19% compared to a decrease of 13% for the Alerian MLP Index and an 18% decrease for TLLP’s unit price. In addition, TPH evaluated QEPM’s unit price performance since the December 8, 2014 announcement of the proposed merger, and noted that QEPM’s unit price increased 2% during this period compared to a decrease of 5% for the Alerian MLP Index and a 1% increase for TLLP’s unit price. TPH also reviewed and considered the exchange ratio between QEPM common units and TLLP common units over various periods and at certain dates since QEPM’s August 2013 initial public offering as compared to the exchange ratio for the merger. In particular, TPH considered (i) the average exchange ratio from December 8, 2014 to April 2, 2015 of 0.2875x; (ii) the average exchange ratio from October 19, 2014 to April 2, 2015 of 0.2859x; (iii) the exchange ratio one week after October 19, 2014 of 0.2946x; (iv) the exchange ratio on October 19, 2014 of 0.2962x; (v) the exchange ratio eight months prior to October 19, 2014 of 0.3549x; and (vi) the exchange ratio one year prior to October 19, 2014 of 0.3845x.

Premiums Paid Analysis

Using publicly available information and third party research, TPH reviewed the median and mean one day spot premiums for U.S. based energy MLP precedent corporate transactions since April 2011 whose aggregate consideration consisted of 85% or more of the purchaser’s equity. The median and mean unaffected premiums for these transactions were 15% and 16%, respectively, as compared to the 8.5% implied transaction premium based on QEPM’s closing unit price as of December 1, 2014, the date prior to the date that TLLP’s initial merger proposal was made.

General

TPH and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes.

TPH also engages in securities trading and brokerage, private equity activities, equity research and other financial services, and in the ordinary course of these activities, TPH and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of QEPM, any of the other parties to the merger, and any of their respective affiliates, and (ii) any currency or commodity that may be involved in the transactions contemplated by the merger agreement.

In addition, TPH and its affiliates and certain of its employees, including members of the team performing services in connection with the merger, as well as certain private equity funds associated or affiliated with TPH in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including QEPM, any of the other parties to the merger, other prospective purchasers and their respective affiliates. TPH was not requested to, and did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of QEPM or any alternative transaction.

The QEPM Conflicts Committee selected TPH to provide financial advice and assistance to the QEPM Conflicts Committee and to provide a fairness opinion in connection with the merger because of TPH’s expertise, reputation and familiarity with the oil and gas industry generally and the midstream energy industry specifically and because its investment banking professionals have substantial experience in transactions comparable to the merger and are regularly engaged in the analysis of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and for corporate and other purposes.

TPH has previously acted as financial advisor to the QEPM Conflicts Committee and has delivered a fairness opinion in connection with a previous, unrelated transaction, for which TPH received aggregate compensation of $500,000. TPH has previously acted as financial advisor to the Conflicts Committee of the TLLP Board and has delivered a fairness opinion in connection with a previous, unrelated transaction, for which TPH received aggregate compensation of $600,000. TPH may provide investment banking or other financial services to QEPM, TLLP or any other parties involved in the merger or their respective affiliates or portfolio companies in the future. In connection with such investment banking or other financial services, TPH may receive compensation.

The description set forth above constitutes a summary of the analyses employed and factors considered by TPH in rendering its opinion to the QEPM Conflicts Committee. TPH believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.

No company or transaction used in the analyses of comparable transactions summarized above is identical or directly comparable to QEPM, TLLP or the merger. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading value and acquisition value of the companies considered.

The financial terms of the consideration were determined through arms-length negotiations between the QEPM Conflicts Committee and TLLP management and were approved by each of them. TPH participated in certain negotiations leading to the determination of the exchange ratio and provided advice to the QEPM Conflicts Committee during these negotiations. TPH did not, however, recommend any specific financial terms of the merger consideration to the QEPM Conflicts Committee or assert that any specific financial terms of the merger constituted the only appropriate financial terms of the merger consideration.

Pursuant to the terms of the QEPM Conflicts Committee’s engagement of TPH, QEPM agreed to pay TPH a $250,000 retainer fee upon the engagement of TPH, and an additional opinion fee of $750,000 payable upon delivery by TPH of an opinion as to the fairness, from a financial point of view, to the QEPM unaffiliated unitholders of the consideration to be received by the QEPM unaffiliated unitholders or the exchange ratio, as applicable, in connection with the proposed transaction following the QEPM Conflicts Committee’s request that TPH deliver such an opinion. In addition, QEPM has agreed to reimburse TPH for its reasonably incurred out-of-pocket expenses incurred in connection with the engagement, including fees and disbursements of its legal counsel. QEPM also agreed to indemnify TPH, its affiliates and their respective officers, directors, partners, agents, employees and controlling persons for certain liabilities related to or arising out of its rendering of services under its engagement, including liabilities under the federal securities laws, or to contribute to payments TPH may be required to make in respect of these liabilities.

No Dissenters’ or Appraisal Rights

QEPM unitholders do not have dissenters’ or appraisal rights under QEPM’s partnership agreement, the merger agreement or the Delaware Act.

Antitrust and Regulatory Matters

Due to rules applicable to partnerships and the common control of QEPM and TLLP, no filing is required under the HSR Act and the rules promulgated thereunder by the FTC. However, at any time before or after completion of the merger, the DOJ, the FTC, or any state may request additional information or could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets of TLLP or QEPM. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. In addition, non-U.S. governmental and regulatory authorities may seek to take action under applicable antitrust laws. A challenge to the merger on antitrust grounds may be made and, if such a challenge is made, it is possible that TLLP and QEPM will not prevail.

Listing of Common Units to be Issued in the Merger; Delisting and Deregistration of QEPM Common Units

TLLP expects to obtain approval to list on the NYSE the TLLP common units to be issued pursuant to the merger agreement, which approval is a condition to closing the merger. Upon completion of the merger, QEPM common units currently listed on the NYSE will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.

Accounting Treatment

The proposed merger will be accounted for in accordance with Accounting Standards Codification 810, Consolidations — Overall — Changes in Parent’s Ownership Interest in a Subsidiary, which is referred to as ASC 810. Changes in TLLP’s ownership interest in QEPM, while TLLP retains its controlling financial interest in QEPM, will be accounted for as an equity transaction and no gain or loss will be recognized as a result of the proposed merger. The proposed merger represents TLLP’s acquisition of the noncontrolling interests in QEPM.

Support Agreement

In connection with the merger agreement, QEPM, QEP Field Services and TLLP entered into the support agreement dated April 6, 2015. Pursuant to the support agreement, TLLP and QEP Field Services have agreed to vote any QEPM common units or QEPM subordinated units owned by them or their subsidiaries in favor of the adoption of the merger agreement and the merger at any meeting of QEPM’s unitholders. In addition, pursuant to the support agreement, QEP Field Services and TLLP granted an irrevocable proxy to a member of the QEPM Conflicts Committee to vote such units accordingly. QEP Field Services currently owns directly 26,705,000 QEPM subordinated units representing 100% of the outstanding QEPM subordinated units. The support agreement will terminate upon the completion of the merger, the termination of the merger agreement, the QEPM Conflicts Committee making a change in recommendation or the written agreement of TLLP, QEP Field Services and the QEPM Conflicts Committee on behalf of QEPM.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement and the related transactions. The provisions of the merger agreement are extensive and not easily summarized. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference. You should read the merger agreement because it, and not this proxy statement/prospectus, is the legal document that governs the terms of the merger.

The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and may not be intended as statements of fact, but rather as a way of allocating risk between the parties in the event the statements therein prove to be inaccurate. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should keep in mind that the representations and warranties are modified in part by the underlying disclosure schedules. The disclosure schedules contain information that has been included in TLLP’s and QEPM’s general prior public disclosures, as well as additional information, some of which is non-public. Information concerning the subject matter of the representations and warranties may have also changed since the date of the merger agreement, and all of this information may or may not be fully reflected in the companies’ public disclosures. To the extent there are any conflicts between any representations and warranties in the merger agreement and the additional information included or incorporated by reference in the proxy statement/prospectus, the information included or incorporated by reference herein shall control. Accordingly, the representations, warranties and covenants in the merger agreement and the description of them in this proxy statement/prospectus should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings of TLLP and QEPM filed with the SEC.

In the following summary of the material terms of the merger agreement, all references to the subsidiaries of TLLP or TLLP GP do not include QEPM GP or its subsidiaries (including QEPM), unless explicitly stated.

Structure of the Merger and Related Transactions

Pursuant to the merger agreement, at the effective time of the merger, a wholly owned subsidiary of TLLP will merge with and into QEPM, with QEPM surviving the merger as an indirect, wholly owned subsidiary of TLLP, and each outstanding common unit of QEPM held by QEPM unaffiliated unitholders will be cancelled and converted into the right to receive 0.3088 TLLP common units. This merger consideration represents an 8.5% premium to the closing price of QEPM common units based on the closing prices of QEPM common units and TLLP common units on December 1, 2014, the last trading day before TLLP made its initial proposal to acquire all of QEPM common units held by the public. Relative to the respective closing prices for TLLP and QEPM common units on April 6, 2015, the day the parties entered into and announced the merger agreement, the 0.3088 exchange ratio represents an 8.6% premium to QEPM common unitholders. The subordinated units and incentive distribution rights of QEPM will remain outstanding through the effectiveness of the merger, as will the QEPM common units held by QEP Field Services, and none of the entities that hold these interests (all of which are affiliates of QEPM GP) will receive any consideration for the continuation of their respective limited partner interests in QEPM in connection with the merger. The QEPM general partner interest held by QEPM GP will also remain outstanding through the effectiveness of the merger, and QEPM GP will not receive any consideration for the continuation of its general partner interest in connection with the merger. If the exchange ratio would result in a QEPM unaffiliated unitholder being entitled to receive a fraction of a TLLP common unit, then such QEPM unaffiliated unitholder will receive cash from TLLP in lieu of such fractional interest in an amount equal to such fractional interest multiplied by the average of the closing price of TLLP common units for the five trading day period ending on the third trading day immediately prior to the day upon which the merger becomes effective. Once the merger is completed and QEPM common units held by QEPM unaffiliated unitholders are exchanged for TLLP common units (and cash in lieu of fractional units, if applicable), when distributions are declared by the general partner of TLLP and paid by TLLP, former QEPM unaffiliated common unitholders will receive distributions on their TLLP common units in accordance with TLLP’s partnership agreement. For a description of the distribution provisions of TLLP’s partnership agreement, please read “Comparison of the Rights of TLLP and QEPM Unitholders.” As of May 8, 2015, there were 80,605,673 TLLP common units and 26,753,205 QEPM common units outstanding. Based on the 23,051,455 QEPM common units outstanding at such date that are owned by QEPM unaffiliated unitholders and eligible for exchange into TLLP common units pursuant to the merger agreement, TLLP expects to issue approximately 7,118,289 TLLP common units in connection with the merger.

When the Merger Becomes Effective

The closing of the merger will take place on either (i) the date that is the second full NYSE trading date to occur after the date of satisfaction or waiver of the last of the conditions set forth in the merger agreement (other than conditions that would normally be satisfied on the closing date) have been satisfied or waived in accordance with the terms of the merger agreement, or (ii) such other date as may be mutually agreed upon in writing by the parties. Please read “— Conditions to the Merger” beginning on page 88 for a more complete description of the conditions that must be satisfied or waived prior to closing. The date on which the closing occurs is referred to as the “closing date.”

The merger will become effective at the effective time, which will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later date and time as may be set forth in the certificate of merger.

Effect of Merger on Outstanding QEPM Common Units and Other Interests

At the effective time, by virtue of the merger and without any further action on the part of any holder of QEPM common units, the following will occur:

•	Each QEPM common unit held by QEPM unaffiliated unitholders immediately prior to the effective time shall be converted into the right to receive 0.3088 TLLP common units. Each QEPM common unit so converted shall cease to be outstanding and shall be canceled and retired and shall cease to exist, each holder of which shall cease to be a limited partner of QEPM or have any rights with respect to such QEPM common units except the right to be admitted to TLLP as a limited partner of TLLP and receive the TLLP common units to be issued as consideration;

•	All of the outstanding limited partner interests in QEPM held by QEP Field Services shall remain outstanding and QEP Field Services shall thereby be the sole holder of QEPM limited partner interests;

•	The outstanding QEPM incentive distribution rights shall remain outstanding;

•	All of the outstanding general partner interests in QEPM held by QEPM GP shall remain outstanding and QEPM GP shall continue as the sole general partner of QEPM;

•	MergerCo’s outstanding limited liability company interests shall be canceled and retired and shall cease to exist without consideration therefor;

•	QEP Field Services’ limited liability company interests shall be unchanged and remain outstanding, and TLLP shall continue as the sole member of QEP Field Services; and

•	TLLP’s partnership interests issued and outstanding immediately prior to the effective time shall be unchanged and remain outstanding, and each limited partner and general partner admitted to TLLP immediately prior to the effective time shall continue as a limited partner and general partner, as applicable, of TLLP.

At the effective time, QEPM’s partnership agreement shall continue in effect until later changed or amended, and the certificate of limited partnership of QEPM shall continue as the certificate of limited partnership of the surviving entity in the merger. Upon the proper surrender of QEPM certificates or book-entry units of QEPM, each QEPM unaffiliated unitholder shall as of the effective time be admitted to TLLP as a limited partner and be bound by the TLLP partnership agreement.

For a description of the TLLP common units, please read “Description of TLLP Common Units,” and for a description of the comparative rights of the holders of TLLP common units and QEPM common units, please read “Comparison of the Rights of TLLP and QEPM Unitholders.”

Exchange of Certificates; Fractional Units

Fractional Units

No fractional TLLP common units shall be issued, and fractional TLLP common units will not entitle the holder to vote or to any rights as a unitholder of TLLP. If the exchange ratio would result in a QEPM unaffiliated unitholder being entitled to receive a fraction of a TLLP common unit, then such QEPM unaffiliated unitholder will receive cash from TLLP in lieu of such fractional interest in an amount equal to such fractional interest multiplied by the average of the closing price of TLLP common units for the five trading day period ending on the third trading day immediately prior to the day upon which the merger becomes effective.

Certain Adjustments

If, between the date of the merger agreement and the effective date, the outstanding QEPM common units or TLLP common units shall be changed into a different number of units by reason of any split, combination, merger, consolidation, reorganization or other similar transaction, or if any dividend or distribution payable in any partnership interests shall be declared with a record date within the same period, the exchange ratio and the form of securities issuable in the merger shall be appropriately adjusted to provide the holders of QEPM common units the same economic effect as contemplated by the merger agreement prior to such event.

Exchange Agent

TLLP shall appoint American Stock Transfer & Trust Company, N.A., to act as exchange agent for the issuance of TLLP common units and for cash payments for fractional units. At or prior to the closing date, TLLP shall (i) deposit with the exchange agent, for the benefit of the holders of QEPM common units, an amount of cash equal to the estimated aggregate payment in lieu of fractional TLLP common units, which amount is referred to as the “exchange fund,” (ii) reserve with the exchange agent the TLLP common units to be issued pursuant to the merger agreement, and (iii) authorize the exchange agent to exchange TLLP common units in accordance with the merger agreement. TLLP shall deposit with the exchange agent any additional funds in excess of the exchange fund as and when necessary to pay any amount in lieu of fractional TLLP common units and other amounts required to be paid under the merger agreement. TLLP shall pay all costs and fees of the exchange agent and all expenses associated with the exchange process.

Exchange Procedures

Promptly after the effective time, TLLP shall cause the exchange agent to mail, to each holder of QEPM common units as of the effective time (other than QEP Field Services), a form of letter of transmittal and instructions explaining how to surrender QEPM certificates or book-entry units of QEPM in exchange for the TLLP common units, together with any applicable distributions with respect thereto and any payments in lieu of fractional TLLP common units. Upon surrender to the exchange agent of QEPM common units, together with a properly completed letter of transmittal, a QEPM common unitholder shall be entitled to (i) the number of full TLLP common units (which shall be in uncertificated book-entry form unless a physical certificate is requested) that the surrendered QEPM common units shall have been converted into the right to receive pursuant to the merger agreement and (ii) any payments in lieu of fractional TLLP common units payable in redemption of any fractional TLLP common unit otherwise issuable.

The instructions for effecting the surrender of QEPM certificates shall set forth procedures that must be taken by the holder of any QEPM certificate that has been lost, destroyed or stolen, whose right to receive TLLP common units and payment in lieu of fractional TLLP common units, if any, shall be conditioned upon receipt by the exchange agent, along with the letter of transmittal, of a duly executed lost certificate affidavit, including an agreement to indemnify TLLP, signed exactly as the name or names of the registered holder or holders appeared on the books of QEPM immediately prior to the effective time, together with a customary bond and such other documents as TLLP may reasonably require.

After the effective time, there shall be no further transfer on the records of QEPM or its transfer agent of QEPM certificates or book-entry units of QEPM; and if such QEPM certificates or book-entry units of QEPM are presented to QEPM or its transfer agent for transfer, they shall be canceled against delivery of the TLLP common units and payment in lieu of fractional TLLP common units, if any. Until surrendered as contemplated by the merger agreement, each QEPM certificates or book-entry units of QEPM shall be deemed at any time after the effective time to represent only the right to receive upon such surrender the TLLP common units, together with any applicable distributions, and any payment in lieu of fractional TLLP common units, as contemplated by the merger agreement. No interest will be paid or will accrue on any payment in lieu of fractional TLLP common units.

Distributions with Respect to Unexchanged QEPM Common Units

No dividends or other distributions with respect to TLLP common units with a record date after the effective time shall be paid to the holder of QEPM common units not surrendered with respect to TLLP common units issuable in respect of the dividend or other distribution, and no payment in lieu of fractional TLLP common units shall be paid to any holder of QEPM common units until surrendered in accordance with the merger agreement. Subject to applicable law, the following shall be paid to each holder of QEPM certificates or book-entry units of QEPM, without interest: (i) at the time of surrender of QEPM common units, the amount of any payment in lieu of fractional TLLP common units to which the holder is entitled and the amount of dividends or other distributions previously paid with respect to the whole TLLP common units issuable with respect to such QEPM common units that have a record date after the effective time and a payment date on or prior to the time of surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole TLLP common units with a record date after the effective time and prior to the surrender and a payment date subsequent to the surrender.

No Further Ownership Rights in QEPM Common Units

All TLLP common units issued upon the surrender for exchange of QEPM common units in accordance with the terms of the merger agreement (including any payments in lieu of fractional TLLP common units) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the QEPM common units previously represented by such QEPM common units (including all rights to common units arrearages), subject, however, to TLLP’s obligation, with respect to QEPM common units outstanding immediately prior to the effective time, to pay any distributions with a record date prior to the effective time that may have been declared or made by QEPM on such QEPM common units in accordance with the terms of the merger agreement on or prior to the effective time and that remain unpaid at the closing date.

Termination of Exchange Fund

Any portion of the exchange fund that remains undistributed to the holders of the QEPM common units for twelve months after the closing date shall be delivered to TLLP, upon demand, and any holders of the QEPM common units who have not complied with the merger agreement at that point shall thereafter look only to TLLP and only as general creditors for payment of their claim for TLLP common units, any payment in lieu of fractional TLLP common units and any distributions with respect to QEPM common units or TLLP common units to which such holders may be entitled.

No Liability

None of TLLP, TLLP GP, QEPM, QEPM GP or the exchange agent shall be liable to any person or entity in respect of any TLLP common units (or distributions with respect thereto) or payment in lieu of fractional TLLP common units properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any QEPM common unit shall not have been surrendered prior to such date on which any TLLP common units, any payment in lieu of fractional TLLP common units or any distributions with respect to QEPM common units or TLLP common units in respect of such QEPM common units would escheat to or become the property of any governmental entity, any such units, cash, dividends or distributions in respect of such QEPM common units shall, to the extent permitted by applicable law, become the property of TLLP, free and clear of all claims or interest of any person or entity previously entitled thereto.

Withholding Rights

TLLP shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement any amounts it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity by TLLP, such amounts shall be treated for all purposes of the merger agreement as having been paid to the person or entity in respect of which such deduction and withholding was made by TLLP.

Representations and Warranties

The merger agreement contains reciprocal representations and warranties of the parties to the merger agreement, many of which provide that the representations and warranties do not extend to matters where the failure of the representation and warranty to be accurate would not result in a material adverse effect on the party making the representation and warranty. These representations and warranties concern, among other things:

•	legal organization, existence, general authority and good standing;

•	power and authorization to enter into and carry out the obligations of the merger agreement, and enforceability of the merger agreement;

•	required board and committee consents and approvals;

•	the absence of defaults, breaches, violations and other conflicts caused by entering into the merger agreement and completing the merger;

•	the absence of required governmental consents and approvals, other than those noted therein;

•	capitalization;

•	title to membership and limited partner interests;

•	the accuracy of reports filed with the SEC;

•	the adequacy of certain internal controls;

•	the accuracy of financial statements;

•	the absence of certain undisclosed liabilities;

•	title to certain real properties and rights of way;

•	the absence of litigation and compliance with laws;

•	the absence of any material adverse effects;

•	tax matters;

•	environmental matters;

•	licenses and permits;

•	the absence of undisclosed material contracts and the validity of existing material contracts;

•	employees and employment benefit matters;

•	transactions with affiliates;

•	insurance;

•	the absence of brokers;

•	the fairness opinion delivered to the QEPM Conflicts Committee (applicable to the QEPM Parties only);

•	operations of MergerCo (applicable to the TLLP Parties only);

•	the accuracy of information provided by the parties for inclusion in this proxy statement/prospectus; and

•	state takeover laws.

For purposes of the merger agreement, “material adverse effect,” when used with respect to TLLP or QEPM, means any effect that is or would reasonably be expected to have a material adverse effect on or a material adverse change in (i) the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries, or (ii) the ability of QEPM and QEPM GP, on the one hand, or TLLP and its subsidiaries, on the other hand, to perform their obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement.

A material adverse effect does not include any adverse change or effect resulting from any of the following (so long as, in the case of the first through fifth bullet points immediately below, the impact on the party and its subsidiaries is not materially disproportionate to the impact on similarly situated parties):

•	changes or effects affecting the crude oil gathering, transportation and storage industries generally, or the natural gas gathering, processing, treating, transportation and storage industries generally and NGL marketing industry generally (including any change in the prices of natural gas, natural gas liquids or other hydrocarbon products, industry margins or any regulatory changes or changes in applicable law), in each case depending on the applicable party;

•	changes or effects affecting the United States or global economic conditions or financial markets in general;

•	any outbreak of hostilities, terrorism, war or other similar national emergency;

•	changes in the law or in accounting regulations or principles or the interpretation thereof that materially affects the merger agreement or the transactions contemplated by the merger agreement;

•	earthquakes, hurricanes, floods or other natural disasters;

•	the announcement of the merger agreement or any of the transactions contemplated by the merger agreement;

•	any failure of either party to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period (but not the underlying causes of such failures);

•	changes in the market price or trading volume of the respective common units (but not any effect underlying any decrease that would otherwise constitute a material adverse effect); or

•	resulting from a party taking any action required by the merger agreement.

Actions Pending the Merger

From the execution date of the merger agreement until the effective time, neither TLLP nor QEPM shall, nor shall it cause any of its subsidiaries to, take any action prohibited by the merger agreement or fail to take any action required by the merger agreement that, in either case, would be reasonably likely to materially delay the consummation of the merger or result in the failure of a condition to closing pursuant to the merger agreement.

Without limiting the generality of the previous paragraph, except (1) as otherwise contemplated by the merger agreement, (2) as otherwise required by applicable law or (3) as otherwise disclosed to the other party, each of TLLP and QEPM will not, and agrees that it will cause its subsidiaries, as applicable, not to, during the period from the execution date of the merger agreement until the effective time, in each case without the prior written consent of the other party (which consent will not be unreasonably withheld, delayed or conditioned):

•	make any change in its governing documents as in effect on the execution date of the merger agreement in any manner that would reasonably be expected to (A) adversely affect in a material way the rights of holders of its securities or the securities of any other party to the merger agreement, or (B) prohibit or materially impede or delay the merger or the consummation of the other transactions contemplated by the merger agreement;

•	adopt or vote to adopt a plan of complete or partial dissolution or liquidation;

•	make any material change in its tax methods, principles or elections that would reasonably be expected to materially adversely affect the ability of either party’s respective legal counsel to deliver its tax opinion at closing pursuant to the merger agreement; or

•	agree or commit to do any of the foregoing.

From the execution date of the merger agreement until the effective time, each party and its subsidiaries shall promptly notify the other party and its subsidiaries in writing of (i) any event, condition or circumstance that is reasonably likely to result in any of the conditions set forth in the merger agreement not being satisfied at the effective time, and (ii) any material breach by the notifying party or its subsidiary of any covenant, obligation or agreement contained in the merger agreement; provided, however, that the delivery of any notice pursuant to this sentence shall not limit or otherwise affect the remedies available under the merger agreement to the notified party or its subsidiaries.

Additional Agreements, Covenants, Rights and Obligations

TLLP and QEPM made the covenants described below:

Access to Information; Confidentiality

Subject to applicable laws, upon reasonable notice, each party shall (and shall cause the members of such group to) afford the officers, employees, counsel, accountants and other representatives and advisors of the requesting party and its subsidiaries reasonable access, during normal business hours from the execution date of the merger agreement until the closing, to its properties, books, contracts and records as well as to their management personnel; provided that such access shall be provided on a basis that minimizes the disruption to the operations of the disclosing party. The disclosing party shall not be responsible to the requesting party and its subsidiaries for personal injuries sustained by the requesting party’s and party’s subsidiaries’ officers, employees, counsel, accountants and other representatives and advisors in connection with the access provided pursuant to this provision, and shall be indemnified and held harmless by the requesting party and its subsidiaries for any losses suffered by the disclosing party and its subsidiaries or its officers, employees or representatives in connection with any such personal injuries. Subject to applicable laws, during such period, each party and its subsidiaries shall (and shall cause the members of such group to) furnish promptly to the other party and its subsidiaries (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by the merger agreement during such period pursuant to the requirements of federal, state or foreign laws (including pursuant to the Securities Act, the Exchange Act and the rules of any governmental entity thereunder), as applicable (other than documents which such party is not permitted to disclose under applicable laws) and (ii) all information concerning the disclosing party’s business, properties and personnel as the requesting party and its subsidiaries may reasonably request, including all information relating to environmental matters. Notwithstanding the foregoing, a party and its subsidiaries shall have no obligation to disclose or provide access to any information the disclosure of which such party and its subsidiaries has concluded may jeopardize any privilege available to such party and its subsidiaries relating to such information or would be in violation of a confidentiality obligation binding on such party.

Registration Statement

As promptly as reasonably practicable following the execution date (i) each party to the merger agreement agrees to cooperate in the preparation of the registration statement (including this proxy statement/prospectus) to be distributed to the holders of QEPM common units in connection with the QEPM limited partners’ meeting, (ii) TLLP shall use its commercially reasonable efforts to cause the TLLP common units to be issued in the merger to be approved for listing on the NYSE (subject, if applicable, to notice of issuance) prior to the effective time, and (iii) the parties to the merger agreement shall make all required filings under applicable state securities and “blue sky” laws, provided, however, that no such filings shall be required in any jurisdiction where, as a result thereof, TLLP would become subject to general service of process or to taxation or qualification to do business as a foreign partnership doing business in such jurisdiction solely as a result of such filing. TLLP agrees to file the registration statement with the SEC as promptly as reasonably practicable. Each of TLLP and QEPM agrees to use all commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Each of TLLP and QEPM agrees to furnish to the other party all information concerning themselves and their respective subsidiaries, and to take such other action as may be reasonably requested in connection with the foregoing. No filing of the registration statement will be made by TLLP, and no filing of the proxy statement/prospectus will be made by TLLP or QEPM, in each case without providing the other party a reasonable opportunity to review and comment thereon.

Each of the parties to the merger agreement further agrees that, if it shall become aware prior to the closing date of any information that would cause any of the statements in the registration statement or the proxy statement/prospectus to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party thereof and take the necessary steps to correct such information in an amendment or supplement to the registration statement or proxy statement/prospectus. No amendment or supplement to the registration statement will be made by TLLP, and no amendment or supplement to the proxy statement/prospectus will be made by TLLP or QEPM, in each case without providing the other party a reasonable opportunity to review and comment thereon.

Each of QEPM and TLLP shall (i) promptly notify the other of receipt of any comments from the SEC or its staff or any other applicable government official and of any requests by the SEC or its staff or any other applicable government official for amendments or supplements to any of the filings with the SEC in connection with the merger and other transactions contemplated hereby or for additional information and (ii) promptly supply the other with copies of all correspondence between QEPM or any of its representatives, or TLLP or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other applicable government official, on the other hand, with respect thereto. TLLP and QEPM shall use their respective commercially reasonable efforts to respond to any comments of the SEC or its staff with respect to the proxy statement/prospectus or the registration statement as promptly as practicable.

QEPM Limited Partners’ Meeting

Except as permitted by this provision, QEPM and QEPM GP shall, in accordance with applicable law and QEPM’s partnership agreement, cause a meeting of QEPM’s limited partners to be duly called and held as soon as reasonably practicable after the registration statement is declared effective under the Securities Act to consider and vote upon the adoption and approval of the merger agreement and the merger. Except as permitted by provisions of the merger agreement permitting a change in recommendation, the QEPM Board shall unanimously recommend approval and adoption of the merger agreement and the merger by the holders of QEPM units and the QEPM Conflicts Committee shall unanimously recommend approval and adoption of the merger agreement and the merger by the QEPM unaffiliated unitholders and shall include such recommendations in this proxy statement/prospectus. QEP Field Services shall be present at the QEPM limited partners’ meeting in its capacity as a holder of QEPM units, and shall vote all of the QEPM units held by it in accordance with the support agreement. Please read “The Merger — Support Agreement” for a description of the support agreement.

QEPM may adjourn or postpone the QEPM limited partners’ meeting (i) if, as of the time for which the meeting is originally scheduled (as set forth in this proxy statement/prospectus), there are an insufficient number of QEPM common units represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the QEPM limited partners’ meeting, (ii) if the failure to adjourn or postpone the meeting is determined after consultation with outside counsel to be reasonably likely to result in a violation of law, for the distribution of any required supplement or amendment to the proxy statement/prospectus or (iii) for a single period not to exceed ten business days, to solicit additional proxies if necessary to obtain the QEPM unitholder approval.

Notwithstanding anything to the contrary in the merger agreement, if there occurs a QEPM recommendation change (as defined below) in accordance with the merger agreement, QEPM shall not be required to call, hold or convene the QEPM limited partners’ meeting (whether or not such meeting has been previously called).

No Solicitation

QEPM and QEPM GP shall not, and QEPM and QEPM GP shall cause their subsidiaries not to, and QEPM and QEPM GP shall direct and use their commercially reasonable best efforts to cause their respective representatives not to, directly or indirectly,

•	take any action to solicit, initiate, or knowingly encourage or knowingly facilitate the making of any QEPM takeover proposal or any inquiry with respect thereto or engage in discussions or negotiations with any person or entity with respect thereto (except to notify such person or entity of the existence of these provisions), or

•	disclose any non-public information or afford access to properties, books or records to, any person or entity that has made, or to the knowledge of QEPM or QEPM GP is considering making, any QEPM takeover proposal or any inquiry with respect thereto, or

•	approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other similar agreement relating to a QEPM takeover proposal, or

•	propose publicly or agree to do any of the foregoing relating to a QEPM takeover proposal or any inquiry with respect thereto.

As defined in the merger agreement, “QEPM takeover proposal” means any inquiry, proposal or offer from any person or entity other than certain TLLP entities, relating to, or that could reasonably be expected to, lead to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (other than product sales in the ordinary course of business) or businesses that constitute 20% or more of the revenues, net income or assets of QEPM, QEPM GP, and their subsidiaries, taken as a whole, or 20% or more of any class of equity securities of QEPM or QEPM GP, any tender offer or exchange offer that if consummated would result in any person or entity beneficially owning (within the meaning of 13(d) of the Exchange Act) 20% or more of any class of equity securities of QEPM or QEPM GP, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding unit exchange or similar transaction involving QEPM, QEPM GP, or their subsidiaries pursuant to which any person or entity or the equityholders of any person or entity would beneficially own (within the meaning of 13(d) of the Exchange Act) 20% or more of any class of equity securities of QEPM or QEPM GP or of any resulting parent company of QEPM or QEPM GP, other than the transactions contemplated by the merger agreement.

QEPM and QEPM GP shall, and shall cause their subsidiaries to, immediately cease and cause to be terminated, and shall use their commercially reasonable best efforts to cause their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any person or entity conducted before the execution of the merger agreement with respect to any QEPM takeover proposal. QEPM and QEPM GP shall enforce, and not terminate or grant any waiver with respect to, existing confidentiality, standstill or similar agreements. Notwithstanding the foregoing, at any time prior to (but not after) the date of the QEPM unitholder approval, in response to a bona fide written QEPM takeover proposal, which QEPM takeover proposal was not solicited, initiated, knowingly encouraged or knowingly facilitated by QEPM or QEPM GP or their respective representatives, was made after the date hereof and did not otherwise result from a breach of the merger agreement, QEPM and QEPM GP may, (x) furnish information with respect to QEPM, QEPM GP, and their subsidiaries to the person or entity making such QEPM takeover proposal (and its representatives) pursuant to an executed confidentiality agreement, provided that all such information has previously been provided to TLLP and (y) participate in discussions or negotiations with the Person making such QEPM takeover proposal (and its representatives) regarding such QEPM takeover proposal, if and only if

•	the QEPM Conflicts Committee determines (A) after consultation with its financial advisor and legal counsel, that the QEPM takeover proposal constitutes or is likely to result in a superior proposal and (B) after consultation with outside legal counsel, that the failure to do so would not be in the best interests of the QEPM unaffiliated unitholders, and

•	QEPM and QEPM GP comply with all of their obligations under the non-solicitation provisions of the merger agreement.

As defined in the merger agreement, “superior proposal” means any bona fide written offer made by a person that (i) if consummated, would result in such person (or its equityholders) owning, directly or indirectly, at least a majority of the QEPM common units then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or 50% or more of the assets of QEPM, QEPM GP, and QEPM’s subsidiaries, taken as a whole, (ii) includes terms that the QEPM Conflicts Committee determines (after consultation with its outside financial advisor and outside legal counsel, and after taking into account all the terms and conditions of such third party offer, including any break-up fees, expense reimbursement provisions, and conditions to consummation as well as any bona fide written offer to revise the terms of the merger or the merger agreement made by TLLP after being notified) are more favorable to the QEPM unaffiliated unitholders (solely in their capacities as such holders) than the merger and (iii) is reasonably likely to be completed on the terms and conditions so proposed, taking into account all legal, financial, regulatory and other aspects of such proposal.

Neither the QEPM Board nor the QEPM Conflicts Committee, in each case unless permitted by the two paragraphs immediately following the following two bullet points agreement, shall

•	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to TLLP, the approval, recommendation or declaration of advisability by such QEPM Board or QEPM Conflicts Committee of the merger agreement, the merger or the other transactions contemplated by the merger agreement, (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any QEPM takeover proposal, or (C) fail to reaffirm (publicly if so requested) the QEPM recommendation within five business days after TLLP requests in writing that such QEPM recommendation be affirmed (the merger agreement defines any action described in clauses (A), (B) or (C) above as a “QEPM recommendation change”) or

•	approve or recommend, or propose to approve or recommend, or allow QEPM, QEPM GP, or their subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to any QEPM takeover proposal (other than a confidentiality agreement permitted to be entered into pursuant the merger agreement).

Notwithstanding any other provision of the merger agreement, the QEPM Conflicts Committee shall be permitted to make a QEPM recommendation change, only if and to the extent that all of the following conditions are met: (A) the QEPM unitholder approval has not been obtained; (B) the QEPM Conflicts Committee determines, after consulting with outside legal counsel, that failure to so make a QEPM recommendation change would not be in the best interests of QEPM unaffiliated unitholders; (C) at least three business days prior to taking any such action, QEPM gives TLLP written notice advising TLLP of the decision of the QEPM Conflicts Committee to take such action, including the reasons therefor and, in the event that such decision relates to a QEPM takeover proposal, such notice specifies the material terms and conditions of such QEPM takeover proposal and identifies the person or entity making such QEPM takeover proposal (and QEPM keeps TLLP reasonably and promptly informed with respect to the status and changes in the material terms and conditions of such proposal); and (D) QEPM has given TLLP at least three business days after delivery of each such notice to propose revisions to the terms of the merger agreement (or make another proposal) and has negotiated in good faith with TLLP with respect to such proposed revisions or other proposal, if any.

Notwithstanding any other provision of the merger agreement, the QEPM Board shall be permitted to make a QEPM recommendation change only if and to the extent that all of the following conditions are met: (A) the QEPM Conflicts Committee has made a QEPM recommendation change permitted pursuant to the immediately prior paragraph; and (B) the QEPM unitholder approval has not been obtained.

In the event QEPM and QEPM GP receive a QEPM takeover proposal, or any request for non-public information relating to QEPM or QEPM GP or for access to the properties, books or records of QEPM or QEPM GP by any person or entity that has made, or to the knowledge of QEPM or QEPM GP may be considering making, a QEPM takeover proposal, QEPM and QEPM GP will (i) within forty-eight hours after receipt of any such QEPM takeover proposal or request notify (which notice shall be provided orally and in writing and shall identify the person or entity making such QEPM takeover proposal or request and set forth the material terms thereof) TLLP thereof and (ii) will keep TLLP reasonably and promptly informed of any material changes to the terms of any such QEPM takeover proposal or request.

Nothing contained in the merger agreement shall prohibit QEPM from (i) taking and disclosing to its unitholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act with regard to a QEPM takeover proposal or (ii) making any required disclosure to holders of QEPM units if, in the judgment of the QEPM Conflicts Committee after consultation with outside legal counsel, failure to so disclose would not be in the best interests of QEPM unaffiliated unitholders; provided, however, that no QEPM recommendation change shall occur in any event except as permitted by the merger agreement.

QEPM and QEPM GP agree that they will take all necessary steps to inform their subsidiaries and representatives of the obligations undertaken in the merger agreement.

Commercially Reasonable Efforts; Further Assurances

From and after the execution date, upon the terms and subject to the conditions of the merger agreement, each of the parties to the merger agreement shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable. Without limiting the foregoing but subject to the other terms of the merger agreement, the parties to the merger agreement agree that, from time to time, whether before, at or after the closing date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by the merger agreement.

No Public Announcement

On the execution date, the parties to the merger agreement issued a joint press release with respect to the execution of the merger agreement and the merger that was reasonably satisfactory to TLLP GP and the QEPM Conflicts Committee. No party to the merger agreement shall issue any other press release or make any other public announcement concerning the merger agreement or the transactions contemplated by the merger agreement (other than a QEPM recommendation change as permitted by the merger agreement, public announcements at industry road shows and conferences, earnings releases, as may be required by law or by obligations pursuant to any listing agreement with the NYSE, in which event the party making the public announcement or press release shall, to the extent practicable, notify TLLP GP or QEPM GP, as applicable, in advance of such public announcement or press release) without the prior approval of TLLP GP or the QEPM Conflicts Committee, as applicable, which approval shall not be unreasonably withheld, delayed or conditioned.

Expenses

Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses, shall be paid by TLLP.

Regulatory Issues

QEPM and TLLP shall cooperate fully with respect to any filing, submission or communication with a governmental entity having jurisdiction over the merger. Such cooperation shall include the parties’: (i) providing, in the case of oral communications with a governmental entity, advance notice of any such communication and an opportunity for the other party to participate; (ii) providing, in the case of written communications, an opportunity for the other party to comment on any such communication and provide the other with a final copy of all such communications; and (iii) complying promptly with any request for information from a governmental entity (including an additional request for information and documentary material), unless directed not to do so by the other party. Notwithstanding the foregoing, nothing in the merger agreement will require any party to the merger agreement to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other burdensome condition which would in any such case be material to its assets, liabilities or business in order to obtain any consent or approval or other clearance required by the merger agreement.

D&O Indemnification and Insurance

All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time (including the transactions contemplated by the merger agreement) now existing in favor of the QEPM D&O indemnified parties as provided in the governing documents of QEPM, QEPM GP, or any of their subsidiaries, under applicable Delaware law, or otherwise, shall continue in full force and effect in accordance with their terms after the effective time. As defined in the merger agreement, “QEPM D&O indemnified party” means any person or entity who is not an employee of QEP Resources, Inc. and is or was an officer or director of QEPM, QEPM GP, or any of their subsidiaries and any person or entity who is or was serving at the request of QEPM, QEPM GP, or any of their subsidiaries as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person or entity; provided that a person or entity shall not be a QEPM D&O indemnified party by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

For a period of six years after the effective time, TLLP shall maintain officers’ and directors’ liability insurance, or D&O insurance, covering each QEPM D&O indemnified party who is or at any time prior to the effective time was covered by the existing officers’ and directors’ liability insurance applicable to the QEPM, QEPM GP, or any of their subsidiaries on terms substantially no less advantageous to the QEPM D&O indemnified parties than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the effective time (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the effective time); provided, however, that TLLP shall not be required to pay an annual premium for the D&O insurance in excess of 300% of the current annual premium currently paid by the QEPM, QEPM GP, or any of their subsidiaries for such insurance, but in such case shall purchase as much of such coverage as possible for such amount. Such insurance shall contain a “no rescission” endorsement or the substantive equivalent thereof. TLLP shall have the right to cause coverage to be extended under the D&O insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the existing D&O insurance, and such “tail” policy shall satisfy the provisions of the merger agreement.

These D&O indemnification provisions shall survive the consummation of the merger and expressly are intended to benefit each of the QEPM D&O indemnified parties.

In the event TLLP or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then and in either such case, TLLP shall cause proper provision to be made so that its successors and assigns, as the case may be, shall assume the obligations set forth in the merger agreement.

Distributions

The parties to the merger agreement shall coordinate with each other the declaration of and the setting of record dates and payment dates for, and the taking of any other actions necessary with respect to:

•	distributions in respect of the QEPM common units and TLLP common units so that, in respect of any fiscal quarter, holders of QEPM common units do not (i) receive more than one distribution in respect of (A) QEPM common units and (B) TLLP common units received pursuant to the Merger in exchange therefor or (ii) fail to receive a distribution in respect of either (x) QEPM common units and (y) TLLP common units received pursuant to the merger in exchange therefor; and

•	distributions with respect to the TLLP GP units, QEPM GP units, TLLP incentive distribution rights and QEPM incentive distribution rights so that, in respect of any fiscal quarter, the holders thereof receive a full distribution reflective of the portion of such fiscal quarter for which such interests were outstanding.

Section 16 Matters

Prior to the effective time, the TLLP Board and the QEPM Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by the merger agreement, including any dispositions of QEPM units (including derivative securities with respect to such QEPM units) or acquisitions of TLLP common units (including derivative securities with respect to such TLLP common units) resulting from the transactions contemplated by the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to QEPM, or will become subject to such reporting requirements with respect to TLLP, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Consent to Use of Financial Statements; Financing Cooperation

QEPM and QEPM GP consented to use of and reliance on any audited or unaudited financial statements, including the QEPM financial statements, by TLLP, TLLP GP or MergerCo, or their subsidiaries relating to QEPM, QEPM GP, or their subsidiaries reasonably requested to be used in any financing or other activities of TLLP, TLLP GP or MergerCo, including any filings that TLLP, TLLP GP or MergerCo desire to make with the SEC. In addition, QEPM and QEPM GP will use commercially reasonable efforts, at TLLP and TLLP GP’s sole cost and expense, to obtain the consent of PricewaterhouseCoopers, LLP to the inclusion of the financial statements referenced above in appropriate filings with the SEC. Prior to the closing, QEPM and QEPM GP will provide TLLP, TLLP GP and MergerCo such information, and make available such personnel, as TLLP, TLLP GP and MergerCo may reasonably request in order to assist any of TLLP, TLLP GP, or their subsidiaries in connection with financing activities, including any public offerings to be registered under the Securities Act or private offerings.

QEPM Conflicts Committee

Prior to the effective time, none of the TLLP, TLLP GP, or their subsidiaries shall, without the consent of the QEPM Conflicts Committee, eliminate the QEPM Conflicts Committee, revoke or diminish the authority of the QEPM Conflicts Committee or remove or cause the removal (without cause) of any director of QEPM GP who is a member of the QEPM Conflicts Committee either as a director or as a member of such committee (so long as such director continues to satisfy the requirements of serving on the QEPM Conflicts Committee set forth in QEPM’s partnership agreement). For the avoidance of doubt, this provision shall not apply to the filling of any vacancies caused by the death, incapacity or resignation of such director in accordance with the provisions of the governing documents of QEPM GP.

NYSE Listing

TLLP shall use its commercially reasonable best efforts to have the TLLP common units that will be issued as consideration pursuant the merger agreement listed on the NYSE prior to the closing, subject to official notice of issuance of such TLLP common units.

Conditions to the Merger

Conditions to Each Party’s Obligations

The obligation of the parties to proceed with the closing is subject to the satisfaction on or prior to the closing date of all of the following conditions, any one or more of which (other than the condition set forth in the first item below regarding QEPM unitholder approval) may be waived in writing, in whole or in part, as to a party by such other parties:

•	Each of the items described in the merger agreement to be submitted to the holders of QEPM units at the QEPM limited partners’ meeting shall have received QEPM unitholder approval. The merger agreement defines “QEPM unitholder approval” as the affirmative vote or consent of the holders of at least a Unit Majority (as such term is defined in QEPM’s partnership agreement); provided that the parties understand and agree that, so long as the QEPM limited partners’ meeting is held prior to the later of (i) the drop-dead date (as defined below) or (ii) the termination of the Subordination Period (as such term is defined in QEPM’s partnership agreement), then the term Unit Majority shall include the approval of at least a majority of the outstanding units held by QEPM unaffiliated unitholders;

•	The parties shall have received all other governmental consents and approvals, the absence of which would, individually or in the aggregate, have a QEPM material adverse effect or a TLLP material adverse effect;

•	The registration statement of which this proxy statement/prospectus is a part shall have become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other governmental entity;

•	The TLLP common units to be issued in the merger shall have been approved for listing on the NYSE subject to official notice of issuance; and

•	No order, decree or injunction of any governmental entity shall be in effect, and no laws shall have been enacted or adopted, that enjoin, prohibit or make illegal the consummation of any of the transactions contemplated by the merger agreement, and no action, proceeding or investigation by any governmental entity with respect to the merger or the other transactions contemplated by the merger agreement shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the merger or such other transactions or to impose any material restrictions or requirements thereon or on TLLP, TLLP GP, MergerCo, QEPM, or QEPM GP with respect thereto.

Conditions to the Obligations of TLLP, TLLP GP and MergerCo

The obligation of TLLP, TLLP GP and MergerCo to proceed with the closing is subject to the satisfaction on or prior to the closing date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by TLLP, TLLP GP and MergerCo (in their sole discretion):

•	The representations and warranties of QEPM and QEPM GP set forth in the merger agreement (other than those regarding legal organization, power and authorization to enter into and carry out the obligations of the merger agreement, capitalization, title to membership and limited partner interests, the absence of any material adverse effects, and certain related matters) shall be true and correct (without regard to materiality requirements therein) as of the date of the merger agreement and as of the closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, in the aggregate, result in a QEPM material adverse effect.

•	The representations and warranties of QEPM and QEPM GP set forth in the merger agreement regarding legal organization, power and authorization to enter into and carry out the obligations of the merger agreement, capitalization, title to membership and limited partner interests, the absence of any material adverse effects, and certain related matters shall be true and correct as of the date of the merger agreement and as of the closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date).

•	Each of QEPM and QEPM GP shall have performed or complied with all agreements and covenants required to be performed by it under the merger agreement that have materiality requirements and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under the merger agreement that are not so qualified.

•	TLLP GP shall have received a certificate, dated as of the closing date, of an executive officer of QEPM GP certifying to the matters set forth in the first three bullet points above.

•	TLLP shall have received an opinion of Norton Rose Fulbright or another nationally-recognized tax counsel dated as of the closing date in form and substance reasonably satisfactory to TLLP and a copy of which shall have been provided to QEPM to the effect that, for U.S. federal income tax purposes:

•	no gain or loss should be recognized by holders of TLLP common units as a result of the merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code), and

•	90% or more of the combined gross income of QEPM and TLLP for the most recent four complete calendar quarters ending before the closing date for which the necessary financial information is available are from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of TLLP, TLLP GP, MergerCo, QEPM, QEPM GP, and any of their respective affiliates as to such matters as such counsel may reasonably request.

Conditions to the Obligations of QEPM and QEPM GP

The obligation of QEPM and QEPM GP to proceed with the closing is subject to the satisfaction on or prior to the closing date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by QEPM and QEPM GP (in their sole discretion):

•	The representations and warranties of TLLP, TLLP GP and MergerCo set forth in the merger agreement (other than those regarding legal organization, power and authorization to enter into and carry out the obligations of the merger agreement, capitalization, title to membership and limited partner interests, the absence of any material adverse effects, and certain related matters) shall be true and correct (without regard to materiality requirements therein) as of the date of the merger agreement and as of the closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, in the aggregate, result in a TLLP material adverse effect.

•	The representations and warranties of TLLP, TLLP GP and MergerCo set forth in the merger agreement regarding legal organization, power and authorization to enter into and carry out the obligations of the merger agreement, capitalization, title to membership and limited partner interests, the absence of any material adverse effects, and certain related matters shall be true and correct as of the date of the merger agreement and as of the closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date).

•	Each of TLLP, TLLP GP and MergerCo shall have performed or complied with all agreements and covenants required to be performed by it under the merger agreement that have materiality requirements and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under the merger agreement that are not so qualified.

•	QEPM GP shall have received a certificate, dated as of the closing date, of an executive officer of TLLP GP certifying to the matters set forth in the first three bullet points above.

•	QEPM shall have received an opinion of Andrews Kurth or another nationally-recognized tax counsel dated as of the closing date in form and substance reasonably satisfactory to QEPM and a copy of which shall have been provided to TLLP to the effect that, for U.S. federal income tax purposes, no gain or loss should be recognized by QEPM unaffiliated unitholders as a result of the receipt of TLLP common units in the merger (other than any income or gain resulting from (A) any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code; and (B) cash received in lieu of fractional TLLP common units pursuant to merger agreement). In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of QEPM, QEPM GP, TLLP, TLLP GP, MergerCo and any of their respective affiliates as to such matters as such counsel may reasonably request, including with respect to the classification of each of TLLP and QEPM as a partnership and MergerCo as disregarded as an entity separate from TLLP for U.S. federal income tax purposes.

Frustration of Conditions

None of the parties to the merger agreement may rely on the failure of any condition set forth in the merger agreement to be satisfied if such failure was caused by such party’s failure to act in good faith or such party’s failure to observe in any material respect any of its obligations under the merger agreement.

Employee Benefits

If permitted under the NYSE corporate governance rules with respect to shareholder approval of equity compensation plans and amendments thereto and any other applicable laws without seeking approval of the holders of the TLLP common units or QEPM common units or the imposition of any condition (other than compliance with applicable Securities Act requirements),

•	effective as of the effective time, the QEPM LTIP shall continue in effect subject to amendment, termination or suspension in accordance with its terms and applicable laws;

•	from and after the effective time all references to QEPM common units in the QEPM LTIP shall be substituted with references to TLLP common units;

•	the number of TLLP common units that will be available for grant and delivery under the QEPM LTIP from and after the effective time shall equal the number of QEPM common units that were available for grant and delivery under the QEPM LTIP immediately prior to the effective time, as adjusted to give effect to the exchange ratio provided for in the merger agreement;

•	from and after the effective time, awards under the QEPM LTIP may be granted only to those individuals who were eligible to receive awards under the QEPM LTIP as of December 1, 2014 (including any individuals hired on or after December 1, 2014, who would have been eligible for such awards pursuant to the eligibility provisions of the QEPM LTIP as in effect as of December 1, 2014); and

•	no participant in the QEPM LTIP shall have any right to acquire QEPM common units under the QEPM LTIP from and after the effective time.

For the purposes of the merger agreement, “QEPM LTIP” means the QEP Midstream Partners, LP 2013 Long-Term Incentive Plan, as amended from time to time.

Termination

Termination by QEPM or TLLP

The parties to the merger agreement may terminate the merger agreement by mutual written agreement at any time without completing the merger, even after QEPM unitholders have approved the merger agreement and the merger.

Additionally, at any time prior to the effective time of the merger, the merger agreement may be terminated by QEPM or TLLP if:

•	the effective time shall not have occurred on or before December 31, 2015, which is referred to as the “drop-dead date”; provided, however, that if the effective time has not occurred by such date by reason of nonsatisfaction of the condition to receive governmental consents and all other conditions set forth in the merger agreement have theretofore been satisfied or waived or are then capable of being satisfied, the drop-dead date will be February 29, 2016; provided, further, that the right to terminate the merger agreement pursuant to this provision shall not be available to TLLP if TLLP, TLLP GP or MergerCo fail to perform or observe in any material respect, or to QEPM if QEPM or QEPM GP fail to perform or observe in any material respect, any of their respective obligations under the merger agreement in any manner and such failure shall have been the principal cause of, or resulted in, the failure of the effective time to occur on or before such date;

•

a governmental entity shall have issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) shall have become final and non-appealable; provided, however, that the person or entity seeking to terminate the merger agreement pursuant to this provision shall have complied with its obligations regarding the preparation and filing of this proxy statement/prospectus, its obligations to use commercially reasonable efforts to consummate the merger, certain covenants regarding filings, commercially reasonable efforts and further assurances; or

•	if the QEPM unitholder approval shall not have been obtained at the QEPM limited partners’ meeting (or at any reconvened meeting after an adjournment or postponement thereof).

Termination by QEPM

The merger agreement may be terminated by the QEPM Conflicts Committee on behalf of QEPM at any time prior to the effective time:

•	(notwithstanding any approval of the QEPM unitholders) if TLLP, TLLP GP or MergerCo shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement such that the condition to QEPM’s and QEPM GP’s obligation to close concerning TLLP’s, TLLP GP’s and MergerCo’s compliance with their representations, warranties and covenants cannot be satisfied on or before the drop-dead date; provided that the right to terminate the merger agreement pursuant to this provision shall not be available to QEPM if, at such time, the condition to TLLP’s, TLLP GP’s and MergerCo’s obligation to close concerning QEPM’s and QEPM GP’s compliance with their respective representations, warranties and covenants cannot be satisfied;

•	if a QEPM recommendation change shall have occurred; or

•	(notwithstanding any approval of the QEPM unitholders) if a TLLP material adverse effect shall have occurred.

Termination by TLLP

The merger agreement may be terminated by TLLP at any time prior to the effective time:

•	(notwithstanding any approval of the QEPM unitholders) if QEPM or QEPM GP shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement such that the condition to TLLP’s, TLLP GP’s and MergerCo’s obligation to close concerning QEPM’s and QEPM GP’s compliance with their representations, warranties and covenants cannot be satisfied on or before the drop-dead date; provided that the right to terminate the merger agreement pursuant to this provision shall not be available to TLLP if, at such time, the condition to QEPM’s and QEPM GP’s obligation to close concerning TLLP’s, TLLP GP’s and MergerCo’s compliance with their respective representations, warranties and covenants cannot be satisfied;

•	if a QEPM recommendation change shall have occurred; or

•	(notwithstanding any approval of the QEPM unitholders) if a QEPM material adverse effect shall have occurred.

Effect of Certain Terminations

In the event of termination of the merger agreement, written notice thereof shall be given to the other parties, specifying the provision of the merger agreement pursuant to which such termination is made, and the merger agreement, except for certain provisions regarding public announcements, expenses, termination and a variety of miscellaneous provisions, shall forthwith become null and void and there shall be no liability on the part of any party to the merger agreement and all rights and obligations of the parties under the merger agreement shall terminate; provided that nothing in this provision shall relieve any party to the merger agreement from any liability for any intentional or willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in the merger agreement and all rights and remedies of a nonbreaching party under the merger agreement in the case of such intentional or willful and material breach, at law or in equity, shall be preserved.

Survival

None of the representations, warranties, agreements, covenants or obligations in the merger agreement or in any instrument delivered pursuant to the merger agreement shall survive the consummation of the merger, except for those covenants and agreements that, by their terms, apply or are to be performed, in whole or in part, after the effective time.

Enforcement of the Merger Agreement

The parties to the merger agreement acknowledge and agree that an award of money damages would be inadequate for any breach of the merger agreement by any party and any such breach would cause the non-breaching parties irreparable harm. Accordingly, the parties to the merger agreement agree that prior to the termination of the merger agreement, in the event of any breach or threatened breach of the merger agreement by one of the parties, the parties will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided such party is not in material default under the merger agreement. Such remedies will not be the exclusive remedies for any breach of the merger agreement but will be in addition to all other remedies available at law or equity to each of the parties.

No Waiver Relating to Claims for Fraud/Willful Misconduct

Notwithstanding any provision of the merger agreement to the contrary, the liability of any party under the termination provisions of the merger agreement shall be in addition to, and not exclusive of, any other liability that such party may have at law or in equity based on such party’s (a) fraudulent acts or omissions or (b) willful misconduct. None of the provisions set forth in the merger agreement shall be deemed to be a waiver by or release of any party of any right or remedy that such party may have at law or equity based on any other party’s fraudulent acts or omissions or willful misconduct, whether or not such fraud relates to a representation made in the merger agreement, nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud or willful misconduct, (ii) the time period during which a claim for fraud or willful misconduct may be brought, or (iii) the recourse that any such party may seek against another party with respect to a claim for fraud or willful misconduct.

Governing Law

The merger agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

Waiver and Amendment

Subject to compliance with applicable law and except as otherwise set forth in the merger agreement, prior to the closing, any provision of the merger agreement may be (1) waived in writing by the party benefited by the provision or (2) amended or modified at any time by an agreement in writing by the parties to the merger agreement; provided, however, that, in addition to any other approvals required by the parties’ constituent documents or under the merger agreement, the foregoing waivers, amendments or modifications in clauses (1) and (2) are approved by, in the case of waivers, amendments or modifications by TLLP, TLLP GP, MergerCo or the TLLP Board, the TLLP Board and, in the case of waivers, amendments or modifications by QEPM, QEPM GP or the QEPM Board, the QEPM Conflicts Committee. No amendment, supplement, modification or waiver of the merger agreement shall be binding unless executed in writing by the parties to the merger agreement. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of the merger agreement shall be deemed or shall constitute a waiver of any other provision of the merger agreement (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Unless otherwise expressly set forth in the merger agreement, whenever a determination, decision, approval or consent of QEPM or QEPM GP is required pursuant to or otherwise in connection with the merger agreement, such determination, decision, approval or consent must be authorized by both the QEPM Conflicts Committee and the QEPM Board, and shall not require any approval of the holders of QEPM units; provided, however, that any determination regarding the pursuit of a claim against TLLP or TLLP GP for a breach, or any anticipated or threatened breach, of the merger agreement or the support agreement by TLLP, TLLP GP or MergerCo shall be made by the QEPM Conflicts Committee and shall not require the approval of the holders of QEPM units or the QEPM Board.

SELECTED FINANCIAL DATA AND PRO FORMA INFORMATION OF TLLP AND QEPM

The following tables set forth, for the periods and at the dates indicated, selected historical and pro forma financial information for TLLP and selected historical financial information for QEPM. The selected historical financial data for TLLP as of and for each of the years ended December 31, 2011, 2012, 2013, and 2014 and as of March 31, 2015 and for the three month periods ended March 31, 2015 and 2014, and for QEPM as of and for each of the years ended December 31, 2013 and 2014 and as of March 31, 2015 and for the three month periods ended March 31, 2015 and 2014, are derived from and should be read in conjunction with the audited financial statements and accompanying footnotes for such periods. TLLP’s and QEPM’s consolidated balance sheets as of December 31, 2013 and 2014, and as of March 31, 2015 and for the three month periods ended March 31, 2015 and 2014, and the related statements of consolidated operations, cash flows and equity for each of the three years in the period ended December 31, 2014 are incorporated by reference into this proxy statement/prospectus from TLLP’s and QEPM’s respective annual reports on Form 10-K for the year ended December 31, 2014, and their quarterly reports on Form 10-Q for the three month period ended March 31, 2015.

The selected unaudited pro forma condensed consolidated financial statements of TLLP show the pro forma effect of TLLP’s proposed merger with QEPM. For a complete discussion of the pro forma adjustments underlying the amounts in the table below, please read “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page F-1 of this document.

QEPM is a consolidated subsidiary of TLLP for financial accounting and reporting purposes. The proposed merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidations — Overall — Changes in Parent’s Ownership Interest in a Subsidiary, which is referred to as ASC 810. The changes in TLLP’s ownership interest in QEPM will be accounted for as an equity transaction and no gain or loss will be recognized as a result of the merger.

On December 2, 2014, pursuant to a definitive membership interest purchase agreement (“the MIPA”), TLLP completed the purchase from QEP Field Services Company (“QEPFSC”) of all the issued and outstanding membership interests of QEP Field Services, which assets are referred to as the “Rockies Natural Gas Business,” for approximately $2.5 billion in cash, subject to customary post closing adjustments (the “Rockies Natural Gas Business Acquisition”). Pursuant to the MIPA, TLLP acquired all of the assets and certain liabilities of QEP Field Services, excluding the Haynesville gathering system, which was retained by QEPFSC (the “QEP Retained Assets”).

During the third quarter of 2014, pursuant to a Contribution, Conveyance and Assumption Agreement, TLLP acquired from Tesoro three truck terminals, ten storage tanks, two rail loading and unloading facilities and a refined products pipeline (the “West Coast Logistics Assets”) for approximately $270 million, comprised of $243 million in cash and the remaining $27 million from the issuance of equity to TLLP GP (which partnership units consisted of the number of general partner units necessary to increase its ownership to 2% and the remainder of which were common units). The acquisition was completed in two phases, which occurred on July 1, 2014 and on September 30, 2014 (“West Coast Logistics Assets Acquisition”).

The unaudited pro forma condensed combined consolidated financial information of TLLP reflects adjustments to the historical statements of combined consolidated operations for the year ended December 31, 2014 and the three months ended March 31, 2015 (the “Statement of Operations”) of TLLP to give effect to (i) the Rockies Natural Gas Business Acquisition, (ii) the offering of $1.3 billion aggregate principal amount of new Senior Notes due 2019 and 2022 on October 29, 2014 (“October Debt Offering”) and use of the proceeds from the October Debt Offering to fund a portion of the purchase price of the Rockies Natural Gas Business acquisition and repay $243 million outstanding under TLLP’s revolving credit agreement which was used to fund the West Coast Logistics Assets Acquisition, (iii) the entering into and borrowings under TLLP’s amended and restated credit agreement on December 2, 2014 (“New Credit Agreement”) to fund a portion of the purchase price of the Rockies Natural Gas Business, (iv) the offering of common units on October 24, 2014, with an aggregate value of $1.3 billion, which included the purchase of common units equal to $500 million by Tesoro and TLLP GP making a capital contribution to acquire general partner units to maintain its current 2% general partner interest in TLLP (“October Equity Offering”), and the use of the net proceeds from the October Equity Offering to fund a portion of the purchase price of the Rockies Natural Gas Business Acquisition, (v) the West Coast Logistics Assets Acquisition, (vi) the proposed merger between TLLP and QEPM and (vii) the payment of fees and expenses in connection with each of the foregoing. These items are collectively referred to as the “Pro Forma Statement of Operations Transactions.” The unaudited pro forma condensed combined consolidated financial information of TLLP reflects adjustments to the historical balance sheet as of March 31, 2015 (the “Balance Sheet”) of TLLP to give effect to (i) the proposed merger between TLLP and QEPM and (ii) the payment of fees and expenses in connection with the Merger. These items are collectively referred to as the “Pro Forma Balance Sheet Transactions.”

The unaudited pro forma condensed consolidated financial statements have been prepared to assist in the analysis of financial effects of the proposed merger between TLLP and QEPM. The unaudited pro forma condensed statements of consolidated operations for the year ended December 31, 2014 and the three months ended March 31, 2015 assume the Pro Forma Statement of Operations Transactions had taken place as of January 1, 2014. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2015 assumes the Pro Forma Balance Sheet Transactions had taken place as of March 31, 2015. The unaudited pro forma condensed consolidated financial statements are based upon assumptions that TLLP and QEPM believe are reasonable under the circumstances, and are intended for informational purposes only. They are not necessarily indicative of the financial results that would have occurred if the transactions described herein had taken place on the dates indicated, nor are they indicative of the future consolidated results of the combined entity.

For information regarding the effect of the merger on pro forma distributions to QEPM unitholders, please read “Comparative Per Unit Information.”

Selected Historical and Pro Forma Financial Information of TLLP

	Years Ended December 31,				Three Months Ended March 31,		Pro Forma Year Ended December 31, 2014(a)	Pro Forma Three Months Ended March 31, 2015
	2011(a)	2012(a)	2013(a)	2014(a)	2014(a)	2015
	(In millions, except distributions per unit)
Results of Operations:
Total revenues	$94	$164	$313	$600	$127	$263	$950	$263
Operating income	12	57	74	206	60	108	314	108
Net income	11	48	35	98	42	74	141	74

Financial Position(b):
Total assets	$260	$381	$1,510	$4,765	$1,567	$4,796		$4,794
Capitalization:
Long-term debt	49	344	1,141	2,544	1,141	2,520		2,520
Total equity	192	8	274	1,890	284	1,915		1,913

Total capitalization	$241	$352	$1,415	$4,434	$1,425	$4,435		$4,433

Cash distributions paid per common unit	$0.9573	$1.715	$2.11	$2.515	0.5650	0.6675

(a)	Results of operations include amounts related to the TLLP Predecessors during the years ended December 31, 2011, 2012, 2013 and 2014, prior to July 1, 2014 and September 30, 2014 for the West Coast logistics assets from June 1, 2013 through December 6, 2013 for the Los Angeles logistics assets acquisition, prior to April 1, 2012 for the Martinez acquisition, prior to September 14, 2012 for the Long Beach acquisition, and prior to November 15, 2012 for the Anacortes acquisition, and prior to April 26, 2011, for the assets contributed by Tesoro Corporation in TLLP’s initial public offering, respectively.
(b)	The pro forma Balance Sheet Data reflects adjustments for the Pro Forma Balance Sheet Transactions.

Selected Historical Financial Information of QEPM

	Predecessor	Successor
	Period from January 1, 2013, through August 13, 2013	Period from August 14, 2013, through December 31, 2013	Year Ended December 31, 2014	Three Months Ended March 31, 2014	Three Months Ended March 31, 2015
	(In millions, except distributions per unit)
Results of Operations:
Total revenues	$100	$48	$123	$31	$35
Operating income	40	20	47	12	17
Net income	41	21	54	13	22

Financial Position:
Total assets		$580	$649	$577	$634
Capitalization:
Long-term debt		—	210	—	197
Total equity		528	399	526	402

Total capitalization		$528	$609	$526	$599

Cash distributions declared per common unit		$0.39	$1.16	$0.27	$0.32

THE MERGER PARTIES’ BUSINESSES

QEPM’s Business

This section summarizes information from QEPM’s Annual Report on Form 10-K for the year ended December 31, 2014, and the other filings incorporated into this proxy statement/prospectus by reference. For a more detailed discussion of QEPM’s business, please read the “Business” section contained in QEPM’s 2014 Annual Report on Form 10-K and the other filings incorporated into this document by reference.

General

QEPM is a publicly traded Delaware limited partnership. QEPM common units are listed on the NYSE under the ticker symbol “QEPM.” QEPM is a master limited partnership formed by QEP Resources, Inc. (“QEP Resources”) to own, operate, acquire and develop midstream energy assets. QEPM’s primary assets consist of ownership interests in four gathering systems and two FERC-regulated pipelines through which QEPM provides natural gas and crude oil gathering and transportation services. QEPM’s assets are located in, or are within close proximity to, the Green River Basin located in Wyoming and Colorado, the Uinta Basin located in eastern Utah, and the Williston Basin located in North Dakota. QEPM believes its customers are some of the largest natural gas producers in the Rocky Mountain region.

QEPM provides all of its gathering services through fee-based agreements, the majority of which have annual inflation adjustment mechanisms. In addition to QEPM’s fee-based gathering services, QEPM generates approximately 4% of its revenue through the sale of condensate volumes that QEPM collects on QEPM’s gathering systems, which were sold at a fixed price of $85.25 per barrel. For the year ended December 31, 2014, approximately 67% of QEPM’s revenue came from QEP Resources, making QEP Resources QEPM’s largest customer.

As of May 8, 2015, QEPM had outstanding (i) 26,753,205 common units representing limited partner interests; (ii) 26,705,000 subordinated units representing limited partner interests, (iii) a 2.0% general partner interest and (iv) incentive distribution rights. TLLP and its affiliates held 57% of all of QEPM’s outstanding common and subordinated units and other security holders held the remaining 43%. The limited partners collectively held a 98.0% limited partner interest in QEPM, and the general partner holds a 2.0% general partner interest in QEPM.

QEPM’s principal executive offices are located at 19100 Ridgewood Pkwy, San Antonio, Texas 78259, and its telephone number is (210) 626-6000.

QEPM’s Strategies

QEPM’s business strategies are to:

•	attract additional third-party volumes to QEPM’s systems by actively marketing QEPM’s midstream services to, and pursue strategic relationships with, third-party producers in order to attract additional volumes to QEPM’s existing systems and to develop new systems in areas where QEPM does not currently operate;

•	diversify QEPM’s asset base by considering acquisition and development opportunities in new geographic areas;

•	maintain QEPM’s financial flexibility by maintaining a capital structure using appropriate amounts of debt and equity financing; and

•	minimize direct commodity price exposure by maintaining its focus on providing midstream services under fee-based agreements.

TLLP’s Business

This section summarizes information from TLLP’s Annual Report on Form 10-K for the year ended December 31, 2014, and the other filings incorporated into this proxy statement/prospectus by reference. For a more detailed discussion of TLLP’s business, please read the “Business and Properties” section contained in its 2014 Annual Report on Form 10-K and the other filings incorporated into this proxy statement/prospectus by reference.

General

TLLP is a publicly traded Delaware limited partnership, the common units of which are listed on the NYSE under the ticker symbol “TLLP.” TLLP is a fee-based, growth oriented Delaware limited partnership formed by Tesoro Corporation (“Tesoro”) and is a leading full-service logistics company operating primarily in the western and mid-continent regions of the United States. TLLP owns and operates networks of over 3,500 miles of crude oil, refined products and natural gas pipelines and 28 crude oil and refined products truck and marine terminals that have over 9 million barrels of storage capacity. In addition, TLLP owns and operates four natural gas processing complexes and one fractionation facility. TLLP’s business operates in three segments: Gathering, Processing, and Terminalling and Transportation. TLLP introduced a new reporting segment (Processing) for the processing operations acquired in December of 2014. In addition, TLLP modified its previous Crude Oil Gathering segment to encompass all gathering operations, including the natural gas transmission operations acquired in December of 2014.

TLLP generates revenues by charging fees for gathering crude oil and natural gas, for terminalling, transporting and storing crude oil and refined products and for processing natural gas. With the exception of a nominal amount of condensate, TLLP is generally not exposed to commodity price risk with respect to the crude oil, natural gas, NGLs or refined products that TLLP handles. For the NGLs that TLLP handles under keep-whole agreements, TLLP has a fee-based processing agreement with Tesoro which minimizes the impact of commodity price movement during the annual period subsequent to renegotiation of terms and pricing each year. TLLP does not engage in the trading of crude oil, natural gas, NGLs or refined products; therefore TLLP has minimal direct exposure to risks associated with commodity price fluctuations. However, these risks indirectly influence TLLP’s activities and results of operations over the long term through their effects on TLLP’s customers’ operations.

For the three months ended March 31, 2015, 56% of TLLP’s revenue was derived from Tesoro primarily under various long-term, fee-based commercial agreements that generally include minimum volume commitments.

TLLP’s principal executive offices are located at 19100 Ridgewood Pkwy, San Antonio, Texas 78259, and its telephone number is (210) 626-6000.

TLLP’s Business Segments

TLLP currently has three business segments: (i) Gathering; (ii) Processing; and (iii) Terminalling and Transportation. TLLP provides the services in these segments directly and through its subsidiaries and unconsolidated affiliates.

TLLP’s Strategies

TLLP’s business strategies are to:

•	focus on opportunities to provide committed fee-based logistics services to Tesoro and third parties;

•	evaluate investment opportunities that may arise from the growth of Tesoro’s refining and marketing business or from increased third-party activity to make capital investments to expand TLLP’s existing asset base;

•	pursue accretive acquisitions of complementary assets from Tesoro as well as third parties; and

•	seek to enhance the profitability of TLLP’s existing assets by pursuing opportunities to add Tesoro and third-party volumes, improve operating efficiencies and increase utilization.

CERTAIN RELATIONSHIPS; INTERESTS OF CERTAIN PERSONS IN THE MERGER

Relationship of TLLP and QEPM

General

TLLP and QEPM are currently under common control. As of December 2, 2014, QEPM was owned 98.0% by its limited partners and 2.0% by its general partner, QEPM GP. QEPM GP also owns all of QEPM’s incentive distribution rights. On December 2, 2014, TLLP closed the acquisition of QEP Field Services, and TLLP acquired, directly or through its wholly owned subsidiaries, approximately 55.8% of the limited partner interests in QEPM, consisting of 3,701,750 common units and 26,705,000 subordinated units, and 100% of the limited liability company interests of QEPM GP. Less than 57% of QEPM’s common units are owned by affiliates, directors and officers of TLLP GP, QEPM GP and Tesoro.

In addition, some of the directors of QEPM GP are also executive officers or employees of Tesoro or TLLP GP, including Gregory J. Goff, Phillip M. Anderson, Keith M. Casey, Charles S. Parrish and Steven M. Sterin, as more fully described below under “— Interests of Directors and Executive Officers in the Merger.”

QEP Intercompany Credit Facility

QEP Field Services and QEPM entered into an unsecured intercompany credit agreement dated as of December 2, 2014, pursuant to which QEP Field Services (i) agreed to make revolving loans and advances to QEPM in a maximum principal amount outstanding at any time not to exceed $500 million and (ii) loaned approximately $230 million to QEPM for the repayment and termination of QEPM’s then-existing secured credit facility. The maturity date of the QEP intercompany credit facility is August 14, 2018.

TLLP Credit Agreement Joinder

On December 2, 2014, QEP Field Services, TLLP GP, QEPM, and certain of its direct and indirect subsidiaries (collectively, the “QEPM Entities”) entered into joinders and supplements to subsidiary guaranty and security agreements (the “Credit Agreement Joinders”) relating to the second amended and restated senior secured revolving credit agreement of TLLP (the “Amended and Restated Credit Agreement”) with Bank of America, N.A., as administrative agent, and a syndicate of banks and financial institutions as lenders. The Amended and Restated Credit Agreement increases TLLP’s total revolving loan availability from $575 million to $900 million and permits TLLP to request that the availability be increased up to an aggregate of $1.5 billion, subject to receiving increased commitments from the lenders. The Amended and Restated Credit Agreement is guaranteed by certain of TLLP’s subsidiaries (including the QEPM Entities as a result of the Credit Agreement Joinders) and it is secured by substantially all of the assets of TLLP and certain of its subsidiaries (including the QEPM Entities as a result of the Credit Agreement Joinders). The Amended and Restated Credit Agreement is scheduled to mature on December 2, 2019.

Supplemental Indenture and Joinder Agreement

On December 2, 2014, the QEPM Entities, TLLP, and Tesoro Logistics Finance Corp., a Delaware corporation (together with TLLP, the “Issuers”), and U.S. Bank National Association, as trustee, entered into a supplemental indenture (the “Supplemental Indenture”), supplementing the indenture dated as of October 29, 2014 (the “Indenture”), pursuant to which the Issuers issued the $500 million aggregate principal amount of 5.50% Senior Notes due 2019 (the “2019 Notes”) and the $800 million aggregate principal amount of 6.25% Senior Notes due 2022 (the “2022 Notes”). Pursuant to the Supplemental Indenture, the QEPM Entities became guarantors of the Issuers’ obligations under the 2019 Notes and the 2022 Notes. In addition, the QEPM Entities also executed a Joinder Agreement to the Registration Rights Agreement, dated December 2, 2014 (the “Joinder Agreement”), pursuant to which each of the QEPM Entities became party to the Registration Rights Agreement, dated as of October 29, 2014 (the “Registration Rights Agreement”), among the Issuers, the guarantors party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the representative of the initial purchasers of the 2019 Notes and the 2022 Notes.

Intercompany Indemnity, Subrogation and Contribution Agreement

On December 2, 2014, in connection with the execution of the Credit Agreement Joinders and the Supplemental Indenture, TLLP, QEPM, and the QEPM Entities (other than QEP Field Services and QEPM GP) (QEPM and such QEPM Entities, the “QEPM Contribution Agreement Parties”) entered into the Intercompany Indemnity, Subrogation and Contribution Agreement (the “Intercompany Contribution Agreement”) to provide the QEPM Contribution Agreement Parties with certain limited indemnification rights for their liabilities under the applicable Credit Agreement Joinders and the Supplemental Indenture (and other similar guaranty obligations under certain other indentures entered into by the Issuers) (collectively, the “New Guarantee Obligations”). Pursuant to the terms of the Intercompany Contribution Agreement, TLLP will indemnify each QEPM Contribution Agreement Party to the extent that the payments made by such QEPM Contribution Agreement Party relating to the New Guarantee Obligations exceed the intercompany financing benefit received by such QEPM Contribution Agreement Party (an “Excess Amount”). The QEPM Contribution Agreement Parties also agreed that, in the event an applicable payment is made by one QEPM Contribution Agreement Party relating to the New Guarantee Obligations and such QEPM Contribution Agreement Party (the “Claiming Subsidiary Guarantor”) shall not have been indemnified by TLLP for any Excess Amount to the extent provided in the Intercompany Contribution Agreement, then each other QEPM Contribution Agreement Party shall indemnify the Claiming Subsidiary Guarantor for a portion of any such Excess Amount based on its net worth as compared to the aggregate of the respective net worths of all the QEPM Contribution Agreement Parties.

Pursuant to terms of the Intercompany Contribution Agreement, all rights of the QEPM Contribution Agreement Parties under the Intercompany Contribution Agreement and all other rights of indemnity, contribution or subrogation under applicable law or otherwise are fully subordinated and junior in right of payment to the indefeasible payment in full in cash of the obligations under the Amended and Restated Credit Agreement and the obligations under the Indenture and certain other indentures of the Issuers (whichever comes last).

First Amended and Restated Omnibus Agreement

On December 2, 2014, QEPM, QEPM GP, QEP Midstream Partners Operating, LLC (“QEP Operating”), TLLP, and TLLP GP, entered into the First Amended and Restated Omnibus Agreement (the “Amended QEPM Omnibus Agreement”) to amend and restate in its entirety the Omnibus Agreement dated August 14, 2013, among QEPM, QEPM GP, QEP Resources, and QEPFSC. Pursuant to the Amended QEPM Omnibus Agreement, TLLP replaces QEP Resources and QEPFSC as indemnitors under the agreement. Due to the change of control of QEPM, the Amended QEPM Omnibus Agreement also removes the license granted by QEP Resources and QEPFSC to QEPM for the use of their respective marks.

Relationship of TLLP and QEPM with Tesoro and Affiliates

General

TLLP and QEPM and their general partners have extensive and ongoing relationships with Tesoro and its affiliates. TLLP GP is a wholly owned subsidiary of Tesoro. Certain current executive officers of TLLP GP and QEPM GP are current employees of Tesoro.

Tesoro accounted for 83%, 87%, and 91% of TLLP’s total revenues in the years ended December 31, 2014, 2013, and 2012, respectively. TLLP has various long-term, fee-based commercial agreements with Tesoro under which TLLP provides pipeline transportation, trucking, terminal distribution, storage services and coke handling services to Tesoro. TLLP believe the terms and conditions under these agreements, as well as TLLP’s other agreements with Tesoro, are generally no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services. These commercial agreements with Tesoro include the following:

•	Transportation Services Agreement (High Plains Pipeline)

•	Second Amended and Restated Trucking Transportation Services Agreement (High Plains System)

•	Second Amended and Restated Master Terminalling Services Agreement

•	Amended Salt Lake City Storage and Transportation Services Agreement

•	Amorco Terminal Use and Throughput Agreement (Martinez Marine)

•	Amended Anacortes Track Use and Throughput Agreement

•	Carson Storage Services Agreement

•	Amended and Restated Master Terminalling Services Agreement — Southern California

•	Long Beach Storage Services Agreement

•	Transportation Services Agreement (SoCal Pipelines)

•	Carson Coke Handling Services Agreement

•	Amended and Restated Long Beach Berth Access Use and Throughput Agreement

•	Long Beach Berth Throughput Agreement

•	Long Beach Pipeline Throughput Agreement

•	Terminalling Services Agreement — Nikiski

•	Terminalling Services Agreement — Anacortes

•	Terminalling Services Agreement — Martinez

•	Storage Services Agreement — Anacortes

•	Martinez Dedicated LPG Storage Agreement

•	Tesoro Alaska Pipeline Throughput Agreement

Third Amended and Restated Omnibus Agreement

TLLP entered into an omnibus agreement with Tesoro at the closing of its initial public offering. The agreement has been amended for each of the acquisitions from Tesoro, and was most recently amended on July 1, 2014 in connection with the first portion of the West Coast Logistics Assets acquisition (the “Amended Omnibus Agreement”). In addition, the schedules to the Amended Omnibus Agreement were amended and restated, effective July 1, 2014, increasing the annual administrative fee payable by TLLP to Tesoro under the Amended Omnibus Agreement to $6 million for the provision of certain insurance coverage and various general and administrative services, including executive management, legal, accounting, treasury, human resources, health, safety and environmental, information technology, administration and other corporate services. In addition, TLLP reimburses Tesoro for all other direct or allocated costs and expenses incurred by Tesoro or its affiliates on its behalf.

Under the Amended Omnibus Agreement, Tesoro indemnifies TLLP for certain matters, including environmental, title and tax matters associated with the ownership of assets acquired from Tesoro, with the exception of the Los Angeles Terminal Assets acquisition and Los Angeles Logistics Assets acquisition, which are covered by the Carson Assets Indemnity Agreement (“Carson Assets Indemnity Agreement”). With respect to certain assets that TLLP acquired from Tesoro, indemnification for unknown environmental and title liabilities is limited to pre-closing conditions identified prior to the earlier of the date that Tesoro no longer controls TLLP’s general partner or five years after the date of closing. Under the Amended Omnibus Agreement, the aggregate annual deductible for each type of liability (unknown environmental liabilities or title matters) is $1 million, as of December 31, 2014.

Carson Assets Indemnity Agreement

TLLP entered into the Carson Assets Indemnity Agreement with Tesoro at the closing of the Los Angeles logistics assets acquisition effective December 6, 2013. The Carson Assets Indemnity Agreement establishes indemnification by Tesoro for certain matters including known and unknown environmental liabilities arising out of the use or operation of the Los Angeles Terminal Assets and the Los Angeles Logistics Assets prior to the respective acquisition dates.

Anacortes Truck Rack Construction Agreement

TLLP entered into a construction service agreement (the “Construction Agreement”) with Tesoro, effective July 1, 2014. Under the Construction Agreement, TLLP will pay Tesoro a fixed fee of $23 million for the construction of a new refined products distribution truck rack at the site of TLLP’s Anacortes terminal, which was acquired as part of the West Coast Logistics Assets acquisition.

Secondment and Logistics Services Agreement

In connection with the acquisition of the West Coast Logistics Assets on July 1, 2014, TLLP entered into the Secondment and Logistics Services Agreement (the “Secondment Agreement”) with Tesoro Refining & Marketing Company LLC, a wholly owned subsidiary of Tesoro Corporation (“TRMC”), Tesoro Companies, Inc., Tesoro Alaska Company LLC and TLLP GP and certain of its direct and indirect subsidiaries (collectively with TRMC, Tesoro Companies, Inc. and Tesoro Alaska Company LLC, the “Tesoro Parties”). Under the Secondment Agreement, employees of Tesoro are seconded to TLLP’s general partner to provide operational and maintenance services for certain of its pipelines and terminals, and TLLP reimburses TLLP GP for these costs. During their period of secondment, the seconded employees are under the management and supervision of TLLP GP. Conversely, employees of TLLP GP may be seconded to Tesoro to provide operational and maintenance services related to certain assets, for which Tesoro will reimburse TLLP GP for the associated costs.

Amendment No. 1 to Secondment and Logistics Services Agreement

On December 2, 2014, QEP Field Services and the QEPM Entities entered into an Amendment No. 1 to the Secondment and Logistics Services Agreement (the “Secondment Agreement Amendment”) with the Tesoro Parties, pursuant to which the QEPM Entities joined as parties to the Secondment and Logistics Services Agreement dated as of July 1, 2014 among the Tesoro Parties to provide for the secondment of employees to or from the Tesoro Parties and the QEPM Entities.

TLLP and QEPM have no employees. All of their operating functions and general and administrative support services are provided by employees of Tesoro pursuant to the Secondment Agreement and Secondment Agreement Amendment or by other service providers.

Keep-Whole Commodity Fee Agreement

On December 7, 2014, QEP Field Services, its direct subsidiary Green River Processing, LLC, and its indirect subsidiary QEPM Gathering I, LLC (collectively with Green River Processing, LLC and QEP Field Services, the “Processors”) entered into the Keep-Whole Commodity Fee Agreement (the “Keep-Whole Commodity Agreement”) with TRMC. Pursuant to the Keep-Whole Commodity Agreement, the Processors will deliver to TRMC all of the volumes of natural gas liquids produced by the Processors pursuant to their keep-whole natural gas processing agreements. The Processors will further provide handling, transportation and fractionation services related to the natural gas liquids provided to TRMC. In consideration for these services, TRMC will procure and provide the Processors with the residue gas the Processors are required to deliver in accordance with the terms of their keep-whole natural gas processing agreements in addition to paying the Processors a service fee for processing, handling, transporting and fractionating the natural gas liquids. The Processors will pay TRMC a service fee for the services provided by TRMC under the agreement.

Operational Services Agreement

TLLP was party to an Operational Services Agreement (the “Operational Services Agreement”) among TLLP GP, our subsidiaries, Tesoro Alaska Company LLC, TRMC and Tesoro Companies, Inc. (Tesoro Alaska

Company LLC, TRMC and Tesoro Companies, Inc. collectively the “Tesoro Group”) under which the Tesoro Group provided TLLP pipelines, terminals and storage facilities with certain operational services, such as communications, electricity, software services, security, fire and safety, maintenance and certain environmental services. In addition, TLLP and its subsidiaries paid the Tesoro Group an annual service fee for services performed by certain of the Tesoro Group’s field-level employees. Tesoro charged TLLP approximately $3 million pursuant to this agreement during 2014. On July 1, 2014, the Operational Services Agreement was terminated and replaced by the Secondment Agreement.

Condensate Sales Agreements

QEPM and QEPFS have a fixed price condensate purchase agreement, which requires QEPM to sell and QEPFS to purchase all of the condensate volumes collected on QEPM’s gathering systems at a fixed price of $85.25 per barrel of product over a primary term of five years. In December 2014, QEPM’s condensate sales to QEPFS were $1 million.

Interests of Directors and Executive Officers in the Merger

General

In considering the recommendations of the QEPM Conflicts Committee and the QEPM Board with respect to the merger, QEPM unitholders should be aware that certain of the executive officers and directors of QEPM GP have interests in the transaction that differ from, or are in addition to, the interests of QEPM unitholders generally, including:

•	All of the directors and executive officers of QEPM GP will receive continued indemnification for their actions as directors and executive officers.

•	Certain directors of QEPM GP, none of whom is a member of the QEPM Conflicts Committee, own TLLP common units.

•	Some of QEPM GP’s directors, none of whom is a member of the QEPM Conflicts Committee, also serve as executive officers of TLLP GP, have certain duties to the limited partners of TLLP and are compensated, in part, based on the performance of TLLP.

Each of the executive officers and directors of TLLP GP is currently expected to remain an executive officer and director of TLLP GP following the merger. The persons who will be elected as additional executive officers or directors of TLLP GP following the merger, if any, have not yet been determined.

The members of the QEPM Conflicts Committee and the QEPM Board were aware of these interests and the relationships described below and considered them in making their determinations and recommendations with respect to the merger agreement and the merger. These interests and relationships, to the extent material, are further described below. For more information, please read “The Merger — Background of the Merger,” and “The Merger — Recommendation of the QEPM Conflicts Committee and the QEPM Board and Reasons for the Merger.”

Relationships of QEPM Board Members

Gregory J. Goff, Phillip M. Anderson, Keith M. Casey, Charles S. Parrish and Steven M. Sterin, who are directors of QEPM GP, are also executive officers or employees of Tesoro or TLLP GP, as described under “— Relationships of QEPM GP Management.”

Relationships of QEPM GP Management

Certain current executive officers of QEPM GP are current employees of Tesoro or TLLP GP, including the following individuals who were appointed to the following executive positions with QEPM GP to serve until their successors have been elected and qualified or until their earlier removal or resignation: Gregory J. Goff (Chief Executive Officer), Phillip M. Anderson (President), Don J. Sorensen (Vice President, Operations), Tracy D. Jackson (Vice President and Controller), Brad S. Lakhia (Vice President and Treasurer), Charles S. Parrish (Vice President, General Counsel and Secretary) and Steven M. Sterin (Vice President, Chief Financial Officer).

Mr. Goff has served as Chief Executive Officer and President of Tesoro since May 2010 and Chief Executive Officer of TLLP GP since December 2010. Mr. Anderson serves as the President of TLLP GP. Mr. Casey has served as the Executive Vice President, Operations of Tesoro Companies, Inc. (“TCI”), a subsidiary of Tesoro since May 2014 and as Vice President, Operations of TLLP GP since July 2014. Mrs. Jackson has served as Vice President and Controller for Tesoro Corporation since March 2014. Prior to March 2014 Mrs. Jackson served as Vice President of Analytics and Financial Planning. Mr. Lakhia also serves as Vice President and Treasurer of Tesoro and TLLP GP. Mr. Parrish has also served as Executive Vice President, General Counsel and Secretary for Tesoro since April 2009 and as Vice President and General Counsel of TLLP GP since December 2010. Mr. Sterin also serves as Executive Vice President and Chief Financial Officer of Tesoro and Vice President and Chief Financial Officer of TLLP GP.

Treatment of Equity Awards

As of the date of the merger agreement, there were no outstanding unvested restricted QEPM common units, and there were no outstanding unit appreciation rights or options or other awards issued under the QEPM Long-Term Incentive Plan.

Equity Interests of TLLP GP’s and QEPM GP’s Directors and Executive Officers in QEPM and TLLP

The following table sets forth the beneficial ownership of the directors and executive officers of TLLP GP and QEPM GP in the equity of (i) QEPM, (ii) TLLP prior to the merger and (iii) TLLP after giving effect to the merger, each as of May 8, 2015:

Name	Positions with TLLP GP	Positions with QEPM GP	QEPM Common Units	TLLP Common Units Prior to the Merger	TLLP Common Units After the Merger
Gregory J. Goff	Chairman of the Board and Chief Executive Officer	Chairman of the Board and Chief Executive Officer	0	53,526	53,526
Phillip M. Anderson	President and Director	President and Director	0	21,471	21,471
Raymond J. Bromark	Director		0	9,190	9,190
Robert W. Goldman	Director		0	4,100	4,100
James H. Lamanna	Director		0	8,328	8,328
Thomas C. O’Connnor	Director		0	13,955	13,955
Michael E. Wiley	Director		0	0	0
Charles S. Parrish	Vice President and General Counsel	Vice President, General Counsel, Secretary and Director	0	8,913	8,913
Don J. Sorensen	Vice President, Operations	Vice President, Operations	0	1,177	1,177
Steven M. Sterin	Vice President, Chief Financial Officer and Director	Vice President, Chief Financial Officer and Director	0	0	0
Tracy D. Jackson	Vice President and Controller	Vice President and Controller	0	0	0
Brad S. Lakhia	Vice President and Treasurer	Vice President and Treasurer	0	0	0
Keith M. Casey		Director	0	0	0
Gregory C. King		Director	15,448	0	4,770
Susan O. Rheney		Director	10,824	0	3,342
Don A. Turkleson		Director	10,448	0	3,226

Director and Officer Insurance; Indemnification

The merger agreement requires TLLP to maintain, or to cause Tesoro to maintain, for six years after the effective time of the merger, officers’ and directors liability insurance for the benefit of persons who are or were at any time before the effective time of the mergers covered by the existing directors’ and officers’ liability insurance policies applicable to QEPM, QEPM GP or any of their subsidiaries, as described more fully under “The Merger Agreement — Covenants — Indemnification; Directors’ and Officers’ Insurance.”

DIRECTORS AND OFFICERS OF TLLP GP AND QEPM GP

Tesoro, the sole member of TLLP GP, has the power to appoint and remove all of the directors of TLLP GP. TLLP has indirect power to cause the appointment or removal of the directors of QEPM GP, a wholly owned subsidiary of QEP Field Services LLC, which is a wholly owned subsidiary of TLLP. Each of the executive officers of TLLP GP is currently expected to remain an executive officer of TLLP GP following the merger. Tesoro has not yet determined whether any directors of QEPM GP will serve as directors of TLLP GP following the merger. In the absence of any changes, the current directors of TLLP GP will continue as directors following the merger.

The following persons currently serve as directors or executive officers of TLLP GP or QEPM GP.

Name	Age	Position with TLLP GP	Position with QEPM GP
Gregory J. Goff	58	Chairman of the Board of Directors and Chief Executive Officer	Chairman of the Board of Directors and Chief Executive Officer
Phillip M. Anderson	49	President and Director	President and Director
Raymond J. Bromark	69	Director
Robert W. Goldman	72	Director
James H. Lamanna	61	Director
Thomas C. O’Connor	59	Director
Michael E. Wiley	64	Director
Charles S. Parrish	57	Vice President and General Counsel	Vice President, General Counsel, Secretary and Director
Don J. Sorensen	47	Vice President, Operations	Vice President, Operations
Steven M. Sterin	43	Vice President, Chief Financial Officer and Director	Vice President, Chief Financial Officer and Director
Tracy D. Jackson	45	Vice President and Controller	Vice President and Controller
Brad S. Lakhia	42	Vice President and Treasurer	Vice President and Treasurer
Keith Casey	48		Director
Gregory C. King	54		Director
Susan O. Rheney	55		Director
Don A. Turkleson	60		Director

Gregory J. Goff. Gregory J. Goff was appointed Chief Executive Officer and Chairman of the Board of Directors of TLLP GP in December 2010 and Chief Executive Officer and Chairman of the Board of Directors of QEPM GP on December 2, 2014. Mr. Goff has also served as Chief Executive Officer and President of Tesoro since May 2010. While he devotes the majority of his time to his roles at Tesoro, Mr. Goff also spends time directly managing TLLP and QEPM’s business and affairs. Prior to joining Tesoro, Mr. Goff served as Senior Vice President, Commercial for ConocoPhillips Corporation, an international, integrated energy company, from 2008 to 2010. Mr. Goff also held various other positions at ConocoPhillips from 1981 to 2008, including Managing Director and CEO of Conoco JET Nordic from 1998 to 2000; Chairman and Managing Director of Conoco Limited, a UK-based refining and marketing affiliate, from 2000 to 2002; President of ConocoPhillips European and Asia Pacific downstream operations from 2002 to 2004; President of ConocoPhillips U.S. Lower 48 and Latin America exploration and production business from 2004 to 2006; and President of ConocoPhillips specialty businesses and business development from 2006 to 2008. Mr. Goff serves as a director of the American Fuel and Petrochemical Manufacturers trade association and on the National Advisory Board of the University of Utah Business School. Previously, Mr. Goff served on the board of Chevron Phillips Chemical Company and was a member of the upstream and downstream committees of the American Petroleum Institute. In addition, Mr. Goff has public company experience from his prior service on the board of directors of DCP Midstream GP, LLC. Mr. Goff received a bachelor’s degree in science and master’s degree in business administration from the University of Utah. Current Public Company Directorships: TLLP, QEPM, Tesoro and Polyone Corporation. Former Public Company Directorships: DCP Midstream LP (from 2008-2010).

Phillip M. Anderson. Phillip M. Anderson was appointed President and a member of the Board of Directors of TLLP GP in December 2010 and President and a member of the Board of Directors of QEPM GP in December 2014. Mr. Anderson served as Vice President, Strategy for Tesoro from April 2010 until December 2010. Prior to that, he served Tesoro as Vice President, Financial Optimization & Analytics beginning in June 2008 and Vice President, Treasurer beginning in June 2007. Mr. Anderson joined Tesoro in December 1998 as Senior Financial Analyst and worked in a variety of strategic and financial roles. Mr. Anderson worked extensively on Tesoro’s acquisitions and divestitures from 1999 through 2010, including valuation, negotiating, analysis, diligence and financing activities. Mr. Anderson began his career in 1991 at Ford Motor Company and worked in a variety of financial roles at that company. Mr. Anderson received a bachelor’s degree in economics from the University of Texas at Austin and received a master’s degree in business administration with a concentration in finance from Southern Methodist University. Current Public Company Directorships: TLLP and QEPM.

Raymond J. Bromark. Raymond J. Bromark was elected as a member of the Board of Directors of TLLP GP in March 2011. Mr. Bromark is a retired Partner of PricewaterhouseCoopers LLP (“PwC”), an international accounting and consulting firm. He joined PwC in 1967 and became a Partner in 1980. He was Partner and Head of the Professional, Technical, Risk and Quality Group of PwC from 2000 to 2006, a Global Audit Partner from 1994 to 2000 and Deputy Vice Chairman, Auditing and Business Advisory Services from 1990 to 1994. In addition, he served as a consultant to PwC from 2006 to 2007. In previous years, Mr. Bromark has participated as a member of the Advisory Board of the University of Delaware’s Weinberg Center for Corporate Governance. Mr. Bromark was PwC’s representative on the Executive Committee of the American Institute of Certified Public Accountants’ (“AICPA”) Center for Public Company Audit Firms. He has also been a member of the Financial Accounting Standards Board Advisory Council, the Public Company Accounting Oversight Board’s Standing Advisory Group, the AICPA’s Special Committee on Financial Reporting, the AICPA’s Securities and Exchange Commission (“SEC”) Practice Section Executive Committee and the AICPA’s Ethics Executive Committee. Mr. Bromark earned a bachelor’s of science degree in business management from Quincy University. Current Public Company Directorships: TLLP, CA, Inc. and YRC Worldwide Inc. Former Public Company Directorships: World Color Press, Inc. (from 2009 to 2010).

Robert W. Goldman. Robert W. Goldman was appointed as a member of the Board of Directors of TLLP GP in April 2015. Mr. Goldman has been a member of the board of directors of Tesoro Corporation since 2004. Mr. Goldman has been an independent financial consultant since 2002. From July 1998 to October 2002, he was Senior Vice President and Chief Financial Officer of Conoco Inc., an international, integrated energy company. Prior to joining Conoco in 1988 as its Vice President and Controller and subsequently serving as Senior Vice President, Finance, he worked for E.I. DuPont de Nemours & Co., Inc. in a variety of financial and operating roles. Mr. Goldman is a member of the Advisory Board of the Energy Policy Institute at Chicago. He also served on the Advisory Council of Nominating and Governance Chairs of the National Association of Corporate Directors through 2013. He is a former chairman of the Accounting Committee of the American Petroleum Institute and former member of the Outside Advisory Council of Global Infrastructure Partners. He served as Vice President, Finance of the London-based World Petroleum Council from 2002 to July 2008. Current Public Company Directorships: TLLP, Tesoro and Parker Drilling Company. Former Public Company Directorships: The Babcock & Wilcox Company (from 2010 to 2014), El Paso Corporation (from 2003 to 2012), McDermott International Inc. (from 2005-2010).

James H. Lamanna. James H. Lamanna was elected as a member of the Board of Directors of TLLP GP in March 2012. Since January 2011, Mr. Lamanna has served as President of Timeless Triumph LLC, a consulting firm providing advice to companies in the oil and gas industry regarding business plans; health, safety, security and environmental performance; operational efficiency; and plant reliability. Since November 2014, he has also served as a non-executive member of the Board of Directors of North Atlantic Refining Limited, a refining and marketing business in Newfoundland, Canada. From 2003 to 2010, Mr. Lamanna held a variety of roles with BP p.l.c., a multinational oil and gas company, and its subsidiaries. During that time, he was President of BP Pipelines (North America) Inc. from April 2003 through August 2006, Senior Vice President of BP’s U.S. Pipelines and Logistics operations from September 2006 through August 2009 and Vice President of Special

Projects for BP’s U.S. Refining and Marketing operations from September 2009 through December 2010. Mr. Lamanna earned a bachelor’s of science degree in chemical engineering from the University of Virginia. Current Public Company Directorships: TLLP.

Thomas C. O’Connor. Thomas C. O’Connor was elected as a member of the Board of Directors of TLLP GP in May 2011. From November 2007 through December 2012, Mr. O’Connor served as Chairman of the Board of Directors and CEO of DCP Midstream, LLC, one of the nation’s largest natural gas gatherers, processors, and marketers in the United States; he continued to serve as Chairman of the Board until March 2013. From November 2007 through September 2012, he also served as President of DCP Midstream, LLC. In September 2008, he assumed additional responsibility as Chairman of the Board of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, LP, a publicly held master limited partnership, which position he held until December 2013. Prior to joining DCP Midstream, LLC, Mr. O’Connor had over 21 years of experience in the energy industry with Duke Energy, Corp. a gas and electricity services provider. From 1987 to 2007, Mr. O’Connor held a variety of roles with Duke Energy in the company’s natural gas pipeline, electric and commercial business units. After serving in a number of leadership positions with Duke Energy, he was named President and Chief Executive Officer of Duke Energy Gas Transmission in 2002 and he was named Group Vice President of corporate strategy at Duke Energy in 2005. In 2006 he became Group Executive and Chief Operating Officer of U.S. Franchised Electric and Gas and later in 2006 was named Group Executive and President of Commercial Businesses at Duke Energy. Mr. O’Connor earned a bachelor’s of science degree in biology, cum laude, and a master of science degree in environmental studies from the University of Massachusetts at Lowell. He also completed the Harvard Business School Advanced Management Program. Current Public Company Directorships: TLLP and Keyara Corp. Former Public Company Directorships: DCP Midstream LP (from 2008 to 2013) and QEP Resources (from 2014 to 2015).

Michael E. Wiley. Michael E. Wiley was appointed as a member of the Board of Directors of TLLP GP in April 2015. Mr. Wiley has been a member of the board of directors of Tesoro Corporation since 2005. Mr. Wiley has over 40 years of experience in the energy industry. Most recently he served as Chairman of the Board, President and Chief Executive Officer of Baker Hughes Incorporated, an oilfield services company, from August 2000 until his retirement in October 2004. He was President and Chief Operating Officer of Atlantic Richfield Company, an integrated energy company, from 1998 through May 2000. Prior to 1998, he served as Chairman, President and Chief Executive Officer of Vastar Resources, Inc., an independent oil and gas company. Mr. Wiley is a director of Bill Barrett Corporation, an independent oil and gas company, and Post Oak Bank, N.A., a Houston-based community bank. He also serves as Chairman of Independent Trustees of Fidelity Sector Portfolios. Current Public Company Directorships: TLLP and Tesoro.

Charles S. Parrish. Charles S. Parrish has served as Vice President and General Counsel of TLLP GP since December 2010 and as Vice President, General Counsel, Secretary and a member of the Board of Directors of QEPM GP since December 2014. Mr. Parrish has also served as Secretary of TLLP GP from December 2010 until April 2015. Mr. Parrish has also served as Executive Vice President, General Counsel and Secretary for Tesoro since April 2009. While Mr. Parrish devotes the majority of his time to his roles at Tesoro, he also spends time devoted to TLLP and QEPM’s business and affairs. Prior to his current role with Tesoro, he served as Senior Vice President, General Counsel and Secretary beginning in May 2006, and Vice President, General Counsel and Secretary beginning in March 2005. Mr. Parrish leads Tesoro’s legal department, contract administration function and government affairs group, as well as the business ethics and compliance office. Mr. Parrish joined Tesoro in 1994 and has since served in numerous roles in the legal department. He works closely with Tesoro’s finance and financial reporting teams on all matters related to Tesoro’s capital structure and SEC reporting. In addition, Mr. Parrish provides counsel to Tesoro’s management and board of directors on corporate governance issues. Before joining Tesoro, he worked in private practice with law firms in Houston and San Antonio, primarily representing commercial lenders in loan transactions, workouts and real estate matters. Mr. Parrish received a bachelor’s degree in history from the University of Virginia and a juris doctor from the University of Houston Law School. He is a member of the State Bar of Texas and the American Bar Association. Current Public Company Directorships: QEPM.

Don J. Sorensen. Don J. Sorensen began serving as Vice President, Operations of QEPM GP in February 2015. Since January 2015, he has served as Senior Vice President, Logistics of Tesoro Companies, Inc. (“TCI”), a subsidiary of Tesoro Corporation. Effective January 2015, he was also appointed to serve as Vice President, Operations, of TLLP GP. Mr. Sorensen previously served as Vice President, Integration of TCI since August 2012, most recently leading the integration effort on the acquisition of QEP Field Services. Mr. Sorensen also previously served as vice president of Tesoro’s Anacortes refinery from 2007 to 2012. Mr. Sorensen holds a Bachelor’s of Science degree in chemical engineering from the Colorado School of Mines, and a Master of Business Administration from the University of Utah.

Steven M. Sterin. Steven M. Sterin was appointed Vice President and Chief Financial Officer of TLLP GP in August 2014 and a member of the Board of Directors of TLLP GP in September 2014. Mr. Sterin was appointed Vice President and Chief Financial Officer of QEPM GP and a member of the Board of Directors of QEPM GP in December 2014. He also serves as Executive Vice President and Chief Financial Officer of Tesoro. While he devotes the majority of his time to his roles at Tesoro and TLLP GP, he also devotes time to QEPM’s business and affairs. Prior to Tesoro, Mr. Sterin was Senior Vice President and Chief Financial Officer for Celanese Corporation, a global technology and specialty material company, from July 2007 until May 2014 and continued to serve as an employee until August 2014. During this time, he was also President of Celanese’s Advanced Fuel Technologies business. Mr. Sterin joined Celanese in 2003 as Director of Finance and Controller for the company’s chemical business and also served as Corporate Controller and Principal Accounting Officer before being appointed CFO. Before Celanese, Mr. Sterin spent six years with global chemicals company Reichhold, Inc. in a variety of financial positions, including Director of Tax and Treasury in the Netherlands, Global Treasurer and Vice President of Finance for one of the company’s divisions in North Carolina. Mr. Sterin holds a Master of Professional Accounting degree and a Bachelor of Business Administration degree in Accounting, which he earned concurrently at the University of Texas at Austin. He is also a certified public accountant in Texas. Current Public Company Directorships: TLLP and QEPM.

Tracy D. Jackson. Tracy D. Jackson was appointed Vice President and Controller of QEPM GP on March 2, 2015. She was simultaneously appointed to similar roles for Tesoro and TLLP GP. Ms. Jackson served as Vice President, Analytics and Financial Planning of TCI from September 2013 through February 2015. From February 2011 to September 2013, Ms. Jackson served as Vice President and Treasurer of Tesoro. Additionally Ms. Jackson served as Vice President and Treasurer of TLLP GP from April 2012 until September 2013. She also served as Treasurer of TCI beginning November 2010 through September 2013. From May 2007 until November 2010, Ms. Jackson served as Vice President of Internal Audit of TCI. Ms. Jackson holds a bachelor’s degree in Accounting and a master’s degree in business administration from the University of Texas at San Antonio. She is also a certified public accountant in Texas.

Brad S. Lakhia. Brad S. Lakhia serves as Vice President and Treasurer of Tesoro and TLLP GP and was appointed Vice President and Treasurer of QEPM GP in December 2014. While Mr. Lakhia devotes the majority of his time to his roles at Tesoro and TLLP GP, he also spends time devoted to QEPM’s business and affairs. Prior to his roles at Tesoro and TLLP GP, Mr. Lakhia held various positions for The Goodyear Tire and Rubber Company including, Senior Director of Business Development from December 2012 to February 2014, Finance Director of the Southeast Asia division from July 2010 to December 2012, Vice President of Financial Planning and Global Procurement from September 2009 to July 2010, and Assistant Treasurer from March 2007 to March 2008. Mr. Lakhia received a bachelor’s degree in accounting from Ohio State University and a master’s degree in business administration with a concentration in finance from Case Western University.

Keith M. Casey. Keith M. Casey was appointed as a member of the Board of Directors of QEPM GP in December 2014. He also served as Vice President, Operations of QEPM GP from December 2014 through February 2015 and as Vice President, Operations of TLLP GP from July 2014 until January 2015. Mr. Casey has served as the Executive Vice President, Operations for Tesoro Corporation since June 2014, providing leadership to Tesoro Corporation’s refining, marketing, logistics and marine organizations. From April 2013 through May 2014, he served as Tesoro’s Senior Vice President, Strategy and Business Development, bringing significant industry experience to drive strategic growth for the organization. From September 2006 through March 2013, Mr. Casey served as Vice President, BP Products North America at the Texas City Refinery, a multi-billion dollar facility and the third largest refinery in the U.S. He also previously held roles with Motiva Enterprises, Shell and Praxair. Mr. Casey holds a Bachelor of Science degree in Metallurgical and Materials Engineering from California Polytechnic State University, San Luis Obispo. Current Public Company Directorships: QEPM.

Gregory C. King. Gregory C. King was appointed as an independent Director of the Board of Directors of QEPM GP in November 2013. Mr. King is currently a Principal of GCK Ventures, LLC. He also serves as a director of Philadelphia Energy Solutions, LLC, a subsidiary of Philadelphia Energy Solutions, Inc. He served as President of Valero Energy Corporation until December 31, 2007. He joined Valero in July 1993. Throughout his nearly 15 years at Valero, Mr. King served in several key positions, including Executive Vice President and Chief Operating Officer, Executive Vice President and General Counsel and Associate General Counsel. He also served on the Board of Directors of Valero, L.P., which is now NuStar Energy, L.P. Prior to joining Valero he was a partner in the Houston law firm of Bracewell & Giuliani. Current Public Company Directorships: QEPM. Former Public Company Directorships: Oiltanking Partners, L.P. (from 2011 to 2015).

Susan O. Rheney. Susan O. Rheney was appointed as an independent Director of the Board of Directors of QEPM GP in June 2013. Ms. Rheney is currently a private investor. Ms. Rheney has served as a member of the board of directors of CenterPoint Energy, Inc. since 2008. She served on the board of Genesis Energy, Inc., the general partner of Genesis Energy, LP, a publicly traded limited partnership, from 2002 to 2010. From 2003 to 2005, Ms. Rheney served as a member of the Board of Directors of Cenveo, Inc. and served as Chairman of the Cenveo board from January to August 2005. From 1987 to 2001, Ms. Rheney served as a principal in the Sterling Group, a company specializing in leveraged buyout transactions in a variety of industries, including chemicals, agriculture and basic manufacturing. Current Public Company Directorships: QEPM and CenterPoint Energy, Inc. Former Public Company Directorships: Genesis Energy, LP (from 2002 to 2010).

Don A. Turkleson. Don A Turkleson was appointed as an independent Director of the Board of Directors of QEPM GP in November 2013. Mr. Turkleson is currently a private investor. From 2012 to 2015, he served as Vice President and Chief Financial Officer of Gulf Coast Energy Resources, LLC, a privately held exploration and production company focusing on Texas and Louisiana conventional oil and gas plays onshore and offshore. From 2010 to 2012, he served as Chief Financial Officer of Laurus Energy, Inc., a privately held company developing underground coal gasification projects. From 1997 to 2009, he was the Senior Vice President and Chief Financial Officer of Cheniere Energy, Inc., a publicly traded company involved in the development, construction and operation of LNG receiving terminals, and he served on the board of directors of Cheniere Energy Partners GP, LLC, the general partner of Cheniere Energy Partners, L.P. from 2007 to 2012. Mr. Turkleson served on the Board of Directors of Miller Energy Resources, Inc., an oil and natural gas exploration, production and drilling company operating multiple projects in North America from 2011 to 2014. He also serves on the board of directors of Cheniere Energy Partners LP Holdings, LLC, a publicly traded company where he has served as director since 2013. Current Public Company Directorships: QEPM and Cheniere Energy Partners LP Holdings, LLC. Former Public Company Directorships: Cheniere Energy Partners, L.P. (from 2007 to 2012) and Miller Energy Resources, Inc. (from 2011 to 2014).

COMPARISON OF THE RIGHTS OF TLLP AND QEPM UNITHOLDERS

The following describes the material differences between the rights of holders of TLLP common units and the rights of holders of QEPM common units. It is not a complete summary of the provisions affecting, and the differences between, the rights of holders of TLLP common units and the rights of holders of QEPM common units. The rights of holders of TLLP common units are governed by the First Amended and Restated Agreement of Limited Partnership of Tesoro Logistics LP dated April 26, 2011, as amended, and the rights of holders of QEPM common units are governed by the First Amended and Restated Agreement of Limited Partnership of QEP Midstream Partners, LP dated August 14, 2013. You should refer to each document for a complete description of the rights of holders of TLLP common units and the rights of holders of QEPM common units, respectively, and such documents are incorporated by reference herein. If the merger is consummated, holders of QEPM common units will become holders of TLLP common units, and their rights as holders of TLLP common units will be governed by the Delaware Act and TLLP’s partnership agreement. This summary is qualified in its entirety by reference to the Delaware Act, TLLP’s partnership agreement, and QEPM’s partnership agreement. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the applicable partnership agreement.

Purpose and Term of Existence

TLLP	QEPM
TLLP’s stated purposes under its partnership agreement are to engage directly or indirectly in any lawful business activity that is approved by its general partner and to exercise all rights and powers conferred upon TLLP pursuant to any agreement relating to such business activity and to do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to its subsidiaries. However, the general partner shall not cause TLLP to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.	QEPM’s stated purposes under its partnership agreement are to engage directly or indirectly in any lawful business activity that is approved by its general partner and to exercise all rights and powers conferred upon QEPM pursuant to any agreement relating to such business activity and to do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to its subsidiaries. However, the general partner shall not cause QEPM to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

TLLP’s partnership term will continue until TLLP is dissolved pursuant to the terms of its partnership agreement. TLLP’s existence as a separate legal entity will continue until cancellation of its Certificate of Limited Partnership pursuant to the Delaware Act.	QEPM’s partnership term will continue until QEPM is dissolved pursuant to the terms of its partnership agreement. QEPM’s existence as a separate legal entity will continue until cancellation of its Certificate of Limited Partnership pursuant to the Delaware Act.

Distributions of Available Cash

TLLP	QEPM
Within 45 days following the end of each quarter, TLLP will distribute all of its available cash to its unitholders of record as of the applicable record date.	Within 45 days after the end of each quarter, QEPM will distribute all of its available cash to its unitholders of record as of the applicable record date.

Available cash is defined in TLLP’s partnership agreement and generally means, for any quarter ending prior to liquidation, all cash on hand at the end of such quarter and, if the general partner determines, any portion of additional cash on hand on the date of	Available cash is defined in QEPM’s partnership agreement and generally means, for any quarter ending prior to liquidation, all cash on hand at the end of such quarter and, if the general partner determines, any portion of additional cash on hand on

TLLP	QEPM

determination of available cash with respect to such quarter resulting from working capital borrowings made after the quarter ends:	the date of determination of available cash with respect to such quarter resulting from working capital borrowings made after the quarter ends:

•    less the amount of any cash reserves established by the general partner to:

•       provide for the proper conduct of TLLP’s business (including reserves for future capital expenditures and for TLLP’s anticipated future credit needs);

•       comply with applicable law or any debt instruments or other agreements or obligations; or

•       provide funds for distributions to unitholders and the general partner in respect of any one or more of the next four quarters;

•    provided that the general partner may not establish cash reserves for distributions if the effect would prevent TLLP from being able to distribute the minimum quarterly distribution plus any cumulative common unit arrearage on all common units, with respect to such quarter. Cumulative common unit arrearage is defined in TLLP’s partnership agreement and generally means an arrearage in payment of the minimum quarterly distribution on the common units.

•    less the amount of cash reserves established by the general partner to:

•       provide for the proper conduct of QEPM’s business (including reserves for future capital expenditures and for anticipated future credit needs);

•       comply with applicable law or any debt instruments or other agreements or obligations; or

•       provide funds for distributions to unitholders and the general partner in respect of any one or more of the next four quarters;

•    provided that the general partner may not establish cash reserves for distributions if the effect would prevent QEPM from being able to distribute the minimum quarterly distribution plus any cumulative common unit arrearage on all common units, with respect to such quarter. Cumulative common unit arrearage is defined in QEPM’s partnership agreement and generally means an arrearage in payment of the minimum quarterly distribution on the common units.

Operating Surplus and Capital Surplus

TLLP	QEPM
Cash distributions are characterized as distributions from either operating surplus or capital surplus. TLLP distributes available cash from operating surplus differently than available cash from capital surplus.	Cash distributions are characterized as distributions from either operating surplus or capital surplus. QEPM distributes available cash from operating surplus differently than available cash from capital surplus.

Operating surplus is defined in TLLP’s partnership agreement and generally means, with respect to any period ending prior to liquidation, on a cumulative basis and without duplication:

•    $30.0 million; plus

•    all cash receipts of TLLP and its subsidiaries from the closing date of TLLP’s initial public offering to the last day of such period, other than cash receipts from: (1) interim capital transactions; and (2) the termination of hedge contracts; plus

Operating surplus is defined in QEPM’s partnership agreement and generally means, with respect to any period ending prior to liquidation, on a cumulative basis and without duplication:

•    $40.0 million; plus

•    all cash receipts of QEPM and its subsidiaries from the closing date of QEPM’s initial public offering to the last day of such period, other than cash receipts from: (1) interim capital transactions; and (2) the termination of hedge contracts; plus

TLLP	QEPM

•     all cash receipts of TLLP and its subsidiaries resulting from working capital borrowings from the end of such period but on or before the date of determination of operating surplus for the period; plus

•     the amount of cash distributions paid on equity issued to finance the construction or development of a capital improvement paid in respect of the period beginning on the date of a binding construction agreement and ending on the date such capital improvement either commences service or is abandoned or disposed of; less

•     operating expenditures for the period from the closing date of TLLP’s initial public offering to the last day of such period; less

•     the amount of cash reserves established by the general partner to provide funds for future operating expenditures; less

•     all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such twelve-month period with the proceeds of additional working capital borrowings.

Operating expenditures are defined in TLLP’s partnership agreement and generally mean all cash expenditures, including taxes, compensation of employees and directors of the general partner, reimbursement of expenses of the general partner, debt services payments, repayment of working capital borrowings, payments made in the ordinary course of business under any hedge contract; however, operating expenditures will not include:

•     repayments, when actually repaid, of all working capital borrowings not repaid within twelve months after having been incurred when actually repaid;

•     payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than working capital borrowings;

•     expansion capital expenditures;

•     payment of transaction expenses (including taxes) relating to interim capital transactions;

•     distributions to partners (including distributions made during the subordination period);

•     all cash receipts of QEPM and its subsidiaries resulting from working capital borrowings from the end of such period but on or before the date of determination of operating surplus for the period; plus

•     the amount of all cash distributions paid during the period beginning on the date of a binding construction agreement and ending on the date such capital improvement either commences service or is abandoned or disposed of on equity issued to fund (a) a capital improvement, (b) interest and related fees on construction debt or (c) distributions on other construction equity; less

•     operating expenditures for the period beginning on the closing date of QEPM’s initial public offering and ending on the last day of such period; less

•     the amount of cash reserves established by the general partner to provide funds for future operating expenditures; less

•     all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such twelve-month period with the proceeds of additional working capital borrowings.

Operating expenditures are defined in QEPM’s partnership agreement and generally mean all cash expenditures, including taxes, compensation of employees, officers and directors of the general partner, reimbursement of expenses of the general partner and its affiliates, debt service payments, maintenance capital expenditures, repayment of working capital borrowings, and payments made in the ordinary course of business under any hedge contract; however, operating expenditures will not include:

•     repayments, when actually repaid, of all working capital borrowings not repaid within twelve months after having been incurred when actually repaid;

•     payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness, other than working capital borrowings;

•     expansion capital expenditures;

TLLP	QEPM

•     repurchases of partnership interests, which are not made by TLLP or TLLP GP to satisfy obligations under employee benefit plans; or

•     any other payments made in connection with the initial offering that are described under “Use of Proceeds” in the registration statement filed by TLLP in connection with its initial public offering.

All amounts of available cash distributed by TLLP on any date from any source shall be deemed to be operating surplus until the sum of all amounts of available cash distributed by TLLP to the partners equals the operating surplus from the closing date through the close of the immediately preceding quarter. Any remaining amounts of available cash distributed by TLLP on such date shall, except as otherwise provided in TLLP’s partnership agreement, be deemed to be capital surplus.

•     payment of transaction expenses (including taxes) relating to the interim capital transactions;

•     distributions to partners;

•     repurchases of partnership interests, which are not made by QEPM or the QEPM General Partner to satisfy obligations under employee benefit plans; or

•     any other expenditures or payments using the proceeds of the initial public offering as described under “Use of Proceeds” in the registration statement filed by QEPM in connection with its initial public offering.

All amounts of available cash distributed by QEPM on any date from any source shall be deemed to be operating surplus until the sum of all amounts of available cash distributed by QEPM to the partners equals the operating surplus from the closing date through the close of the immediately preceding quarter. Any remaining amounts of available cash distributed by QEPM on such date shall, except as otherwise provided in QEPM’s partnership agreement, be deemed to be capital surplus.

Subordination Period

TLLP	QEPM
TLLP has no subordinated units outstanding. When the subordination period ended on May 16, 2014 because following the payment of the first quarter 2014 cash distribution and attainment of necessary approvals, the requirements for the conversion were satisfied under TLLP’s partnership agreement, the 15,254,890 of outstanding subordinated units of TLLP converted one-for-one to common units and now participate pro rata with other common units in distributions of available cash to unitholders.	The practical effect of subordinated units is to increase the likelihood that during the subordination period there will be sufficient available cash to pay the minimum quarterly distribution on the common units.

QEPM currently has 26,705,000 subordinated units outstanding. Accordingly, QEPM is currently in its “subordination period.” During the subordination period, the common units have the rights to receive distributions of available cash from operating surplus each quarter in an amount equal to the minimum quarterly distribution, which QEPM’s partnership agreement defines as $0.2500 per common unit, plus any arrearages in the payment of the minimum quarterly distributions on the common units from prior quarters, before any surplus may be made on the subordinated units. No arrearages will be paid on subordinated units.

TLLP	QEPM

Upon the expiration of the subordination period, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with other common units in distributions of available cash. The subordination period is defined in QEPM’s partnership agreement, and it will end on the first day of any quarter beginning after September 30, 2016 in which each of the following requirements are met:

•     distributions of available cash from operating surplus on the outstanding common units, subordinated units and general partner units, and any other outstanding units that are senior or equal in right of distribution to the subordinated units, equals or exceeds the sum of the minimum quarterly distributions for each of the three consecutive four-quarter periods immediately preceding that date;

•     the “adjusted operating surplus” for each of the three consecutive four-quarter periods immediately preceding that date equals or exceeds the sum of the minimum quarterly distributions on all of the outstanding common units, subordinated units, general partner units, and other outstanding units that are senior or equal in the right of distribution to the subordinated units, during such period on a fully diluted weighted average basis; and

•     there are no arrearages in payment of the minimum quarterly distribution on the common units.

Notwithstanding the foregoing, the subordination period will automatically terminate, and all of the subordinated units will convert into common units on a one-for-one basis, on the first business day following the distribution of available cash to partners in respect of any quarter after September 30, 2014 in which each of the following tests are met:

•     distributions of available cash from operating surplus on the outstanding common units, subordinated units, and general partner units and any other outstanding units that are senior or equal in right of distribution to the subordinated units equals or exceeds 150% of the annualized minimum quarterly distribution for the four-quarter period immediately preceding such date;

TLLP	QEPM

•     the adjusted operating surplus for the four-quarter period immediately preceding that date equals or exceeds 150% of the sum of the minimum quarterly distribution on all of the outstanding common units, subordinated units and general partner units and any other outstanding units that are senior or equal in right of distribution to the subordinated units during that period on a fully diluted weighted average basis, plus the corresponding incentive distributions; and

•     there are no arrearages in payment of the minimum quarterly distribution on the common units.

If the unitholders remove the general partner without cause, the subordination period may also end before September 30, 2016.

Distributions of Available Cash from Operating Surplus

TLLP	QEPM
TLLP distributes available cash with respect to any quarter from operating surplus pursuant to TLLP’s partnership agreement in the following manner:	During the subordination period. Currently, QEPM distributes available cash from operating surplus with respect to any fiscal quarter in the following manner:

•     First, to the general partner and all unitholders, pro rata, until there has been distributed in respect of each unit then outstanding an amount equal to the minimum quarterly distribution, which is defined as $0.3375 per unit, for that quarter;

•     Second, to the general partner and all unitholders, pro rata, until there has been distributed in respect of each unit then outstanding an amount equal to the excess of the first target distribution, which is defined as $0.338125 per unit over the minimum quarterly distribution, for such quarter;

•     Thereafter, in the manner described in “Incentive Distributions” below.

•     First, to the general partner in accordance with its percentage interest and to the unitholders holding common units, pro rata, a percentage equal to 100% less the general partner’s percentage interest, until there has been distributed in respect of each common unit then outstanding an amount equal to the minimum quarterly distribution, which is defined as $0.2500 per unit, for such quarter;

•     Second, to the general partner in accordance with its percentage interest and to the unitholders holding common units, pro rata, a percentage equal to 100% less the general partner’s percentage interest, until there has been distributed in respect to each common unit then outstanding an amount equal to the cumulative common unit arrearage existing with respect to such quarter;

•     Third, to the general partner in accordance with its percentage interest and to the unitholders holding subordinated units, pro

TLLP	QEPM

rata, a percentage equal to 100% less the general partner’s percentage interest, until there has been distributed in respect of each subordinated unit then outstanding an amount equal to the minimum quarterly distribution, which is defined as $0.2500 per unit, for such quarter;

•     Fourth, to the general partners and all unitholders, pro rata, until there has been distributed in respect of each unit then outstanding an amount equal to the excess of the first target distribution, which is defined as $0.2875 per unit, over the minimum quarterly distribution for such quarter;

•     Thereafter, in the manner described in “Incentive Distributions” below.

After the subordination period. After the end of the subordination period, QEPM will distribute available cash from operating surplus with respect to any fiscal quarter in the following manner:

•     First, to the general partner and all unitholders, pro rata, until there has been distributed in respect of each unit then outstanding an amount equal to the minimum quarterly distribution, which is defined as $0.2500 per unit, for such quarter;

•     Second, to the general partner and all unitholders, pro rata, until there has been distributed in respect to each unit then outstanding an amount equal to the excess of the first target distribution, which is defined as $0.2875 per unit, over the minimum quarterly distribution for such quarter;

•     Thereafter, in the manner described in “Incentive Distributions” below.

Incentive Distributions

TLLP	QEPM
Incentive distribution right is defined in TLLP’s partnership agreement and generally means a non-voting limited partner interest issued to the general partner, which limited partner interest will confer upon the holder thereof only the rights and obligations specifically provided in TLLP’s partnership agreement	Incentive distribution right is defined in QEPM’s partnership agreement and generally means a limited partner interest having the rights and obligations specified in QEPM’s partnership agreement with respect to incentive distribution rights (and no other rights otherwise available to or other obligation of a

TLLP	QEPM

related to incentive distribution rights (and no other rights otherwise available to or other obligations of a holder of a partnership interest). Subject to the exceptions provided in TLLP’s partnership agreement, the holder of an incentive distribution right is not entitled to vote such right on any partnership matter except as may otherwise be required by law. The TLLP general partner or any other holder of incentive distribution rights may transfer any or all of its incentive distribution rights without unitholder approval.

holder of a partnership interest). The QEPM general partner or any other holder of incentive distribution rights may transfer any or all of its incentive distribution rights without unitholder approval.

If, for any quarter, TLLP has distributed available cash from operating surplus to the common unitholders in the amounts set forth in “Distributions of Available Cash” above, then, subject to the proration and reduction described in TLLP’s partnership agreement, TLLP will distribute any additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner:

QEPM will distribute any additional available cash from operating surplus in the following manner for any quarter in which QEPM has distributed available cash in the amounts set forth in “Distributions of Available Cash” above:

•     First, (a) to the general partner in accordance with its percentage interest; (b) 13% to the holders of the incentive distribution rights, pro rata; and (c) to all unitholders, pro rata, a percentage equal to 100% less the sum of the percentages applicable to (a) and (b), until there has been distributed in respect of each unit then outstanding an amount equal to the excess of the second target distribution, which is defined as $0.421875 per unit, over the first target distribution for such quarter, except that for the quarterly distributions declared and paid with respect to each quarter of 2015, each such distribution to the holders of the incentive distribution rights shall be reduced by $2,500,000 (but not below zero);

•     Second, (a) to the general partner in accordance with its percentage interest; (b) 23% to the holders of the incentive distribution rights, pro rata; and (c) to all unitholders, pro rata, a percentage equal to 100% less the sum of the percentages applicable to (a) and (b), until there has been distributed in respect of each unit then outstanding an amount equal to the excess of the third target distribution, which is defined as $0.506250 per unit, over the second target distribution for such quarter, except that for the quarterly distributions declared and paid with respect to each quarter of 2015, each such distribution to the holders of the

•     First, (a) to the general partner in accordance with its percentage interest; (b) 13% to the holders of the incentive distribution rights, pro rata; and (c) to all unitholders, pro rata, a percentage equal to 100% less the sum of the percentages applicable to (a) and (b), until there has been distributed in respect of each unit then outstanding an amount equal to the excess of the second target distribution, which is defined as $0.3125 per unit, over the first target distribution for such quarter;

•     Second, (a) to the general partner in accordance with its percentage interest; (b) 23% to the holders of the incentive distribution rights, pro rata; and (c) to all unitholders, pro rata, a percentage equal to 100% less the sum of the percentages applicable to (a) and (b), until there has been distributed in respect of each unit then outstanding an amount equal to the excess of the third target distribution, which is defined as $0.3750 per unit, over the second target distribution for such quarter; and

•     Thereafter, (a) to the general partner in accordance with its percentage interest; (b) 48% to the holders of the incentive distribution rights, pro rata, and (c) to all unitholders, pro rata, a percentage equal to 100% less the sum of the percentage applicable to (a) and (b).

TLLP	QEPM

incentive distribution rights shall be reduced by $2,500,000 (but not below zero); and

•     Thereafter, (a) to the general partner in accordance with its percentage interests; (b) 48% to the holders of the incentive distribution rights, pro rata; and (c) to all unitholders, pro rata, a percentage equal to 100% less the sum of the percentages applicable to (a) and (b), except that for the quarterly distributions declared and paid with respect to each quarter of 2015, each such distribution to the holders of the incentive distribution rights shall be reduced by $2,500,000 (but not below zero);

The minimum quarterly distribution, the first target distribution, the second target distribution, and the third target distribution are subject to adjustment as described below in “Adjustment to the minimum quarterly distribution and Target Distribution Levels.”	The minimum quarterly distribution, the first target distribution, the second target distribution, and the third target distribution are subject to adjustment as described below in “Adjustment to the minimum quarterly distribution and Target Distribution Levels.”

Distributions of Available Cash from Capital Surplus

TLLP	QEPM

TLLP will make distributions of available cash from capital surplus, if any, in the following manner:

•     First, to the general partner and the unitholders, pro rata, until TLLP has distributed, for each common unit that was issued in TLLP’s initial public offering, an amount equal to the initial public offering price;

•     Second, (a) to the general partner in accordance with its percentage interest; and (b) to all unitholders holding common units, pro rata, a percentage equal to 100% less the general partner’s percentage interest, until there has been distributed in respect of each common unit then outstanding an amount equal to the cumulative common unit arrearage.

•     Thereafter, all available cash will be distributed as if it were operating surplus.

QEPM will make distributions of available cash from capital surplus, if any, in the following manner:

•     First, to the general partner and the unitholders, pro rata, until QEPM has distributed, for each common unit that was issued in QEPM’s initial public offering, an amount equal to the initial public offering price;

•     Second, (a) to the general partner in accordance with its percentage interest; and (b) to all unitholders holding common units, pro rata, a percentage equal to 100% less the general partner’s percentage interest, until there has been distributed in respect of each common unit then outstanding an amount equal to the cumulative common unit arrearage;

•     Thereafter, all available cash will be distributed as if it were operating surplus.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

TLLP	QEPM

In the event of a distribution of available cash deemed to be from capital surplus, then TLLP will proportionately adjust:

•     the minimum quarterly distribution; and

•     target distribution levels.

In addition, in the event of any distribution, consolidation or subdivision of units or other partnership securities, TLLP will proportionately adjust:

•     the minimum quarterly distribution;

•     the target distribution levels;

•     common unit arrearages; and

•     cumulative common unit arrearages.

In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority so that TLLP or its subsidiaries become taxable as a corporation or otherwise subject to taxation as an entity for federal, state, or local income tax purposes, the TLLP general partner may reduce the minimum quarterly distribution and each of the target distribution levels, respectively, for each quarter by multiplying the amount thereof by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for such quarter plus the general partner’s estimate of TLLP’s aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

In the event of a distribution of available cash deemed to be from capital surplus, then QEPM will proportionately adjust:

•     the minimum quarterly distribution; and

•     target distribution levels.

In addition, in the event of any distribution, consolidation or subdivision of units or other partnership securities, QEPM will proportionately adjust:

•     the minimum quarterly distribution;

•     the target distribution levels;

•     common unit arrearages; and

•     cumulative common unit arrearages.

In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority so that QEPM or its subsidiaries become taxable as a corporation or otherwise subject to taxation as an entity for federal, state, or local income tax purposes, the QEPM general partner may reduce the minimum quarterly distribution and each of the target distribution levels, respectively, for each quarter by multiplying the amount thereof by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for such quarter plus the general partner’s estimate of QEPM’s aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

TLLP	QEPM
If TLLP dissolves in accordance with its partnership agreement, TLLP will sell or otherwise dispose of its assets in a process called liquidation. The TLLP general partner will select one or more persons to serve as liquidator, who will receive the amount of compensation for its services that was approved by at least a majority of the outstanding common units voting as a single class. The liquidator will proceed to dispose of the assets of TLLP, discharge TLLP’s liabilities, and otherwise wind up TLLP’s affairs in the manner and	If QEPM dissolves in accordance with its partnership agreement, QEPM will sell or otherwise dispose of its assets in a process called liquidation. The QEPM general partner will select one or more persons to serve as liquidator, who will receive the amount of compensation for its services that was approved by at least a majority of the outstanding common units and subordinated units, if any, voting as a single class. The liquidator will proceed to dispose of the assets of QEPM, discharge QEPM liabilities, and otherwise

TLLP	QEPM

time frame the liquidator deems is appropriate, subject to the Delaware Act and the following:

•     The assets may be disposed of by public or private sale or by distribution in kind to one or more partners on such terms as the liquidator and such partners may agree. The liquidator may defer the liquidation or distribution of TLLP’s assets for a reasonable time if it determines that a sale would be impractical or would cause undue loss to the partners.

•     Liabilities of TLLP include amounts owed to the liquidator as compensation for serving in such capacity and amounts owed to partners otherwise than in respect of their distribution rights under TLLP’s partnership agreement. With respect to any liability that is contingent, conditional, unmatured, or is otherwise no yet due and payable the liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve will be distributed as additional liquidation proceeds.

•     All property and all cash in excess of that required to discharge liabilities as described in the bullet above will be distributed to the partners in accordance with, and to the extent of, the positive balances in their respective capital accounts, as determined after taking into account all capital account adjustments set forth in TLLP’s partnership agreement for the taxable period during which liquidation occurs as determined pursuant to Treasury Regulation Section 1.704- 1(b)(2)(ii)(g). Such distribution will be made by the end of such taxable period or, if later, within 90 days after the date of liquidation.

wind up QEPM’s affairs in the manner and time frame the liquidator deems is appropriate, subject to the Delaware Act and the following:

•     The assets may be disposed of by public or private sale or by distribution in kind to one or more partners on such terms as the liquidator and such partners may agree. The liquidator may defer the liquidation or distribution of QEPM’s assets for a reasonable time if it determines that a sale would be impractical or would cause undue loss to the partners.

•     Liabilities of QEPM include amounts owed to the liquidator as compensation for serving in such capacity and amounts owed to partners otherwise than in respect of their distribution rights under QEPM’s partnership agreement. With respect to any liability that is contingent, conditional, unmatured, or is otherwise no yet due and payable the liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve will be distributed as additional liquidation proceeds.

•     All property and all cash in excess of that required to satisfy liabilities as described in the bullet above will be distributed to the partners in accordance with, and to the extent of, the positive balances in their respective capital accounts, as determined after taking into account all capital account adjustments set forth in QEPM’s partnership agreement for the taxable period during which liquidation occurs as determined pursuant to Treasury Regulation Section 1.704- 1(b)(2)(ii)(g). Such distribution will be made by the end of such taxable period or, if later, within 90 days after the date of liquidation.

Merger and Consolidation

TLLP	QEPM
Merger or consolidation of TLLP requires the prior consent of its general partner. The general partner must also approve the merger agreement, which must include	Merger or consolidation of QEPM requires the prior consent of its general partner. The general partner must also approve the merger agreement, which must

TLLP	QEPM

certain information as set forth in TLLP’s partnership agreement. Subject to certain exceptions set forth in TLLP’s partnership agreement and described below, once approved by the general partner, the merger agreement must be submitted to a vote of the limited partners, and the merger agreement will be approved upon receipt of the affirmative vote or consent of a majority of the outstanding common units.

The general partner may consummate any merger or consolidation without the prior approval of unitholders if: (i) the general partner has received an opinion of counsel that the merger of consolidation, as the case may be, would not result in the loss of limited liability of any limited partner or cause TLLP to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; (ii) the transaction would not result in an amendment to TLLP’s partnership agreement that could not otherwise be adopted solely by the general partner; (iii) TLLP is the surviving entity; (iv) each unit outstanding immediately prior to the transaction will be identical following the merger or consolidation; and (v) the units to be issued do not exceed 20% of TLLP’s outstanding partnership securities (other than incentive distribution rights) immediately prior to the transaction.

In addition, if certain conditions in TLLP’s partnership agreement are satisfied, the general partner may convert TLLP or any of its subsidiaries into a new limited liability entity or merge TLLP or any of its subsidiaries into, or convey some or all of TLLP’s assets to, a newly formed entity if: (i) the general partner has received an opinion of counsel regarding limited liability and tax matters; (ii) the sole purpose of such conversion, merger, conveyance is to effect a mere change in the legal form of the partnership into another limited liability entity; and (iii) the TLLP General Partner determines that the governing instruments of the new entity provide the limited partners and the general partner with substantially the same rights and obligations as contained in TLLP’s partnership agreement.

include certain information as set forth in QEPM’s partnership agreement. Subject to certain exceptions set forth in QEPM’s partnership agreement and described below, once approved by the general partner, the merger agreement must be submitted to a vote of the limited partners, and the merger agreement will be approved upon receipt of the affirmative vote or consent of a majority of QEPM’s outstanding common units (excluding common units held by the general partner and its affiliates), voting as a class, and majority of the outstanding subordinated units, voting as a class. After the subordination period, the affirmative vote or consent of at least a majority of the outstanding common units will be required to approve a merger agreement.

The general partner may consummate any merger or consolidation without the prior approval of unitholders if: (i) the general partner has received an opinion of counsel that the merger of consolidation, as the case may be, would not result in the loss of limited liability of any limited partner or cause QEPM to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; (ii) the transaction would not result in an amendment to QEPM’s partnership agreement that could not otherwise be adopted solely by the general partner; (iii) QEPM is the surviving entity; (iv) each unit outstanding immediately prior to the transaction will be identical following the merger or consolidation; and (v) the units to be issued do not exceed 20% of QEPM’s outstanding partnership interests (other than incentive distribution rights) immediately prior to the transaction.

In addition, if certain conditions in QEPM’s partnership agreement are satisfied, the general partner may convert QEPM or any of its subsidiaries into a new limited liability entity or merge QEPM or any of its subsidiaries into, or convey some or all of QEPM’s assets to, a newly formed entity if: (i) the general partner has received an opinion of counsel regarding limited liability and tax matters; (ii) the sole purpose of such conversion, merger, conveyance is to effect a mere change in the legal form of the partnership into another limited liability entity; and (iii) the QEPM general partner determines that the governing instruments of the new entity provide the limited partners and the general partner with substantially the same rights and obligations as contained in QEPM’s partnership agreement.

Disposal of Assets

TLLP	QEPM
The TLLP general partner generally may not, without the prior approval of a majority of TLLP’s outstanding common units, sell, exchange, or otherwise dispose of all or substantially all the assets of TLLP in a single transaction or a serious of related transactions. However, the TLLP general partner may mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of TLLP’s assets without prior approval. In addition, the general partner may sell any or all of TLLP’s assets in a forced sale pursuant to the foreclosure of, or other realization upon, any such encumbrance without the approval of TLLP’s unitholders.	The QEPM general partner generally may not, without the prior approval or consent of a majority of QEPM’s outstanding common units (excluding commons owned by the general partner and its affiliates) and a majority of QEPM’s outstanding subordinated units, voting as separate classes, sell, exchange, or otherwise dispose of all or substantially all the assets of QEPM in a single transaction or a series of related transactions. After the subordination period, the affirmative vote or consent of at least a majority of the outstanding common units will be required to approve such a transaction. However, the QEPM general partner may mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of QEPM’s assets without prior approval. In addition, the general partner may sell any or all of QEPM’s assets in a forced sale pursuant to the foreclosure of, or other realization upon, any such encumbrance without the approval of QEPM’s unitholders.

Transfer of General Partner Interest

TLLP	QEPM
Prior to June 30, 2021, the TLLP general partner may not transfer all or any part of its general partner interest in TLLP unless such transfer: (a) has been approved by the prior written consent or vote of at least a majority of the outstanding common units (excluding any common units held by the general partner and its affiliates); or (b) is of all, but not less than all, of its general partner interest to (I) an affiliate of the general partner, or (II) another person in connection with the merger or consolidation of the TLLP general partner with or into such other person or the transfer by the general partner of all or substantially all of its assets to such other person.

Prior to September 30, 2023, the QEPM general partner may not transfer all or any part of its general partner interest in QEPM unless such transfer: (a) has been approved by the prior written consent or vote of at least a majority of the outstanding common units (excluding common units owned by the general partner and its affiliates); (b) is of all, but not less than all, of its general partner interest to an affiliate of the general partner or another person in connection with the merger or consolidation of the general partner with or into such other person or the transfer by the general partner of all or substantially all of its assets to such other person; or (c) is pursuant to a bona fide foreclosure by the lenders under any debt instrument with respect to which the general partner is an obligor or guarantor.

On or after June 30, 2021, the TLLP general partner may transfer all or any of its general partner interest without unitholder approval.	On or after September 30, 2023, the QEPM general partner may transfer all or any part of its general partner interest without the approval of any limited partner or any other person.

Withdrawal of General Partner

TLLP	QEPM

The TLLP general partner has agreed not to withdraw voluntarily as the general partner prior to June 30, 2021 without first providing 90 days’ advance notice and obtaining the approval of a majority of TLLP’s outstanding common units, excluding those held by the general partner and its affiliates, and furnishing an opinion of counsel stating that such withdrawal (following the selection of the successor general partner) would not result in the loss of the limited liability under the Delaware Act of any of TLLP’s limited partners or subsidiaries or cause TLLP or any of its subsidiaries to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes.

However, the general partner may withdraw without unitholder approval upon 90 days’ notice to TLLP limited partners if at least 50% of TLLP’s outstanding units are held or controlled by one person and its affiliates other than the general partner and its affiliates.

The QEPM general partner has agreed not to withdraw voluntarily as the general partner prior to September 30, 2023 without first providing 90 days’ advance notice and obtaining the approval of a majority of QEPM’s outstanding common units, excluding those owned by the general partner and its affiliates, and furnishing an opinion of counsel stating that such withdrawal (following the selection of the successor general partner) would not result in the loss of the limited liability under the Delaware Act of any of QEPM’s limited partners or subsidiaries or cause QEPM or any of its subsidiaries to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes.

However, the general partner may withdraw without unitholder approval upon 90 days’ notice to QEPM limited partners if at least 50% of QEPM’s outstanding units are held or controlled by one person and its affiliates other than the general partner and its affiliates.

Any time after June 30, 2021, the TLLP general partner may withdraw as general partner without first obtaining approval of any unit holder by giving 90 days’ advance written notice to the unitholders.	Any time after September 30, 2023, the QEPM general partner may withdraw as general partner without first obtaining approval of any unit holder by giving 90 days’ advance written notice to the unitholders.

Upon the voluntary withdrawal of the TLLP general partner, the holders of a majority of TLLP’s outstanding common units may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, TLLP will be dissolved, wound up, and liquidated, unless within a specified time period after that withdrawal, the holders of a majority of TLLP’s outstanding units agree to continue TLLP’s business and to appoint a successor general partner.	Upon the voluntary withdrawal of the QEPM general partner, the holders of a majority of QEPM’s outstanding common units (excluding those held by the QEPM general partner and its affiliates), voting as a class, and a majority of the outstanding subordinated units, voting as a class may elect a successor to the withdrawing general partner. After the subordination period, the vote or consent of the holders of a majority of the outstanding common units, voting as a class, may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, QEPM will be dissolved, wound up, and liquidated, unless within a specified time period after that withdrawal, the holders of a majority of QEPM’s outstanding units (excluding those held by the general partner or its affiliates), and subordinated units, voting as separate classes, agree to continue QEPM’s business and to appoint a successor general partner.

Removal of General Partner

TLLP	QEPM
The TLLP general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2⁄3% of TLLP’s outstanding units, voting together as a single class, including units held by the general partner and its affiliates, and TLLP receives an opinion of counsel regarding limited liability and tax matters. In addition, any removal of the general partner is also subject to the approval of a successor general partner by a vote of the holders of a majority of TLLP’s outstanding common units, including units held by the general partner and its affiliates.	The QEPM general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2⁄3% of QEPM’s outstanding units, voting together as a single class, including units held by the general partner and its affiliates, and QEPM receives an opinion of counsel regarding limited liability and tax matters. In addition, any removal of the general partner is also subject to the approval of a successor general partner by a vote of the unitholders of a majority of QEPM’s outstanding common units, voting as a single class, and a majority of the outstanding subordinated units voting as a class (including, in each case, units held by the general partner and its affiliates).

If the general partner is removed under circumstances where cause does not exist, and units held by the general partner and its affiliates are not voted in favor of that removal:

•     any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•     the general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

If the general partner is removed under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of such a removal:

•     the subordination period will end, and all outstanding subordinated units will immediately and automatically convert into common units on a one-for-one basis;

•     any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•     the general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.

While TLLP’s partnership agreement limits the ability of the general partner to withdraw, it allows the general partner interest to be transferred to an affiliate or to a third party as part of the merger or consolidation of the general partner with or into another entity or the transfer by the general partner of all or substantially all of its assets to another entity.	While QEPM’s partnership agreement limits the ability of the general partner to withdraw, it allows the general partner interest to be transferred to an affiliate or to a third party as part of the merger or consolidation of the general partner with or into another entity or the transfer by the general partner of all or substantially all of its assets to another entity.

Limited Call Rights

TLLP	QEPM
If at any time the TLLP general partner and its affiliates hold more than 75% of the then-issued and outstanding limited partner interests of any class, the general partner will have the right, which it may assign in whole or in	If at any time the QEPM general partner and its affiliates hold more than 80% of the then-issued and outstanding limited partner interests of any class, the general partner will have the right, which it may

TLLP	QEPM
part to its affiliates or to TLLP, to purchase all, but not less than all, of then outstanding limited partner interests held by unaffiliated persons. The purchase price in the event of a purchase under these provisions would be the greater of: (1) the Current Market Price of the limited partner interests of the class as of the date three days before the date the notice is mailed to the limited partners as provided in TLLP’s partnership agreement; and (2) the highest price paid by the general partner or any of its affiliates for any limited partner interest of the class purchased within the 90 days preceding the date the general partner mails notice of its election to purchase units.	assign in whole or in part to its affiliates or to QEPM, to purchase all, but not less than all, of then outstanding limited partner interests held by unaffiliated persons. The purchase price in the event of a purchase under these provisions would be the greater of: (1) the Current Market Price of the limited partner interests of the class as of the date three business days before the date the notice is mailed to the limited partners as provided in QEPM’s partnership agreement; and (2) the highest price paid by the general partner or any of its affiliates for any limited partner interest of the class purchased within the 90 days preceding the date the general partner mails notice of its election to purchase units.

Limited Preemptive Rights

TLLP	QEPM
The TLLP general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase partnership securities from TLLP whenever, and on the same terms that, TLLP issues partnership securities to persons other than the general partner and its affiliates, to the extent necessary to maintain the percentage interests of the general partner and its affiliates equal to that which existed immediately prior to the issuance of such partnership securities. Except as provided in TLLP’s partnership agreement, no person has any preemptive or preferential or other similar right with respect to the issuance of any partnership security, whether unissued, held in the treasury or created later in time.	The QEPM general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase partnership interests from QEPM whenever, and on the same terms that, QEPM issues partnership interests to persons other than the general partner and its affiliates, to the extent necessary to maintain the percentage interests of the general partner and its affiliates equal to that which existed immediately prior to the issuance of such partnership interests. Except as provided in QEPM’s partnership agreement, no person has any preemptive or preferential or other similar right with respect to the issuance of any partnership interest, whether unissued, held in the treasury or created later in time.

Amendment of Partnership Agreement

TLLP	QEPM
Amendments to TLLP’s partnership agreement may be proposed only by the general partner. However, the general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to TLLP or its limited partners, including any duty to act in good faith or in the best interests of TLLP or its limited partners. Any amendment that materially and adversely affects the rights or preferences of any type or class of limited partner interests or the general partner interest in relation to other types or classes of limited partner interests or the general partner interest will require the approval of at least a majority of the type or class of	Amendments to QEPM’s partnership agreement may be proposed only by the general partner. However, the general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to QEPM or its limited partners, including any duty to act in good faith or in the best interests of QEPM or its limited partners. Any amendment that materially and adversely affects the rights or preferences of any type or class of limited partner interests or the general partner interest in relation to other types or classes of limited partner interests or the general partner interest will require the approval of at least a

TLLP	QEPM
limited partner interests or general partner interests so affected. However, in some circumstances, more particularly described in TLLP’s partnership agreement, the general partner may make amendments to TLLP’s partnership agreement without the approval of the limited partners or assignees to reflect:	majority of the type or class of limited partner interests or general partner interests so affected. However, in some circumstances, more particularly described in QEPM’s partnership agreement, the general partner may make amendments to QEPM’s partnership agreement without the approval of the limited partners or assignees to reflect:

• a change in the name of TLLP, the location of its principal place of business, its registered agent, or its registered office;	• a change in the name of QEPM, the location of its principal place of business, its registered agent, or its registered office;

• the admission, substitution, withdrawal, or removal of partners;	• the admission, substitution, withdrawal, or removal of partners;

•     a change that the general partner determines to be necessary or appropriate to qualify or continue TLLP’s qualification as a limited partnership or partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither TLLP nor its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•     a change that the general partner determines to be necessary or appropriate to qualify or continue QEPM’s qualification as a limited partnership or partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither QEPM nor its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

• a change that the general partner determines does not adversely affect the limited partners (or any particular class of limited partners) in any material respect;	• a change that the general partner determines does not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

•     a change that the general partner determines to be necessary or appropriate to: (a) satisfy any requirements conditions or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute or (b) facilitate the trading of TLLP’s units or to comply with any rule, regulation, guideline, or requirement of any national securities exchange on which the limited partner interests are or will be listed for trading;

•     a change that the general partner determines to be necessary or appropriate to: (a) satisfy any requirements conditions or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute or (b) facilitate the trading of QEPM’s units or to comply with any rule, regulation, guideline, or requirement of any national securities exchange on which the limited partner interests are or will be listed for trading;

• a change that the general partner determines to be necessary or appropriate in connection with splits or combinations of partnership securities;	• a change that the general partner determines to be necessary or appropriate in connection with splits or combinations of partnership securities;

• a change that the general partner determines is required to effect the intent of the provisions of the registration statement filed by TLLP in connection with its initial public offering,	• a change that the general partner determines is required to effect the intent of the provisions of the registration statement filed by QEPM in connection with its

TLLP	QEPM

partnership agreement or otherwise contemplated by the partnership agreement;	initial public offering, partnership agreement or otherwise contemplated by the partnership agreement;

• a change in TLLP’s fiscal year or taxable year and any changes that the general partner determines are necessary or appropriate as a result of a change in TLLP’s fiscal year or taxable year;	• a change in QEPM’s fiscal year or taxable year and any changes that the general partner determines are necessary or appropriate as a result of a change in QEPM’s fiscal year or taxable year;

•     an amendment that is necessary, in the opinion of counsel, to prevent TLLP, or its general partner or its directors, officers, trustees, or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed;

•     an amendment that is necessary, in the opinion of counsel, to prevent QEPM, or its general partner or its directors, officers, trustees, or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed;

• an amendment that the general partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of partnership securities;

•     an amendment that the general partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of partnership interests or derivative partnership interests;

• any amendment expressly permitted by TLLP’s partnership agreement to be made by the general partner acting alone;	• any amendment expressly permitted by QEPM’s partnership agreement to be made by the general partner acting alone;

• an amendment effected, necessitated, or contemplated by a merger agreement approved in accordance with TLLP’s partnership agreement;	• an amendment effected, necessitated, or contemplated by a merger agreement or plan of conversion approved in accordance with QEPM’s partnership agreement;

•     an amendment that the TLLP general partner determines to be necessary or appropriate to reflect and account for the formation by TLLP of, or an investment by TLLP in, any corporation, partnership, joint venture, limited liability company, or other entity in connection with the conduct by TLLP of activities permitted by TLLP’s partnership agreement;

•     an amendment that the QEPM general partner determines to be necessary or appropriate to reflect and account for the formation by QEPM of, or an investment by QEPM in, any corporation, partnership, joint venture, limited liability company, or other entity in connection with the conduct by QEPM of activities permitted by QEPM’s partnership agreement;

• a merger, conveyance or conversion to effect a change in TLLP’s legal form; or	• a merger, conveyance or conversion to effect a change in QEPM’s legal form; or

• any other amendments substantially similar to the foregoing.	• any other amendments substantially similar to the foregoing.

TLLP	QEPM

Proposed amendments (other than those described above) must be approved by the general partner and the holders of at least a majority of the outstanding common units, unless a greater or different percentage is required under TLLP’s partnership agreement or by Delaware law.

No provision of TLLP’s partnership agreement that establishes a percentage of outstanding units (including units deemed owned by the general partner) required to take any action may be amended, altered, changed, repealed, or rescinded to reduce or increase such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of outstanding units whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced, or in the case of an increase in the percentage required to remove the general partner, not less than 90% of the outstanding units or, in the case of an increase in the percentage required to call a special meeting, not less than a majority of the outstanding units.

Proposed amendments (other than those described above) must be approved by the general partner and the holders of at least a majority of the outstanding common units (excluding common units owned by the general partner and its affiliates), voting as a class, and at least a majority of the outstanding subordinated units, voting as a class, unless a greater or different percentage is required under QEPM’s partnership agreement.

No provision of QEPM’s partnership agreement that establishes a percentage of outstanding units required to take any action may be amended, altered, changed, repealed, or rescinded to reduce or increase such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of outstanding units whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced, or in the case of an increase in the percentage required to remove the general partner, not less than 90% of the outstanding units or, in the case of an increase in the percentage required to call a special meeting, not less than a majority of the outstanding units.

No amendment to TLLP’s partnership agreement may enlarge the obligations of any limited partner without its consent unless approved by at least a majority of the type or class of limited partner interests so affected or enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to the general partner or any of its affiliates, without the consent of the general partner, which may be given or withheld at its option.	No amendment to QEPM’s partnership agreement may enlarge the obligations of any limited partner without its consent unless approved by at least a majority of the type or class of limited partner interests so affected or enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to the general partner or any of its affiliates, without the consent of the general partner, which may be given or withheld at its option.

Unless the TLLP partnership agreement otherwise provides, any amendment that would have a material adverse effect on the rights or preferences of any class of TLLP partnership interests in relation to other classes of TLLP partnership interests must be approved by the holders of not less than a majority of the outstanding partnership interests of the class affected.	Unless QEPM’s partnership agreement otherwise provides, any amendment that would have a material adverse effect on the rights or preferences of any class of QEPM partnership interests in relation to other classes of QEPM partnership interests must be approved by the holders of not less than a majority of the outstanding partnership interests of the class affected.

No amendment to the partnership agreement (other than those that may be made by the general partner without the approval of TLLP’s limited partners or as otherwise provided for in the TLLP partnership agreement) will become effective without the approval of the holders of at least 90% of the outstanding units voting together as a single class unless TLLP obtains an opinion of counsel	No amendment to the partnership agreement (other than those that may be made by the general partner without the approval of QEPM’s limited partners or as otherwise provided for in QEPM’s partnership agreement) will become effective without the approval of the holders of at least 90% of the outstanding units voting together as a single class

TLLP	QEPM

to the effect that such amendment will not affect the limited liability of any limited partner under applicable law.	unless QEPM obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable law.

Dissolution of the Partnership

TLLP	QEPM
TLLP will be dissolved, and its affairs wound up, upon the occurrence of any of the following:	QEPM will be dissolved, and its affairs wound up, upon the occurrence of any of the following:

•     the withdrawal or removal of the general partner or any other event that results in its ceasing to be the general partner (other than by reason of transfer in accordance with TLLP’s partnership agreement or withdrawal or removal following approval and admission of a successor);

•     the withdrawal or removal of the general partner or any other event that results in its ceasing to be the general partner (other than by reason of transfer in accordance with QEPM’s partnership agreement or withdrawal or removal following approval and admission of a successor);

• an election by the general partner to dissolve the partnership that is approved by the holders of at least a majority of the outstanding common units;

•     an election by the general partner to dissolve the partnership that is approved by the holders of at least a majority of the outstanding common units (excluding common units owned by the general partner and its affiliates), voting as a class, and at least a majority of the outstanding subordinated units voting as a class or, following the subordination period, a majority of the outstanding common units, voting as a class;

• the entry of a decree of judicial dissolution of the partnership pursuant to the provisions of the Delaware Act; or	• the entry of a decree of judicial dissolution of the partnership pursuant to the provisions of the Delaware Act; or

• at any time there are no limited partners, unless the partnership is continued without dissolution in accordance with the Delaware Act.	• at any time there are no limited partners, unless the partnership is continued without dissolution in accordance with the Delaware Act.

•     Upon dissolution pursuant to the first bullet above, the holders of units representing a majority of the outstanding common units may also elect, within specific time limitations, to continue the business on the same terms and conditions described in the partnership agreement by appointing and approving a successor general partner, subject to TLLP’s receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner and none of the partnership, nor any of its subsidiaries would be treated as an association taxable as a corporation or

•     Upon dissolution pursuant to the first bullet above, the holders of units representing at least a majority of the outstanding common units (excluding common units owned by the general partner and its affiliates), voting as a class, and at least a majority of the outstanding subordinated units voting as a class, may also elect, within specific time limitations, to continue the business on the same terms and conditions described in the partnership agreement by appointing and approving a successor general partner, subject to QEPM’s receipt of an opinion of counsel to the effect that the action would

TLLP	QEPM

otherwise be taxed as an entity for federal income tax purposes upon the exercise of such right to continue.

not result in the loss of limited liability of any limited partner and none of the partnership, nor any of its subsidiaries would be treated as an association taxable as a corporation or otherwise be taxed as an entity for federal income tax purposes upon the exercise of such right to continue.

Liquidation

TLLP	QEPM
Upon TLLP’s dissolution, unless it is reconstituted and continued as a new limited partnership, the liquidator authorized to wind up TLLP’s affairs will, acting with all the powers of the general partner that are necessary or appropriate, liquidate TLLP’s assets and apply the proceeds as described above in “Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of TLLP’s assets for a reasonable time. The liquidator may also distribute assets in kind to partners if it determines that a sale would be impractical or would cause undue loss to the partners.	Upon QEPM’s dissolution, unless it is reconstituted and continued as a new limited partnership, the liquidator authorized to wind up QEPM’s affairs will, acting with all the powers of the general partner that are necessary or appropriate, liquidate QEPM’s assets and apply the proceeds as described above in “Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of QEPM’s assets for a reasonable time. The liquidator may also distribute assets in kind to partners if it determines that a sale would be impractical or would cause undue loss to the partners.

The TLLP general partner conducts, directs, and manages all activities of the partnership. Except as expressly provided in TLLP’s partnership agreement, all management powers over the business affairs of TLLP are exclusively vested in the general partner, and no limited partner has any management power over the business affairs of TLLP. The TLLP general partner has full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct TLLP’s business.	The QEPM general partner conducts, directs, and manages all activities of the partnership. Except as expressly provided in QEPM’s partnership agreement, all management powers over the business affairs of QEPM are exclusively vested in the general partner, and no limited partner has any management power over the business affairs of QEPM. The QEPM general partner has full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct QEPM’s business.

Management

TLLP	QEPM
The TLLP general partner conducts, directs, and manages all activities of the partnership. Except as expressly provided in TLLP’s partnership agreement, all management powers over the business affairs of TLLP are exclusively vested in the general partner, and no limited partner has any management power over the business and affairs of TLLP. The TLLP general partner has full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct TLLP’s business.	The QEPM general partner conducts, directs, and manages all activities of the partnership. Except as expressly provided in QEPM’s partnership agreement, all management powers over the business affairs of QEPM are exclusively vested in the general partner, and no limited partner has any management power over the business and affairs of QEPM. The QEPM general partner has full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct QEPM’s business.

Change of Management Provisions

TLLP	QEPM
TLLP’s partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove the general partner or otherwise change management. Generally, if any person or group other than the general party and its affiliates acquires beneficial ownership of 20% or more of any outstanding units of any class, the units owned by such person or group cannot be voted on any matter. This loss of voting rights does not apply to any person or group that acquires the units from the general partner or its affiliates (other than TLLP) and any transferees of that person or group approved by the general partner or to any person or group who acquires the units with the prior approval of the board of directors of the general partner. TLLP’s partnership agreement limits the ability of unitholders to call meetings or to acquire information about TLLP’s operations, in addition to other provisions limiting the unitholders’ ability to influence the manner or direction of management.	QEPM’s partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove the general partner or otherwise change management. Generally, if any person or group other than the general party and its affiliates acquires beneficial ownership of 20% or more of any outstanding units of any class, the units owned by such person or group cannot be voted on any matter. This loss of voting rights does not apply to any person or group that acquires the units from the general partner or its affiliates (other than QEPM) and any transferees of that person or group approved by the general partner or to any person or group who acquires the units with the prior approval of the board of directors of the general partner. QEPM’s partnership agreement limits the ability of unitholders to call meetings or to acquire information about QEPM’s operations, in addition to other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Meetings; Voting

TLLP	QEPM
Special meetings of TLLP’s limited partners may be called by the general partner or by limited partners owning 20% or more of the outstanding units of the class or classes for which a meeting is proposed, in accordance with the procedures set forth in TLLP’s partnership agreement. The general partner must send notice of any meetings to all unitholders of record as of a record date which may not be less than 10 or more than 60 days prior to the date of the meeting (or, where approvals are sought without a meeting, the date by which common unitholders must submit approvals) and any such meeting may not be held less than 10 days or more than 60 days after the mailing of notice of the meeting. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any such action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consent in writing describing the	Special meetings of QEPM’s limited partners may be called by the general partner or by limited partners owning 20% or more of the outstanding units of the class or classes for which a meeting is proposed, in accordance with the procedures set forth in QEPM’s partnership agreement. The general partner must send notice of any meetings to all unitholders of record as of a record date which may not be less than 10 or more than 60 days prior to the date of the meeting (or, where approvals are sought without a meeting, the date by which common unitholders must submit approvals) and any such meeting may not be held less than 10 days or more than 60 days after the mailing of notice of the meeting. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any such action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a

TLLP	QEPM
action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting.	meeting if consent in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting.

Transfer of Units; Status as a Limited Partner or Assignee

TLLP	QEPM
By acceptance of the transfer of common units or the issuance of common units in a merger or consolidation in accordance with TLLP’s partnership agreement, each transferee of or other person acquiring common units (including any nominee holder acting for the account of another person) will be admitted as a limited partner with respect to the common units transferred or issued when such transfer, issuance or admission is reflected in TLLP’s books and records and such person becomes the record holder of the common units so transferred. In addition, each transferee or other person acquiring such common units: 1) represents that the transferee has the capacity, power, and authority to enter into TLLP’s partnership agreement; 2) agrees to be bound by the terms and conditions of TLLP’s partnership agreement; and 3) gives the consents, waivers, and approvals contained in TLLP’s partnership agreement.	By acceptance of the transfer of common units or the issuance of common units in a merger or consolidation in accordance with QEPM’s partnership agreement, each transferee of or other person acquiring common units (including any nominee holder acting for the account of another person) will be admitted as a limited partner with respect to the common units transferred or issued when such person becomes the record holder of such common units. In addition, each transferee or other person acquiring such common units: 1) represents that the transferee has the capacity, power, and authority to enter into QEPM’s partnership agreement; 2) agrees to be bound by the terms and conditions of QEPM’s partnership agreement; and 3) gives the consents, waivers, and approvals contained in QEPM’s partnership agreement.

The transfer of TLLP’s limited partner interests will not be recognized until the certificates evidencing those limited partner interests are surrendered for registration of transfer and one or more new certificates evidencing the same aggregate number and type of limited partner interests is executed and delivered.	The transfer of QEPM’s limited partner interests will not be recognized until the certificates evidencing those limited partner interests are surrendered for registration of transfer and one or more new certificates evidencing the same aggregate number and type of limited partner interests is executed and delivered.

Any transfer of a limited partner interest will not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction, credit, or any similar item or to any other rights to which the transferor was entitled to until the transferee becomes a limited partner.	Any transfer of a limited partner interest will not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction, credit, or any similar item or to any other rights to which the transferor was entitled to until the transferee becomes a limited partner.

Conflicts of Interest

TLLP	QEPM
When a potential conflict of interest arises between TLLP’s general partner or any of its affiliates, on the one hand, and TLLP, its subsidiaries or any partner, on the other, any resolution or course of action by the general partner or its affiliates in respect of such conflict of interest will be permitted and deemed approved by all the partners and will not breach the partnership	When a potential conflict of interest arises between QEPM’s general partner or any of its affiliates, on the one hand, and QEPM, its subsidiaries or any partner, on the other, any resolution or course of action by the general partner or its affiliates in respect of such conflict of interest will be permitted and deemed approved by all the partners and will not breach the

TLLP	QEPM
agreement or any duty in law or equity, if such resolution or course of action is:	partnership agreement or any duty in law or equity, if such resolution or course of action is:

•     approved by a majority of the members of the conflicts committee of the general partner’s board of directors acting in good faith;

•     approved by the vote of a majority of outstanding common units (excluding units owned by the general partner and its affiliates);

•     on terms no less favorable to TLLP than those generally being provided to or available from unrelated third parties; or

•     fair and reasonable to TLLP, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to TLLP).

•     approved by a majority of the members of the conflicts committee of the general partner’s board of directors;

•     approved by the vote of a majority of outstanding common units (excluding units owned by the general partner and its affiliates);

•     on terms no less favorable to QEPM than those generally being provided to or available from unrelated third parties; or

•     fair and reasonable to QEPM, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to QEPM).

The general partner will not be required in connection with its resolution of a conflict of interest to seek special approval of the conflicts committee of the board of directors or unitholder approval and may adopt a resolution or course of action that has not received such approval. If special approval is sought, or if neither special approval nor unitholder approval is sought and the general partner’s board of directors determines that the resolution or course of action satisfies the third or fourth bullet points above, then it will be presumed that the conflicts committee or the board, as applicable, acted in good faith. TLLP’s partnership agreement also entitles the general partner to take or decline to take any action in its individual capacity, as opposed to in its capacity as the general partner of TLLP, free of any fiduciary duty or obligation whatsoever to TLLP or any limited partner and with no requirement to act in good faith.	The general partner will not be required in connection with its resolution of a conflict of interest to seek special approval of the conflicts committee of the board of directors or unitholder approval and may adopt a resolution or course of action that has not received such approval. Whenever the general partner makes a determination to refer any potential conflict of interest to the conflicts committee for special approval, seek unitholder approval or adopt a resolution or course of action that has not received special approval or unitholder approval, the general partner may, to the fullest extent of the law, make such determination or take or decline to take such action free of any duty to the partnership or any limited partner, and is not, to the fullest extent of the law, required to act in good faith or pursuant to any other standard or duty imposed by the QEPM partnership agreement, or any other agreement contemplated thereby or under applicable law and may do so in its sole and absolute discretion. If special approval is sought or the general partner’s board of directors determines that the resolution or course of action satisfies the third or fourth bullet points above, then it will be presumed that the conflicts committee or the board, as applicable, acted in good faith. QEPM’s partnership agreement also entitles the general partner to take or decline to take any action in its individual capacity, as opposed to in its capacity as the general partner of QEPM, free of any fiduciary duty or obligation whatsoever to QEPM, or any limited partner and with no requirement to act in good faith.

DESCRIPTION OF TLLP COMMON UNITS

The Units

The common units represent limited partner interests in TLLP. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under TLLP’s partnership agreement. For a description of the relative rights and preferences of holders of common units, please read this section and “Comparison of the Rights of TLLP and QEPM Unitholders.” As of May 8, 2015, 80,605,673 TLLP common units were outstanding.

Transfer Agent and Registrar

Duties

American Stock Transfer & Trust Company, LLC serves as registrar and transfer agent for TLLP’s common units. TLLP pays all fees charged by the transfer agent for transfers of common units, except for the following, which must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a common unitholder; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of TLLP’s cash distributions. TLLP will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to TLLP, or be removed by TLLP. The resignation or removal of the transfer agent will become effective upon TLLP’s appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, the general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

Upon the transfer of a common unit in accordance with TLLP’s partnership agreement, the transferee of the common unit shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in TLLP’s books and records and such transference becomes the record holder of the limited partner interests transferred. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by TLLP’s partnership agreement;

•	automatically becomes bound by the terms and conditions of, and is deemed to have executed, TLLP’s partnership agreement; and

•	gives the consents, waivers and approvals contained in TLLP’s partnership agreement, such as the approval of all transactions and agreements that TLLP is entering into in connection with this merger and merger agreement.

TLLP GP will cause any transfers to be recorded on TLLP’s books and records no less frequently than quarterly.

TLLP may, at its discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in TLLP for the transferred common units.

Until a common unit has been transferred on TLLP’s books, TLLP and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of the material U.S. federal income tax consequences of the merger that may be relevant to QEPM unaffiliated unitholders and TLLP unaffiliated unitholders. Unless otherwise noted, the description of the law and the legal conclusions set forth in the discussion relating to the material U.S. federal income tax consequences of the merger to the QEPM unaffiliated unitholders are the opinion of Andrews Kurth, counsel to QEPM. Unless otherwise noted below, the description of the law and the legal conclusions set forth in the discussion relating to the material U.S. federal income tax consequences of the merger to TLLP and the TLLP unaffiliated unitholders are the opinion of Norton Rose Fulbright, counsel to TLLP. This discussion is based upon current provisions of the Internal Revenue Code, Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Neither TLLP nor QEPM has sought a ruling from the IRS with respect to any of the tax consequences discussed below, and the IRS would not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below.

This discussion does not purport to be a complete discussion of all U.S. federal income tax consequences of the merger. Moreover, the discussion focuses on QEPM unaffiliated unitholders and TLLP unaffiliated unitholders who are individual citizens or residents of the United States (for U.S. federal income tax purposes) and has only limited application to corporations, estates, trusts, nonresident aliens, other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts, or IRAs, real estate investment trusts, or REITs, or mutual funds, traders in securities that elect to mark-to-market, or persons who hold QEPM common units or TLLP common units as part of a hedge, straddle or conversion transaction. Also, the discussion assumes that the QEPM common units and TLLP common units are held as capital assets at the time of the merger. Accordingly, QEPM and TLLP strongly urge each QEPM unaffiliated unitholder and TLLP unaffiliated unitholder to consult with, and depend upon, such unitholder’s own tax advisor in analyzing the U.S. federal, state, local and foreign tax consequences of the merger that will be applicable to the unitholder.

Tax Opinions Required As a Condition to Closing

No ruling has been or will be requested from the IRS with respect to the tax consequences of the merger. Instead, TLLP and QEPM will rely on the opinions of their respective counsel regarding the tax consequences of the merger.

It is a condition of TLLP’s obligation to complete the merger that TLLP receive an opinion of its counsel, Norton Rose Fulbright, to the effect that for U.S. federal income tax purposes:

•	90% or more of the combined gross income of TLLP and QEPM for specified periods ending before the closing date constitutes qualifying income within the meaning of Section 7704(d) of the Internal Revenue Code; and

•	no gain or loss should be recognized by existing TLLP unitholders as a result of the merger (other than gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code).

It is a condition of QEPM’s obligation to complete the merger that QEPM receive an opinion of its counsel, Andrews Kurth, to the effect that for U.S. federal income tax purposes no gain or loss should be recognized by QEPM unaffiliated unitholders as a result of the receipt of TLLP common units in the merger (other than income or gain resulting from either (i) any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code or (ii) any cash received in lieu of any fractional TLLP common units).

The opinions of counsel will assume that the merger will be consummated in the manner contemplated by, and in accordance with, the terms set forth in the merger agreement and described in this proxy statement/prospectus.

In addition, the tax opinions delivered to TLLP and QEPM at closing will be based on certain factual representations made by TLLP, QEPM and their respective general partners. If either TLLP or QEPM waives the receipt of the requisite tax opinion as a condition to closing and the changes to the tax consequences would be material, then this proxy statement/prospectus will be amended and recirculated and unitholder approval will be resolicited.

Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, no assurance can be given that the above-described opinions and the opinions and statements made hereafter in this proxy statement/prospectus will be sustained by a court if contested by the IRS.

Tax Consequences of the Merger to the QEPM Unaffiliated Unitholders

Except as discussed below, no income, gain or loss should be recognized by the QEPM unaffiliated unitholders solely as a result of the merger, other than any income or gain resulting from (i) any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code and (ii) any cash received in lieu of any fractional TLLP common units. To the extent that a QEPM unaffiliated unitholder receives cash in lieu of fractional TLLP common units pursuant to the merger agreement, such cash generally will, for U.S. federal income tax purposes, be treated as consideration for the sale of a portion of such holder’s QEPM common units to TLLP, in which case, such a holder of QEPM common units that receives cash in lieu of the distribution of fractional TLLP common units will recognize gain or loss equal to the difference between the cash received and the unitholder’s adjusted tax basis allocable to such fractional TLLP common units.

Classification of TLLP and QEPM for U.S. Federal Income Tax Purposes

If TLLP were treated as a corporation for U.S. federal income tax purposes at the time of the merger, the merger would be a fully taxable transaction to a QEPM unaffiliated unitholder. The discussion below assumes that TLLP will be classified as a partnership for U.S. federal income tax purposes at the time of the merger. Please read the discussion of the opinion of Norton Rose Fulbright that TLLP is classified as a partnership for U.S. federal income tax purposes under “U.S. Federal Income Tax Consequences of Ownership of TLLP Common Units — Partnership Status” below.

The discussion below also assumes that QEPM will be classified as a partnership for U.S. federal income tax purposes at the time of the merger. Following the merger, a QEPM unaffiliated unitholder that receives TLLP common units will be treated as a partner in TLLP regardless of the U.S. federal income tax classification of QEPM.

Possible Taxable Gain to Certain QEPM Unaffiliated Unitholders from Reallocation of Nonrecourse Liabilities

As a partner in QEPM, a QEPM unaffiliated unitholder is entitled to include the nonrecourse liabilities of QEPM attributable to the holder’s QEPM common units in the tax basis of the QEPM common units. As a partner in TLLP after the merger, a former QEPM unaffiliated unitholder will be entitled to include the nonrecourse liabilities of TLLP attributable to the TLLP common units received in the merger in the tax basis of such TLLP common units received. For this purpose, TLLP’s nonrecourse liabilities after the merger will include a portion of the nonrecourse liabilities of QEPM after the merger that are not allocated to QEPM’s general partner. The amount of nonrecourse liabilities attributable to a QEPM common unit or a TLLP common unit is determined under complex Treasury Regulations under Section 752 of the Internal Revenue Code.

If the nonrecourse liabilities attributable to the TLLP common units received by a QEPM unaffiliated unitholder in the merger exceed the nonrecourse liabilities attributable to the QEPM common units surrendered by the unitholder in the merger, the former QEPM unaffiliated unitholder’s tax basis in the TLLP common units received will be correspondingly higher than the unitholder’s tax basis in the QEPM common units surrendered. If the nonrecourse liabilities attributable to the TLLP common units received by a QEPM unaffiliated unitholder in the merger are less than the nonrecourse liabilities attributable to the QEPM common units surrendered by the QEPM unaffiliated unitholder in the merger, the former QEPM unaffiliated unitholder’s tax basis in the TLLP common units received will be correspondingly lower than the unitholder’s tax basis in the QEPM common units surrendered. Please read “— Tax Basis and Holding Period of the TLLP Common Units Received” below.

If any resulting reduction in a QEPM unaffiliated unitholder’s share of nonrecourse liabilities exceeds such unitholder’s tax basis in the QEPM common units surrendered, such unitholder will recognize taxable gain in an amount equal to such excess. TLLP and QEPM do not expect any QEPM unaffiliated unitholders to recognize gain in this manner.

Tax Basis and Holding Period of the TLLP Common Units Received

A QEPM unaffiliated unitholder’s initial tax basis in his QEPM common units consisted of the amount the unitholder paid for the QEPM common units plus the unitholder’s share of QEPM’s nonrecourse liabilities. That basis has been and will be increased by the unitholder’s share of income and by any increases in the unitholder’s share of nonrecourse liabilities. That basis has been and will be decreased, but not below zero, by distributions, by the unitholder’s share of losses, by any decreases in the unitholder’s share of nonrecourse liabilities and by the unitholder’s share of expenditures that are not deductible in computing taxable income and are not required to be capitalized.

A QEPM unaffiliated unitholder’s initial aggregate tax basis in TLLP common units the unitholder will receive in the merger will be equal to the unitholder’s adjusted tax basis in the QEPM common units exchanged therefor, decreased by (i) the unitholder’s share of QEPM’s nonrecourse liabilities and (ii) any basis allocable to fractional TLLP common units if such holder receives cash in lieu of the distribution of fractional TLLP common units in the merger, and increased by the unitholder’s share of TLLP’s nonrecourse liabilities immediately after the merger.

The holding period in the TLLP common units received in the merger will include the holding period for the QEPM common units exchanged therefor.

Partner Status

Following the merger, subject to the discussion below under “U.S. Federal Income Tax Consequences of Ownership of TLLP Common Units — Limited Partner Status,” a QEPM unaffiliated unitholder who receives TLLP common units will be treated as a partner in TLLP. For a discussion of the material U.S. federal income tax consequences of owning and disposing of TLLP common units received in the merger, please read “U.S. Federal Income Tax Consequences of Ownership of TLLP Common Units.”

Tax Consequences of the Merger to TLLP and TLLP Unaffiliated Unitholders

Neither TLLP nor the TLLP unaffiliated unitholders should recognize any income or gain for U.S. federal income tax purposes as a result of the merger other than any gain recognized as a result of decreases in partnership liabilities pursuant to Section 752 of the Internal Revenue Code. Each TLLP unaffiliated unitholder’s share of TLLP’s nonrecourse liabilities will be recalculated following the merger. Any resulting increase or decrease in a TLLP unaffiliated unitholder’s nonrecourse liabilities will result in a corresponding increase or decrease in such unitholder’s adjusted tax basis in his TLLP common units. A reduction in a unitholder’s share of nonrecourse liabilities may, under certain circumstances, result in the recognition of taxable gain by a TLLP unaffiliated unitholder. TLLP and QEPM do not expect any TLLP unaffiliated unitholders to recognize gain in this manner.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNERSHIP OF TLLP COMMON UNITS

This section is a summary of the material tax considerations that may be relevant to owning TLLP common units received in the merger and, unless otherwise noted in the following discussion, is the opinion of Norton Rose Fulbright insofar as it describes legal conclusions with respect to matters of U.S. federal income tax law. Such statements are based on the accuracy of the representations made by TLLP and TLLP GP to Norton Rose Fulbright, and statements of fact do not represent opinions of Norton Rose Fulbright. To the extent this section discusses U.S. federal income taxes, the discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change. The tax treatment of TLLP or of an investment in TLLP may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

This section does not address all U.S. federal, state and local tax matters that affect TLLP or its unitholders. To the extent that this section relates to taxation by a state, local or other jurisdiction within the United States, such discussion is intended to provide only general information. Neither TLLP nor QEPM has sought the opinion of legal counsel regarding U.S. state, local or other taxation and, thus, any portion of the following discussion relating to such taxes does not represent the opinion of Norton Rose Fulbright or any other legal counsel. Furthermore, this section focuses on holders of TLLP common units who are individual citizens or residents of the United States, whose functional currency is the U.S. dollar and who hold TLLP common units as capital assets (generally, property that is held as an investment). This section has no application to corporations, partnerships (and entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts, employee benefit plans, real estate investment trusts or mutual funds. Accordingly, TLLP encourages each prospective unitholder to consult, and depend on, such unitholder’s own tax advisor in analyzing the U.S. federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from their ownership or disposition of TLLP common units.

No ruling has been or will be requested from the IRS regarding any of the tax consequences discussed herein, including TLLP’s status as a partnership for U.S. federal income tax purposes. Accordingly, the opinions and statements made below may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for TLLP common units and the prices at which TLLP common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to TLLP unitholders and TLLP’s general partner and thus will be borne indirectly by the unitholders and TLLP’s general partner.

For the reasons described below, Norton Rose Fulbright has not rendered an opinion with respect to the following specific U.S. federal income tax issues: (i) the treatment of a unitholder whose TLLP common units are loaned to a short seller to cover a short sale of TLLP common units (please read “— Tax Consequences of TLLP Common Unit Ownership — Treatment of Short Sales”); (ii) whether TLLP’s monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of TLLP Common Units — Allocations Between Transferors and Transferees”); (iii) whether TLLP’s method for depreciating Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of TLLP Common Unit Ownership — Section 754 Election” and “— Uniformity of TLLP Common Units”); or (iv) whether a QEPM common unitholder will be able to utilize suspended passive losses related to his QEPM common units to offset income from TLLP common units.

Partnership Status

A partnership is not generally a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his U.S. federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation, storage and marketing of any mineral or natural resource. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. TLLP estimates that less than 2.0% of TLLP’s current gross income is not qualifying income; however, this estimate could change from time to time. Based on and subject to this estimate, the factual representations made by TLLP and its general partner and a review of the applicable legal authorities, Norton Rose Fulbright is of the opinion that at least 90% of TLLP’s current gross income constitutes qualifying income. The portion of TLLP’s income that is qualifying income may change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to TLLP’s status or the status of TLLP’s operating subsidiaries for U.S. federal income tax purposes. Instead, TLLP will rely on the opinion of Norton Rose Fulbright on such matters. It is the opinion of Norton Rose Fulbright that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below that:

•	TLLP will be classified as a partnership for U.S. federal income tax purposes; and

•	Except for a subsidiary that has elected to be classified as an association taxable as a corporation or that is a corporation, each of TLLP’s operating subsidiaries will be classified as either a partnership or disregarded as an entity separate from us or one of TLLP’s subsidiaries for U.S. federal income tax purposes.

In rendering its opinion, Norton Rose Fulbright has relied on factual representations made by TLLP and its general partner. The representations made by TLLP and its general partner upon which Norton Rose Fulbright has relied include:

•	Neither TLLP nor TLLP’s operating subsidiaries that intend to be classified as a partnership or a disregarded entity for U.S. federal income tax purposes has elected or will elect to be treated as a corporation; and

•	For each taxable year, more than 90% of TLLP’s gross income has been and will be income of the type that Norton Rose Fulbright has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

TLLP believes that these representations have been true in the past and expects that these representations will continue to be true in the future.

If TLLP fails to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require TLLP to make adjustments with respect to its unitholders or pay other amounts), TLLP will be treated as if it had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which TLLP fails to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in TLLP. This deemed contribution and liquidation should be tax-free to unitholders and TLLP except to the extent that TLLP’s liabilities exceed the tax basis of its assets at that time. Thereafter, TLLP would be treated as a corporation for U.S. federal income tax purposes.

If TLLP were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to its unitholders, its net income would be taxed at corporate rates, and its net losses would not flow through to its unitholders. In addition, any distribution made by TLLP to a unitholder would be treated as taxable dividend income, to the extent of TLLP’s current or accumulated earnings and profits, or in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his TLLP common units, and thereafter, taxable capital gain from the sale of such common units. Accordingly, taxation of TLLP as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the TLLP common units.

The discussion below is based on Norton Rose Fulbright’s opinion that TLLP will be classified as a partnership for U.S. federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of TLLP as a result of the merger will be treated as partners of TLLP for U.S. federal income tax purposes. Also, unitholders whose TLLP common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their TLLP common units will be treated as partners of TLLP for U.S. federal income tax purposes. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Norton Rose Fulbright’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of TLLP common units who does not execute and deliver a transfer application may not receive some U.S. federal income tax information or reports furnished to record holders of TLLP common units unless the TLLP common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those TLLP common units.

A beneficial owner of TLLP common units whose units have been transferred to a short seller to complete a short sale may lose his status as a partner with respect to those common units for U.S. federal income tax purposes. Please read “— Tax Consequences of TLLP Common Unit Ownership — Treatment of Short Sales.”

Items of TLLP’s income, gain, deduction and loss likely would not be reportable by a unitholder who is not a partner for U.S. federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for U.S. federal income tax purposes therefore would likely be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to their tax consequences of holding TLLP common units. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in TLLP for U.S. federal income tax purposes.

Tax Consequences of TLLP Common Unit Ownership

Flow-Through of Taxable Income

Subject to the discussion below under “— Entity-Level Collections,” TLLP does not pay any U.S. federal income tax. Instead, each unitholder is required to report on his income tax return his share of TLLP’s income, gains, losses and deductions without regard to whether TLLP makes cash distributions to him. Consequently, TLLP may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of TLLP’s income, gains, losses and deductions for TLLP’s taxable year or years ending with or within his taxable year. TLLP’s taxable year ends on December 31.

Treatment of Distributions

Distributions by TLLP to a unitholder generally will not be taxable to the unitholder for U.S. federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his TLLP common units immediately before the distribution. TLLP’s cash distributions in excess of a unitholder’s tax basis in his TLLP common units generally will be considered to be gain from the sale or exchange of the TLLP common units, taxable in accordance with the rules described under “— Disposition of TLLP Common Units” below. Any reduction in a unitholder’s share of TLLP’s liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by TLLP of cash to that unitholder. To the extent TLLP’s distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, the unitholder must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in TLLP because of TLLP’s issuance of additional TLLP common units will decrease his share of TLLP’s nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash, which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his TLLP common units, if the distribution reduces the unitholder’s share of TLLP’s “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with TLLP in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of the non-pro rata portion of that distribution over the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units

Please read “Material U.S. Federal Income Tax Consequences of the Merger — Tax Consequences of the Merger to the QEPM Unaffiliated Unitholders — Tax Basis and Holding Period of the QEPM Common Units Received” for a discussion of how to determine the initial tax basis of TLLP common units received in the merger. That initial tax basis will be increased by such unitholder’s share of TLLP’s income and gains and by any subsequent increases in his share of TLLP’s nonrecourse liabilities. That basis generally will be decreased, but not below zero, by distributions from TLLP, by the unitholder’s share of TLLP’s losses and deductions, by any decreases in his share of TLLP’s nonrecourse liabilities and by his share of TLLP’s expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of TLLP’s debt that is recourse to TLLP’s general partner to the extent of the general partner’s “net value” as defined in the Treasury Regulations under Section 752 of the Internal Revenue Code, but will have a share of TLLP’s nonrecourse liabilities generally based on such unitholder’s share of TLLP’s profits. Please read “— Disposition of TLLP Common Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses

The deduction by a unitholder of his share of TLLP’s losses will be limited to the tax basis in his TLLP common units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to TLLP’s activities, if that amount is less than his tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at-risk amount, whichever is the limiting factor, is subsequently increased, provided such losses are otherwise allowable. Upon the taxable disposition of a TLLP common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at-risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his TLLP common units, excluding any portion of that basis attributable to his share of TLLP’s nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his TLLP common units, if the lender of those borrowed funds owns an interest in TLLP, is related to another unitholder who has an interest in TLLP, or can look only to the TLLP common units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s TLLP common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of TLLP’s nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, for any unitholder to whom the passive loss limitation applies, any passive losses TLLP generates allocable to such unitholder will only be available to offset TLLP’s passive income allocable to such unitholder in the future and will not be available to offset income from such unitholder’s other passive activities or investments, including TLLP’s or such unitholder’s investments in other publicly traded partnerships, or the unitholder’s salary, active business or other income. Further, a unitholder’s share of TLLP’s net income may be offset by any suspended passive losses from his investment in it, but may not be offset by his current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. Passive losses that are not deductible because they exceed a unitholder’s share of income TLLP generates may be deducted in full when the unitholder disposes of his entire investment in TLLP in a fully taxable transaction with an unrelated party. The passive activity loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of TLLP’s passive income may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

There is no guidance as to whether suspended passive activity losses of QEPM common units will be available to offset passive activity income that is allocated to a former QEPM common unitholder from TLLP after the merger. The IRS may contend that since TLLP is not the same partnership as QEPM, the passive loss limitation rules would not allow use of such losses until such time as all of such unitholder’s TLLP common units are sold. A TLLP unitholder may take the position, however, that TLLP should be deemed a continuation of QEPM for this purpose such that any suspended QEPM losses would be available to offset TLLP taxable income allocated to such unitholder. Because of the lack of guidance with respect to this issue and the application of the passive activity loss limitation rules to tiered publicly traded partnerships, Norton Rose Fulbright is unable to opine as to whether suspended passive activity losses arising from QEPM activities will be available to offset TLLP taxable income allocated to a former QEPM common unitholder following the merger. If a unitholder has losses with respect to QEPM common units, it is urged to consult its own tax advisor.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	TLLP’s interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a TLLP common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders for purposes of the investment interest deduction limitation. In addition, the unitholder’s share of TLLP’s portfolio income will be treated as investment income.

Entity-Level Collections

If TLLP is required or elects under applicable law to pay any U.S. federal, state, local or foreign income tax on behalf of any unitholder or its general partner or any former unitholder, it is authorized to pay those taxes from its funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, TLLP is authorized to treat the payment as a distribution to all current unitholders. TLLP is authorized to amend its partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of TLLP common units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under TLLP’s partnership agreement is maintained as nearly as is practicable. Payments by TLLP as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

In general, if TLLP has a net profit, TLLP’s items of income, gain, loss and deduction will be allocated among TLLP’s general partner and the unitholders in accordance with their percentage interests in TLLP. At any time incentive distributions are made to TLLP’s general partner, gross income will be allocated to TLLP’s general partner to the extent of these distributions. If TLLP has a net loss, that loss will be allocated first to TLLP’s general partner and the unitholders in accordance with their percentage interests in TLLP to the extent of their positive capital accounts and, second, to TLLP’s general partner.

Specified items of TLLP’s income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code to account for (i) any difference between the tax basis and fair market value of TLLP’s assets at the time of an offering or (ii) any difference between the tax basis and fair market value of any property contributed to TLLP at the time of such contribution, also known as a Book-Tax Disparity. Holders of TLLP common units received by the QEPM common unitholders will receive the Section 704(c) allocations that otherwise would have been allocated them by QEPM pursuant to Section 704(c). Under these rules for example, following the merger in the event that assets formerly owned by QEPM are disposed of, all or a portion of any gain recognized as a result of a divestiture of such assets may be required to be allocated to the pre-merger QEPM common unitholders.

In the event TLLP issues additional TLLP common units or engages in certain other transactions in the future, “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to all of TLLP’s unitholders immediately prior to such issuance or other transactions to account for any Book-Tax Disparity at the time of the future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although TLLP does not expect that its operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of TLLP’s income and gain will be allocated in such amount and manner as is needed to eliminate the negative balance as quickly as possible.

An allocation of items of TLLP’s income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate a Book-Tax Disparity will generally be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of his interest in TLLP, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to TLLP;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Norton Rose Fulbright is of the opinion that, with the exception of the issues described in “— Section 754 Election” and “— Disposition of TLLP Common Units — Allocations Between Transferors and Transferees,” allocations under TLLP’s partnership agreement will be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales

A unitholder whose TLLP common units are loaned to a “short seller” to cover a short sale of TLLP common units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of TLLP’s income, gain, loss or deduction with respect to those TLLP common units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those TLLP common units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Norton Rose Fulbright has not rendered an opinion regarding the tax treatment of a unitholder where TLLP common units are loaned to a short seller to cover a short sale of TLLP common units. Therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their TLLP common units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of TLLP Common Units — Recognition of Gain or Loss.”

Alternative Minimum Tax

Each unitholder will be required to take into account his distributive share of any items of TLLP’s income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first the first $185,400 ($92,700 if the unitholder is married and filing separately) of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Unitholders are urged to consult with their tax advisors as to the impact of holding TLLP common units on their liability for the alternative minimum tax.

Tax Rates

Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the maximum U.S. federal income tax rate for net capital gains of an individual is 20% (or 25% for unrecaptured depreciation deductions on real property) if the asset disposed of was a capital asset held for more than twelve months at the time of disposition. These rates are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax is imposed on certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of TLLP’s income and gain realized by a unitholder from a sale of TLLP common units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins for such taxable year.

Section 754 Election

TLLP has made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits TLLP to adjust a TLLP common unit purchaser’s tax basis in TLLP’s assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election applies to a person who purchases TLLP common units from a selling unitholder but does not apply to a person who purchases common units directly from TLLP. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in TLLP’s assets will be considered to have two components: (i) his share of TLLP’s tax basis in its assets (“common basis”) and (ii) his Section 743(b) adjustment to that basis.

Treasury Regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which TLLP has adopted), a portion of the Section 743(b) adjustment that is attributable to recovery property subject to depreciation under Section 168 of the Internal Revenue Code to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under TLLP’s partnership agreement, TLLP’s general partner is authorized to take a position to preserve the uniformity of TLLP common units even if that position is not consistent with these and any other Treasury Regulations. Please read “— Uniformity of TLLP Common Units.”

Although Norton Rose Fulbright is unable to opine as to the validity of this approach because there is no controlling authority on this issue, TLLP intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of the property, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of TLLP’s assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, TLLP will apply the rules described in the Treasury Regulations and legislative history. If TLLP determines that this position cannot reasonably be taken, TLLP may take a depreciation or amortization position under which all purchasers acquiring TLLP common units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in TLLP’s assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Uniformity of TLLP Common Units.” A unitholder’s tax basis for his TLLP common units is reduced by his share of TLLP’s deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position TLLP takes that understates deductions will overstate the unitholder’s basis in his TLLP common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of TLLP Common Units — Recognition of Gain or Loss.”

The IRS may challenge TLLP’s position with respect to depreciating or amortizing the Section 743(b) adjustment TLLP takes to preserve the uniformity of the TLLP common units. If such a challenge were sustained, the gain from the sale of TLLP common units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his TLLP common units is higher than the units’ share of the aggregate tax basis of TLLP’s assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of TLLP’s assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his TLLP common units is lower than those units’ share of the aggregate tax basis of TLLP’s assets immediately prior to the transfer. Thus, the fair market value of the TLLP common units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in TLLP if it has a substantial built-in loss immediately after the transfer, or if TLLP distributes property and has a substantial basis reduction. Generally, a basis reduction or built-in loss is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of TLLP’s assets and other matters. For example, the allocation of the Section 743(b) adjustment among TLLP’s assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by TLLP to TLLP’s tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally either non-amortizable or amortizable over a longer period of time or under a less accelerated method than TLLP’s tangible assets. TLLP cannot assure you that the determinations TLLP makes will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in TLLP’s opinion, the expense of compliance exceed the benefit of the election, TLLP may seek permission from the IRS to revoke TLLP’s Section 754 election. If permission is granted, a subsequent purchaser of TLLP common units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

TLLP uses the year ending December 31 as its taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in income his share of TLLP’s income, gain, loss and deduction for TLLP’s taxable year or years ending within or with his taxable year. In addition, a unitholder who has a taxable year different than TLLP’s tax year and who disposes of all of his TLLP common units following the close of TLLP’s taxable year but before the close of his taxable year must include his share of TLLP’s income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of TLLP’s income, gain, loss and deduction. Please read “— Disposition of TLLP Common Units — Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

TLLP’s uses the tax basis of its assets for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The U.S. federal income tax burden associated with the difference between the fair market value of TLLP’s assets and their tax basis immediately prior to the time of an offering will be borne by TLLP’s unitholders immediately prior to the offering. Please read “— Tax Consequences of TLLP Common Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, TLLP may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Property TLLP subsequently acquires or constructs may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If TLLP disposes of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a TLLP unitholder who has taken cost recovery or depreciation deductions with respect to property TLLP owns will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in TLLP. Please read “— Tax Consequences of TLLP Common Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of TLLP Common Units — Recognition of Gain or Loss.”

The costs TLLP incurs in selling TLLP common units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon TLLP’s termination. There are uncertainties regarding the classification of costs as organization expenses, which TLLP may amortize, and as syndication expenses, which TLLP may not be able to amortize. The underwriting discounts and commissions TLLP incurs will be treated as syndication expenses.

Valuation and Tax Basis of TLLP Properties

The U.S. federal income tax consequences of the ownership and disposition of TLLP common units will depend in part on TLLP’s estimates of the relative fair market values and the tax bases of TLLP’s assets. Although TLLP may from time to time consult with professional appraisers regarding valuation matters, TLLP will make many of the relative fair market value estimates itself. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of TLLP Common Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of TLLP common units equal to the difference between the unitholder’s amount realized and the unitholder’s tax basis for the TLLP common units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of TLLP’s nonrecourse liabilities attributable to the TLLP common units sold. Because the amount realized includes a unitholder’s share of TLLP’s nonrecourse liabilities, the gain recognized on the sale of TLLP common units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from TLLP in excess of cumulative net taxable income for a TLLP common unit that decreased a unitholder’s tax basis in that TLLP common unit will, in effect, become taxable income if the TLLP common unit is sold at a price greater than the unitholder’s tax basis in that TLLP common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in TLLP common units, on the sale or exchange of a TLLP common unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of TLLP common units held more than 12 months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion, which will likely be substantial, of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” TLLP owns. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized on the sale of a TLLP common unit and may be recognized even if there is a net taxable loss realized on the sale of a TLLP common unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of TLLP common units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income each year in the case of individuals, and may only be used to offset capital gains in the case of corporations. Both ordinary income and capital gain recognized on the sale or exchange of units may be subject to the 3.8% Medicare tax in certain circumstances. Please read “— Tax Consequences of TLLP Common Unit Ownership — Tax Rates.”

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify TLLPs common units transferred with an ascertainable holding period to elect to use the actual holding period of the TLLP common units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis TLLP common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific TLLP common units sold for purposes of determining the holding period of TLLP common units transferred. A unitholder electing to use the actual holding period of TLLP common units transferred must consistently use that identification method for all subsequent sales or exchanges of TLLP common units. A unitholder considering the purchase of additional TLLP common units or a sale of TLLP common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, TLLP’s taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of TLLP common units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which is referred to in this discussion as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of TLLP’s assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring TLLP common units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. The U.S. Department of the Treasury and the IRS have issued proposed Treasury

Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Norton Rose Fulbright is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, TLLP’s taxable income or losses might be reallocated among the unitholders. TLLP is authorized to revise its method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations. A unitholder who owns TLLP common units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of TLLP’s income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements

A unitholder who sells any of his TLLP common units, other than through a broker, is generally required to notify TLLP in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of TLLP common units who purchases TLLP common units from another unitholder is also generally required to notify TLLP in writing of that purchase within 30 days after the purchase. Upon receiving such notification, TLLP is required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify TLLP of a transfer of TLLP common units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination

TLLP will be considered to have technically terminated for U.S. federal income tax purposes if there are sales or exchanges of 50% or more of the total interests in TLLP’s capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will only be counted once. TLLP’s technical termination would, among other things, result in the closing of its taxable year for all unitholders, which would result in TLLP filing two tax returns for one fiscal year. However, pursuant to an IRS relief procedure, the IRS may allow a technically terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. TLLP’s technical termination could also result in a deferral of depreciation deductions allowable in computing its taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of TLLP’s taxable year may also result in more than twelve months of TLLP’s taxable income or loss being includable in his taxable income for the year of termination. TLLP’s termination currently would not affect its classification as a partnership for U.S. federal income tax purposes, but instead it would be treated as a new partnership for U.S. federal income tax purposes. If treated as a new partnership, TLLP must make new tax elections, including a new election under Section 754 of the Internal Revenue Code, and could be subject to penalties if it is unable to determine that a termination occurred.

Uniformity of TLLP Common Units

Because TLLP cannot match transferors and transferees of TLLP common units, TLLP must maintain uniformity of the economic and tax characteristics of the TLLP common units to a purchaser of these units. In the absence of uniformity, TLLP may be unable to completely comply with a number of U.S. federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the TLLP common units. Please read “— Tax Consequences of TLLP Common Unit Ownership — Section 754 Election.”

TLLP intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of that property, or treat that portion as nonamortizable, to the extent attributable to property which is not amortizable, consistent with the Treasury Regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). Please read “— Tax Consequences of TLLP Common Unit Ownership — Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, TLLP will apply the rules described in the Treasury Regulations and legislative history. If TLLP determines that this position cannot reasonably be taken, TLLP may adopt a depreciation and amortization position under which all purchasers acquiring TLLP common units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable methods and lives as if they had purchased a direct interest in TLLP’s property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if TLLP determines that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If TLLP chooses not to utilize this aggregate method, TLLP may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any TLLP common units that would not have a material adverse effect on the unitholders. Norton Rose Fulbright is unable to opine n the validity of any of these positions. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of TLLP common units might be affected, and the gain from the sale of TLLP common units might be increased without the benefit of additional deductions. TLLP does not believe these allocations will affect any material items of income, gain, loss or deduction. Please read “— Disposition of TLLP Common Units — Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of TLLP common units by employee benefit plans, other tax-exempt organizations, regulated investment companies, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described, may have substantially adverse tax consequences to them. Employee benefit plans and most other organizations exempt from U.S. federal income tax, including individual retirement accounts and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of TLLP’s income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

Non-resident aliens and foreign corporations, trusts or estates that own TLLP common units will be considered to be engaged in business in the United States because of the ownership of TLLP common units. As a consequence, they will be required to file U.S. federal tax returns to report their share of TLLP’s income, gain, loss or deduction and pay U.S. federal income tax at regular rates on their share of TLLP’s net income or gain. Moreover, under rules applicable to publicly traded partnerships, TLLP’s quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to TLLP’s transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require TLLP to change these procedures.

In addition, because a foreign corporation that owns TLLP common units will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of TLLP’s income and gains, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling published by the IRS, a foreign unitholder who sells or otherwise disposes of a TLLP common unit will be subject to U.S. federal income tax on gain realized on the sale or disposition of that TLLP common unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Because a foreign unitholder is considered to be engaged in a trade or business in the United States by virtue of the ownership of TLLP common units, under this ruling, a foreign unitholder who sells or otherwise disposes of a TLLP common unit generally will be subject to U.S. federal income tax on gain realized on the sale or other disposition of TLLP common units. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a TLLP common unit if he has owned 5% or less in value of the TLLP common units during the five-year period ending on the date of the disposition and if the TLLP common units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures

TLLP intends to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes his share of TLLP’s income, gain, loss and deduction for TLLP’s preceding taxable year. In preparing this information, which will not be reviewed by counsel, TLLP will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. TLLP cannot assure you that those positions will in all cases yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither TLLP nor Norton Rose Fulbright can assure unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the TLLP common units.

The IRS may audit TLLP’s U.S. federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to TLLP’s returns as well as those related to TLLP’s returns.

Partnerships generally are treated as separate entities for purposes of U.S. federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. TLLP’s partnership agreement names Tesoro Logistics GP, LLC as TLLP’s Tax Matters Partner.

The Tax Matters Partner has made and will make some elections on TLLP’s behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in TLLP’s returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in TLLP to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement with the IRS identifying the treatment of any item on his U.S. federal income tax return that is not consistent with the treatment of the item on TLLP’s return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in TLLP as a nominee for another person are required to furnish the following information to TLLP:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	a statement whether the beneficial owner is:

•	a person that is not a United States person;

•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of TLLP common units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on TLLP common units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to TLLP. The nominee is required to supply the beneficial owner of the units with the information furnished to TLLP.

Accuracy-Related Penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. For most corporations, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the lesser of 10% of the tax required to be shown on the return (or $10,000 if greater) for the taxable year or $10 million. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

•	for which there is, or was, “substantial authority”; or

•	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, TLLP must disclose the pertinent facts on its return. In addition, TLLP will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which TLLP does not believe applies to TLLP or its investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. TLLP does not anticipate making any substantial valuation misstatements.

In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Additional Withholding Requirements

Withholding taxes may be imposed under the Foreign Account Tax Compliance Act (“FATCA”) on certain types of payments made to “foreign financial institutions” (as specially defined in the Internal Revenue Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on U.S.-source interest, dividends, rent or other fixed and determinable income (together, “U.S.-source FDAP income”), and gross proceeds from the sale or other disposition of, any property of a type which produce U.S.-source interest or dividends, payable to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules.

Such rules apply to payments of U.S.-source FDAP income and will apply to payments of gross proceeds from a sale or other disposition of any property of a type that produce U.S.-source interest or dividends starting January 1, 2017. A foreign entity located in a jurisdiction that has an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Each unitholder should consult his own tax advisor regarding the applicability of these withholding provisions as a result of holding TLLP common units.

Reportable Transactions

If TLLP were to engage in a “reportable transaction,” TLLP (and possibly the unitholders and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million in any single year, or $4 million in any combination of the tax year that the transaction is entered into and the five successive taxable years. TLLP’s participation in a reportable transaction could increase the likelihood that TLLP’s U.S. federal income tax information return (and possibly a unitholder’s tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures” above.

Moreover, if TLLP were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-Related Penalties”;

•	for those persons otherwise entitled to deduct interest on U.S. federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

TLLP does not expect to engage in any “reportable transactions.”

Recent Legislative Developments

The present U.S. federal income tax treatment of publicly traded partnerships, including TLLP, or an investment in TLLP’s common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, the President and members of the U.S. Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships, including the elimination of partnership tax treatment for publicly traded partnerships. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for TLLP to be treated as a partnership for U.S. federal income tax purposes. Please read “— Partnership Status.” TLLP is unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect TLLP, and any such changes could negatively impact the value of an investment in TLLP’s common units.

State, Local, Foreign and Other Tax Considerations

In addition to U.S. federal income taxes, a unitholder likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which TLLP does business or owns property or in which such unitholder is a resident. Although an analysis of those various taxes is not presented here, each unitholder should consider their potential impact on his investment in TLLP. Many of the states in which we operate currently impose a personal income tax on individuals. As we make acquisitions or expand our business, we may control assets or conduct business in additional states that impose a personal income tax. Although a unitholder may not be required to file a return and pay taxes in some jurisdictions because his income from that jurisdiction falls below the filing and payment requirement, such unitholder will be required to file income tax returns and to pay income taxes in some or all of these jurisdictions in which TLLP does business or owns property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require TLLP, or TLLP may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by TLLP. Please read “— Tax Consequences of TLLP Common Unit Ownership — Entity-Level Collections.” Based on current law and TLLP’s estimate of its future operations, any amounts required to be withheld are not contemplated to be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his ownership of TLLP common units. Accordingly, each unitholder is urged to consult, and depend on, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Norton Rose Fulbright has not rendered an opinion on the state, local or foreign tax consequences of holding TLLP common units.

UNITHOLDER PROPOSALS

Under the Delaware Act and QEPM’s partnership agreement, QEPM is not required to hold an annual meeting of its unitholders (limited partners). Ownership of QEPM common units does not entitle QEPM unitholders to make proposals at the special meeting. QEPM’s partnership agreement establishes a procedure for calling meetings whereby limited partners owning 20% or more of the outstanding units of the class for which a meeting is proposed may call a meeting. In any case, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of QEPM. Doing so would jeopardize the limited partners’ limited liability under the Delaware Act or the law of any other state in which QEPM is qualified to do business.

LEGAL MATTERS

The validity of TLLP common units to be issued in the merger, certain tax matters relating to those common units and certain tax matters relating to the merger will be passed upon for TLLP by Norton Rose Fulbright, Dallas, Texas. Certain tax matters relating to the merger will be passed upon for QEPM by Andrews Kurth, Houston, Texas.

EXPERTS

The consolidated financial statements of Tesoro Logistics LP appearing in Tesoro Logistics LP’s Annual Report (Form 10-K) for the year ended December 31, 2014, and the effectiveness of Tesoro Logistics LP’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated by reference in this proxy statement/prospectus. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of QEP Midstream Partners, LP’s incorporated in this Prospectus by reference to the Annual Report on Form 10-K of QEP Midstream Partners, LP for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of QEP Midstream Partners, LP Predecessor incorporated in this Prospectus by reference to the Annual Report on Form 10-K of QEP Midstream Partners, LP for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Green River Processing, LLC as of and for the six month period ended December 31, 2014 incorporated in this Prospectus by reference to the Annual Report on Form 10-K of QEP Midstream Partners, LP for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical consolidated financial statements of QEP Field Services Company, included as Exhibit 99.4 of Tesoro Logistics LP’s Current Report on Form 8-K dated October 19, 2014, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical combined statements of revenues and direct operating expenses of the Northwest Products System, a component of Chevron Pipeline Company, included as Exhibit 99.1 to Tesoro Logistics LP’s Current Report on Form 8-K/A filed on August 8, 2013, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

TLLP and QEPM file annual, quarterly and current reports, and other information with the Commission under the Exchange Act. You may read and copy any document filed with the Commission at its public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Commission at 1-800-732-0330 for further information regarding the public reference room. The filings are also available to the public at the Commission’s website at http://www.sec.gov. In addition, documents filed by TLLP and QEPM can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The Commission allows TLLP and QEPM to incorporate by reference information into this proxy statement/prospectus, which means that TLLP and QEPM can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus. Any later information filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act up until the date of the special meeting will be deemed to be incorporated by reference into this proxy statement/prospectus and will automatically update and supersede this information. Therefore, before you vote to approve the merger agreement and the merger, you should always check for reports TLLP and QEPM may have filed with the Commission after the date of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that TLLP and QEPM have previously filed with the Commission, excluding any information in a Form 8-K furnished pursuant to Item 2.02 or 7.01 (unless otherwise indicated), which is not deemed filed under the Exchange Act.

TLLP’s Filings (Commission File No. 001-35143)

•	Annual Report on Form 10-K for the year ended December 31, 2014 filed on February 24, 2015;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed on May 8, 2015;

•	Current Reports on Form 8-K filed with the Commission on June 19, 2013 (excluding Item 7.01 and related Exhibits 99.4 and 99.5), August 8, 2013, October 20, 2014 (excluding Item 7.01 and related Exhibits 99.1, 99.2, 99.3 and 99.7), December 11, 2014, January 22, 2015 (excluding Item 7.01 and related Exhibits 99.1), February 18, 2015, February 26, 2015, March 4, 2015, April 6, 2015, April 20, 2015 and May 11, 2015; and

•	The description of TLLP’s common units in the registration statement on Form 8-A filed on April 15, 2011, and including any other amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings at no cost by making written or telephone requests for copies to: Tesoro Logistics LP, 19100 Ridgewood Parkway, San Antonio, Texas 78259; Telephone: (210) 626-6000.

TLLP also makes available free of charge on its internet website at http://www.tesorologistics.com its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the Commission. Information contained on TLLP’s website is not part of this proxy statement/prospectus.

QEPM’s Filings (Commission File No. 001-36047)

•	Annual Report on Form 10-K for the year ended December 31, 2014 filed on March 10, 2015;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed on May 8, 2015; and

•	Current Reports on Form 8-K filed with the Commission on January 14, 2015, March 4, 2015, March 27, 2015 and April 6, 2015.

You may request a copy of these filings at no cost by making written or telephone requests for copies to: QEP Midstream Partners, LP, 19100 Ridgewood Parkway, San Antonio, Texas 78259; Telephone: (210) 626-6000.

QEPM also makes available free of charge on its Internet website at http://www.qepm.com its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the Commission. Information contained on QEPM’s website is not part of this proxy statement/prospectus.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and some of the documents TLLP and QEPM have incorporated herein by reference contain various forward-looking statements and information that are based on the beliefs of TLLP and QEPM and their respective general partners, as well as assumptions made by and information currently available to each of them. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this proxy statement/prospectus or the documents incorporated herein by reference, words such as “anticipate,” “project,” “expect,” “plan,” “seek,” “goal,” “estimate,” “forecast,” “intend,” “could,” “should,” “will,” “believe,” “may,” “potential,” and similar expressions and statements regarding QEPM’s or TLLP’s plans and objectives for future operations, are intended to identify forward-looking statements. Although TLLP and QEPM and their respective general partners believe that such expectations reflected in such forward-looking statements are reasonable, neither TLLP, QEPM, nor either of their general partners can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, TLLP’s and QEPM’s actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on TLLP’s or QEPM’s results of operations and financial condition are:

•	cash flow growth and accretion;

•	future distribution increases and growth;

•	internal growth projects;

•	future issuances of debt and equity securities; and

•	other objectives, expectations and intentions and other statements that are not historical facts.

These statements are based on the current expectations and estimates of the management of TLLP GP and QEPM GP; actual results may differ materially due to certain risks and uncertainties. Although TLLP, QEPM and their respective general partners believe that the expectations reflected in such forward-looking statements are reasonable, they cannot give assurances that such expectations will prove to be correct. For instance, although TLLP and QEPM have signed a merger agreement, there is no assurance that they will complete the proposed merger. The merger agreement will terminate if QEPM does not receive the necessary approval of its unitholders, and also may be terminated if any conditions to closing are not satisfied or if the merger is not completed by December 31, 2015 (as extended under the merger agreement). Other risks and uncertainties that may affect actual results include:

•	the failure to realize a lower long-term cost of capital, anticipated cost savings and other benefits of the proposed merger;

•	declines in volumes transported on TLLP’s pipelines or barges;

•	reduction in demand for natural gas, various grades of crude oil, refined products, NGLs and petrochemicals and resulting changes in pricing conditions or pipeline throughput requirements;

•	fluctuations in refinery capacity;

•	the success of risk management activities;

•	environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves;

•	the availability of, and TLLP’s ability to consummate, acquisition or combination opportunities;

•	the level of capital expenditures TLLP will make and availability of, and the timing of completion of, organic growth projects;

•	TLLP’s access to capital to fund additional acquisitions and TLLP’s ability to obtain debt or equity financing on satisfactory terms;

•	maintenance of TLLP’s credit rating and ability to receive open credit from its suppliers and trade counterparties;

•	unanticipated changes in crude oil market structure and volatility (or lack thereof);

•	the impact of current and future laws, rulings and governmental regulations;

•	the effects of competition;

•	continued creditworthiness of, and performance by, the combined company’s counterparties;

•	interruptions in service and fluctuations in rates of third party pipelines that affect the combined company’s assets;

•	increased costs or lack of availability of insurance;

•	fluctuations in crude oil, natural gas, NGL and related hydrocarbon prices and production due to weather and other natural and economic forces;

•	shortages or cost increases of power supplies, materials or labor;

•	weather interference with business operations or project construction;

•	terrorist attacks aimed at TLLP’s facilities;

•	general economic, market or business conditions; and

•	other factors and uncertainties discussed in this proxy statement/prospectus and TLLP’s and QEPM’s respective filings with the SEC, including their Annual Reports on Form 10-K for the year ended December 31, 2014.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review carefully the risk factors described under “Risk Factors” in this proxy statement/prospectus and incorporated by reference into this document.

INDEX TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL STATEMENTS

Tesoro Logistics LP Unaudited Pro Forma Condensed Combined Consolidated Financial Statements:

Background	F-2
Unaudited Pro Forma Condensed Consolidated Balance Sheet (March 31, 2015)	F-4
Unaudited Pro Forma Condensed Statement Of Combined Consolidated Operations (for the Three Months Ended March 31, 2015)	F-5
Unaudited Pro Forma Condensed Statement Of Consolidated Operations (for the Year Ended December 31, 2014)	F-6
Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements	F-7

TESORO LOGISTICS LP

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Background

References to “TLLP,” “we,” “us” and “our” mean Tesoro Logistics LP and its consolidated subsidiaries, unless the context otherwise requires. References to “Tesoro” refer collectively to Tesoro Corporation and any of its subsidiaries other than Tesoro Logistics LP, its subsidiaries and Tesoro Logistics GP, LLC (“General Partner” or “TLLP GP”), its general partner.

QEPM Merger

On April 6, 2015, TLLP entered into an Agreement and Plan of Merger (the “Merger Agreement”) with TLLP GP, QEP Field Services, LLC (“QEP Field Services”), TLLP Merger Sub LLC (“Merger Sub”), QEP Midstream Partners, LP (“QEPM”), and QEP Midstream Partners GP, LLC, the general partner of QEPM (“QEPM GP”). Subject to the satisfaction or waiver of certain conditions in the Merger Agreement, upon the later of the filing with the Secretary of State of the State of Delaware of a certificate of merger or the later date and time set forth in such certificate, Merger Sub will merge with and into QEPM, with QEPM surviving the merger as a wholly owned subsidiary of TLLP (the “Merger”). Following the Merger, QEPM GP will remain the general partner of QEPM, and all outstanding common units representing limited partnership interests in QEPM (the “QEPM Common Units”) other than QEPM Common Units held by QEP Field Services will be converted into the right to receive 0.3088 common units representing limited partnership interests in TLLP (the “TLLP Common Units”). No fractional TLLP Common Units will be issued in the Merger, and holders of QEPM Common Units other than QEP Field Services will instead receive cash in lieu of fractional TLLP Common Units, if any.

Rockies Natural Gas Business Acquisition

On December 2, 2014, pursuant to a definitive membership interest purchase agreement (“the MIPA”), we completed the purchase from QEP Field Services Company (the “QEPFSC”) of all the issued and outstanding membership interests of QEP Field Services, LLC (“QEP Field Services”), which assets are referred to as the “Rockies Natural Gas Business,” for approximately $2.5 billion in cash, subject to customary post-closing adjustments (the “Rockies Natural Gas Business Acquisition”). Pursuant to the MIPA, we acquired all of the assets and certain liabilities of QEP Field Services, excluding the Haynesville gathering system, which was retained by QEPFSC (the “QEP Retained Assets”).

West Coast Logistics Assets Acquisition

During the third quarter of 2014, pursuant to a Contribution, Conveyance and Assumption Agreement, we acquired from Tesoro three truck terminals, ten storage tanks, two rail loading and unloading facilities and a refined products pipeline (the “West Coast Logistics Assets”) for approximately $270 million, comprised of $243 million in cash and the remaining $27 million from the issuance of equity to TLLP GP (which partnership units consisted of the number of general partner units necessary to increase its ownership to 2% and the remainder of which were common units). The acquisition was completed in two phases, which occurred on July 1, 2014 and on September 30, 2014 (“West Coast Logistics Assets Acquisition”).

Pro Forma Financial Information

The unaudited pro forma condensed combined consolidated financial information of TLLP reflects adjustments to the historical statements of combined consolidated operations for the year ended December 31, 2014 and the three months ended March 31, 2015 (the “Statement of Operations”) of TLLP, to give effect to (i) the Rockies Natural Gas Business Acquisition, (ii) the offering of $1.3 billion aggregate principal amount of new Senior Notes due 2019 and 2022 on October 29, 2014 (“October Debt Offering”) and use of the proceeds from the October Debt Offering to fund a portion of the purchase price of the Rockies Natural Gas Business acquisition and repay $243 million outstanding under our revolving credit agreement which was used to fund the West Coast Logistics Assets Acquisition, (iii) the entering into and borrowings under our amended and restated credit agreement on December 2, 2014 (“New Credit Agreement”) to fund a portion of the purchase price of the Rockies Natural Gas Business Acquisition, (iv) the offering of common units on October 24, 2014, with an aggregate value of $1.3 billion, which included the purchase of common units equal to $500 million by Tesoro and TLLP GP making a capital contribution to acquire general partner units to maintain its current 2% general partner interest in us (“October Equity Offering”), and the use of the net proceeds from the October Equity Offering to fund a portion of the purchase price of the Rockies Natural Gas Business Acquisition, (v) the West Coast Logistics Assets Acquisition, (vi) the Merger and (vii) the payment of fees and expenses in connection with each of the foregoing. These items are collectively referred to as the “Pro Forma Statement of Operations Transactions.”

The unaudited pro forma condensed combined consolidated financial information of TLLP reflects adjustments to the historical balance sheet as of March 31, 2015 (the “Balance Sheet”) of TLLP to give effect to (i) the Merger and (ii) the payment of fees and expenses in connection with the Merger. These items are collectively referred to as the “Pro Forma Balance Sheet Transactions.”

The pro forma adjustments have been prepared as if the transactions described above had taken place as of January 1, 2014 for the Pro Forma Statement of Operations Transactions and as of March 31, 2015 for the Pro Forma Balance Sheet Transactions.

The historical financial information of QEPFSC reflects the business, financial condition and operations of the Rockies Natural Gas Business that we acquired pursuant to the MIPA for the nine months ended September 30, 2014, except that the historical financial information reflects the inclusion of operating results of the QEP Retained Assets. The historical financial information of QEPFSC for the period from October 1, 2014 through December 1, 2014 does not include operating results of the QEP Retained Assets. The following unaudited pro forma condensed combined consolidated financial information reflects adjustments to exclude the QEP Retained Assets for the nine months ended September 30, 2014.

The unaudited pro forma condensed combined consolidated financial information has been prepared for illustrative purposes only and is not necessarily indicative of our results of operations had the Pro Forma Statement of Operations Transactions actually occurred on the date assumed, nor is such unaudited pro forma condensed combined consolidated financial information necessarily indicative of the operating results to be expected for any future period.

The pro forma adjustments for the Pro Forma Statement of Operations Transactions are based on preliminary estimates and currently available information and assumptions that management believes are reasonable. The notes to the unaudited pro forma condensed combined consolidated financial information provide a detailed discussion of how such adjustments were derived and presented in the unaudited pro forma condensed combined consolidated financial information.

The unaudited pro forma condensed combined consolidated financial information and related notes thereto should be read in conjunction with our audited combined consolidated financial statements and related notes thereto for the year ended December 31, 2014, included in our annual report on Form 10-K, our unaudited condensed combined consolidated financial statements and related notes thereto for the quarterly period ended March 31, 2015, included in our quarterly report on Form 10-Q, and the historical financial statements of QEP Field Services Company included in our current reports on Form 8-K filed with the Securities and Exchange Commission on October 20, 2014 and December 8, 2014 and the amendment to our current report on Form 8-K/A filed on December 11, 2014.

TLLP’s purchase price allocation related to the Rockies Natural Gas Business is pending finalization of a detailed independent valuation study to determine the required estimates of the fair value of the assets acquired and the liabilities assumed. Accordingly, the pro forma adjustments for depreciation and amortization for the Rockies Natural Gas Business Acquisition are preliminary and subject to further adjustments as additional information becomes available and the independent appraisals and other evaluations are finalized. The adjustments can be made to the purchase price allocation through the end of TLLP’s measurement period, which is not to exceed one year from the acquisition date.

TESORO LOGISTICS LP

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

March 31, 2015

	Tesoro Logistics LP	Merger Pro Forma Adjustments		Tesoro Logistics LP Pro Forma
	(Dollars in millions)
	ASSETS
CURRENT ASSETS
Cash and cash equivalents	$16	$(2)	(a)	$14

Receivables
Trade	125	—		125
Affiliate	76	—		76
Other	16	—		16
Prepayments and other	4	—		4

Total Current Assets	237	(2)		235

NET PROPERTY, PLANT AND EQUIPMENT	3,335	—		3,335
INTANGIBLES	966	—		966
GOODWILL	168	—		168
INVESTMENT IN UNCONSOLIDATED AFFILIATES	59	—		59
OTHER NONCURRENT ASSETS	31	—		31

Total Assets	$4,796	$(2)		$4,794

	LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable
Trade	$112	$—		$112
Affiliate	68	—		68
Accrued interest and financing costs	62	—		62
Other current liabilities	57	—		57

Total Current Liabilities	299	—		299

OTHER NONCURRENT LIABILITIES	62	—		62
DEBT	2,520	—		2,520
COMMITMENTS AND CONTINGENCIES
EQUITY
Common unitholders	1,500	394	(b)	1,892
		(2)	(a)
General partner	(21)	—		(21)
Noncontrolling interest	436	(394)	(b)	42

Total Equity	1,915	(2)		1,913

Total Liabilities and Equity	$4,796	$(2)		$4,794

See accompanying notes to unaudited pro forma condensed combined consolidated financial information.

TESORO LOGISTICS LP

UNAUDITED PRO FORMA CONDENSED STATEMENT OF

CONSOLIDATED OPERATIONS

Three Months Ended March 31, 2015

	Tesoro Logistics LP Historical	Merger Pro Forma Adjustments		Tesoro Logistics LP Pro Forma
	(Dollars in millions except unit and per unit amounts)
REVENUES
Affiliate	$148	$—		$148
Third-party	115	—		115

Total Revenues	263	—		263

COSTS AND EXPENSES
Operating and maintenance expenses, net	86	—		86
Depreciation and amortization expenses	44	—		44
General and administrative expenses	25	—		25

Total Costs and Expenses	155	—		155

OPERATING INCOME	108	—		108
Interest and financing costs	(37)	—		(37)
Equity in earnings of unconsolidated affiliates	3	—		3

NET INCOME	$74	$—		$74

Income attributable to noncontrolling interest	(10)	9	(d)	(1)

Net income attributable to partners	64	9		73
General partner’s interest in net income, including incentive distribution rights(c)	(14)	—		(14)

Limited partners’ interest in net income	$50	$9		$59

Net income per limited partner unit:
Common — basic and diluted	$0.63			$0.66

Weighted average limited partner units outstanding:
Common units — basic	80,250,208	7,118,289	(e)	87,368,497
Common units — diluted	80,281,988	7,118,289	(e)	87,400,277

See accompanying notes to unaudited pro forma condensed combined consolidated financial information.

TESORO LOGISTICS LP

UNAUDITED PRO FORMA CONDENSED STATEMENT OF COMBINED CONSOLIDATED OPERATIONS

Year Ended December 31, 2014

	Tesoro Logistics LP Historical	QEPFSC Historical through 9/30	QEP Retained Assets Pro Forma Adjustments through 9/30	QEPFSC Historical from 10/1 through 12/1	QEPFSC Pro Forma Adjustments		West Coast Logistics Assets Pro Forma Adjustments		Merger Pro Forma Adjustments		Tesoro Logistics LP Pro Forma
	(Dollars in millions except unit and per unit amounts)
REVENUES
Affiliate	$497	$111	$(14)	$18	$(115)	(f)	$14	(l)	$—		$511
Third-party	103	183	—	38	115	(f)	—		—		439

Total Revenues	600	294	(14)	56	—		14		—		950

COSTS AND EXPENSES
Operating and maintenance expenses, net	247	103	(4)	20	—		—		—		366
Depreciation and amortization expenses	77	50	(7)	11	35	(g)	—		—		166
General and administrative expenses	74	48	(6)	19	(8)	(h)	(2)	(i)	—		108
					(17)	(i)
Gain on asset disposals and impairments	(4)	—	—	—	—		—		—		(4)

Total Costs and Expenses	394	201	(17)	50	10		(2)		—		636

OPERATING INCOME	206	93	3	6	(10)		16		—		314
Interest and financing costs	(109)	(3)	—	(3)	(80)	(j)	—		—		(179)
					16	(i)
Equity in earnings of unconsolidated affiliates	1	4	—	1	—		—		—		6

INCOME BEFORE INCOME TAXES	98	94	3	4	(74)		16		—		141
Income Taxes	—	(28)	(1)	(1)	30	(k)	—		—		—

NET INCOME	$98	$66	$2	$3	$(44)		$16		$—		$141

Loss attributable to Predecessor	4	—	—	—	—		(4)	(m)	—		—
Income attributable to noncontrolling interest	(3)	(18)	—	(4)	—		—		21	(d)	(4)

Net income (loss) attributable to partners	99	48	2	(1)	(44)		12		21		137
General partner’s interest in net income, including incentive distribution rights	(43)	—	—	—	—		—		—		(43)

Limited partners’ interest in net income (loss)	$56	$48	$2	$(1)	$(44)		$12		$21		$94

Net income per limited partner unit:
Common — basic and diluted	$0.96										$1.05
Subordinated — basic and diluted	$0.62										$1.60

Weighted average limited partner units outstanding:
Common units — basic	54,203,508				18,652,055	(e)	183,897	(e)	7,118,289	(e)	80,157,749
Common units — diluted	54,249,416				18,652,055	(e)	183,897	(e)	7,118,289	(e)	80,203,657
Subordinated — basic and diluted	5,642,220				—		—				5,642,220

See accompanying notes to unaudited pro forma condensed combined consolidated financial information.

TESORO LOGISTICS LP

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL STATEMENTS

NOTE A. Pro Forma Adjustments and Assumptions

(a)	Reflects the estimated fees associated with the Merger. Including, but not limited to, legal and accounting services and other costs, which will be allocated to all unitholders.

(b)	Reflects the Merger transaction, which reclassifies TLLP’s noncontrolling interest attributable to the QEPM public unitholders to TLLP limited partners.

(c)	The pro forma effect of the general partner’s interest in net income, including incentive distribution rights, has not been adjusted to include the distributions that would have been allocated to the units issued in connection with the Pro Forma Statement of Operations Transactions.

(d)	Reflects the adjustment to remove the income attributable to noncontrolling interest related to TLLP’s noncontrolling interest in QEPM based on the pro forma assumption that the Merger occurred on January 1, 2014.

(e)	Reflects the impact of the issuance of 23,000,000 common units in connection with the October Equity Offering, 370,843 common units issued to Tesoro in connection with the West Coast Logistics Assets Acquisition on July 1, 2014 and 7,118,289 common units issued in connection with the Merger. The pro forma units issued in connection with the Merger are calculated based on the QEPM units outstanding as of April 6, 2015, the date of the Merger Agreement.

(f)	Reflects the adjustment to the historical financial results of the Rockies Natural Gas Business to reclassify revenue, from transactions with QEPFSC affiliates as third-party revenue. There were no historical transactions between TLLP or any of its affiliates and QEPFSC.

(g)	Reflects the adjustment to depreciation and amortization expenses for the assets acquired in the Rockies Natural Gas Business acquisition based upon the preliminary estimated fair values allocated to the acquired property, plant and equipment and the intangible assets for customer relationships. Certain valuations and other studies have not been finalized, including estimates for property, plant and equipment values, asset retirement obligations and values for intangible assets. Additionally, we have not yet finalized the related evaluation of the useful lives; accordingly, future amortization of intangible assets related to customer relationships may be revised.

(h)	Reflects an adjustment to remove the accelerated amortization of certain QEP Field Services deferred costs included in the QEPFSC historical information from October 1, 2014 through December 1, 2014 as a result of the Rockies Natural Gas Business Acquisition.

(i)	Reflects adjustments to remove direct and incremental costs of the Rockies Natural Gas Business Acquisition and West Coast Logistics Assets Acquisition included in TLLP’s general and administrative expenses primarily related to advisory, legal and accounting fees. An adjustment is also included to remove amounts included in interest and financing costs, net for TLLP’s alternative financing arrangement related to the Rockies Natural Gas Business acquisition.

(j)	Reflects adjustments to interest and financing costs for the Rockies Natural Gas Business Acquisition, including:

•	interest expense related to the October Debt Offering;

•	amortization of deferred financing costs associated with the New Credit Agreement and the October Debt Offering;

•	the incremental interest on the net increase in borrowings outstanding under the New Credit Agreement; and

•	the incremental increase in commitment fees on the New Credit Agreement as a result of its expansion.

We used a portion of the net proceeds from the October Debt Offering to repay $243 million outstanding under our revolving credit agreement which was used to fund the West Coast Logistics Assets Acquisition. As such, a portion of the interest expense adjustment related to the October Debt Offering includes incremental interest expense for the West Coast Logistics Assets Acquisition. A 0.125% increase or decrease to the assumed interest rate on the borrowings would increase or decrease pro forma interest expense by approximately $2 million on an annual basis.

(k)	Adjustment to remove historical QEPFSC income tax expense as TLLP is a disregarded entity for federal and state income tax purposes.

(l)	Reflects recognition of affiliate revenues as if services were provided to Tesoro with respect to the West Coast Logistics Assets prior to July 1, 2014, the acquisition date. Volumes used in the calculation of affiliate revenues are the greater of the West Coast Logistics Assets’ historical volumes or the minimum throughput as indicated by the commercial agreements entered into with Tesoro on July 1, 2014. Fees used in the calculation were based on the contractual terms under the commercial agreements that were entered into with Tesoro at the closing of the West Coast Logistics Assets Acquisition.

(m)	Reflects the adjustment to remove the loss attributable to predecessor based on the pro forma assumption that the acquisition occurred on January 1, 2014.

NOTE B. Pro Forma Net Income per Unit

In connection with the Rockies Natural Gas Business Acquisition, TLLP GP waived its right to receive an aggregate of $10 million of general partner distributions with respect to incentive distribution rights during 2015 (pro rata on a quarterly basis). We have not reflected the impact of the general partner waiving its right to these distributions in the pro forma condensed combined consolidated financial information for the year ended December 31, 2014. The impact of the general partner waiving its right to these distributions has been reflected in the pro forma condensed consolidated financial information for the three months ended March 31, 2015.

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

April 6, 2015

by and among

TESORO LOGISTICS LP

TESORO LOGISTICS GP, LLC

QEP FIELD SERVICES, LLC

TLLP MERGER SUB LLC

QEP MIDSTREAM PARTNERS, LP

and

QEP MIDSTREAM PARTNERS GP, LLC

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 6, 2015 (the “Execution Date”), is entered into by and among Tesoro Logistics LP, a Delaware limited partnership (“TLLP”), Tesoro Logistics GP, LLC, a Delaware limited liability company and the general partner of TLLP (“TLLP General Partner”), QEP Field Services, LLC, a Delaware limited liability company and a wholly owned subsidiary of TLLP (“QEP Field Services”), TLLP Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of QEP Field Services (“Merger Sub”), QEP Midstream Partners, LP, a Delaware limited partnership (“QEPM”), and QEP Midstream Partners GP, LLC, a Delaware limited liability company and the general partner of QEPM (“QEPM General Partner”).

WITNESSETH:

WHEREAS, the parties hereto intend that Merger Sub be merged with and into QEPM with QEPM surviving the merger, all on the terms and conditions set forth in this Agreement;

WHEREAS, members of QEPM General Partner representing at least a Majority Interest (as defined in the QEPM General Partner limited liability company agreement) have approved this Agreement and the transactions contemplated by this Agreement, including the Merger (as defined below);

WHEREAS, at a meeting duly called and held, the QEPM Conflicts Committee (as defined below), by unanimous vote, (a) approved this Agreement, the Support Agreement (as defined below) and the consummation of the transactions contemplated hereby and thereby, including the Merger, which approval was intended to constitute Special Approval (as such term is defined in the QEPM Partnership Agreement (as defined below)), (b) determined in good faith that it is in the best interests of QEPM and the Holders of Non-affiliated QEPM Common Units (as defined below) and not adverse to the best interests of the Partnership Group (as such term is defined in the QEPM Partnership Agreement) for the Partnership to enter into this Agreement and the Support Agreement and to consummate the transactions contemplated hereby and thereby, including the Merger, (c) recommended the approval of this Agreement, the Support Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger, by the QEPM Board (as defined below) and (d) subject to QEPM Board approval, recommended the approval of this Agreement and the Merger by the Holders of Non-affiliated QEPM Common Units;

WHEREAS, at a meeting duly called and held, the QEPM Board (a) unanimously approved this Agreement, the Support Agreement and the transactions contemplated hereby and thereby, including the Merger, (b) unanimously determined in good faith that it is in the best interest of QEPM and its unitholders and not adverse to the best interests of the Partnership Group (as defined in the QEPM Partnership Agreement) to enter into this Agreement and the Support Agreement and to consummate the transactions contemplated hereby and thereby, including the Merger, (c) recommended that the QEPM Limited Partners (as defined below), including the Holders of Non-affiliated QEPM Common Units (as defined below), approve this Agreement and the Merger, and (d) directed that this Agreement be submitted to a vote of the QEPM Limited Partners; and

WHEREAS, TLLP and QEPM have required, as a condition to their willingness to enter into this Agreement, that QEP Field Services simultaneously herewith enters into a Support Agreement, dated as of the date hereof (the “Support Agreement”), pursuant to which, among other things, QEP Field Services and its Affiliates agree to support the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions provided for in the Support Agreement.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements, and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

“Affiliate” has the meaning set forth in Rule 405 of the rules and regulations under the Securities Act, unless otherwise expressly stated herein; provided, however, that prior to the Closing (i) with respect to the TLLP Group Entities, the term “Affiliate” shall exclude each of the QEPM Group Entities and (ii) with respect to the QEPM Group Entities, the term “Affiliate” shall exclude each of the TLLP Group Entities.

“Agreement” has the meaning set forth in the Preamble.

“Book-Entry QEPM Common Units” has the meaning set forth in Section 2.1(c)(i).

“Business Day” means any day on which commercial banks are generally open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“Closing Date” has the meaning set forth in Section 2.1(a).

“Closing” has the meaning set forth in Section 2.1(a).

“Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

“D&O Insurance” has the meaning set forth in Section 5.10(b).

“Delaware Courts” has the meaning set forth in Section 9.2.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“Drop-Dead Date” has the meaning set forth in Section 8.2(a)

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Effective Time” has the meaning set forth in Section 2.1(b).

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and any equity or equity-based compensation, unit purchase, option, change-in-control, collective bargaining, incentive, employee loan, deferred compensation, pension, profit-sharing, retirement, bonus, retention bonus, health, welfare, severance, employment, consulting and other employee benefit, fringe benefit or compensatory plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, maintained by, sponsored by or contributed to by, or obligated to be contributed to by the entity in question or with respect to which the entity in question has any obligation or liability, whether secondary, contingent or otherwise for the benefit of any such entity’s current or former employees, directors, consultants or independent contractors.

“Environmental Laws” means, without limitation, all applicable Laws, in effect as of the Closing Date, as amended that regulate or otherwise pertain to human health, safety or the environment, including, but not limited to: (i) the Resource Conservation and Recovery Act; (ii) the Clean Air Act; (iii) CERCLA; (iv) the Federal Water Pollution Control Act; (v) the Safe Drinking Water Act; (vi) the Toxic Substances Control Act; (vii) the Emergency Planning and Community Right-to-Know Act; (viii) the National Environmental Policy Act; (ix) the Pollution Prevention Act of 1990; (x) the Oil Pollution Act of 1990; (xi) the Hazardous Materials Transportation Act; (xii) the Occupational Safety and Health Act; (xiii) the Endangered Species Act; and (xiv) all laws, statutes, rules, regulations, orders, judgments, decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Entities with jurisdiction in the premises and any other federal, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of human health, safety or the environment, including but not limited to the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to human health or the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.1(g).

“Exchange Fund” has the meaning set forth in Section 2.1(g).

“Exchange Ratio” means the exchange ratio of TLLP Common Units per QEPM Common Unit in the Merger as described in Section 2.1(c)(i).

“Execution Date” has the meaning set forth in the Preamble.

“Fractional Unit Payment” has the meaning set forth in Section 2.1(e).

“GAAP” has the meaning set forth in Section 1.2.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, operating agreement, unanimous equityholder agreement or declaration or other similar governing documents of such Person.

“Governmental Entity” means any federal, state, municipal or other government, governmental court, department, commission, board, bureau, agency or instrumentality.

“Hazardous Material” means any substance, whether solid, liquid, or gaseous: (i) which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or words of similar meaning or import found in any applicable Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) any petroleum, petroleum hydrocarbons, petroleum substances, petroleum or petrochemical products, natural gas, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; or (iv) radioactive material, waste and pollutants, radiation, radionuclides and their progeny, or nuclear waste including used nuclear fuel; or (v) which causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.

“Holders” means, when used with reference to the TLLP Common Units, QEPM Common Units and QEPM Subordinated Units, the holders of such units shown from time to time in the registers maintained by or on behalf of QEPM or TLLP, as applicable.

“Knowledge” as used in this Agreement with respect to a party hereto, means the actual knowledge of that party’s designated personnel, after reasonable inquiry. The designated personnel for the TLLP Parties are Gregory J. Goff, Phillip M. Anderson, Keith M. Casey, Charles S. Parrish, Steven M. Sterin and Don J. Sorensen. The designated personnel for the QEPM Parties are Gregory J. Goff, Phillip M. Anderson, Keith M. Casey, Charles S. Parrish, Steven M. Sterin, Perry Richards and Kevin Peretti.

“Laws” means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the NYSE).

“Letter of Transmittal” has the meaning set forth in Section 2.1(h).

“Liens” means any mortgage, deed of trust, lien, charge, restriction (including restriction on transfer), security interest, pledge, option, right of first offer or refusal, preemptive right, put or call option, lease or sublease, claim, right of any third party, covenant, right of way, conditional sales contract, charge, easement, encroachment or encumbrance.

“Materiality Requirement” means any requirement in a representation or warranty that a condition, event or state of fact be “material,” correct or true in “all material respects,” have a “TLLP Material Adverse Effect” or a “QEPM Material Adverse Effect” or be or not be “reasonably expected to have a TLLP Material Adverse Effect” or “reasonably expected to have a QEPM Material Adverse Effect” (or other words or phrases of similar effect or impact) in order for such condition, event or state of facts to cause such representation or warranty to be inaccurate.

“Merger” means the merger of Merger Sub with and into QEPM, with QEPM as the sole surviving entity.

“Merger Sub” has the meaning set forth in the Preamble.

“NGL” means natural gas liquids.

“Non-affiliated QEPM Common Units” has the meaning set forth in Section 5.4(a).

“Notice” has the meaning set forth in Section 9.1.

“NYSE” means the New York Stock Exchange.

“Partially Owned Entity” means, with respect to a specified Person, an entity that is owned in part by such specified Person, but is not wholly owned by such specified Person.

“Party Group” means the QEPM Parties, on the one hand, and the TLLP Parties, on the other hand. A reference to a Party Group is a reference to each of the members of such Party Group.

“Permitted Lien” means all: (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens, if any, that do not materially detract from the value of or materially interfere with the use of any of the assets of the TLLP Group Entities or QEPM Group Entities, as applicable, subject thereto; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) title defects or Liens (other than those constituting Liens for the payment of indebtedness), if any, that, individually or in the aggregate, do not or would not materially detract from the value or impair in any material respect the use or occupancy of the assets of the TLLP Group Entities or QEPM Group Entities, as applicable, taken as a whole; (iv) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty or for Taxes the validity of which is being contested in good faith and for which an adequate reserve has been established; and (v) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the businesses of the TLLP Group Entities or QEPM Group Entities, as applicable.

“Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity or Governmental Entity and, for the purposes of the definitions of QEPM Takeover Proposal and Superior Proposal, shall also mean any “group” as such term is defined in Section 13(d) of the Exchange Act.

“Proxy Statement/Prospectus” has the meaning set forth in Section 5.3(a).

“QEP Field Services” has the meaning set forth in the Preamble.

“QEP Resources” means QEP Resources, Inc., a Delaware corporation.

“QEPM” has the meaning set forth in the Preamble.

“QEPM 10-K” has the meaning set forth in Section 4.6(a).

“QEPM Aggregated Group” has the meaning set forth in Section 4.14(c).

“QEPM Associated Employee” has the meaning set forth in Section 4.14(a).

“QEPM Board” means the Board of Directors of QEPM General Partner.

“QEPM Certificate” has the meaning set forth in Section 2.1(c)(i).

“QEPM Common Units” means the Common Units of QEPM issued or otherwise outstanding pursuant to the QEPM Partnership Agreement.

“QEPM Conflicts Committee” means the Conflicts Committee of the QEPM Board.

“QEPM Consideration” has the meaning set forth in Section 2.1(c)(i).

“QEPM D&O Indemnified Party” means any Person who is not an employee of QEP Resources and is or was an officer or director of any QEPM Group Entity and any Person who is or was serving at the request of any QEPM Group Entity as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be a QEPM D&O Indemnified Party by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“QEPM Disclosure Schedule” means the disclosure schedule prepared and delivered by QEPM to TLLP as of the date of this Agreement.

“QEP Field Services” has the meaning set forth in the Preamble.

“QEPM Financial Statements” has the meaning set forth in Section 4.6(a).

“QEPM General Partner” has the meaning set forth in the Preamble.

“QEPM General Partner Units” means “General Partner Units” as such term is defined in the QEPM Partnership Agreement.

“QEPM Group Entities” means the QEPM Parties and the QEPM Subsidiaries.

“QEPM Incentive Distribution Rights” means the “Incentive Distribution Rights” of QEPM as such term is defined in the QEPM Partnership Agreement.

“QEPM Limited Partners’ Meeting” has the meaning set forth in Section 5.4(a).

“QEPM Limited Partners” means “Limited Partners” as such term is defined in the QEPM Partnership Agreement.

“QEPM LTIP” means the QEP Midstream Partners, LP 2013 Long-Term Incentive Plan, as amended from time to time.

“QEPM Material Adverse Effect” means any effect that is or would reasonably be expected to have a material adverse effect on or a material adverse change in (i) the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of QEPM and the QEPM Subsidiaries, taken as a whole, or (ii) the ability of either of the QEPM Parties to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement, provided, however, that any adverse change or effect resulting from any of the following shall be disregarded in determining whether there has been a QEPM Material Adverse Effect (a) changes or effects affecting the natural gas gathering, processing, treating, transportation and storage industries generally and NGL marketing industry generally (including any change in the prices of natural gas, natural gas liquids or other hydrocarbon products, industry margins or any regulatory changes or changes in applicable Law), (b) changes or effects affecting the United States or global economic conditions or financial markets in general, (c) any outbreak of hostilities, terrorism, war or other similar national emergency, (d) the announcement of this Agreement or any of the transactions contemplated hereby, (e) changes in the Law or in accounting regulations or principles or the interpretation thereof that materially affects this Agreement or the transactions contemplated hereby, (f) earthquakes, hurricanes, floods or other natural disasters, (g) any failure of QEPM to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period (but not the underlying causes of such failures), (h) changes in the market price or trading volume of the QEPM Common Units (but not any effect underlying any decrease that would otherwise constitute a QEPM Material Adverse Effect) or (i) resulting from QEPM taking any action required by this Agreement; provided, that in the case of clauses (a), (b), (c), (e) and (f) the impact on QEPM and the QEPM Subsidiaries, taken as a whole, is not materially disproportionate to the impact on similarly situated parties.

“QEPM Material Contracts” has the meaning set forth in Section 4.13(a).

“QEPM Partially Owned Entities” means the Partially Owned Entities of QEPM.

“QEPM Parties” means QEPM and QEPM General Partner.

“QEPM Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of QEPM dated as of August 14, 2013; and as further amended from time to time after the Execution Date in accordance with this Agreement.

“QEPM Permits” has the meaning set forth in Section 4.12(a).

“QEPM Recommendation” has the meaning set forth in Section 5.4(a).

“QEPM Recommendation Change” has the meaning set forth in Section 5.5(b).

“QEPM SEC Reports” has the meaning set forth in Section 4.5.

“QEPM Subordinated Units” means the Subordinated Units of QEPM issued or otherwise outstanding pursuant to the QEPM Partnership Agreement.

“QEPM Subsidiaries” means the entities that are partially or wholly owned, directly or indirectly, by QEPM.

“QEPM Takeover Proposal” means any inquiry, proposal or offer from any Person other than the TLLP Group Entities, relating to, or that could reasonably be expected to, lead to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (other than product sales in the ordinary course of business) or businesses that constitute 20% or more of the revenues, net income or assets of the QEPM Group Entities, taken as a whole, or 20% or more of any class of equity securities of any QEPM Party, any tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of 13(d) of the Exchange Act) 20% or more of any class of equity securities of any QEPM Party, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding unit exchange or similar transaction involving the QEPM Group Entities pursuant to which any Person or the equityholders of any Person would beneficially own (within the meaning of 13(d) of the Exchange Act) 20% or more of any class of equity securities of any QEPM Party or of any resulting parent company of any QEPM Party, other than the transactions contemplated by this Agreement.

“QEPM Unitholder Approval” means the affirmative vote or consent of the Holders of at least a Unit Majority (as such term is defined in the QEPM Partnership Agreement); provided that, the parties understand and agree that so long as the QEPM Limited Partners’ Meeting is held prior to the later of (i) the Drop-Dead Date or (ii) the termination of the Subordination Period (as such term is defined in the QEPM Partnership Agreement), then the term Unit Majority shall include the approval of at least a majority of the Non-affiliated QEPM Common Units that are Outstanding (as such term is defined in the QEPM Partnership Agreement).

“QEPM Units” means the QEPM Common Units and the QEPM Subordinated Units.

“Registration Statement” has the meaning set forth in Section 3.18.

“Representatives” has the meaning set forth in Section 5.5(a).

“Rights-of-Way” has the meaning set forth in Section 3.7(b).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.5(c).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Special Approval” has the meaning set forth in the QEPM Partnership Agreement.

“Superior Proposal” means any bona fide written offer made by a Person (other than the Partnership or its Affiliates) that (i) if consummated, would result in such Person (or its equityholders) owning, directly or indirectly, at least a majority of the QEPM Common Units then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or 50% or more of the assets of the QEPM Group Entities, taken as a whole, (ii) includes terms that the QEPM Conflicts Committee determines (after consultation with its outside financial advisor and outside legal counsel, and after taking into account all the terms and conditions of such third party offer, including any break-up fees, expense reimbursement provisions, and conditions to consummation as well as any bona fide written offer to revise the terms of the Merger or this Agreement made by TLLP after being notified pursuant to Section 5.5) are more favorable to the Holders of Non-affiliated QEPM Common Units (solely in their capacities as such Holders) than the Merger and (iii) is reasonably likely to be completed on the terms and conditions so proposed, taking into account all legal, financial, regulatory and other aspects of such proposal.

“Support Agreement” has the meaning set forth in the Recitals.

“Surrender” means the proper delivery of a QEPM Certificate or the proper completion, with respect to a Book-Entry QEPM Common Unit, of all procedures necessary, in either case, to effect the transfer of such QEPM Units in accordance with the terms of the Letter of Transmittal.

“Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing.

“TLLP” has the meaning set forth in the Preamble.

“TLLP 10-K” has the meaning set forth in Section 3.6(a).

“TLLP Aggregated Group” has the meaning set forth in Section 3.14(c).

“TLLP Associated Employees” has the meaning set forth in Section 3.14(a).

“TLLP Board” means the Board of Directors of TLLP General Partner.

“TLLP Common Units” means the Common Units of TLLP issued or otherwise outstanding pursuant to the TLLP Partnership Agreement.

“TLLP Disclosure Schedule” means the disclosure schedule prepared and delivered by TLLP to QEPM as of the date of this Agreement.

“TLLP Financial Statements” has the meaning set forth in Section 3.6(a).

“TLLP General Partner” has the meaning set forth in the Preamble.

“TLLP General Partner Units” means “General Partner Units” as such terms is defined in the TLLP Partnership Agreement.

“TLLP Group Entities” means the TLLP Parties and the TLLP Subsidiaries.

“TLLP Incentive Distribution Rights” means “Incentive Distribution Rights” as such term is defined in the TLLP Partnership Agreement.

“TLLP Material Adverse Effect” means any effect that is or would reasonably be expected to have a material adverse effect on or a material adverse change in (i) the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the TLLP Group Entities, or (ii) the ability of any of the TLLP Parties to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement, provided, however, that any adverse change or effect resulting from any of the following shall be disregarded in determining whether there has been a TLLP Material Adverse Effect: (a) changes or effects affecting the crude oil gathering, transportation and storage industries generally, (b) changes or effects affecting United States or global economic conditions or financial markets in general, (c) any outbreak of hostilities, terrorism, war or other similar national emergency, (d) the announcement of this Agreement or any of the transactions contemplated hereby, (e) changes in the Law or in accounting regulations principles or the interpretation thereof that materially affects this Agreement or the transactions contemplated hereby, (f) earthquakes, hurricanes, floods or other natural disasters, (g) any failure of TLLP to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period (but not the underlying causes of such failures), (h) changes in the market price or trading volume of the TLLP Common Units (but not any effect underlying any decrease that would otherwise constitute a TLLP Material Adverse Effect) or (i) resulting from TLLP taking any action required by this Agreement; provided, that in the case of clauses (a), (b), (c), (e) and (f) the impact on the TLLP Group Entities is not materially disproportionate to the impact on similarly situated parties.

“TLLP Material Contracts” shall have the meaning ascribed to such term in Section 3.13(a).

“TLLP Partially Owned Entities” means the Partially Owned Entities of TLLP, other than QEPM.

“TLLP Parties” means TLLP, TLLP General Partner and Merger Sub.

“TLLP Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of TLLP dated as of April 26, 2011, as amended by Amendment No. 1 to Amended and Restated Agreement of Limited Partnership dated December 2, 2014; and as further amended from time to time after the Execution Date in accordance with this Agreement.

“TLLP Permits” shall have the meaning set forth in Section 3.12(a).

“TLLP SEC Reports” has the meaning set forth in Section 3.5(a).

“TLLP Subsidiaries” means the entities that are partially or wholly owned, directly or indirectly, by TLLP, excluding QEPM, QEPM General Partner and the QEPM Subsidiaries.

“TLLP Title IV Plans” has the meaning set forth in Section 3.14(d).

Section 1.2 Rules of Construction. The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement (including the QEPM Disclosure Schedule and the TLLP Disclosure Schedule) and not to any particular Article, Section or other portion hereof. Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing the singular shall include the plural and vice versa, and words importing any gender shall include all genders, (c) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (d) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”). In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any party hereto is also a reference to such party’s permitted successors and assigns. The Exhibits attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. Unless otherwise indicated, all references to an “Exhibit” followed by a number or a letter refer to the specified Exhibit to this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, it is the intention of the parties hereto that this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II

MERGER

Section 2.1 Closing of the Merger.

(a) Closing Date. Subject to the satisfaction or waiver of the conditions to closing set forth in Article VI, the closing of the Merger and the transactions contemplated by this Section 2.1 (the “Closing”) shall be held at the offices of Norton Rose Fulbright US LLP at 2200 Ross Avenue, Dallas, Texas at 10:00 AM on the date that is the second full NYSE trading date to occur after the date of satisfaction or waiver of all of the conditions set forth in Article VI (other than conditions that would normally be satisfied on the Closing Date), or such other place, date and time as may be mutually agreed upon in writing by the parties hereto. The “Closing Date,” as referred to herein, shall mean the date of the Closing.

(b) Merger. At the Closing, the Merger shall occur by the filing of a certificate of merger with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of DRULPA and DLLCA, as applicable (the date and time of such filing (or such later time and date as may be expressed therein as the effective date and time of the Merger) being the “Effective Time”). As a result of the Merger, the separate existence of Merger Sub shall cease, and QEPM shall continue as the surviving limited partnership in the Merger.

(c) Effect of the Merger on Equity Securities. At the Effective Time, by virtue of the Merger and without any action on the part of TLLP, Merger Sub, QEPM, QEPM General Partner, any Holder of QEPM Units or any other Person:

(i) QEPM Common and Subordinated Units. Each of the outstanding QEPM Common Units, other than the QEPM Common Units owned by QEP Field Services, shall be converted into the right to receive 0.3088 TLLP Common Units, which TLLP Common Units shall be duly authorized and validly issued in accordance with applicable Laws and the TLLP Partnership Agreement, fully paid and non-assessable (except to the extent such non-assessability may be affected by DRULPA or the provisions of the TLLP Partnership Agreement), and free and clear of all Liens except those existing or arising pursuant to the TLLP Partnership Agreement or applicable securities Laws. Each QEPM Common Unit converted into the right to receive TLLP Common Units pursuant to this Section 2.1(c)(i) (such amount of TLLP Common Units, the “QEPM Consideration”) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each Holder of such QEPM Common Units immediately prior to the Effective Time shall thereafter cease to be a limited partner of QEPM or have any rights with respect to such QEPM Common Units, except the right to be admitted to TLLP as a limited partner of TLLP and receive the TLLP Common Units to be issued in consideration therefor and any distributions to which Holders of QEPM Common Units become entitled all in accordance with this Article II upon the Surrender of (A) a certificate that immediately prior to the Effective Time represented QEPM Common Units (a “QEPM Certificate”) or (B) uncertificated QEPM Common Units represented in book-entry form (“Book-Entry QEPM Common Units”).

(ii) All of the outstanding QEPM Common Units and QEPM Subordinated Units held by QEP Field Services shall remain outstanding and QEP Field Services shall thereby be the sole holder of QEPM Common Units and QEPM Subordinated Units following the Effective Time, owning a 98% aggregate partnership interest (as defined in DRULPA) in QEPM.

(iii) The outstanding QEPM Incentive Distribution Rights held by QEPM General Partner (or its assignee of such QEPM Incentive Distribution Rights, which shall be an Affiliate of QEPM General Partner or QEP Field Services) shall remain outstanding.

(iv) Each Outstanding QEPM General Partner Unit held by QEPM General Partner shall remain outstanding and the QEPM General Partner shall continue as the sole general partner of QEPM with a general partner interest in QEPM which constitutes 2% of the aggregate partnership interest (as defined in DRULPA) of all partners in QEPM. Immediately after the Effective Time, QEP Field Services will be the sole limited partner of QEPM and the QEPM General Partner will be the sole general partner of QEPM, and QEPM shall continue without dissolution.

(v) Merger Sub’s outstanding limited liability company interests shall be cancelled and retired and shall cease to exist without consideration therefor and without any further action by any Person.

(vi) QEP Field Services’ limited liability company interests shall be unchanged and remain outstanding, and TLLP shall continue as the sole member of QEP Field Services.

(vii) TLLP’s partnership interests issued and outstanding immediately prior to the Effective Time shall be unchanged and remain outstanding and each limited partner and general partner admitted to TLLP immediately prior to the Effective Time shall continue as a limited partner and general partner, as applicable, of TLLP.

(d) Other Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of DRULPA and DLLCA. At the Effective Time, (i) the QEPM Partnership Agreement shall continue in effect until thereafter changed or amended as provided therein or by applicable Law, (ii) the certificate of limited partnership of QEPM shall continue as the certificate of limited partnership of the surviving entity in the Merger. TLLP General Partner consents to the admission to TLLP as a limited partner of TLLP of each Holder of QEPM Common Units who is issued TLLP Common Units in exchange for such Holder’s QEPM Common Units in accordance with this Article II upon the proper Surrender of a QEPM Certificate or Book-Entry QEPM Common Units. Upon such Surrender of a QEPM Certificate (or upon a waiver of the requirement to Surrender a QEPM Certificate granted by TLLP General Partner in its sole discretion) or Book-Entry QEPM Common Units and the recording of the name and admission of such Person as a limited partner of TLLP (and as the Record Holder (as such term is defined in the TLLP Partnership Agreement) of such TLLP Common Units) on the books and records of TLLP and its Transfer Agent (as such term is defined in the TLLP Partnership Agreement), such Person shall automatically and effective as of the Effective Time be admitted to TLLP as a limited partner of TLLP and be bound by the TLLP Partnership Agreement as such. By its Surrender of a QEPM Certificate or Book-Entry QEPM Common Units, or by its acceptance of TLLP Common Units, a Holder of QEPM Common Units confirms its agreement to be bound by all of the terms and conditions of the TLLP Partnership Agreement, including any power of attorney granted therein.

(e) Fractional Units. Notwithstanding any other provision of this Agreement, (i) no certificates or scrip representing fractional TLLP Common Units shall be issued, and such fractional units will not entitle the owner thereof to vote or to any rights as a unitholder of TLLP and (ii) each registered Holder of QEPM Common Units converted pursuant to the Merger who would otherwise have been entitled to receive a fractional TLLP Common Unit (after taking into account all QEPM Common Units held by such Holder immediately prior to the Effective Time) shall receive, in lieu thereof, from TLLP in exchange for such fractional unit, an amount (a “Fractional Unit Payment”) in cash (payable in dollars, without interest) equal to the product of (A) such fraction, multiplied by (B) the average of the closing price of TLLP Common Units on the NYSE Composite Transaction Reporting System as reported in The Wall Street Journal (but subject to correction for typographical or other manifest errors in such reporting) over the five trading day period ending on the third trading day immediately preceding the Effective Time.

(f) Certain Adjustments. If between the date of this Agreement and the Effective Time, whether or not permitted pursuant to the terms of this Agreement, the outstanding QEPM Common Units or TLLP Common Units shall be changed into a different number of units or other securities by reason of any split, combination, merger, consolidation, reorganization or other similar transaction, or if any dividend or distribution payable in partnership interests, voting securities, equity interests shall be declared thereon with a record date within such period, the Exchange Ratio (and the number of TLLP Common Units issuable in the Merger) and the form of securities issuable in the Merger shall be appropriately adjusted to provide the Holders of QEPM Common Units the same economic effect as contemplated by this Agreement prior to such event, and thereafter, all references in this Agreement to the QEPM Consideration and any other similarly dependent items shall be references to the QEPM Consideration, and any other similarly dependent items as so adjusted.

(g) Exchange Agent. Prior to the mailing of the Proxy Statement/Prospectus, TLLP shall appoint American Stock Transfer & Trust Company, N.A., to act as exchange agent (the “Exchange Agent”) for the payment of the QEPM Consideration and any Fractional Unit Payment. At or prior to the Closing Date, TLLP shall (i) deposit with the Exchange Agent, for the benefit of the Holders of QEPM Common Units, an amount of cash equal to the estimated aggregate Fractional Unit Payment (the “Exchange Fund”), (ii) reserve with the Exchange Agent the TLLP Common Units to be issued as QEPM Consideration pursuant to Section 2.1(c)(i) and (iii) authorize the Exchange Agent to exchange TLLP Common Units in accordance with this Section 2.1. TLLP shall deposit with the Exchange Agent any additional funds in excess of the Exchange Fund as and when necessary to pay any Fractional Unit Payment and other amounts required to be paid under this Agreement. TLLP shall pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process. Any TLLP Common Units, or fraction thereof, and any remaining amount of the Exchange Fund or other funds deposited shall be returned to TLLP after the earlier to occur of (x) payment in full of all amounts due to the Holders of QEPM Common Units or to the Exchange Agent or (y) the expiration of the period specified in Section 2.1(k).

(h) Exchange Procedures. Promptly after the Effective Time, TLLP shall cause the Exchange Agent to mail to each Holder, as of the Effective Time, of QEPM Common Units (other than QEP Field Services) a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the QEPM Certificates or Book-Entry QEPM Common Units shall pass, only upon proper delivery of the QEPM Certificates to the Exchange Agent or, in the case of Book-Entry QEPM Common Units, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall have such other provisions as may be necessary for the Holders of QEPM Common Units to be admitted to TLLP as limited partners of TLLP and which shall be in such form and have such other provisions as TLLP General Partner and QEPM General Partner may reasonably specify) and instructions for effecting the Surrender of such QEPM Certificates or Book-Entry QEPM Common Units in exchange for the TLLP Common Units, together with any distributions with respect thereto and any Fractional Unit Payment. Upon Surrender to the Exchange Agent of such QEPM Certificates or Book-Entry QEPM Common Units, together with such properly completed and duly executed Letter of Transmittal, the Holder of a QEPM Certificate or Book-Entry QEPM Common Units shall be entitled to (i) the number of full TLLP Common Units (which shall be in uncertificated book-entry form unless a physical certificate is requested) that the QEPM Certificates or Book-Entry QEPM Common Units Surrendered shall have been converted into the right to receive pursuant to this Agreement and (ii) the Fractional Unit Payment, if any, payable in redemption of any fractional TLLP Common Unit otherwise issuable. The instructions for effecting the Surrender of QEPM Certificates shall set forth procedures that must be taken by the Holder of any QEPM Certificate that has been lost, destroyed or stolen. It shall be a condition to the right of such Holder of a QEPM Certificate to receive TLLP Common Units and the Fractional Unit Payment, if any, that the Exchange Agent shall have received, along with the Letter of Transmittal, a duly executed lost certificate affidavit, including an agreement to indemnify TLLP, signed exactly as the name or names of the registered Holder or Holders appeared on the books of QEPM immediately prior to the Effective Time, together with a customary bond and such other documents as TLLP may reasonably require in connection therewith. After the Effective Time, there shall be no further transfer on the records of QEPM or its transfer agent of QEPM Certificates or Book-Entry QEPM Common Units; and if such QEPM Certificates or Book-Entry QEPM Common Units are presented to QEPM or its transfer agent for transfer, they shall be canceled against delivery of the TLLP Common Units and any Fractional Unit Payment as hereinabove provided. Until Surrendered as contemplated by this Section 2.1(h), each QEPM Certificate or Book-Entry QEPM Common Unit shall be deemed at any time after the Effective Time to represent only the right to receive upon such Surrender the TLLP Common Units, together with any distributions with respect thereto, and any Fractional Unit Payment, as contemplated by this Section 2.1. No interest will be paid or will accrue on any Fractional Unit Payment.

(i) Distributions with Respect to Unexchanged QEPM Common Units. No dividends or other distributions with respect to TLLP Common Units with a record date after the Effective Time shall be paid to the Holder of any QEPM Certificate or Book-Entry QEPM Common Units not Surrendered with respect to TLLP Common Units issuable in respect thereof and no Fractional Unit Payment shall be paid to any such Holder until the Surrender of such QEPM Certificate or Book-Entry QEPM Common Units in accordance with this Section 2.1. Subject to the effect of applicable Laws, there shall be paid to the Holder of each QEPM Certificate or Book-Entry QEPM Common Units, without interest, (i) at the time of Surrender of any such QEPM Certificate or Book-Entry QEPM Common Units, the amount of any Fractional Unit Payment to which such Holder is entitled and the amount of dividends or other distributions previously paid with respect to the whole TLLP Common Units issuable with respect to such QEPM Certificate or Book-Entry QEPM Common Units that have a record date after the Effective Time and a payment date on or prior to the time of Surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such whole TLLP Common Units with a record date after the Effective Time and prior to such Surrender and a payment date subsequent to such Surrender.

(j) No Further Ownership Rights in QEPM Common Units. All TLLP Common Units issued upon the Surrender for exchange of QEPM Certificates or Book-Entry QEPM Common Units in accordance with the terms of this Section 2.1 (including any Fractional Unit Payment) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the QEPM Common Units heretofore represented by such QEPM Certificates or Book-Entry QEPM Common Units (including all rights to common units arrearages), subject, however, to TLLP’s obligation, with respect to QEPM Common Units outstanding immediately prior to the Effective Time, to pay any distributions with a record date prior to the Effective Time that may have been declared or made by QEPM on such QEPM Common Units in accordance with the terms of this Agreement on or prior to the Effective Time and that remain unpaid at the Closing Date.

(k) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the Holders of the QEPM Certificates or Book-Entry QEPM Common Units for twelve months after the Closing Date shall be delivered to TLLP, upon demand, and any Holders of the QEPM Certificates or Book-Entry QEPM Common Units who have not theretofore complied with this Section 2.1 shall thereafter look only to TLLP and only as general creditors thereof for payment of their claim for TLLP Common Units, any Fractional Unit Payment and any distributions with respect to QEPM Common Units or TLLP Common Units to which such Holders may be entitled.

(l) No Liability. None of TLLP, TLLP General Partner, QEPM, QEPM General Partner or the Exchange Agent shall be liable to any Person in respect of any TLLP Common Units (or distributions with respect thereto) or Fractional Unit Payment properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any QEPM Certificates or Book-Entry QEPM Common Units shall not have been Surrendered prior to such date on which any TLLP Common Units, any Fractional Unit Payment or any distributions with respect to QEPM Common Units or TLLP Common Units in respect of such QEPM Certificate or Book-Entry QEPM Common Units would escheat to or become the property of any Governmental Entity, any such units, cash, dividends or distributions in respect of such QEPM Certificates or Book-Entry QEPM Common Units shall, to the extent permitted by applicable Law, become the property of TLLP, free and clear of all claims or interest of any Person previously entitled thereto.

(m) Withholding Rights. TLLP shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by TLLP, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by TLLP.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE TLLP PARTIES

Except (i) as set forth in a section of the TLLP Disclosure Schedule delivered concurrently herewith corresponding to the applicable sections of this Article III to which such disclosure applies (provided that any information set forth in one section of the TLLP Disclosure Schedule shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent on its face), or (ii) as disclosed in the TLLP SEC Reports (excluding any disclosures set forth in such TLLP SEC Reports under the heading “Risk Factors” or in any section related to forward-looking statements) filed on or after January 1, 2013 and prior to the Execution Date (without giving effect to any amendment to any such TLLP SEC Report filed on or after the Execution Date), the TLLP Parties hereby represent and warrant, jointly and severally, to the QEPM Parties that:

Section 3.1 Organization.

(a) Each of the TLLP Parties is a limited partnership or limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership or limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b) Each of the TLLP Subsidiaries (other than the TLLP Parties) is a corporation, limited partnership, general partnership or limited liability company duly organized or formed, as applicable, validly existing and in good standing under the laws of its respective jurisdiction of organization or formation and has all requisite corporate, limited partnership, general partnership or limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c) Each of the TLLP Group Entities is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a TLLP Material Adverse Effect.

Section 3.2 Authority and Approval. Each of the TLLP Parties has all requisite limited liability company or limited partnership power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery by the TLLP Parties of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the TLLP Parties have been duly authorized and approved by all requisite limited liability company or limited partnership action on the part of each of the TLLP Parties. The TLLP Board approved, by unanimous written consent, this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the TLLP Parties and constitutes the valid and legally binding obligation of each of them, enforceable against each of the TLLP Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 3.3 No Conflict; Consents.

(a) The execution, delivery and performance of this Agreement by each of the TLLP Parties does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not: (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of any of the TLLP Group Entities; (ii) materially contravene or violate any provision of applicable Laws binding upon or applicable to the

TLLP Group Entities or any of their assets; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, TLLP Permit, lease, joint venture or other instrument to which any of the TLLP Group Entities is a party or by which any of the TLLP Group Entities or any of their assets are bound, except for conflicts, breaches, defaults, accelerators, requirements or results that, individually or in the aggregate, would not have a TLLP Material Adverse Effect; (iv) result in the creation of any material Lien (other than Permitted Liens) on any of the assets or businesses of any of the TLLP Group Entities; or (v) cause the transactions contemplated by this Agreement to be subject to state takeover or similar laws.

(b) No consent, approval, license, permit, order or authorization of any Governmental Entity or other Person is required to be obtained or made by any of the TLLP Group Entities in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act, and any other applicable state or federal securities, takeover and “blue sky” Laws, (iii) for those which individually or in the aggregate would not have a TLLP Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are immaterial and not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing), or (iv) for matters expressly contemplated by this Agreement.

Section 3.4 Capitalization; Title to Membership and Limited Partner Interests.

(a) All of the outstanding shares of capital stock or other equity interests of each TLLP Subsidiary owned directly or indirectly by the TLLP Parties (i) are owned, beneficially and of record free and clear of all Liens in the percentages set out on TLLP Disclosure Schedule 3.4(a) and (ii) have been duly authorized and are validly issued, fully paid (to the extent required under the Governing Documents of the applicable TLLP Subsidiary) and nonassessable (except as such nonassessability may be affected by applicable Laws and the Governing Documents of the applicable entity).

(b) There are no outstanding subscriptions, options, warrants, preemptive rights, preferential purchase rights, rights of first refusal or any other rights issued or granted by, or binding upon, any of the TLLP Group Entities to purchase or otherwise acquire or to sell or otherwise dispose of any of the TLLP Subsidiaries or the equity interests of the TLLP Subsidiaries.

(c) As of the date hereof, the outstanding capitalization of TLLP consists of 80,605,673 TLLP Common Units, 1,631,448 TLLP General Partner Units and the TLLP Incentive Distribution Rights. All of such TLLP Common Units and TLLP Incentive Distribution Rights and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the TLLP Partnership Agreement, and are fully paid (to the extent required under the TLLP Partnership Agreement) and nonassessable (except as such nonassessability may be affected by DRULPA and the TLLP Partnership Agreement). The TLLP General Partner Units have been duly authorized and validly issued in accordance with the TLLP Partnership Agreement. There are no outstanding subscriptions, options, warrants, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights issued or granted by, or binding upon, TLLP to purchase or otherwise acquire or to sell or otherwise dispose of any equity interests in TLLP, except pursuant to Section 2.1 of this Agreement and as set forth in the TLLP SEC Reports.

Section 3.5 SEC Documents; Internal Controls.

(a) Since January 1, 2013, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, forms, schedules, statements, exhibits and other documents required to be filed or furnished by TLLP, with or to the SEC have been or will be timely filed or furnished (the “TLLP SEC Reports”). Each of the TLLP SEC Reports (i) complied or will comply in all material respects with the requirements of applicable Law (including the Exchange Act), and (ii) as of its filing date did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any statements in any TLLP SEC Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC prior to the date hereof.

(b) No TLLP Subsidiary is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the TLLP SEC Reports. No enforcement action has been initiated against TLLP relating to disclosures contained or omitted from any TLLP SEC Report.

(c) TLLP makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case as required pursuant to Section 13(b)(2) under the Exchange Act. TLLP has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by TLLP in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”).

(d) The principal executive officer and principal financial officer of TLLP General Partner have made all certifications required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of such entities or its officers have received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date hereof, and except as disclosed in a TLLP SEC Report filed with the SEC prior to the Execution Date, none of such entities has any material weaknesses in the design or operation of such internal controls over financial reporting.

Section 3.6 Financial Statements; Undisclosed Liabilities.

(a) TLLP’s Annual Report on Form 10-K filed with the SEC on February 24, 2015 (the “TLLP 10-K”) sets forth a true and complete copy of the consolidated audited statements of operations, changes in partners’ capital and cash flows for each of the three years in the period ended December 31, 2014 and balance sheets as of December 31, 2014 and 2013 for TLLP, including the notes thereto (the financial statements set forth in the TLLP 10-K are collectively referred to as the “TLLP Financial Statements”). The TLLP Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and present fairly in all material respects the financial condition of TLLP as of such dates and the results of operations of TLLP for such periods, except as otherwise noted therein and subject, in the case of the unaudited financial statements, to normal and recurring adjustments and the absence of certain notes that are included in an annual filing. Except as set forth in the TLLP Financial Statements, there are no “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Exchange Act), where the purpose of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, TLLP in the TLLP Financial Statements or any TLLP SEC Report. TLLP has not had any disagreement with its independent public accounting firm requiring disclosure in the TLLP SEC Reports.

(b) There are no liabilities or obligations of TLLP, TLLP General Partner or the TLLP Subsidiaries (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, other than (i) liabilities or obligations reflected or reserved against in the TLLP Financial Statements, (ii) current liabilities incurred in the ordinary course of business since December 31, 2014, and (iii) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, have a TLLP Material Adverse Effect.

Section 3.7 Real Property; Rights-of-Way.

(a) Each of the TLLP Group Entities has good and marketable title to all real property and good title to all tangible personal property owned by the TLLP Group Entities and which is sufficient for the operation of their respective businesses as presently conducted, free and clear of all Liens except Permitted Liens, except as would not have, individually or in the aggregate, a TLLP Material Adverse Effect.

(b) Each of the TLLP Group Entities has such consents, easements, rights-of-way, permits and licenses from each Person (collectively, “Rights-of-Way”) as are sufficient to conduct its business in the manner described, and subject to the limitations, qualifications, reservations and encumbrances contained, in any TLLP SEC Report filed on or prior to the date hereof, except for such Rights-of-Way the absence of which has not had, and would not have, individually or in the aggregate, a TLLP Material Adverse Effect. Each of the TLLP Group Entities has fulfilled and performed all of its material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that have not had, and would not have, individually or in the aggregate, a TLLP Material Adverse Effect.

(c) Except as set forth on TLLP Disclosure Schedule 3.7(c), (i) (A) there are no pending proceedings or actions to modify the zoning classification of, or to condemn or take by power of eminent domain, all or any of the assets of the TLLP Group Entities and (B) none of the TLLP Parties have Knowledge of any such threatened proceeding or action, which (in either case), if pursued, would have a TLLP Material Adverse Effect, (ii) to the extent located in jurisdictions subject to zoning, the assets of the TLLP Group Entities that are real property (owned or leased) are properly zoned for the existence, occupancy and use of all of the improvements located on the owned and leased real property and on the rights-of-way and easements held by any of the TLLP Group Entities, except as would not have a TLLP Material Adverse Effect, and (iii) none of such improvements are subject to any conditional use permits or “permitted non-conforming use” or “permitted non-conforming structure” classifications or similar permits or classifications, except as would not, either currently or in the case of a rebuilding of or additional construction of improvements, have a TLLP Material Adverse Effect.

Section 3.8 Litigation; Laws and Regulations. Except as set forth on TLLP Disclosure Schedule 3.8:

(a) there are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the TLLP Parties’ Knowledge, threatened against or affecting the TLLP Group Entities, their assets, or any of the operations of the TLLP Group Entities related thereto or (ii) judgments, orders, decrees or injunctions of any Governmental Entity, whether at law or in equity, against or affecting the TLLP Group Entities, their assets, or any of the operations of the TLLP Group Entities related thereto, except in each case, for those items that would not, individually or in the aggregate, have a TLLP Material Adverse Effect; and

(b) none of the TLLP Group Entities is in violation of or in default under its Governing Documents or any applicable Law, except as would not, individually or in the aggregate, have a TLLP Material Adverse Effect.

Section 3.9 No Adverse Changes. Since December 31, 2014, there has not been a TLLP Material Adverse Effect.

Section 3.10 Taxes. (i) All Tax Returns required to be filed by or with respect to TLLP or any of the TLLP Subsidiaries or their assets have been filed on a timely basis (taking into account all extensions of due dates) and all such Tax Returns are complete and accurate in all material respects; (ii) except for Taxes not yet delinquent or being contested in good faith, all Taxes owed by TLLP or any of the TLLP Subsidiaries with respect to their assets, which are or have become due, have been timely paid in full; (iii) except for Permitted Liens, there are no Liens on any of the assets of TLLP or any of the TLLP Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax on any of such assets; (iv) there is no pending action, proceeding or investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to TLLP or any of the TLLP Subsidiaries or their assets; (v) none of the TLLP Parties has elected to be classified as an association taxable as a corporation for U.S. federal income tax purposes; (vi) TLLP and each of the TLLP Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code; and (vii) in each tax year since the formation of TLLP up to and including the current tax year, at least 90% of the gross income of TLLP has been income which is “qualifying income” within the meaning of Section 7704(d) of the Code.

Section 3.11 Environmental Matters. Except as disclosed in TLLP Disclosure Schedule 3.11, or as would not reasonably be expected, individually or in the aggregate, to have a TLLP Material Adverse Effect: (a) the TLLP Group Entities, their assets and their operations relating thereto are in compliance with applicable Environmental Laws; (b) no circumstances exist with respect to the TLLP Group Entities, their assets or their operations relating thereto that give rise to an obligation by the TLLP Group Entities to investigate, remediate, monitor, report or otherwise address the presence or release, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws; (c) the TLLP Group Entities, their assets or their operations related thereto are not subject to any pending or, to the Knowledge of the TLLP Parties, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state law); (d) all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by the TLLP Group Entities, with respect to their assets or their operations relating thereto have been duly obtained or filed and are valid and currently in effect and will be legally usable by the TLLP Group Entities at the time of the Closing; (e) there has been no release of any Hazardous Material into the environment by the TLLP Group Entities, their assets, or their operations relating thereto, except in compliance with Environmental Law; and (f) there has been no exposure of any Person or property to any Hazardous Material in connection with their assets or their operations that would result in liability under Environmental Law.

Section 3.12 Licenses; Permits.

(a) The TLLP Group Entities have all licenses, permits and authorizations issued or granted by Governmental Entities that are necessary for the conduct of their respective businesses as now being conducted or have obtained valid waivers therefrom (collectively, “TLLP Permits”), except in each case for such items which the failure to obtain would not result, individually or in the aggregate, in a TLLP Material Adverse Effect.

(b) All TLLP Permits are validly held by the TLLP Group Entities and are in full force and effect, except as would not, individually or in the aggregate, have a TLLP Material Adverse Effect.

(c) The TLLP Group Entities have complied with all terms and conditions of the TLLP Permits, except as would not, individually or in the aggregate, have a TLLP Material Adverse Effect.

(d) The TLLP Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except, in each case, as would not, individually or in the aggregate, have a TLLP Material Adverse Effect.

Section 3.13 Contracts.

(a) Except for this Agreement and the other agreements and contracts filed as exhibits to the TLLP SEC Reports, as of the date hereof, none of the TLLP Group Entities is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC). All contracts of the type referred to in the previous sentence are referred to herein as “TLLP Material Contracts”.

(b) (1) each TLLP Material Contract is valid and binding and in full force and effect, (2) the TLLP Group Entity that is a party to each TLLP Material Contract has performed all obligations required to be performed by it to date under such TLLP Material Contract, (3) no event or condition exists that constitutes or, after notice or lapse of time or both, would constitute, a default on the part of a TLLP Group Entity under any such TLLP Material Contract and (4) to the Knowledge of TLLP, no other party to such TLLP Material Contract is in default in any respect thereunder.

Section 3.14 Employees and Employee Benefits.

(a) None of the employees of the TLLP Group Entities (collectively, the “TLLP Associated Employees”) are covered by a collective bargaining agreement or similar agreement. To the Knowledge of the TLLP Parties, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened with respect to the TLLP Associated Employees. Except as would not, individually or in the aggregate, have a TLLP Material Adverse Effect or as set forth on TLLP Disclosure Schedule 3.14(a), none of the TLLP Parties have Knowledge of any facts or circumstances that have resulted or would reasonably be expected to result in a claim on behalf of an individual or a class for unlawful discrimination, unpaid overtime or any other violation of state or federal laws relating to employment of the TLLP Associated Employees. There is no labor strike, or other material dispute, slowdown or stoppage pending or, to the Knowledge of the TLLP Parties, threatened against any of the TLLP Group Entities with respect to any TLLP Associated Employee.

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a TLLP Material Adverse Effect, (i) each Employee Benefit Plan in which TLLP Associated Employees participate and that is intended to be qualified under Section 401(a) of the Code has received and is currently covered by a favorable determination letter, advisory letter or opinion letter from the Internal Revenue Service regarding its qualified status, and (ii) each Employee Benefit Plan in which TLLP Associated Employees participate is and has been operated and maintained in material compliance with its terms and the provisions of all applicable Laws, including, without limitation, ERISA and the Code.

(c) With respect to any Employee Benefit Plan that the TLLP Parties (or any entity treated as a single employer with any TLLP Party for purposes of Section 414 of the Code or Section 4001(a)(14) of ERISA (the “TLLP Aggregated Group”)) have sponsored or maintained within the last six years or have contributed to or had any obligation to contribute to within the past six years, (i) except for an event that would not, individually or in the aggregate, reasonably be expected to result in a TLLP Material Adverse Effect, there has been no “reportable event,” as that term is defined in Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, and the transactions contemplated by this Agreement will not result in such a “reportable event” for which a waiver does not apply, (ii) none of the TLLP Group Entities or any member of the TLLP Aggregated Group has incurred any direct or indirect liability under Title IV of ERISA other than liability for premiums to the Pension Benefit Guaranty Corporation that have been timely paid and other than any liabilities for which the TLLP Group Entities have no direct or indirect responsibility or obligation (other than with respect to the TLLP Partnership Agreement) and (iii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived that, in either case, would give rise to a Lien on any of the assets of the TLLP Group Entities or that would reasonably be expected to result in a TLLP Material Adverse Effect. None of the TLLP Group Entities or any member of the TLLP Aggregated Group contributes to, or has an obligation to contribute to, and has not within six years prior to the Closing Date contributed to, or had an obligation to contribute to, a “multiemployer plan” within the meaning of Section 3(37)

of ERISA (i) that is, or would reasonably be expected to be in “critical” or “endangered” status as defined in Section 432 of the Code or Section 305 of ERISA, (ii) that is, or would reasonably be expected to be insolvent or in reorganization as determined pursuant to Title IV of ERISA, (iii) that is, or would reasonably be expected to be subject to proceedings to terminate any such plan or to appoint a trustee to administer any such plan, or (iv) in respect of which the TLLP Group Entities or any member of the TLLP Aggregated Group has incurred or may reasonably be expected to incur any withdrawal liability (as determined in accordance with Section 4201 of ERISA). TLLP Disclosure Schedule 3.14(c)(i) contains a true, correct and complete list of all Employee Benefit Plans subject to Section 412 of the Code, Section 302 or 303 of ERISA or Title IV of ERISA that are sponsored, maintained, contributed to by or required to be contributed to by any TLLP Group Entity or any member of the TLLP Aggregated Group or with respect to which any TLLP Group Entity or any member of the TLLP Aggregated Group has or could have any obligation or liability, whether secondary, contingent or otherwise. Other than the Employee Benefit Plans required to be listed on TLLP Disclosure Schedule 3.14(c)(i), there are no “pension plans” (as defined in Section 3(2) of ERISA) subject to Section 412 of the Code, Section 302 or 303 of ERISA or Title IV of ERISA with respect to which any TLLP Group Entity or any member of the TLLP Aggregated Group has or could have any obligation or liability, whether secondary, contingent or otherwise.

(d) The present value of the aggregate benefit liabilities under each of the Employee Benefit Plans sponsored by any TLLP Group Entity or any member of the TLLP Aggregated Group subject to Title IV of ERISA (other than multiemployer plans) (the “TLLP Title IV Plans”), determined as of the end of such TLLP Title IV Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such TLLP Title IV Plan’s actuarial valuation report for such plan year, did not exceed the aggregate current value of the assets of such TLLP Title IV Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in Section 3 of ERISA.

(e) Except as would not result in any material liability to the TLLP Group Entities (other than with respect to liability of the TLLP Group Entities arising from it being a party to the TLLP Partnership Agreement), the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any subsequent employment-related event) result in any payment or benefit becoming due, result in the acceleration of the time of payment or vesting of any such payments or benefits, result in the incurrence or acceleration of any other obligation related to any Employee Benefit Plan of the TLLP Group Entities or to any current or former employee of or independent contractor to the TLLP Group Entities or any of their Affiliates.

Section 3.15 Transactions with Affiliates. None of the TLLP Group Entities is party to, and immediately after Closing will not be party to, any agreement, contract or arrangement between such TLLP Group Entity, on the one hand, and any of its Affiliates, on the other hand, other than those entered into in the ordinary course of business relating to the provision of transportation storage and logistics services, in each case, on commercially reasonable terms.

Section 3.16 Insurance. Except as would not have a TLLP Material Adverse Effect, the businesses and assets of the TLLP Group Entities are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the midstream logistics industry. All such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid. No notice of cancellation of, or indication of an intention not to renew, any such insurance policy has been received by the TLLP Parties other than in the ordinary course of business.

Section 3.17 Brokerage Arrangements. None of the TLLP Parties has entered (directly or indirectly) into any agreement with any Person that would obligate any of the QEPM Parties to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.

Section 3.18 TLLP Information. None of the information supplied (or to be supplied) in writing by or on behalf of TLLP specifically for inclusion or incorporation by reference in (a) the registration statement on Form

S-4 to be filed with the SEC by TLLP (as amended or supplemented from time-to-time, the Registration Statement”) will, at the time the Registration Statement is declared effective under the Securities Act (or with respect to any post-effective amendments or supplements thereto, at the time such post-effective amendments or supplements become effective under the Securities Act), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement/Prospectus (as defined below) will, on the date it is first mailed to Holders of QEPM Common Units, and at the time of the QEPM Limited Partners Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and Proxy Statement/Prospectus will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, TLLP makes no representation or warranty with respect to information supplied by or on behalf of QEPM for inclusion or incorporation by reference in any of the foregoing documents.

Section 3.19 State Takeover Laws. No approvals are required under state takeover or similar Laws in connection with the performance by the TLLP Parties of their obligations under this Agreement.

Section 3.20 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby, except that Merger Sub will be a subsidiary guarantor under TLLP’s credit agreements and indentures.

Section 3.21 Waivers and Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE TLLP PARTIES IN THIS AGREEMENT, THE TLLP PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THEIR RESPECTIVE ASSETS INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THEIR RESPECTIVE ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THEIR RESPECTIVE ASSETS, (B) THE INCOME TO BE DERIVED FROM THEIR RESPECTIVE ASSETS, (C) THE SUITABILITY OF THEIR RESPECTIVE ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY THEIR RESPECTIVE ASSETS OR THEIR RESPECTIVE OPERATION WITH ANY LAWS (INCLUDING WITHOUT LIMITATION ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THEIR RESPECTIVE ASSETS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, NEITHER THE TLLP PARTIES NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE TLLP PARTIES, THEIR RESPECTIVE BUSINESSES OR THEIR RESPECTIVE ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THE PROVISIONS OF THIS SECTION 3.21 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE TLLP GROUP ENTITIES, THEIR RESPECTIVE BUSINESSES OR THEIR RESPECTIVE ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE QEPM PARTIES

Except (i) as set forth in a section of the QEPM Disclosure Schedule delivered concurrently herewith corresponding to the applicable sections of this Article IV to which such disclosure applies (provided that any information set forth in one section of the QEPM Disclosure Schedule shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent on its face), or (ii) as disclosed in the QEPM SEC Reports (excluding any disclosures set forth in such QEPM SEC Reports under the heading “Risk Factors” or in any section related to forward-looking statements) filed on or after January 1, 2013 and prior to the Execution Date (without giving effect to any amendment to any such QEPM SEC Report filed on or after the Execution Date), the QEPM Parties hereby represent and warrant, jointly and severally, to the TLLP Parties that:

Section 4.1 Organization.

(a) Each of the QEPM Parties is a limited partnership or limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership or limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b) Each of the QEPM Subsidiaries (other than the QEPM Parties) is a corporation, limited partnership, general partnership or limited liability company duly organized or formed, as applicable, validly existing and in good standing under the laws of its respective jurisdiction of organization or formation and has all requisite corporate, limited partnership, general partnership or limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c) Each of the QEPM Group Entities is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a QEPM Material Adverse Effect.

Section 4.2 Authority and Approval. Each of the QEPM Parties has all requisite limited liability company or limited partnership power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery by the QEPM Parties of this Agreement, and, in the case of QEPM, subject to obtaining QEPM Unitholder Approval, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the QEPM Parties have been duly authorized and approved by all requisite limited liability company or limited partnership action on the part of each of the QEPM Parties. The QEPM Board sought Special Approval with respect to this Agreement and the transactions contemplated hereby, including the Merger. At a meeting duly called and held, the QEPM Conflicts Committee, by unanimous vote, (a) approved this Agreement, the Support Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger, which approval was intended to constitute Special Approval (as such term is defined in the QEPM Partnership Agreement), (b) determined in good faith that it is in the best interests of QEPM and the Holders of Non-affiliated QEPM Common Units and not adverse to the best interests of the Partnership Group (as such term is defined in the QEPM Partnership Agreement) for the Partnership to enter into this Agreement and the Support Agreement and to consummate the transactions contemplated hereby and thereby, including the Merger, (c) recommended the approval of this Agreement, the Support Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger, by the QEPM Board and (d) subject to QEPM Board approval, recommended the approval of this Agreement and the Merger by the Holders of Non-affiliated QEPM Common Units. At a meeting duly called and held, the QEPM Board (a) unanimously approved this Agreement, the Support Agreement and the transactions contemplated hereby and thereby, including the Merger, (b) unanimously determined in good faith that it is in the best interest of QEPM and its unitholders and not adverse to the best interests of the Partnership Group (as defined in the QEPM Partnership Agreement) to enter into this Agreement and the Support Agreement and to consummate the transactions contemplated hereby and thereby, including the Merger, (c) recommended that the QEPM Limited Partners, including the Holders of Non-affiliated QEPM Common Units, approve this Agreement and the Merger, and (d) directed that this Agreement be submitted to a vote of the QEPM Limited Partners. This Agreement has been duly executed and delivered by each of the QEPM Parties and constitutes the valid and legally binding obligation of each of them, enforceable against each of the QEPM Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 4.3 No Conflict; Consents.

(a) The execution, delivery and performance of this Agreement by each of the QEPM Parties does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby (subject to obtaining the QEPM Unitholder Approval) will not: (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of any of the QEPM Group Entities; (ii) materially contravene or violate any provision of applicable Laws binding upon or applicable to the QEPM Group Entities or any of their assets; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, QEPM Permit, lease, joint venture or other instrument to which any of the QEPM Group Entities is a party or by which any of the QEPM Group Entities or any of their assets are bound, except for conflicts, breaches, defaults, accelerators, requirements or results that, individually or in the aggregate, would not have a QEPM Material Adverse Effect; (iv) result in the creation of any material Lien (other than Permitted Liens) on any of the assets or businesses of any of the QEPM Group Entities; or (v) cause the transactions contemplated by this Agreement to be subject to state takeover or similar laws.

(b) No consent, approval, license, permit, order or authorization of any Governmental Entity or other Person is required to be obtained or made by any of the QEPM Group Entities in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for (A) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act, and any other applicable state or federal securities, takeover and “blue sky” Laws, (iii) for those which individually or in the aggregate would not have a QEPM Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are immaterial and not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing), or (iv) for matters expressly contemplated by this Agreement.

Section 4.4 Capitalization; Title to Membership and Limited Partner Interests.

(a) All of the outstanding shares of capital stock or other equity interests of each QEPM Subsidiary owned directly or indirectly by the QEPM Parties (i) are owned, beneficially and of record free and clear of all Liens in the percentages set out on QEPM Disclosure Schedule 4.4(a) and (ii) have been duly authorized and are validly issued, fully paid (to the extent required under the Governing Documents of the applicable QEPM Subsidiary) and nonassessable (except as such nonassessability may be affected by applicable Laws and the Governing Documents of the applicable entity).

(b) There are no outstanding subscriptions, options, warrants, preemptive rights, preferential purchase rights, rights of first refusal or any other rights issued or granted by, or binding upon, any of the QEPM Group Entities to purchase or otherwise acquire or to sell or otherwise dispose of any of the QEPM Subsidiaries or the equity interests of the QEPM Subsidiaries.

(c) As of the date hereof, the outstanding capitalization of QEPM consists of 26,743,881 QEPM Common Units, 26,705,000 QEPM Subordinated Units, 1,090,495 QEPM General Partner Units and the QEPM Incentive Distribution Rights. All of such QEPM Common Units and Incentive Distribution Rights and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the QEPM Partnership Agreement, and are fully paid (to the extent required under the QEPM Partnership Agreement) and nonassessable (except as such nonassessability may be affected by DRULPA and the QEPM Partnership Agreement). The QEPM General Partner Units have been duly authorized and validly issued in accordance with the QEPM Partnership Agreement. There are no outstanding subscriptions, options, warrants, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights issued or granted by, or binding upon, QEPM to purchase or otherwise acquire or to sell or otherwise dispose of any equity interests in QEPM, except as set forth in the QEPM SEC Reports.

Section 4.5 SEC Documents; Internal Controls.

(a) Since January 1, 2013, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, forms, schedules, statements, exhibits and other documents required to be filed or furnished by QEPM, with or to the SEC have been or will be timely filed or furnished (the “QEPM SEC Reports”). Each of the QEPM SEC Reports (i) complied or will comply in all material respects with the requirements of applicable Law (including the Exchange Act), and (ii) as of its filing date did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any statements in any QEPM SEC Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC prior to the date hereof.

(b) No QEPM Subsidiary is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the QEPM SEC Reports. No enforcement action has been initiated against QEPM relating to disclosures contained or omitted from any QEPM SEC Report.

(c) QEPM makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case as required pursuant to Section 13(b)(2) under the Exchange Act. QEPM has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by QEPM in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(d) The principal executive officer and principal financial officer of QEPM General Partner have made all certifications required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of such entities or its officers have received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date hereof, and except as disclosed in a QEPM SEC Report filed with the SEC prior to the Execution Date, none of such entities has any material weaknesses in the design or operation of such internal controls over financial reporting.

Section 4.6 Financial Statements; Undisclosed Liabilities.

(a) QEPM’s Annual Report on Form 10-K filed with the SEC on March 10, 2015 (the “QEPM 10-K”) sets forth a true and complete copy of the consolidated audited statements of operations, changes in partners’ capital and cash flows for each of the three years in the period ended December 31, 2014 and balance sheets as of December 31, 2014 and 2013 for QEPM, including the notes thereto (the financial statements set forth in the QEPM 10-K are collectively referred to as the “QEPM Financial Statements”). The QEPM Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and present fairly in all material respects the financial condition of QEPM as of such dates and the results of operations of QEPM for such periods, except as otherwise noted therein and subject, in the case of the unaudited financial statements, to normal and recurring adjustments and the absence of certain notes that are included in an annual filing. Except as set forth in the QEPM Financial Statements, there are no “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Exchange Act), where the purpose of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, QEPM in the QEPM Financial Statements or any QEPM SEC Report. QEPM has not had any disagreement with its independent public accounting firm requiring disclosure in the QEPM SEC Reports.

(b) There are no liabilities or obligations of QEPM, QEPM General Partner or the QEPM Subsidiaries (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, other than (i) liabilities or obligations reflected or reserved against in the QEPM Financial Statements, (ii) current liabilities incurred in the ordinary course of business since December 31, 2014, and (iii) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, have a QEPM Material Adverse Effect.

Section 4.7 Real Property; Rights-of-Way.

(a) Each of the QEPM Group Entities has good and marketable title to all real property and good title to all tangible personal property owned by the QEPM Group Entities and which is sufficient for the operation of their respective businesses as presently conducted, free and clear of all Liens except Permitted Liens, except as would not have, individually or in the aggregate, a QEPM Material Adverse Effect.

(b) Each of the QEPM Group Entities has such Rights-of-Way as are sufficient to conduct its business in the manner described, and subject to the limitations, qualifications, reservations and encumbrances contained, in any QEPM SEC Report filed on or prior to the date hereof, except for such Rights-of-Way the absence of which has not had, and would not have, individually or in the aggregate, a QEPM Material Adverse Effect. Each of the QEPM Group Entities has fulfilled and performed all of its material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that have not had, and would not have, individually or in the aggregate, a QEPM Material Adverse Effect.

(c) Except as set forth on QEPM Disclosure Schedule 4.7(c), (i) (A) there are no pending proceedings or actions to modify the zoning classification of, or to condemn or take by power of eminent domain, all or any of the assets of the QEPM Group Entities and (B) none of the QEPM Parties have Knowledge of any such threatened proceeding or action, which (in either case), if pursued, would have a QEPM Material Adverse Effect, (ii) to the extent located in jurisdictions subject to zoning, the assets of the QEPM Group Entities that are real property (owned or leased) are properly zoned for the existence, occupancy and use of all of the improvements located on the owned and leased real property and on the rights-of-way and easements held by any of the QEPM Group Entities, except as would not have a QEPM Material Adverse Effect, and (iii) none of such improvements are subject to any conditional use permits or “permitted non-conforming use” or “permitted non-conforming structure” classifications or similar permits or classifications, except as would not, either currently or in the case of a rebuilding of or additional construction of improvements, have a QEPM Material Adverse Effect.

Section 4.8 Litigation; Laws and Regulations. Except as set forth on QEPM Disclosure Schedule 4.8:

(a) there are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the QEPM Parties’ Knowledge, threatened against or affecting the QEPM Group Entities, their assets, or any of the operations of the QEPM Group Entities related thereto or (ii) judgments, orders, decrees or injunctions of any Governmental Entity, whether at law or in equity, against or affecting the QEPM Group Entities, their assets, or any of the operations of the QEPM Group Entities related thereto, except in each case, for those items that would not, individually or in the aggregate, have a QEPM Material Adverse Effect; and

(b) none of the QEPM Group Entities is in violation of or in default under its Governing Documents or any applicable Law, except as would not, individually or in the aggregate, have a QEPM Material Adverse Effect.

Section 4.9 No Adverse Changes. Since December 31, 2014, there has not been a QEPM Material Adverse Effect.

Section 4.10 Taxes. Except as disclosed in QEPM Disclosure Schedule 4.10, (i) All Tax Returns required to be filed by or with respect to QEPM or any of the QEPM Subsidiaries or their assets have been filed on a timely basis (taking into account all extensions of due dates) and all such Tax Returns are complete and accurate in all material respects; (ii) except for Taxes not yet delinquent or being contested in good faith, all Taxes owed by QEPM or any of the QEPM Subsidiaries with respect to their assets, which are or have become due, have been timely paid in full; (iii) except for Permitted Liens, there are no Liens on any of the assets of QEPM or any of the QEPM Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax on any of such assets; (iv) there is no pending action, proceeding or investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to QEPM or any of the QEPM Subsidiaries or their assets; (v) neither QEPM nor any QEPM Subsidiary has elected to be classified as an association taxable as a corporation for U.S. federal income tax purposes; (vi) QEPM and each of the QEPM Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code; and (vii) in each tax year since the formation of QEPM up to and including the current tax year, at least 90% of the gross income of QEPM has been income which is “qualifying income” within the meaning of Section 7704(d) of the Code.

Section 4.11 Environmental Matters. Except as disclosed in QEPM Disclosure Schedule 4.11, or as would not reasonably be expected, individually or in the aggregate, to have a QEPM Material Adverse Effect: (a) the QEPM Group Entities, their assets and their operations relating thereto are in compliance with applicable Environmental Laws; (b) no circumstances exist with respect to the QEPM Group Entities, their assets or their operations relating thereto that give rise to an obligation by the QEPM Group Entities to investigate, remediate, monitor, report or otherwise address the presence or release, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws; (c) the QEPM Group Entities, their assets or their operations related thereto are not subject to any pending or, to the Knowledge of the QEPM Parties, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state law); (d) all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by the QEPM Group Entities, with respect to their assets or their operations relating thereto have been duly obtained or filed and are valid and currently in effect and will be legally usable by the QEPM Group Entities at the time of the Closing; (e) there has been no release of any Hazardous Material into the environment by the QEPM Group Entities, their assets, or their operations relating thereto, except in compliance with Environmental Law; and (f) there has been no exposure of any Person or property to any Hazardous Material in connection with their assets or their operations that would result in liability under Environmental Law.

Section 4.12 Licenses; Permits. Except as disclosed in QEPM Disclosure Schedule 4.12:

(a) The QEPM Group Entities have all licenses, permits and authorizations issued or granted by Governmental Entities that are necessary for the conduct of their respective businesses as now being conducted or have obtained valid waivers therefrom (collectively, the “QEPM Permits”), except in each case for such items which the failure to obtain would not result, individually or in the aggregate, in a QEPM Material Adverse Effect;

(b) All QEPM Permits are validly held by the QEPM Group Entities and are in full force and effect, except as would not, individually or in the aggregate, have a QEPM Material Adverse Effect;

(c) The QEPM Group Entities have complied with all terms and conditions of the Permits, except as would not, individually or in the aggregate, have a QEPM Material Adverse Effect; and

(d) The QEPM Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except, in each case, as would not, individually or in the aggregate, have a QEPM Material Adverse Effect.

Section 4.13 Contracts.

(a) Except for this Agreement and the other agreements and contracts filed as exhibits to the QEPM SEC Reports, as of the date hereof, none of the QEPM Group Entities is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC). All contracts of the type referred to in the previous sentence are referred to herein as “QEPM Material Contracts”.

(b) (1) each QEPM Material Contract is valid and binding and in full force and effect, (2) the QEPM Group Entity that is a party to each QEPM Material Contract has performed all obligations required to be performed by it to date under such QEPM Material Contract, (3) no event or condition exists that constitutes or, after notice or lapse of time or both, would constitute, a default on the part of a QEPM Group Entity under any such QEPM Material Contract and (4) to the Knowledge of QEPM, no other party to such QEPM Material Contract is in default in any respect thereunder.

Section 4.14 Employees and Employee Benefits.

(a) None of the employees of the QEPM Group Entities (collectively, the “QEPM Associated Employees”) are covered by a collective bargaining agreement or similar agreement. To the Knowledge of the QEPM Parties, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened with respect to the QEPM Associated Employees. Except as would not, individually or in the aggregate, have a QEPM Material Adverse Effect or as set forth on QEPM Disclosure Schedule 4.14(a), none of the QEPM Parties have Knowledge of any facts or circumstances that have resulted or would reasonably be expected to result in a claim on behalf of an individual or a class for unlawful discrimination, unpaid overtime or any other violation of state or federal laws relating to employment of the QEPM Associated Employees. There is no labor strike, or other material dispute, slowdown or stoppage pending or, to the Knowledge of the QEPM Parties, threatened against any of the QEPM Group Entities with respect to any QEPM Associated Employee.

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a QEPM Material Adverse Effect, (i) each Employee Benefit Plan in which QEPM Associated Employees participate and that is intended to be qualified under Section 401(a) of the Code has received and is currently covered by a favorable determination letter, advisory letter or opinion letter from the Internal Revenue Service regarding its qualified status, and (ii) each Employee Benefit Plan in which QEPM Associated Employees participate is and has been operated and maintained in material compliance with its terms and the provisions of all applicable Laws, including, without limitation, ERISA and the Code.

(c) With respect to any Employee Benefit Plan that the QEPM Parties (or any entity treated as a single employer with any QEPM Party for purposes of Section 414 of the Code or Section 4001(a)(14) of ERISA (the “QEPM Aggregated Group”)) have sponsored or maintained within the last six years or have contributed to or had any obligation to contribute to within the past six years, (i) except for an event that would not, individually or in the aggregate, reasonably be expected to result in a QEPM Material Adverse Effect, there has been no “reportable event,” as that term is defined in Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, and the transactions contemplated by this Agreement will not result in such a “reportable event” for which a waiver does not apply, (ii) none of the QEPM Group Entities or any member of the QEPM Aggregated Group has incurred any direct or indirect liability under Title IV of ERISA other than liability for premiums to the Pension Benefit Guaranty Corporation that have been timely paid and other than any liabilities for which the QEPM Group Entities have no direct or indirect responsibility or obligation (other than with respect to the QEPM Partnership Agreement) and (iii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived that, in either case, would give rise to a Lien on any of the assets of the QEPM Group Entities or that would reasonably be expected to result in a QEPM Material Adverse Effect. None of the QEPM Group Entities or any member of the QEPM Aggregated Group contributes to, or has an obligation to contribute to, and has not within six years prior to the Closing Date contributed to, or had an obligation to contribute to, a “multiemployer plan” within the meaning of Section 3(37) of ERISA (i) that is, or would reasonably be expected to be in “critical” or “endangered” status as defined in Section 432 of the Code or Section 305 of ERISA, (ii) that is, or would reasonably be expected to be insolvent or in reorganization as determined pursuant to Title IV of ERISA, (iii) that is, or would reasonably be expected to be subject to proceedings to terminate any such plan or to appoint a trustee to administer any such plan, or (iv) in respect of which the QEPM Group Entities or any member of the QEPM Aggregated Group has incurred or may reasonably be expected to incur any withdrawal liability (as determined in accordance with Section 4201 of ERISA). QEPM Disclosure Schedule 4.14(c)(i) contains a true, correct and complete list of all Employee Benefit Plans subject to Section 412 of the Code, Section 302 or 303 of ERISA or Title IV of ERISA that are sponsored, maintained, contributed to by or required to be contributed to by any QEPM Group Entity or any member of the QEPM Aggregated Group or with respect to which any QEPM Group Entity or any member of the QEPM Aggregated Group has or could have any obligation or liability, whether secondary, contingent or otherwise. Other than the Employee Benefit Plans required to be listed on QEPM Disclosure Schedule 4.14(c)(i), there are no “pension plans” (as defined in Section 3(2) of ERISA) subject to Section 412 of the Code, Section 302 or 303 of ERISA or Title IV of ERISA with respect to which any QEPM Group Entity or any member of the QEPM Aggregated Group has or could have any obligation or liability, whether secondary, contingent or otherwise.

(d) Except as would not result in any material liability to the QEPM Group Entities (other than with respect to liability of the QEPM Group Entities arising from it being a party to the QEPM Partnership Agreement), the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any subsequent employment-related event) result in any payment or benefit becoming due, result in the acceleration of the time of payment or vesting of any such payments or benefits, result in the incurrence or acceleration of any other obligation related to the Employee Benefit Plans or to any current or former employee of or independent contractor to the QEPM Group Entities or any of their Affiliates.

(e) Notwithstanding anything herein to the contrary, no representations or warranties are made in this Section 4.14 with respect to the Tesoro Corporation Retirement Plan.

Section 4.15 Transactions with Affiliates. Except as disclosed in QEPM Disclosure Schedule 4.15, none of the QEPM Group Entities is party to, and immediately after Closing will not be party to, any agreement, contract or arrangement between such QEPM Group Entity, on the one hand, and any of its Affiliates, on the other hand, other than (a) those entered into in the ordinary course of business relating to the provision of natural gas gathering, processing, treating, transportation and storage services and NGL marketing services or for the purchase of power, the purchase or sale of natural gas for fuel or system requirements or the purchase or sale of liquid products, in each case, on commercially reasonable terms and (b) those entered into for purposes of hedging future anticipated purchases or sales of commodities.

Section 4.16 Insurance. Except as would not have a QEPM Material Adverse Effect, the businesses and assets of the QEPM Group Entities are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the midstream logistics industry. All such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid. No notice of cancellation of, or indication of an intention not to renew, any such insurance policy has been received by the QEPM Parties other than in the ordinary course of business.

Section 4.17 Brokerage Arrangements. None of the QEPM Parties has entered (directly or indirectly) into any agreement with any Person that would obligate any of the TLLP Parties to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.

Section 4.18 Opinion of Financial Advisor. The QEPM Conflicts Committee has received the opinion of Tudor, Pickering, Holt & Co. Advisors, LLC to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the Exchange Ratio provided in the Merger pursuant to this Agreement is fair, from a financial point of view, to the Holders of Non-affiliated QEPM Common Units.

Section 4.19 QEPM Information. None of the information supplied (or to be supplied) in writing by or on behalf of QEPM specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is declared effective under the Securities Act (or with respect to any post-effective amendments or supplements thereto, at the time such post-effective amendments or supplements become effective under the Securities Act), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement/Prospectus (as defined below) will, on the date it is first mailed to Holders of QEPM Common Units, and at the time of the QEPM Limited Partners Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, QEPM makes no representation or warranty with respect to information supplied by or on behalf of TLLP for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.20 State Takeover Laws. No approvals are required under state takeover or similar Laws in connection with the performance by the QEPM Parties of their obligations under this Agreement.

Section 4.21 Waivers and Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE QEPM PARTIES IN THIS AGREEMENT, THE QEPM PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS,

AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THEIR RESPECTIVE ASSETS INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THEIR RESPECTIVE ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THEIR RESPECTIVE ASSETS, (B) THE INCOME TO BE DERIVED FROM THEIR RESPECTIVE ASSETS, (C) THE SUITABILITY OF THEIR RESPECTIVE ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY THEIR RESPECTIVE ASSETS OR THEIR RESPECTIVE OPERATION WITH ANY LAWS (INCLUDING WITHOUT LIMITATION ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY,

PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THEIR RESPECTIVE ASSETS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, NEITHER THE QEPM PARTIES NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE QEPM PARTIES, THEIR RESPECTIVE BUSINESSES OR THEIR RESPECTIVE ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THE PROVISIONS OF THIS SECTION 4.21 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE QEPM GROUP ENTITIES, THEIR RESPECTIVE BUSINESSES OR THEIR RESPECTIVE ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT.

ARTICLE V

ADDITIONAL AGREEMENTS, COVENANTS,

RIGHTS AND OBLIGATIONS

Section 5.1 Conduct of Parties.

(a) From the Execution Date until the Effective Time, neither TLLP nor QEPM shall, nor shall it cause any of its Subsidiaries to, take any action prohibited by this Agreement or fail to take any action required by this Agreement that, in either case, would be reasonably likely to materially delay the consummation of the Merger or result in the failure of a condition to closing pursuant to Article VI.

(b) Without limiting the generality of Section 5.1(a), except (1) as otherwise contemplated by this Agreement, (2) as otherwise required by applicable Law or (3) as set forth in QEPM Disclosure Schedule 5.1(b) or in TLLP Disclosure Schedule 5.1(b), each of TLLP and QEPM will not, and agrees that it will cause the QEPM Subsidiaries or TLLP Subsidiaries, as applicable, not to, during the period from the Execution Date until the Effective Time, in each case without the prior written consent of TLLP (with respect to actions to be taken by QEPM or the QEPM Subsidiaries) or QEPM (with respect to actions to be taken by TLLP or the TLLP Subsidiaries) (which consent will not be unreasonably withheld, delayed or conditioned):

(i) make any change in its Governing Documents as in effect on the Execution Date in any manner that would reasonably be expected to (A) adversely affect in a material way the rights of holders of its securities or the securities of any other party hereto, or (B) prohibit or materially impede or delay the Merger or the consummation of the other transactions contemplated by this Agreement;

(ii) adopt or vote to adopt a plan of complete or partial dissolution or liquidation;

(iii) make any material change in its tax methods, principles or elections that would reasonably be expected to materially adversely affect the ability of Norton Rose Fulbright US LLP to deliver its tax opinion at Closing pursuant to Section 6.2(b) or of Andrews Kurth LLP to deliver its tax opinion at Closing pursuant to Section 6.3(b); or

(iv) agree or commit to do any of the foregoing.

(c) From the Execution Date until the Effective Time, each Party Group shall promptly notify the other Party Group in writing of (i) any event, condition or circumstance that is reasonably likely to result in any of the conditions set forth in Article VI not being satisfied at the Effective Time, and (ii) any material breach by the notifying Party Group of any covenant, obligation or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.1(c) shall not limit or otherwise affect the remedies available hereunder to the notified Party Group.

Section 5.2 Access to Information; Confidentiality. Subject to applicable Laws, upon reasonable notice, each Party Group shall (and shall cause the members of such Party Group to) afford the officers, employees, counsel, accountants and other Representatives and advisors of the requesting Party Group reasonable access, during normal business hours from the Execution Date until the Closing, to its properties, books, contracts and records as well as to their management personnel; provided that such access shall be provided on a basis that minimizes the disruption to the operations of the disclosing Party Group and the members of its Party Group. The disclosing Party Group shall not be responsible to the requesting Party Group for personal injuries sustained by the requesting Party Group’s officers, employees, counsel, accountants and other representatives and advisors in connection with the access provided pursuant to this Section 5.2, and shall be indemnified and held harmless by the requesting Party Group for any losses suffered by the disclosing Party Group or its officers, employees or representatives in connection with any such personal injuries. Subject to applicable Laws, during such period, each Party Group shall (and shall cause the members of such Party Group to) furnish promptly to the other Party Group (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by this Agreement during such period pursuant to the requirements of Federal, state or foreign laws (including pursuant to the Securities Act, the Exchange Act and the rules of any Governmental Entity thereunder), as applicable (other than documents which such Party Group is not permitted to disclose under applicable Laws) and (ii) all information concerning the disclosing Party Group’s business, properties and personnel as the requesting Party Group may reasonably request, including all information relating to environmental matters. Notwithstanding the foregoing, a Party Group shall have no obligation to disclose or provide access to any information the disclosure of which such Party Group has concluded may jeopardize any privilege available to such Party Group relating to such information or would be in violation of a confidentiality obligation binding on such Party Group.

Section 5.3 Certain Filings.

(a) As promptly as reasonably practicable following the Execution Date (i) each of the TLLP Parties and the QEPM Parties agrees to cooperate in the preparation of the Registration Statement, which Registration Statement shall include a Proxy Statement/Prospectus to be distributed to the Holders of QEPM Common Units in connection with the QEPM Limited Partners’ Meeting (the “Proxy Statement/Prospectus”), (ii) TLLP shall use its commercially reasonable efforts to cause the TLLP Common Units to be issued in the Merger to be approved for listing on the NYSE (subject, if applicable, to notice of issuance) prior to the Effective Time, and (iii) the parties hereto shall make all required filings under applicable state securities and “blue sky” Laws, provided, however, that no such filings shall be required in any jurisdiction where, as a result thereof, TLLP would become subject to general service of process or to taxation or qualification to do business as a foreign partnership doing business in such jurisdiction solely as a result of such filing. TLLP agrees to file the Registration Statement with the SEC as promptly as reasonably practicable. Each of TLLP and QEPM agrees to use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Each of TLLP and QEPM agrees to furnish to the other party all information concerning the TLLP Group Entities or the QEPM Group Entities, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing. No filing of the Registration Statement will be made by TLLP, and no filing of the Proxy Statement/Prospectus will be made by TLLP or QEPM, in each case without providing the other party a reasonable opportunity to review and comment thereon.

(b) Each of the TLLP Parties and the QEPM Parties further agrees that, if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement or the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement or Proxy Statement/Prospectus. No amendment or supplement to the Registration Statement will be made by TLLP, and no amendment or supplement to the Proxy Statement/Prospectus will be made by TLLP or QEPM, in each case without providing the other party a reasonable opportunity to review and comment thereon.

(c) Each of QEPM and TLLP shall (1) promptly notify the other of receipt of any comments from the SEC or its staff or any other applicable government official and of any requests by the SEC or its staff or any other applicable government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and other transactions contemplated hereby or for additional information and (2) promptly supply the other with copies of all correspondence between QEPM or any of its representatives, or TLLP or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other applicable government official, on the other hand, with respect thereto. TLLP and QEPM shall use their respective commercially reasonable efforts to respond to any comments of the SEC or its staff with respect to the Proxy Statement/Prospectus or the Registration Statement as promptly as practicable.

Section 5.4 QEPM Limited Partners’ Meeting.

(a) Except as permitted by this Section 5.4, the QEPM Parties shall, in accordance with applicable Law and the QEPM Partnership Agreement, cause a meeting of the Limited Partners (as such term is defined in the QEPM Partnership Agreement) of QEPM (the “QEPM Limited Partners’ Meeting”) to be duly called and held as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act to consider and vote upon the adoption and approval of this Agreement and the Merger. Except as permitted by Section 5.5(b), the QEPM Board shall unanimously recommend approval and adoption of this Agreement and the Merger by the Holders of QEPM Units and the QEPM Conflicts Committee shall unanimously recommend approval and adoption of this Agreement and the Merger (the “QEPM Recommendation”) by the Holders of QEPM Common Units other than the QEPM General Partner and its Affiliates (as such term is defined in the QEPM Partnership Agreement) (the “Non-affiliated QEPM Common Units”) and shall include such QEPM Recommendation in the Proxy Statement/Prospectus. QEP Field Services shall be present at the QEPM Limited Partners’ Meeting in its capacity as a Holder of QEPM Units, and shall vote all of the QEPM Units held by it in accordance with the Support Agreement.

(b) QEPM may adjourn or postpone the QEPM Limited Partners’ Meeting (i) if, as of the time for which the meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are an insufficient number of QEPM Common Units represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the QEPM Limited Partners’ Meeting, (ii) if the failure to adjourn or postpone the meeting is determined after consultation with outside counsel to be reasonably likely to result in a violation of Law, for the distribution of any required supplement or amendment to the Proxy Statement/Prospectus, or (iii) for a single period not to exceed ten Business Days, to solicit additional proxies if necessary to obtain the QEPM Unitholder Approval.

(c) Notwithstanding anything to the contrary in this Agreement, if there occurs a QEPM Recommendation Change (as defined below) in accordance with this Agreement, QEPM shall not be required to call, hold or convene the QEPM Limited Partners’ Meeting (whether or not such meeting has been previously called).

Section 5.5 No Solicitation.

(a) The QEPM Parties shall not, and the QEPM Parties shall cause the QEPM Subsidiaries not to, and the QEPM Parties shall direct and use their commercially reasonable best efforts to cause the QEPM Parties’ respective directors, officers or employees or any investment bank, financial advisor, attorney, accountant or other advisor, agent or representative retained by them or any of the QEPM Subsidiaries, including for clarification and without limitation the QEPM Conflicts Committee and its members, financial advisors, attorneys and other advisors (collectively, “Representatives”) not to, directly or indirectly, take any action to solicit, initiate, or knowingly encourage or knowingly facilitate the making of any QEPM Takeover Proposal or any inquiry with respect thereto or engage in discussions or negotiations with any Person with respect thereto (except to notify such Person of the existence of the provisions of this Section 5.5), or disclose any non-public information or afford access to properties, books or records to, any Person that has made, or to the QEPM Parties’ Knowledge is considering making, any QEPM Takeover Proposal or any inquiry with respect thereto, or approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other similar agreement relating to a QEPM Takeover Proposal, or propose publicly or agree to do any of the foregoing relating to a QEPM Takeover Proposal or any inquiry with respect thereto. The QEPM Parties shall, and shall cause the QEPM Subsidiaries to, immediately cease and cause to be terminated, and shall use their commercially reasonable best efforts to cause their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Person conducted heretofore with respect to any QEPM Takeover Proposal. The QEPM Parties shall enforce, and not terminate or grant any waiver with respect to, existing confidentiality, standstill or similar agreements. Notwithstanding the foregoing, at any time prior to (but not after) the date of the QEPM Unitholder Approval, in response to a bona fide written QEPM Takeover Proposal, which QEPM Takeover Proposal was not solicited, initiated, knowingly encouraged or knowingly facilitated by the QEPM Parties or their respective Representatives, was made after the date hereof and did not otherwise result from a breach of this Section 5.5(a), the QEPM Parties may, if and only if (i) the QEPM Conflicts Committee determines (A) after consultation with its financial advisor and legal counsel, that the QEPM Takeover Proposal constitutes or is likely to result in a Superior Proposal and (B) after consultation with outside legal counsel, that the failure to do so would not be in the best interests of the Holders of Non-affiliated QEPM Common Units and (ii) the QEPM Parties comply with all of their obligations under this Section 5.5, (x) furnish information with respect to the QEPM Group Entities to the Person making such QEPM Takeover Proposal (and its Representatives) pursuant to an executed confidentiality agreement, provided that all such information has previously been provided to TLLP and (y) participate in discussions or negotiations with the Person making such QEPM Takeover Proposal (and its Representatives) regarding such QEPM Takeover Proposal.

(b) Neither the QEPM Board nor the QEPM Conflicts Committee, in each case unless permitted by this Section 5.5(b), shall (i) (A) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to TLLP, the approval, recommendation or declaration of advisability by such QEPM Board or QEPM Conflicts Committee of this Agreement, the Merger or the other transactions contemplated by this Agreement, (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any QEPM Takeover Proposal, or (C) fail to reaffirm (publicly if so requested) the QEPM Recommendation within five Business Days after TLLP requests in writing that such QEPM Recommendation be affirmed (any action described in clauses (A), (B) or (C) of this clause (i) being referred to as a “QEPM Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow any QEPM Group Entity to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to any QEPM Takeover Proposal (other than a confidentiality agreement permitted to be entered into pursuant to Section 5.5(a)).

(i) Notwithstanding any other provision of this Agreement, the QEPM Conflicts Committee shall be permitted to make a QEPM Recommendation Change, only if and to the extent that all of the following conditions are met: (A) the QEPM Unitholder Approval has not been obtained; (B) the QEPM Conflicts Committee determines, after consulting with outside legal counsel, that failure to so make a QEPM Recommendation Change would not be in the best interests of the Holders of Non-affiliated QEPM Common Units; (C) at least three Business Days prior to taking any such action, QEPM gives TLLP written notice advising TLLP of the decision of the QEPM Conflicts Committee to take such action, including the reasons therefor and, in the event that such decision relates to a QEPM Takeover Proposal, such notice specifies the material terms and conditions of such QEPM Takeover Proposal and identifies the Person making such QEPM Takeover Proposal (and QEPM keeps TLLP reasonably and promptly informed with respect to the status and changes in the material terms and conditions of such proposal); and (D) QEPM has given TLLP at least three Business Days after delivery of each such notice to propose revisions to the terms of this Agreement (or make another proposal) and has negotiated in good faith with TLLP with respect to such proposed revisions or other proposal, if any.

(ii) Notwithstanding any other provision of this Agreement, the QEPM Board shall be permitted to make a QEPM Recommendation Change, only if and to the extent that all of the following conditions are met: (A) the QEPM Conflicts Committee has made a QEPM Recommendation Change pursuant to Section 5.5(b)(i); and (B) the QEPM Unitholder Approval has not been obtained.

(c) In the event the QEPM Parties receive a QEPM Takeover Proposal, or any request for non-public information relating to the QEPM Parties or for access to the properties, books or records of the QEPM Parties by any Person that has made, or to the QEPM Parties’ Knowledge may be considering making, a QEPM Takeover Proposal, the QEPM Parties will (i) within forty-eight hours after receipt of any such QEPM Takeover Proposal or request notify (which notice shall be provided orally and in writing and shall identify the Person making such QEPM Takeover Proposal or request and set forth the material terms thereof) TLLP thereof and (ii) will keep TLLP reasonably and promptly informed of any material changes to the terms of any such QEPM Takeover Proposal or request.

(d) Nothing contained in this Agreement shall prohibit QEPM from (i) taking and disclosing to its unitholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act with regard to a QEPM Takeover Proposal or (ii) making any required disclosure to Holders of QEPM Units if, in the judgment of the QEPM Conflicts Committee after consultation with outside legal counsel, failure to so disclose would not be in the best interests of the Holders of Non-affiliated QEPM Common Units; provided, however, that no QEPM Recommendation Change shall occur in any event except as permitted by Section 5.5(b).

(e) The QEPM Parties agree that they will take all necessary steps to inform the QEPM Subsidiaries and Representatives of the obligations undertaken in this Section 5.5.

Section 5.6 Commercially Reasonable Efforts; Further Assurances. From and after the Execution Date, upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable. Without limiting the foregoing but subject to the other terms of this Agreement, the parties hereto agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by this Agreement.

Section 5.7 No Public Announcement. On the Execution Date, the parties hereto shall issue a joint press release with respect to the execution of this Agreement and the Merger, which press release shall be reasonably satisfactory to TLLP General Partner and the QEPM Conflicts Committee. No party hereto shall issue any other press release or make any other public announcement concerning this Agreement or the transactions contemplated by this Agreement (other than a QEPM Recommendation Change as permitted by this Agreement, public announcements at industry road shows and conferences, earnings releases, as may be required by Law or by obligations pursuant to any listing agreement with the NYSE, in which event the party making the public announcement or press release shall, to the extent practicable, notify TLLP General Partner or the QEPM General Partner, as applicable, in advance of such public announcement or press release) without the prior approval of TLLP General Partner or the QEPM Conflicts Committee, as applicable, which approval shall not be unreasonably withheld, delayed or conditioned.

Section 5.8 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses, shall be paid by TLLP.

Section 5.9 Regulatory Issues. QEPM and TLLP shall cooperate fully with respect to any filing, submission or communication with a Governmental Entity having jurisdiction over the Merger. Such cooperation shall include the parties’: (i) providing, in the case of oral communications with a Governmental Entity, advance notice of any such communication and an opportunity for the other party to participate; (ii) providing, in the case of written communications, an opportunity for the other party to comment on any such communication and provide the other with a final copy of all such communications; and (iii) complying promptly with any request for information from a Governmental Entity (including an additional request for information and documentary material), unless directed not to do so by the other party hereto. Notwithstanding the foregoing, nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other burdensome condition which would in any such case be material to its assets, liabilities or business in order to obtain any consent or approval or other clearance required by this Agreement.

Section 5.10 D&O Indemnification and Insurance.

(a) All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) now existing in favor of the QEPM D&O Indemnified Parties as provided in the Governing Documents of any QEPM Group Entity, under applicable Delaware law, or otherwise, shall continue in full force and effect in accordance with their terms after the Effective Time.

(b) For a period of six years after the Effective Time, TLLP shall maintain officers’ and directors’ liability insurance covering each QEPM D&O Indemnified Party who is or at any time prior to the Effective Time was covered by the existing officers’ and directors’ liability insurance applicable to the QEPM Group Entities (“D&O Insurance”) on terms substantially no less advantageous to the QEPM D&O Indemnified Parties than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Effective Time (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time); provided, however, that TLLP shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the current annual premium currently paid by the QEPM Group Entities for such insurance, but in such case shall purchase as much of such coverage as possible for such amount. Such insurance shall contain a “no rescission” endorsement or the substantive equivalent thereof. TLLP shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 5.10.

(c) The provisions of this Section 5.10 shall survive the consummation of the Merger and expressly are intended to benefit each of the QEPM D&O Indemnified Parties.

(d) In the event TLLP or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, TLLP shall cause proper provision to be made so that its successors and assigns, as the case may be, shall assume the obligations set forth in this Section 5.10.

Section 5.11 Distributions. The TLLP Parties and the QEPM Parties shall coordinate with each other the declaration of and the setting of record dates and payment dates for, and the taking of any other actions necessary with respect to:

(a) distributions in respect of the QEPM Common Units and TLLP Common Units so that, in respect of any fiscal quarter, Holders of QEPM Common Units do not (i) receive more than one distribution in respect of (A) QEPM Common Units and (B) TLLP Common Units received pursuant to the Merger in exchange therefor or (ii) fail to receive a distribution in respect of either (x) QEPM Common Units and (y) TLLP Common Units received pursuant to the Merger in exchange therefor; and

(b) distributions with respect to the TLLP General Partner Units, QEPM General Partner Units, TLLP Incentive Distribution Rights and QEPM Incentive Distribution Rights so that, in respect of any fiscal quarter, the holders thereof receive a full distribution reflective of the portion of such fiscal quarter for which such interests were outstanding.

Section 5.12 Section 16 Matters. Prior to the Effective Time, the TLLP Board and the QEPM Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of QEPM Units (including derivative securities with respect to such QEPM Units) or acquisitions of TLLP Common Units (including derivative securities with respect to such TLLP Common Units) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to QEPM, or will become subject to such reporting requirements with respect to TLLP, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Consent to Use of Financial Statements; Financing Cooperation. The QEPM Parties hereby consent to the TLLP Group Entities’ use of and reliance on any audited or unaudited financial statements, including the QEPM Financial Statements, relating to the QEPM Group Entities reasonably requested by the TLLP Parties to be used in any financing or other activities of the TLLP Parties, including any filings that the TLLP Parties desire to make with the SEC. In addition, the QEPM Parties will use commercially reasonable efforts, at the TLLP Parties’ sole cost and expense, to obtain the consent of PriceWaterhouseCoopers to the inclusion of the financial statements referenced above in appropriate filings with the SEC. Prior to the Closing, the QEPM Parties will provide the TLLP Parties such information, and make available such personnel, as the TLLP Parties may reasonably request in order to assist any of the TLLP Group Entities in connection with financing activities, including any public offerings to be registered under the Securities Act or private offerings.

Section 5.14 QEPM Conflicts Committee. Prior to the Effective Time, none of the TLLP Group Entities shall, without the consent of the QEPM Conflicts Committee, eliminate the QEPM Conflicts Committee, revoke or diminish the authority of the QEPM Conflicts Committee or remove or cause the removal (without cause) of any director of QEPM General Partner who is a member of the QEPM Conflicts Committee either as a director or as a member of such committee (so long as such director continues to satisfy the requirements of serving on the QEPM Conflicts Committee set forth in the QEPM Partnership Agreement). For the avoidance of doubt, this Section 5.14 shall not apply to the filling of any vacancies caused by the death, incapacity or resignation of such director in accordance with the provisions of the Governing Documents of QEPM General Partner.

Section 5.15 NYSE Listing. TLLP shall use its commercially reasonable best efforts to have the TLLP Common Units that will be issued as QEPM Consideration pursuant to Section 2.1(c)(i) listed on the NYSE prior to the Closing, subject to official notice of issuance of such TLLP Common Units.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to Each Party’s Obligations. The obligation of the parties hereto to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which (other than the condition set forth in Section 6.1(a)) may be waived in writing, in whole or in part, as to a party by such other parties:

(a) QEPM Limited Partners’ Meeting. Each of the items described in Section 5.4 to be submitted to the Holders of QEPM Units at the QEPM Limited Partners’ Meeting shall have received QEPM Unitholder Approval.

(b) Approvals. The parties hereto shall have received all other governmental consents and approvals, the absence of which would, individually or in the aggregate, have a QEPM Material Adverse Effect or a TLLP Material Adverse Effect.

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Entity.

(d) NYSE Listing. The TLLP Common Units to be issued in the Merger shall have been approved for listing on the NYSE subject to official notice of issuance.

(e) No Governmental Restraint. No order, decree or injunction of any Governmental Entity shall be in effect, and no Laws shall have been enacted or adopted, that enjoin, prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement, and no action, proceeding or investigation by any Governmental Entity with respect to the Merger or the other transactions contemplated by this Agreement shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other transactions or to impose any material restrictions or requirements thereon or on the TLLP Parties or the QEPM Parties with respect thereto.

Section 6.2 Conditions to the TLLP Parties’ Obligations. The obligation of the TLLP Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the TLLP Parties (in their sole discretion):

(a) Representations and Warranties; Performance. (i) The representations and warranties of the QEPM Parties set forth in Article IV, other than as set forth in Sections 4.1(a), 4.2, 4.4, and 4.9, shall be true and correct (without regard to Materiality Requirements therein) as of the date of this Agreement and as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, in the aggregate, result in a QEPM Material Adverse Effect; (ii) the representations and warranties of the QEPM Parties set forth in Sections 4.1(a), 4.2, 4.4, and 4.9 shall be true and correct as of the date of this Agreement and as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date); (iii) each of the QEPM Parties shall have performed or complied with all agreements and covenants required to be performed by it hereunder that have Materiality Requirements and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder that are not so qualified; and (iv) TLLP General Partner shall have received a certificate, dated as of the Closing Date, of an executive officer of QEPM General Partner certifying to the matters set forth in this Section 6.2(a).

(b) Tax Opinion. TLLP shall have received an opinion of Norton Rose Fulbright US LLP or another nationally-recognized tax counsel dated as of the Closing Date in form and substance reasonably satisfactory to TLLP and a copy of which shall have been provided to QEPM to the effect that, for U.S. federal income tax purposes (i) no gain or loss should be recognized by Holders of TLLP Common Units as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), and (ii) 90% or more of the combined gross income of QEPM and TLLP for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available are from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the TLLP Parties and the QEPM Parties and any of their respective Affiliates as to such matters as such counsel may reasonably request.

Section 6.3 Conditions to the QEPM Parties’ Obligations. The obligation of the QEPM Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the QEPM Parties (in their sole discretion):

(a) Representations and Warranties; Performance. (i) The representations and warranties of the TLLP Parties set forth in Article III, other than those set forth in Sections 3.1(a), 3.2, 3.4 and 3.9, shall be true and correct (without regard to Materiality Requirements therein) as of the date of this Agreement and as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, in the aggregate, result in a TLLP Material Adverse Effect; (ii) the representations and warranties of the TLLP Parties set forth in Sections 3.1(a), 3.2, 3.4 and 3.9 shall be true and correct as of the date of this Agreement and as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date); (iii) each of the TLLP Parties shall have performed or complied with all agreements and covenants required to be performed by it hereunder that have Materiality Requirements and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder that are not so qualified; and (iv) QEPM General Partner shall have received a certificate, dated as of the Closing Date, of an executive officer of TLLP General Partner certifying to the matters set forth in this Section 6.3(a).

(b) Tax Opinion. QEPM shall have received an opinion of Andrews Kurth LLP or another nationally-recognized tax counsel dated as of the Closing Date in form and substance reasonably satisfactory to QEPM and a copy of which shall have been provided to TLLP to the effect that, for U.S. federal income tax purposes, no gain or loss should be recognized by Holders of Non-affiliated QEPM Common Units as a result of the receipt of TLLP Common Units in the Merger (other than any income or gain resulting from (A) any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code; and (B) cash received in lieu of fractional TLLP Common Units pursuant to Section 2.1(e)). In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the QEPM Parties and the TLLP Parties and any of their respective Affiliates as to such matters as such counsel may reasonably request, including with respect to the classification of each of TLLP and QEPM as a partnership and Merger Sub as disregarded as an entity separate from TLLP for U.S. federal income tax purposes.

Section 6.4 Frustration of Conditions. None of parties to this Agreement may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or such party’s failure to observe in any material respect any of its obligations under this Agreement.

ARTICLE VII

EMPLOYEE BENEFITS

Section 7.1 QEPM LTIP. If permitted under the NYSE corporate governance rules with respect to shareholder approval of equity compensation plans and amendments thereto and any other applicable Laws without seeking approval of the Holders of the TLLP Common Units or QEPM Common Units or the imposition of any condition (other than compliance with applicable Securities Act requirements), (i) effective as of the Effective Time, the QEPM LTIP shall continue in effect subject to amendment, termination or suspension in accordance with its terms and applicable Laws; (ii) from and after the Effective Time all references to QEPM Common Units in the QEPM LTIP shall be substituted with references to TLLP Common Units; (iii) the number of TLLP Common Units that will be available for grant and delivery under the QEPM LTIP from and after the Effective Time shall equal the number of QEPM Common Units that were available for grant and delivery under the QEPM LTIP immediately prior to the Effective Time, as adjusted to give effect to the Exchange Ratio; (iv) from and after the Effective Time, awards under the QEPM LTIP may be granted only to those individuals who were eligible to receive awards under the QEPM LTIP as of December 1, 2014 (including any individuals hired on or after December 1, 2014, who would have been eligible for such awards pursuant to the eligibility provisions of the QEPM LTIP as in effect as of December 1, 2014); and (v) no participant in the QEPM LTIP shall have any right to acquire QEPM Common Units under the QEPM LTIP from and after the Effective Time.

ARTICLE VIII

TERMINATION

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of the parties hereto.

Section 8.2 Termination by QEPM or TLLP. At any time prior to the Effective Time, this Agreement may be terminated by QEPM or TLLP if:

(a) the Effective Time shall not have occurred on or before December 31, 2015 (the “Drop-Dead Date”); provided, however, that if the Effective Time has not occurred by such date by reason of nonsatisfaction of the condition set forth in Section 6.1(b) and all other conditions set forth in Article VI have theretofore been satisfied or waived or are then capable of being satisfied, the Drop-Dead Date will be February 29, 2016; provided, further, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to TLLP if the TLLP Parties fail to perform or observe in any material respect, or to QEPM if the QEPM Parties fail to perform or observe in any material respect, any of their respective obligations under this Agreement in any manner and such failure shall have been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(b) a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) shall have become final and non-appealable; provided, however, that the Person seeking to terminate this Agreement pursuant to this Section 8.2(b) shall have complied with Section 5.3 and Section 5.6; or

(c) if the QEPM Unitholder Approval shall not have been obtained at the QEPM Limited Partners’ Meeting (or at any reconvened meeting after an adjournment or postponement thereof).

Section 8.3 Termination by QEPM. This Agreement may be terminated by the QEPM Conflicts Committee on behalf of QEPM at any time prior to the Effective Time:

(a) (notwithstanding any approval of the unitholders of QEPM) if a TLLP Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement such that the condition set forth in Section 6.3(a) cannot be satisfied on or before the Drop-Dead Date; provided, that the right to terminate this Agreement pursuant to this Section 8.3(a) shall not be available to QEPM if, at such time, the condition set forth in Section 6.2(a) cannot be satisfied;

(b) if a QEPM Recommendation Change shall have occurred; or

(c) (notwithstanding any approval of the unitholders of QEPM) if a TLLP Material Adverse Effect shall have occurred.

Section 8.4 Termination by TLLP. This Agreement may be terminated by TLLP at any time prior to the Effective Time:

(a) (notwithstanding any approval of the unitholders of QEPM) if a QEPM Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement such that the condition set forth in Section 6.2(a) cannot be satisfied on or before the Drop-Dead Date); provided, that the right to terminate this Agreement pursuant to this Section 8.4(a) shall not be available to TLLP if, at such time, the condition set forth in Section 6.3(a) cannot be satisfied;

(b) if a QEPM Recommendation Change shall have occurred; or

(c) (notwithstanding any approval of the unitholders of QEPM) if a QEPM Material Adverse Effect shall have occurred.

Section 8.5 Effect of Certain Terminations. In the event of termination of this Agreement pursuant to Article VIII, written notice thereof shall be given to the other Parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement, except for Section 5.7, Section 5.8, Article VIII and Article IX, shall forthwith become null and void and there shall be no liability on the part of any party to this Agreement and all rights and obligations of the parties hereto under this Agreement shall terminate, except the provisions of Section 5.7, Section 5.8, Article VIII and Article IX shall survive such termination; provided that nothing herein shall relieve any party hereto from any liability for any intentional or willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of a nonbreaching party under this Agreement in the case of such intentional or willful and material breach, at law or in equity, shall be preserved.

Section 8.6 Survival. None of the representations, warranties, agreements, covenants or obligations in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger, except for those covenants and agreements that, by their terms, apply or are to be performed, in whole or in part, after the Effective Time.

Section 8.7 Enforcement of this Agreement. The parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party and any such breach would cause the non-breaching parties irreparable harm. Accordingly, the parties hereto agree that prior to the termination of this Agreement, in the event of any breach or threatened breach of this Agreement by one of the parties, the parties will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided such party is not in material default hereunder. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

Section 8.8 No Waiver Relating to Claims for Fraud/Willful Misconduct. Notwithstanding any provision of this Agreement to the contrary the liability of any party under this Article VIII shall be in addition to, and not exclusive of, any other liability that such party may have at law or in equity based on such party’s (a) fraudulent acts or omissions or (b) willful misconduct. None of the provisions set forth in this Agreement shall be deemed to be a waiver by or release of any party of any right or remedy that such party may have at law or equity based on any other party’s fraudulent acts or omissions or willful misconduct, whether or not such fraud relates to a representation made in this Agreement, nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud or willful misconduct, (ii) the time period during which a claim for fraud or willful misconduct may be brought, or (iii) the recourse that any such party may seek against another party with respect to a claim for fraud or willful misconduct.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party to another party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows; provided, that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

If to any of the TLLP Parties, addressed to:

Tesoro Logistics LP
19100 Ridgewood Parkway
San Antonio, TX 78259
Attention:	Charles S. Parrish
Vice President and General Counsel
Telecopy:	(210) 754-4494

with a copy to:

Norton Rose Fulbright US LLP
2200 Ross Avenue, Suite 2800
Dallas, TX 75201
Attention: Bryn A. Sappington, Daryl Lansdale
Telecopy: (214) 855-8200

If to any of the QEPM Parties, addressed to:

QEP Midstream Partners, LP
19100 Ridgewood Parkway
San Antonio, TX 78259
Attention:	Gregory C. King
Chairman of the Conflicts Committee
Telecopy: (210) 754-4494

with a copy to:

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, TX 77002
Attention:	G. Michael O’Leary, Meredith S. Mouer
Telecopy: (713) 238-7130

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 9.2 Governing Law; Jurisdiction; Waiver of Jury Trial. To the maximum extent permitted by applicable Law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law. Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (a) subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b) subject to service of process in the State of Delaware. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (I) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, INCLUDING THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY (THE “DELAWARE COURTS”) FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), (II) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM, (III) WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND (IV) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF SUCH PROCESS IS GIVEN AS A NOTICE IN ACCORDANCE WITH SECTION 9.1 OR IN ANY MANNER PRESCRIBED BY THE LAWS OF THE STATE OF DELAWARE.

Section 9.3 Entire Agreement; Amendments and Waivers; Approvals and Consents. This Agreement, the exhibits and schedules hereto and the Support Agreement constitute the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between or among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. Except as expressly set forth in this Agreement (including the representations and warranties set forth in Articles III and IV), (a) the parties acknowledge and agree that neither the QEPM Group Entities nor any other Person has made, and the TLLP Group Entities are not relying upon, any covenant, representation or warranty, expressed or implied, as to the QEPM Group Entities or as to the accuracy or completeness of any information regarding any QEPM Group Entity furnished or made available to any TLLP Group Entity, (b) the parties hereto acknowledge and agree that, except as set forth in this Agreement, neither the TLLP Group Entities nor any other Person has made, and the QEPM Group Entities are not relying upon, any covenant, representation or warranty, expressed or implied, as to the TLLP Group Entities or as to the accuracy or completeness of any information regarding any TLLP Group Entity furnished or made available to any QEPM Group Entity, and (c) the QEPM Parties and the TLLP Parties shall not have or be subject to any liability to any TLLP Group Entity or any other Person or any QEPM Group Entity or any other Person, as applicable, or any other remedy in connection herewith, based upon the distribution to any TLLP Group Entity or any QEPM Group Entity of, or any TLLP Group Entity’s or any QEPM Group Entity’s use of or reliance on, any such information or any information, documents or material made available to the TLLP Group Parties or QEPM Group Parties, as applicable, in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby. Subject to compliance with applicable Law and except as otherwise set forth in this Agreement, prior to the Closing, any provision of this Agreement may be (1) waived in writing by the party benefited by the provision or (2) amended or modified at any time by an agreement in writing by the parties hereto; provided, however, that, in addition to any other approvals required by the parties’ constituent documents or under this Agreement, the foregoing waivers, amendments or modifications in clauses (1) and (2) are approved by, in the case of waivers, amendments or modifications by any TLLP Party or the TLLP Board, the TLLP Board and, in the case of waivers, amendments or modifications by any QEPM Party or the QEPM Board, the QEPM Conflicts Committee. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties hereto. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided. Unless otherwise expressly set forth in this

Agreement, whenever a determination, decision, approval or consent of a QEPM Party is required pursuant to or otherwise in connection with this Agreement, such determination, decision, approval or consent must be authorized by both the QEPM Conflicts Committee and the QEPM Board, and shall not require any approval of the Holders of QEPM Units; provided, however, that any determination regarding the pursuit of a claim against any TLLP Party for a breach, or any anticipated or threatened breach, of this Agreement or the Support Agreement by such TLLP Party shall be made by the QEPM Conflicts Committee and shall not require the approval of the Holders of QEPM Units or the QEPM Board.

Section 9.4 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder, except (i) as provided in Section 5.10 and (ii) for the right of the Holders of QEPM Units to receive the Merger Consideration (including any Fractional Unit Payment) after the Closing (a claim by the Holders of QEPM Units with respect to which may not be made unless and until the Closing shall have occurred). No party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise). Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

Section 9.5 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

Section 9.6 Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

[The remainder of this page is blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or agents hereunto duly authorized, all as of the date first written above.

TESORO LOGISTICS LP

By: Tesoro Logistics GP, LLC, its general partner

By:	/s/ Phillip M. Anderson

Name:	Phillip M. Anderson
Title:	President

TESORO LOGISTICS GP, LLC

By:	/s/ Phillip M. Anderson

Name:	Phillip M. Anderson
Title:	President

QEP FIELD SERVICES, LLC

By:	/s/ Phillip M. Anderson

Name:	Phillip M. Anderson
Title:	President

TLLP MERGER SUB LLC

By: QEP Field Services, LLC, its sole member

By:	/s/ Phillip M. Anderson

Name:	Phillip M. Anderson
Title:	President

QEP MIDSTREAM PARTNERS, LP

By: QEP Midstream Partners GP LLC, its general partner

By:	/s/ Charles S. Parrish

Name:	Charles S. Parrish
Title:	Vice President, General Counsel and Secretary

QEP MIDSTREAM PARTNERS GP, LLC

By:	/s/ Charles S. Parrish

Name:	Charles S. Parrish
Title:	Vice President, General Counsel and Secretary

Signature Page to Agreement and Plan of Merger

ANNEX B

FAIRNESS OPINION OF TUDOR, PICKERING, HOLT & CO. ADVISORS, LLC

April 6, 2015

Conflicts Committee of the Board of Directors of QEP Midstream Partners GP, LLC

1050 17th Street, Suite 500

Denver, Colorado 80265

Dear Conflicts Committee:

You have requested our opinion as to the fairness from a financial point of view to the holders of common units representing limited partner interests (“QEPM Common Units”) in QEP Midstream Partners, LP, a Delaware limited partnership (“QEPM”), other than QEP Field Services, LLC, a Delaware limited liability company (“QEP Field Services”), QEP Midstream Partners GP, LLC, a Delaware limited liability company and the general partner of QEPM (“QEPM General Partner”), any director or executive officer of any of the foregoing, and any other affiliate of any of the foregoing (collectively, the “Excluded Persons,” and the holders of QEPM Common Units other than the Excluded Persons, the “Unaffiliated Public Unitholders”), of the Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of April 6, 2015, by and among Tesoro Logistics LP, a Delaware limited partnership (“TLLP”), Tesoro Logistics GP, LLC, a Delaware limited liability company and the general partner of TLLP (“TLLP General Partner”), QEP Field Services, TLLP Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of QEP Field Services (“Merger Sub”), QEPM and QEPM General Partner (collectively with QEPM, QEP Field Services, TLLP, TLLP General Partner and Merger Sub, the “Parties”). The Agreement provides for, among other things, (i) the merger of Merger Sub with and into QEPM (the “Merger”) with QEPM surviving the Merger, and (ii) each issued and outstanding QEPM Common Unit, other than the QEPM Common Units owned by QEP Field Services, will be converted into the right to receive 0.3088 (the “Exchange Ratio”) common units representing limited partner interests in TLLP (“TLLP Common Units”). The transactions contemplated by the Agreement are referred to herein as the “Transactions.” The terms and conditions of the Transactions are set forth in more detail in the Agreement, and references to the Transactions set forth herein are qualified in their entirety by the terms of the Agreement.

Tudor, Pickering, Holt & Co. Advisors, LLC (“TPH”) and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. TPH also engages in securities trading and brokerage, private equity activities, equity research and other financial services, and in the ordinary course of these activities, TPH and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of QEPM, any of the other Parties, and any of their respective affiliates, and (ii) any currency or commodity that may be involved in the Transactions and the other matters contemplated by the Agreement. In addition, TPH and its affiliates and certain of its employees, including members of the team

Heritage Plaza  |  1111 Bagby, Suite 5100  |  Houston, Texas 77002  |  www.TudorPickeringHolt.com

Tudor, Pickering, Holt & Co. Securities, Inc.  |  Tudor, Pickering, Holt & Co. Advisors, LLC  |  Members FINRA/SIPC

performing services in connection with the Transactions, as well as certain private equity funds associated or affiliated with TPH in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including QEPM, any of the other Parties, other prospective purchasers and their respective affiliates. We have acted as financial advisor to the Conflicts Committee of the Board of Directors of QEPM General Partner (the “Committee”) in connection with the Merger. We expect to receive fees for our services, a portion of which is payable upon delivery of this opinion, and QEPM has agreed to reimburse our expenses, subject to certain limitations, and indemnify us against certain liabilities that may arise out of our engagement. We have in the past acted as financial advisor to the Committee and have delivered a fairness opinion in connection with a previous, unrelated transaction, for which we received customary compensation. We have previously acted as financial advisor to the Conflicts Committee of the Board of Directors of TLLP General Partner and have delivered a fairness opinion in connection with a previous, unrelated transaction, for which we received customary compensation. We may provide investment banking or other financial services to the Parties or any other companies involved in the Transactions or their respective affiliates or portfolio companies in the future. In connection with such investment banking or other financial services, we may receive compensation.

In connection with this opinion, we have reviewed, among other things, (i) the Agreement; (ii) Annual Reports on Form 10-K of QEPM for each of the two years ended December 31, 2014 and 2013; (iii) Annual Reports on Form 10-K of TLLP for each of the three years ended December 31, 2014, 2013 and 2012; (iv) certain Quarterly Reports on Form 10-Q of QEPM and TLLP; (v) certain other communications from QEPM and TLLP to their respective unitholders; (vi) certain internal financial and operating information and forecasts for QEPM and TLLP prepared by the management of QEPM General Partner and TLLP General Partner (the “Forecasts”); (vii) certain publicly available research analyst reports with respect to the future financial performance of QEPM and TLLP; (viii) certain company presentations delivered by the management of QEPM General Partner and TLLP General Partner; and (ix) certain cost savings and operating synergies projected by the management of QEPM General Partner and TLLP General Partner to result from the Transactions (the “Synergies”). We also have held discussions with members of the senior management of QEPM General Partner and TLLP General Partner regarding their assessment of the strategic rationale for, and the potential benefits of, the Transactions and the past and current business operations, financial condition and future prospects of their respective entities. In addition, we have reviewed the reported price and trading activity for QEPM Common Units and TLLP Common Units, compared certain financial and stock market information for QEPM and TLLP with similar information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the midstream sector and in other industries generally that we deemed relevant and reviewed such other documents, performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by or for us, or publicly available. In that regard, we have assumed with your consent that the Forecasts and Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of QEPM General Partner and TLLP General Partner, and that such Forecasts and Synergies will be realized in the amounts and time periods contemplated thereby. Further, we have assumed that the Transactions will be consummated in accordance with the Agreement without any adverse waiver or amendment of any material term or condition thereof. We have

Heritage Plaza  |  1111 Bagby, Suite 5100  |  Houston, Texas 77002  |  www.TudorPickeringHolt.com

Tudor, Pickering, Holt & Co. Securities, Inc.  |  Tudor, Pickering, Holt & Co. Advisors, LLC  |  Members FINRA/SIPC

also assumed that all governmental, regulatory or other consents or approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on QEPM, TLLP, Merger Sub, the unitholders of QEPM or TLLP, or the expected benefits of the Transactions in any way meaningful to our analysis. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of QEPM or any of its subsidiaries or TLLP or any of its subsidiaries, and we have not been furnished with any such evaluation or appraisal. We do not express any opinion as to any tax or other consequences that might result from the Transactions, nor does our opinion address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of the Committee, QEPM General Partner or QEPM to engage in the Transactions, or the relative merits of the Transactions as compared to any other alternative transaction that might be available to QEPM or QEPM General Partner. This opinion addresses only the fairness from a financial point of view to the Unaffiliated Public Unitholders, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement, the Transactions or any other agreement, arrangement or understanding entered into in connection with the Transactions or otherwise, including, without limitation, the fairness of the Transactions to, or any consideration paid or received in connection therewith by, creditors, any Excluded Persons or other constituencies of QEPM or TLLP or any of their respective subsidiaries; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of QEPM General Partner, TLLP General Partner, or their respective affiliates, or any class of such persons, in connection with the Transactions, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the price at which QEPM Common Units or TLLP Common Units will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no obligation to update, revise or reaffirm our opinion and expressly disclaim any responsibility to do so based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided solely for the information and assistance of the Committee in connection with its consideration of the Transactions, and no other party may rely upon such opinion or advice and such opinion does not constitute a recommendation as to how any holder of interests in QEPM, TLLP or any other party to the Transactions should vote with respect to such Transactions or any other matter. This opinion has been reviewed and approved by TPH’s fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio provided in the Merger pursuant to the Agreement is fair from a financial point of view to the Unaffiliated Public Unitholders.

Very truly yours,

Tudor, Pickering, Holt & Co. Advisors, LLC

By:	/s/ Lance Gilliland
Name: Lance Gilliland
Title: Managing Director

Heritage Plaza  |  1111 Bagby, Suite 5100  |  Houston, Texas 77002  |  www.TudorPickeringHolt.com

Tudor, Pickering, Holt & Co. Securities, Inc.  |  Tudor, Pickering, Holt & Co. Advisors, LLC  |  Members FINRA/SIPC

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Tesoro Logistics LP is a limited partnership formed under the laws of Delaware. Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

In accordance with this provision, the Amended and Restated Agreement of Limited Partnership of Tesoro Logistics LP provides for indemnification, in most circumstances, to the fullest extent permitted by law, from and against all losses, claims, damages, or similar events, of the following persons:

(1) its general partner;

(2) any departing general partner;

(3) any person who is or was an affiliate of TLLP’s general partner or any departing general partner;

(4) any person who is or was a manager, managing member, officer, director, employee, agent, fiduciary or trustee of any entity described in (1), (2) or (3) above; or

(5) any person designated by the general partner.

Any indemnification under these provisions will only be out of the assets of Tesoro Logistics LP. Unless it otherwise agrees in its sole discretion, its general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to it to enable it to effectuate, indemnification. Tesoro Logistics LP may purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether it would have the power to indemnify the person against liabilities under its partnership agreement.

Tesoro Logistics LP’s general partner maintains directors and officers liability insurance for the benefit of its directors and officers.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits.

Reference is made to the Index to Exhibits following the signature pages hereto, which Index to Exhibits is hereby incorporated into this item.

(b) Financial Statement Schedule.

Not applicable.

(c) Opinions.

The opinion of Tudor, Pickering, Holt & Co. Advisors, LLC, financial advisor to the QEPM Conflicts Committee, is attached as Annex B to the proxy statement/prospectus contained herein.

Item 22. Undertakings

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(c) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(e) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(g) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas on May 11, 2015.

TESORO LOGISTICS LP

By:	Tesoro Logistics GP, LLC, its general partner

By:	/s/ Gregory J. Goff
Name: Gregory J. Goff
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below and constitutes and appoints Charles S. Parrish, Phillip M. Anderson and Steven M. Sterin and each of them his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Gregory J. Goff Gregory J. Goff	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	May 11, 2015

/s/ Steven M. Sterin Steven M. Sterin	Director, Vice President and Chief Financial Officer (Principal Financial Officer)	May 11, 2015

/s/ Phillip M. Anderson Phillip M. Anderson	Director and President	May 11, 2015

/s/ Raymond J. Bromark Raymond J. Bromark	Director	May 11, 2015

/s/ Robert W. Goldman Robert W. Goldman	Director	May 11, 2015

/s/ James H. Lamanna James H. Lamanna	Director	May 11, 2015

Signature	Title	Date

/s/ Thomas C. O’Connor Thomas C. O’Connor	Director	May 11, 2015

/s/ Michael E. Wiley Michael E. Wiley	Director	May 11, 2015

INDEX TO EXHIBITS

Exhibit Number	Exhibit

2.1	Agreement and Plan of Merger, dated as of April 6, 2015, by and among Tesoro Logistics LP, Tesoro Logistics GP, LLC, QEP Field Services, LLC, TLLP Merger Sub LLC, QEP Midstream Partners, LP and QEP Midstream Partners GP, LLC (incorporated by reference to Exhibit 2.1 to Tesoro Logistics LP’s Form 8-K filed April 6, 2015).

5.1*	Opinion of Norton Rose Fulbright US LLP as to the legality of the securities being registered.

8.1*	Form of Opinion of Norton Rose Fulbright US LLP as to certain tax matters.

8.2*	Form of Opinion of Andrews Kurth LLP as to certain tax matters.

10.1	Support Agreement, dated as of April 6, 2015, by and among QEP Midstream Partners, LP, Tesoro Logistics LP, and QEP Field Services, LLC (incorporated by reference to Exhibit 10.1 to Tesoro Logistics LP’s Form 8-K filed April 6, 2015).

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of PricewaterhouseCoopers LLP.

23.4*	Consent of PricewaterhouseCoopers LLP.

23.5*	Consent of PricewaterhouseCoopers LLP.

23.6*	Consent of PricewaterhouseCoopers LLP.

23.7*	Consent of Norton Rose Fulbright US LLP (included in Exhibit 5.1).

23.8*	Consent of Norton Rose Fulbright US LLP (included in Exhibit 8.1).

23.9*	Consent of Andrews Kurth LLP (included in Exhibit 8.2).

24.1*	Power of Attorney (included on signature page).

99.1*	Consent of Tudor, Pickering, Holt & Co. Advisors, LLC.

99.2*	Form of Proxy Card for QEP Midstream Partners, LP special meeting.

*	Filed with this report.